As filed with the Securities and Exchange Commission on May 3, 2024

No. 333-276173

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-40920	98-1587626
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Paya Lebar Road, #08-13

Paya Lebar Square

Singapore 409051

Telephone: (919) 228-6404

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sudhir Appukuttan Panikassery

Chief Executive Officer

c/o Aeries Technology, Inc.

P.O. Box 309
Ugland House, South Church Street,

George Town, Grand Cayman KY1-1104

Telephone: (919) 228-6404

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rajiv Khanna
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019-6022
Tel: (212) 318-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 3, 2024

PRELIMINARY PROSPECTUS

AERIES TECHNOLOGY, INC.

10,566,347 Class A Ordinary Shares Issuable Upon Exercise of Exchange Rights

21,027,801 Class A Ordinary Shares Issuable Upon Exercise of Warrants

54,917,027 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

This prospectus relates to the issuance by us of (i) up to 10,566,347 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares” and such shares issued upon exchange, the “Exchanged Shares”), of Aeries Technology, Inc., a Cayman Islands exempted company (“Aeries,” the “Company,” “ATI” “we,” “our” or “us”), at an implied price of $10.10 per share, upon exchange (at the Exchange Rate, as defined herein) of shares of Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), or Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“ATG”), pursuant to the Exchange Agreements (as defined herein); and (ii) up to 21,027,801 Class A ordinary shares issuable upon the exercise of the (a) 11,499,991 redeemable warrants (“Public Warrants”) to purchase Class A ordinary shares that were issued by Worldwide Webb Acquisition Corp. (“WWAC”) as part of the units at a price of $10.00 per unit in its initial public offering (the “IPO”) and (b) 9,527,810 redeemable warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to purchase Class A ordinary shares originally issued to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), at a purchase price of $1.00 per warrant in a private placement that closed simultaneously with the consummation of the IPO. Each Warrant is exercisable to purchase for $11.50 one Class A ordinary share, subject to adjustment.

This prospectus also relates to the resale from time to time by the selling securityholders named therein or their permitted transferees (each, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), of (A) an aggregate of up to 54,917,027 Class A ordinary shares consisting of (i) up to 31,903,347 Exchanged Shares; (ii) up to 13,485,870 Class A ordinary shares consisting of (a) 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s IPO at an effective price of approximately $0.004 per share; (b) 1,250,000 Class A ordinary shares purchased by certain anchor investors in WWAC’s IPO from the Sponsor at a price of $0.005 per share; (c) 1,024,335 Class A ordinary shares issued to certain third-parties (which were issued for no cash consideration but in consideration for the Selling Securityholders entering into agreements not to redeem their Class A ordinary shares pursuant to certain non-redemption agreements (“Non-Redemption Agreements”), dated on and around March 31, 2023 and November 3, 2023); (d) 3,711,667 Class A ordinary shares issued to certain investors in a private placement pursuant to certain subscription agreements, dated on and around November 5, 2023 and November 6, 2023 (“Subscription Agreements”) (which were issued for no net cash consideration but in consideration for the Selling Securityholders entering into the forward purchase arrangement with the Company) (see “Unaudited Pro Forma Condensed Combined Financial Information—Description of the Business Combination”); (e) 5,638,530 Class A ordinary shares issued to Innovo Consultancy DMCC, a company incorporated in Dubai, United Arab Emirates (“Innovo”), (which were issued for no cash consideration but in consideration for the Sole Shareholder causing AARK to enter into an amendment to the Business Combination Agreement, dated as of March 11, 2023 (as amended, the “Business Combination Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, and AARK) and (f) 361,338 Class A ordinary shares to certain vendors and third parties in lieu of cash as consideration for expenses incurred in connection with the Business Combination (as defined below) at an implied purchase price range between $2.32 and $2.43 per share; and (iii) up to 9,527,810 Class A ordinary shares upon the exercise of Private Placement Warrants; and (B) up to 9,527,810 Private Placement Warrants.

We will not receive any proceeds from the sale of Class A ordinary shares or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants (if any) for cash, but not from the sale of the Class A ordinary shares issuable upon such exercise. Our Warrants are exercisable at a price of $11.50 per share, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Class A ordinary shares or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their Class A ordinary shares or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the Class A ordinary shares.

The 54,917,027 Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders exceed the number of Class A ordinary shares constituting our public float and would represent approximately 141.2% of the Class A ordinary shares outstanding as of April 30, 2024 and approximately 59.8% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met. Additionally, 2,200,000 of the Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders are subject to a contractual lock-up period, and may not be sold until 150 days after the completion of the Business Combination.

Given the substantial number of Class A ordinary shares being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of our Class A ordinary shares or result in a significant decline in the public trading price of our Class A ordinary shares. Even if the trading price of our Class A ordinary shares is significantly below $10.00, the offering price for the units offered in WWAC’s IPO, certain Selling Securityholders may still have an incentive to sell the Class A ordinary shares they hold because they purchased or received their shares at implied prices lower than the prices paid by the public investors or the trading price of our Class A ordinary shares as of the date hereof, or for other reasons. While the Selling Securityholders may, on average, experience a positive rate of return on their investment in our Class A ordinary shares, other public shareholders may not experience a similar rate of return, or may experience a negative rate of return, on the securities they purchased due to differences in purchase prices and the trading price of our Class A ordinary shares. For example, based on the closing price of our Class A ordinary shares of $2.060 as of April 30, 2024, (i) the holders of the 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s IPO at an effective price of approximately $0.004 per share would experience a potential profit of up to approximately $2.056 per share, or up to approximately $3.1 million in the aggregate, for selling all 1,500,000 Class A ordinary shares held by them; (ii) the holders of the 1,250,000 Class A ordinary shares purchased by certain anchor investors in WWAC’s IPO from the Sponsor at a price of $0.005 per share would experience a potential profit of up to approximately $2.055 per share, or up to approximately $2.6 million in the aggregate, for selling all 1,250,000 Class A ordinary shares held by them; (iii) the holders of the 1,024,335 Class A ordinary shares issued to certain third-parties (which were issued for no cash consideration but in consideration for the Selling Securityholders entering into agreements not to redeem their Class A ordinary shares pursuant to the Non-Redemption Agreements) would experience a potential profit of up to approximately $2.060 per share, or up to approximately $2.1 million in the aggregate, for selling all 1,024,335 Class A ordinary shares held by them; and (iv) the holders of the 3,711,667 Class A ordinary shares issued to certain investors in a private placement pursuant to the Subscription Agreements (which were issued for no net cash consideration but in consideration for the Selling Securityholders entering into the forward purchase arrangement with the Company) would experience a potential profit of up to approximately $2.060 per share, or up to approximately $7.6 million in the aggregate, for selling all 3,711,667 Class A ordinary shares held by them (in addition to the Maturity Consideration (as defined below) of up to an aggregate of approximately $8 million in cash or a number of Class A ordinary shares valued at $2.50 per share, at the option of the FPA holder, paid to the FPA holders at the end of the contract period of one year). Other Selling Securityholders paid more, or an amount approximately equivalent to the trading price of $2.060 per share as of April 30, 2024, and may experience a comparatively smaller, or negative, rate of return. See “Risk Factors—The Class A ordinary shares being offered in this prospectus represent a substantial percentage of our outstanding Class A ordinary shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares to decline significantly.”

We provide more information about how the Selling Securityholders may sell the Class A ordinary shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A ordinary shares are listed on the Nasdaq Stock Exchange (“Nasdaq”) and trades under the symbol “AERT.” On April 30, 2024, the closing sale price of our Class A ordinary shares was $2.060 per share. Our Public Warrants are listed on Nasdaq and trade under the symbol “AERTW.” On April 30, 2024, the closing sale price of our Public Warrants was $0.0535 per warrant. Our Warrants are exercisable at a price of $11.50 per share, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants. The cash proceeds associated with the exercise of the Warrants are dependent on the number of Warrants exercised. If the warrant holders do not exercise their Warrants, we will not receive any additional proceeds from the Warrants to fund our operations.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 15 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have taken no actions that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by Selling Securityholders of the securities offered by them.

Neither we nor the Selling Securityholders (1) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you; (2) take responsibility for, or provide assurances as to the reliability of, any other information that others may give you; and (3) will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

We may provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any supplement or post-effective amendment with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.” You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

MARKET AND INDUSTRY DATA

Information contained in this prospectus concerning the market and the industry in which Aeries competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by Aeries based on such sources and Aeries’ knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which Aeries operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. Notwithstanding the foregoing, we are responsible for the information provided in this prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

●	“AARK” are to Aark Singapore Pte. Ltd., a Singapore private company limited by shares;

●	“AARK Exchange Agreement” are to the Exchange Agreement by and among the Sole Shareholder, AARK and Aeries;

●	“AARK ordinary shares” are to the ordinary shares of AARK, issued for SGD1.00 per share;

●	“ATG” are to Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares;

●	“Aeries Exchange Agreement” are to the Exchange Agreement by and among Aeries, the Exchanging Aeries Holders and ATG;

●	“Aeries Group Company” or “Aeries Group Companies” are to AARK, Aeries and their subsidiaries;

●	“Aeries Holders” are to AARK, the ESOP Trust, Mr. Sudhir Appukuttan Panikassery, Mr. Ajay Khare and Mr. Unnikrishnan Balakrishnan Nambiar, who collectively owned all of the equity interests in ATG prior to the Closing;

●	“Aeries Shares” are to ordinary share in the capital of ATG, par value of INR 10 per share;

●	“Amalgamation” are to the amalgamation of Amalgamation Sub with and into AARK pursuant to the Business Combination Agreement, with AARK as the surviving company in the Amalgamation and, after giving effect to such Amalgamation, AARK becoming a subsidiary of WWAC;

●	“Amalgamation Sub” are to WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC;

●	“Anchor Investors” are to eleven qualified institutional buyers or institutional accredited investors (none of which are affiliated with any member of WWAC’s management team, Sponsor, its board of directors or, to its knowledge, any other anchor investor) that purchased an aggregate of $198.6 million of units in WWAC’s initial public offering.

●	“Board” are to our board of directors;

●	“Class V ordinary share” are to our Class V ordinary share, par value $0.0001 per share;

●	“Business Combination” are to the Amalgamation and other transactions contemplated by the Business Combination Agreement, collectively;

●	“Business Combination Agreement” are to that certain Business Combination Agreement, dated March 11, 2023, by and among WWAC, Amalgamation Sub and AARK, as amended;

●	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

●	“Class A ordinary shares” are to our Class A ordinary shares, par value $0.0001 per share;

●	“Class B ordinary shares” are to the 5,750,000 Class B ordinary shares, par value $0.0001 per share, of WWAC that were initially issued to Sponsor in a private placement prior to our initial public offering and, in connection with the Business Combination, automatically converted, on a one-for-one basis, into Class A ordinary shares;

●	“Closing” are to the closing of the Business Combination;

●	“Closing Date” are to the date of the Closing;

●	“combined company” refers to either Aeries or Aeries and its subsidiaries after the Business Combination, as determined by the context.

●	“Continental” are to Continental Stock Transfer & Trust Company;

●	“dollar” or “$” are to United States dollars;

●	“Exchanging Aeries Holders” are to the Aeries Holders, with the exception of AARK.

●	“Exchange Agreements” are to the AARK Exchange Agreement and the Aeries Exchange Agreement;

●	“Exchange Rate” means the number of Class A ordinary shares for which an Aeries Share or an AARK ordinary share is entitled to be exchanged, which is 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, subject to any adjustments pursuant to the applicable Exchange Agreement;

●	“initial public offering” or “IPO” are to WWAC’s initial public offering that was consummated on October 22, 2021;

●	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

●	“Nasdaq” are to the Nasdaq Stock Market;

●	“ordinary shares” are to our Class A ordinary shares and the Class V ordinary share;

●	“Private Placement Warrants” and “private placement warrants” are to the 9,527,810 private placement warrants outstanding as of the date of this prospectus that were issued to Sponsor simultaneously with the closing of WWAC’s initial public offering in a private placement at a price of $1.00 per warrant. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50;

●	“pro forma” are to giving pro forma effect to the Business Combination, including the Amalgamation;

●	“Memorandum and Articles of Association” are to the amended and restated memorandum and articles of association of Aeries;

●	“public shareholders” are to holders of public shares;

●	“public shares” are to the currently outstanding 15,619,004 Class A ordinary shares of Aeries;

●	“Public Warrants” and “public warrants” are to the currently outstanding 11,499,991 redeemable warrants to purchase Class A ordinary shares of Aeries that were originally issued by WWAC in its initial public offering;

●	“redemption” are to the election of an eligible holder of Class A ordinary shares to redeem all or a portion of the Class A ordinary shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account) in connection with the consummation of the Business Combination;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“Sole Shareholder” are to Venu Raman Kumar, the sole shareholder of AARK prior to the Closing;

●	“Sponsor” are to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company;

●	“trust account” are to the trust account established at the consummation of WWAC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

●	“trustee” are to Continental, WWAC’s trustee;

●	“U.S.” refers to the United States of America;

●	“units” are to the units of WWAC, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by WWAC in its initial public offering;

●	“Warrant Agreement” are to the warrant agreement dated October 19, 2021, by and between WWAC and Continental, as warrant agent;

●	“WWAC” are to Worldwide Webb Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;

●	“WWAC Board” are to the WWAC board of directors;

●	“Warrants” are to the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws, including within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	the market opportunity of Aeries;

●	the ability to maintain the listing of the Class A ordinary shares and the Warrants on Nasdaq, and the potential liquidity and trading of such securities;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably and retain its key employees;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the inability to develop and maintain effective internal controls;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;

●	the potential for our business development efforts to maximize our potential value;

●	regulatory developments in the United States and foreign countries;

●	the impact of laws and regulations;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our financial performance;

●	our ability to continue as a going concern;

●	our ability to remediate the weakness in our internal controls over financial reporting;

●	the conflicts between Russia and Ukraine, and Israel and Hamas, and any restrictive actions that have been or may be taken by the U.S. and/or other countries in response thereto, such as sanctions or export controls;

●	risks related to cybersecurity and data privacy;

●	the impact of inflation;

●	the impact of public health pandemics such as the COVID-19 and other similar disruptions in the future; and

●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may be amplified in the future and there may be additional risks that we currently consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

Aeries is a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves, among other things, active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure etc. Our customers have the ability to customize the services based on options provided by Aeries and Aeries subsequently firms up the execution plan with the customers.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance, human resources, customer service and operations. Aeries hires appropriate talent and personnel on its payroll for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with the opportunity for promotion, recognition and career path progression, which we believe results in higher employee satisfaction and lower voluntary attrition rates. We manage the regulatory, tax, recruiting, human resources compliance and branding for each of our delivery centers. We believe this disruptive business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. The model also aims to insulate our clients from regulatory and tax issues and provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of December 31, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had a revenue of $53.1 million and $41.0 million, net income of $1.7 million and $4.7 million, and net income margin of 3.2% and 11.5%, for the years ended March 31, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $8.7 million and $7.3 million (a non-GAAP measure) and an adjusted EBITDA margin of 16.4% and 17.8% for the years ended March 31, 2023 and 2022, respectively.

Aeries had a revenue of $52.8 million and $38.0 million, a net loss of $14.9 million and a net (loss)/income $0.8 million, and a net (loss)/income margin of (28.2)% and 2.1%, for the nine months ended December 31, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $8.2 million and $5.9 million (a non-GAAP measure) and an adjusted EBITDA margin of 15.5% and 15.5% for the nine months ended December 31, 2023 and 2022, respectively.

Aeries Technology Group Business Accelerators Private Limited is an Indian private company limited by shares, with company registration number U74999MH2014PTC257474. Aeries Technology Group Business Accelerators Private Limited’s principal executive office is located at 5th Floor, Paville House, Twin Tower Lane, Prabhadevi, Mumbai – 400 025, and its telephone number is +91 22 7177 4000.

The Business Combination

On November 6, 2023, as contemplated in the Business Combination Agreement, the Company consummated the Business Combination, following the approval by the Company’s shareholders at the annual meeting of shareholders held on November 2, 2023. In connection with the Closing, the Company adopted the Memorandum and Articles of Association and changed its name from Worldwide Webb Acquisition Corp. to Aeries Technology, Inc.

Exchange Agreements and Exchange by the Sole Shareholder

On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met.

Summary Risk Factors

Risks Related to Our Industry and Business

●	We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects;

●	Competitive pricing pressure may reduce our revenue;

●	Our business depends on a strong brand and corporate reputation;

●	We may face difficulties as we expand our operations into countries in which we have no prior operating experience which could adversely impact our results of operations;

●	We have and may continue to experience a long selling and implementation cycle;

●	We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business or enhance our service offerings;

●	Fluctuations against the U.S. dollar in the local currencies in the countries in which we operate could have a material effect on us;

●	Our unaudited pro forma condensed combined financial information may not be representative of our future results;

●	Fluctuations against the U.S. dollar in the local currencies in the countries in which we operate could have a material effect on us;

●	We may acquire other companies, which may divert our management’s attention;

●	We may be unable to effectively manage our rapid growth or achieve anticipated growth;

●	We may be unable to maintain adequate resource utilization rates;

●	Our management team has limited experience managing a public company;

●	We may fail to attract, hire, train and retain sufficient numbers of skilled employees;

●	Our business depends upon our international operations, particularly in India, Singapore, the United States and Mexico;

●	We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern;

●	We have significant fixed costs related to lease facilities and our inability to renew our leases on commercially acceptable terms may adversely affect us;

●	The loss of a key client could have an adverse effect on our business and results of operations;

●	Although we have executed auto-renewal contracts with our clients, they have the right to terminate the same for any reason upon a notice period ranging from 90 days to 180 days as negotiated and certain termination payment;

●	Some of our contracts could be unprofitable, which could adversely impact our business;

●	Global economic and political conditions could adversely affect our business, results of operations, financial condition and prospects;

Risks Related to Regulation, Legislation and Legal Proceedings

●	Regulatory, legislative or self-regulatory/standard developments regarding privacy and data security matters could adversely affect our ability to conduct our business;

●	Changes and uncertainties in the tax system in the countries in which we have operations could materially adversely affect our financial condition and results of operations;

●	We are subject to laws and regulations in the United States and other countries in which we operate, including export control laws, import and customs laws, trade and economic sanctions laws, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws;

●	Our global operations expose us to numerous legal and regulatory requirements and failure to comply with such requirements, including unexpected changes to such requirements, could adversely affect our results of operations;

Risks Related to Our Intellectual Property, Technology Solutions, Software Usage and Cyber Security

●	Others could claim that we infringe, violate, or misappropriate their intellectual property rights;

●	If we fail to adequately protect our or our client’s intellectual property rights and proprietary information in the United States and abroad, our competitive position could be impaired;

●	We use third-party software, hardware and software-as-a-service, or SaaS, technologies from third parties that may be difficult to replace;

Risks Related to Finance and Accounting

●	Our operating results may fluctuate from quarter to quarter due to various factors;

●	Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients;

Risks Related to Ownership of Our Class A Ordinary Shares

●	We have not paid and may not pay cash dividends for the foreseeable future;

●	There has been no prior market for our Class A ordinary shares and an active trading market for such securities may never develop or be sustained;

●	The market price of our Class A ordinary shares may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline;

●	The Class A ordinary shares being offered in this prospectus represent a substantial percentage of our outstanding Class A ordinary shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares to decline significantly;

●	We are an “emerging growth company” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors;

●	We may be required to make a cash payment in respect of approximately 4 million Class A ordinary shares to the investors with whom we entered into Forward Purchase Agreements in connection with the Closing, which would reduce the amount of cash available to us to fund our operations;

●	Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business;

●	You may be diluted by the future issuance of Class A ordinary shares registered pursuant to this prospectus as well as any additional Class A ordinary shares issued in connection with our incentive plans, acquisitions or otherwise;

●	The Sole Shareholder, certain employees and certain founder shareholders may have interests that conflict with other shareholders and the employees may sell additional shares, or the market perception of such sale may cause the market price of our Class A ordinary shares to decline;

●	We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities;

●	We are a “controlled company” under the Nasdaq listing standards, and as a result, its shareholders may not have certain corporate protections that are available to shareholders of companies that are not controlled companies; and

●	We have a dual class ordinary share structure that has the effect of concentrating voting control with the Class V Shareholder with regard to certain extraordinary events described in our Memorandum and Articles of Association. Additionally, the Class V Shareholder is a business associate of the Sole Shareholder, who currently holds approximately 68.4% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V ordinary share, subject to the special voting right of the Class V ordinary share. This concentrated control will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, and that may adversely affect the trading price of our Class A ordinary shares.

Corporate Information

On November 6, 2023, we consummated the Business Combination, pursuant to which Worldwide Webb Acquisition Corp. was renamed “Aeries Technology, Inc.” As of the open of trading on November 7, 2023, the Class A ordinary shares and Public Warrants of Aeries Technology, Inc., formerly those of Worldwide Webb Acquisition, Corp., began trading on Nasdaq as “AERT” and “AERTW,” respectively.

Our principal executive offices are located at 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore, and our telephone number at that location is 65 98416625. Our website address is https://aeriestechnology.com/. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards). The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on June 18, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common equity held by non-affiliates exceeds $250 million as of the last business day of the most recently completed second fiscal quarter or (ii) the market value of our common equity held by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter and our annual revenue in the most recent fiscal year completed before the last business day of such second fiscal quarter exceeded $100 million. To the extent we take advantage of such reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

Class A ordinary shares offered by us	31,594,148 Class A ordinary shares issuable upon exercise of exchange rights and exercise of Warrants.

Class A ordinary shares offered by the Selling Securityholders	54,917,027 Class A ordinary shares.

Warrants offered by the Selling Securityholders	9,527,810 Private Placement Warrants.

Class A ordinary shares outstanding prior to this offering	38,896,962 Class A ordinary shares (as of April 30, 2024).

Warrants outstanding prior to this Offering	21,027,801 Warrants (as of April 30, 2024).

Exercise price per Warrant	$11.50.

Use of proceeds

We will not receive any proceeds from the issuance of Exchanged Shares. We will not receive any proceeds from the sale of Class A ordinary shares or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants (if any) for cash, but not from the sale of the Class A ordinary shares issuable upon such exercise. Our Warrants are exercisable at a price of $11.50 per share, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants.

Risk factors	You should carefully read the “Risk Factors” beginning on page 15 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A ordinary shares or Warrants.

Nasdaq symbol for our Class A ordinary shares	“AERT”

Nasdaq symbol for our Warrants	“AERTW”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the financial statements and notes to the financial statements included herein. The following risk factors apply to the business of Aeries, the operation of the business by Aeries and also applied to the business and operations of ATG prior to the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances may have a material adverse effect on the business, cash flows, financial condition and results of operations of Aeries. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Aeries may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair Aeries’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context requires otherwise, as used herein, references to “we,” “us,” “our,” and “ours” refer both to the business of Aeries and its subsidiaries as presently conducted, as well as the business of ATG and its subsidiaries prior to the Business Combination.

Risks Related to Our Industry and Business

We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects.

The technology services industry is competitive and continuously evolving, subject to rapidly changing demands and constant technological developments. As a result, success and performance metrics are difficult to predict and measure in our industry. Because services and technologies are rapidly evolving and each company within the industry can vary greatly in terms of the services it provides, its business model, and its results of operations, it can be difficult to predict how any company’s services, including ours, will be received in the market. Neither our past financial performance nor the past financial performance of any other company in the technology services industry is indicative of how our company will fare financially in the future. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, any forecasts of market growth we have made or may make in the future should not be taken as indicative of our future growth. Our future profits may vary substantially from those of other companies and those we have achieved in the past, making an investment in our company risky and speculative. If our clients’ demand for our services declines as a result of economic conditions, market factors or shifts in the technology industry, our business would suffer and our results of operations and financial condition would be adversely affected.

We face intense competition and the failure to stand out could adversely affect our business.

The market for technology and information technology services is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards and we expect competition to intensify. Our primary competitors include next-generation IT service providers, digital agencies and consulting companies and in-house development and information technology departments of our clients. Many of our competitors have substantially greater financial, technical and marketing resources and greater name recognition than we do. As a result, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and information technology services. Further, there is a risk that our clients may elect to increase their internal resources to satisfy their services needs as opposed to relying on a third-party service providers, such as us. The technology services industry may also undergo consolidation, which may result in increased competition in our target markets from larger firms that may have substantially greater financial, marketing or technical resources, may be able to respond faster to new technologies or processes and changes in client demands. Increased competition could also result in price reductions, reduced operating margins and loss of our market share.

Pricing pressure may reduce our revenue or gross profits and adversely affect our financial results.

The prices for our services and solutions may decline for a variety of reasons, including pricing pressures from our competitors, pricing leverage from clients, anticipation of the introduction of new solutions by our competitors, or promotional programs offered by us or our competitors. We may face increased pricing pressure from our key clients as we grow the existing services and solutions we provide to our key clients or expand our business with them by cross-selling new services and solutions. In addition, competition continues to increase in the markets in which we operate, and we expect competition to further increase in the future. If we are unable to maintain our pricing due to competitive pressures or other factors, our margins will be reduced and our gross profits, business, financial condition and results of operations would be adversely affected.

Our business depends on a strong brand and corporate reputation and the impairment of the brand could adversely impact our business.

We believe the brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and also contribute to our efforts to recruit and retain talented professionals. However, our corporate reputation is susceptible to damage by actions or statements made by current or former employees or clients, competitors, vendors and adversaries in legal proceedings, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false information or misunderstanding, could adversely affect our business. Damage to our reputation could reduce the value and effectiveness of our brand name and could reduce investor confidence in us and adversely affect our operating results.

We may face difficulties and be subject to increased business and economic risks as we expand our operations into countries in which we have no prior operating experience which could impact our results of operations.

We expect to continue to expand our international operations in order to maintain an appropriate cost structure and meet our clients’ needs, which may include opening sites in new jurisdictions and providing our services and solutions in additional languages. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. As we expand our business into new countries, we may encounter economic, regulatory, personnel, technological and other difficulties that increase our expenses or delay our ability to start up our operations or become profitable in such countries. This may affect our relationships with our clients and could have an adverse effect on our business, financial condition, results of operations and prospects. In addition, our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, and commercial markets. Operating internationally subjects us to new risks and may increase risks that we currently face.

Our success largely depends on our ability to achieve our business strategies, and our results of operations and financial condition may suffer if we are unable to continually develop and successfully execute our strategies.

While we believe that our strategic plans reflect opportunities that are appropriate and achievable, the execution of our strategy may not result in long-term growth in revenue or profitability due to a number of factors, such as:

●	the number, timing, scope and contractual terms of projects in which we are engaged;

●	the business decisions of our clients regarding the use of our services;

●	the ability to further grow sales of services from existing clients;

●	the timing of collection of accounts receivable; and

●	general economic conditions.

The failure to continually develop and execute optimally on our business strategies could have a material adverse effect on our business, financial condition and results of operations. To manage the expected domestic and international growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls, our reporting systems and procedures, and our utilization of real estate. If we fail to successfully scale our operations and increase productivity, we may be unable to execute our business plan, and such failure could have a material adverse effect on our business, financial condition and results of operations.

We have and may continue to experience a long selling and implementation cycle with respect to certain projects that require us to make significant resource commitments prior to realizing revenue for our services.

Before committing to use our services, potential clients may require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources. If our sales cycle unexpectedly lengthens for one or more projects, it would negatively affect the timing of our revenue and hinder our revenue growth.

We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business or enhance our service offerings.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity, debt or equity-linked securities, such as convertible debt, draw down on our credit facility or obtain another credit facility. The sale of additional equity or equity-linked securities could result in dilution to our shareholders. Any new equity or equity-linked securities we issue could have rights, preferences and privileges superior to those of holders of our Class A ordinary shares. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. If we seek to access additional capital or increase our borrowings, there can be no assurance that debt, equity or equity-linked financing may be available to us on favorable terms, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business, results of operations and financial condition may be harmed.

Artificial intelligence presents risks and challenges that can impact our business including by posing security risks to our confidential information, proprietary information, and personal data.

Issues in the use of artificial intelligence, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations. As with many technological innovations, artificial intelligence presents risks and challenges that could impact our business. Our vendors may incorporate generative artificial intelligence tools into their offerings without disclosing this use to us, and the providers of these generative artificial intelligence tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. If our vendors, or our third-party partners experience an actual or perceived breach or privacy or security incident because of the use of generative artificial intelligence, we may lose valuable intellectual property and confidential information and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of artificial intelligence, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.

The benefits to customers of our services could be reduced or supplanted by artificial intelligence, which may materially and adversely affect our business, prospects, financial condition and operating results.

The benefits to customers of our services could be reduced or supplanted by artificial intelligence technologies. We cannot be sure that artificial intelligence technologies will not match or exceed the benefits of our services or be more cost effective than our services. The development of any alternative technology that can compete with or supplant our services may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Any failure by us to develop new or enhanced processes, or to react to changes in existing technologies, could result in the loss of competitiveness of our services, decreased revenue and a loss of market share to competitors. Our efforts may not be sufficient to adapt to changes in artificial intelligence technology.

Our ability to expand our business and procure new contracts or enter into beneficial business arrangements could be affected to the extent we enter into agreements with clients containing non-competition clauses.

Our ability to expand our business and procure new contracts or enter into beneficial business arrangements in the future could be affected to the extent we enter into agreements with clients containing non-competition clauses.

Our unaudited pro forma condensed combined financial information may not be representative of our future results.

The pro forma financial information included in this prospectus is constructed from our historical consolidated financial statements and such financial statements may not be indicative of our future operations. The pro forma financial information is based, in part, on certain assumptions that we believe are reasonable; however, we cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

Fluctuations against the U.S. dollar in the local currencies in the countries in which we operate could have a material effect on our results of operations.

A majority of our revenues are in U.S. Dollars and our costs are primarily in local currencies, including the U.S. Dollar, Indian Rupee and Mexican Peso. An appreciation of local currencies against the U.S. Dollar would cause a net adverse impact to our profitability. Because our financial statements are presented in U.S. dollars and revenues are primarily generated in U.S. dollars, any significant unhedged fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which we incur costs in local currencies will affect our results of operations and financial statements. This may also affect the comparability of our financial results from period to period, as we convert our subsidiaries’ statements of financial position into U.S. dollars from local currencies at the period-end exchange rate, and income and cash flow statements at average exchange rates for the year.

Changes in the exchange rate of the Indian rupee versus the U.S. dollar result in earnings volatility and may have a material adverse effect on our business, financial condition and operating results.

Our functional currency is the Indian rupee, and our financial statements are converted to U.S. dollars when preparing our financial statements. Changes in the exchange rate between the two currencies can cause reported financial results to fluctuate and a weakening Indian rupee relative to the U.S. dollar would impact our earnings.

We are subject to foreign exchange and currency risks that could adversely affect our operations, and our ability to mitigate our foreign exchange risk may be limited.

Our results of operations could be adversely affected by certain movements in exchange rates, particularly if the Indian rupee or other currencies in which we incur expenses appreciate against the U.S. dollar or if the currencies in which we receive revenues, such as the euro, depreciate against the U.S. dollar. If the Indian rupee or other currencies in which we incur expenses appreciate against the U.S. dollar, we may have to consider additional means of maintaining profitability, including by increasing pricing, which may or may not be achievable.

We may acquire other companies in pursuit of growth or may make dispositions or investments, any of which may divert our management’s attention, result in dilution to our shareholders and consume resources that are necessary to sustain our business.

As part of our business strategy, we regularly review potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures, investments or similar transactions. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may be subject to conditions or approvals that are beyond our control, including anti-takeover and antitrust laws in various jurisdictions. Consequently, these transactions, even if undertaken and announced, may not close.

An acquisition, investment or new business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, services, products, personnel or operations of acquired companies. Moreover, the anticipated benefits of any merger, acquisition, investment or similar partnership may not be realized or we may be exposed to unknown liabilities, including litigation against the companies we may acquire, for example from failure to identify all of the significant risks or liabilities associated with the target business. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs. Any of these risks could materially and adversely affect our business, financial condition, results of operations and prospects.

We may be unable to effectively manage our rapid growth or achieve anticipated growth, which could place significant strain on our management personnel, systems and resources.

As we add new delivery sites, introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and we may not be able to mitigate these risks and challenges to successfully grow those services or markets. We may not be able to achieve our anticipated growth or successfully execute large and complex projects, which could materially adversely affect our revenue, results of operations, business and prospects. As our company grows, and we are required to add more employees and infrastructure to support our growth, we may find it increasingly difficult to maintain our corporate culture. If we fail to maintain a culture that fosters career development, innovation, creativity and teamwork, we could experience difficulty in hiring and retaining the trained professionals. Failure to manage growth effectively could have a material adverse effect on the quality of the execution of our engagements, our ability to attract and retain the trained professionals and our business, results of operations and financial condition.

We may be unable to maintain adequate resource utilization rates and productivity levels, which may adversely impact our profitability.

Our profitability and the cost of providing our services are affected by our utilization rates of our employees in our delivery locations. If we are not able to maintain appropriate utilization rates for our employees involved in delivery of our services, our profit margin and our profitability may suffer. Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient employees to satisfy demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or clients.

We are dependent on members of our senior management team and other key employees.

Our future success heavily depends upon the continued services of our senior management team, particularly Mr. Sudhir Appukuttan Panikassery, our Chief Executive Officer, and other key employees. We currently do not maintain key man life insurance for any of the members of our senior management team or other key employees. We have employment agreements and consultancy contracts with our key employees. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily, on a timely basis or at all. In addition, competition for senior executives and key employees in our industry is intense, and we may be unable to retain our senior executives and key employees, in which case our business may be severely disrupted. If any of our senior management team or key employees joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and information technology professionals and staff members to them. Any non-competition, non-solicitation or non-disclosure agreements we have with our senior executives or key employees might not provide effective protection to us in light of legal uncertainties associated with the enforceability of such agreements.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

We may fail to attract, hire, train and retain sufficient numbers of skilled employees in a timely fashion at our sites to support our operations, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business relies on large numbers of trained and skilled employees at our sites, and our success depends to a significant extent on our ability to attract, hire, train and retain skilled employees. The outsourcing industry as well as the technology industry generally experience high employee turnover. Increased competition for skilled employees, in our industry or otherwise, particularly in tight labor markets, could have an adverse effect on our business. Additionally, a significant increase in the turnover rate among trained employees could increase our costs and decrease our operating profit margins and could have an adverse effect on our ability to complete existing contracts in a timely manner, meet client objectives and expand our business.

Our failure to attract, train and retain personnel with the experience and skills necessary to fulfil the needs of our existing and future clients or to assimilate new employees successfully into our operations could have a material adverse effect on our business, financial condition, results of operations and prospects.

In particular, competition for qualified employees, particularly in the United States, India and Mexico, remains high and we expect such competition to continue. In many locations in which we operate, there is a limited pool of employees who have the skills and training needed to do our work. If our business continues to grow, the number of people we will need to hire will increase. Significant competition for employees could have an adverse effect on our ability to expand our business and service our clients, as well as cause us to incur greater personnel expenses and training costs.

Our failure to detect and deter criminal or fraudulent activities or other misconduct by our employees could result in loss of trust from our clients and negative publicity, which would have an adverse effect on our business and results of operations.

Because we have access to our clients’ sensitive and confidential information in the ordinary course of our business, our employees could engage in criminal, fraudulent or other conduct prohibited by applicable law, client contracts or internal policy. Remote and hybrid work arrangements for many of our employees reduces our ability to monitor employee conduct and has elevated the risk of our employees engaging in such conduct undetected by us. Although we terminate employees when our investigations establish misconduct and have implemented measures designed to identify and deter such misconduct, such as fraud prevention training, there can be no assurance that such measures will prevent or detect further employee misconduct. If our employees use their access to our and our clients’ systems as a conduit for criminal activity or other misconduct, our clients and their customers may not consider our services and solutions safe and trustworthy, and we could receive negative press coverage or other public attention as a result. Such loss of trust and negative publicity could cause our existing clients to terminate or reduce the scope of their dealings with us and harm our ability to attract new clients, which would have an adverse effect on our business and results of operations. Further, we may be subject to claims of liability by our clients or their customers based on the misconduct or malfeasance of our employees, and our insurance policies may not cover all potential claims to which we are exposed or indemnify us for all liability.

Our business is heavily dependent upon our international operations, particularly in India and Mexico, and any disruption to those operations would adversely affect us.

Our business and future growth depend largely on continued demand for our services performed in India and Mexico. Various factors, such as changes in the central or state governments, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular. Our business and our international operations may also be affected by actual or threatened trade war or tariffs or other trade controls. If we are unable to continue to leverage the skills and experience of our international workforce, particularly in India and Mexico, we may be unable to provide our solutions at an attractive price and our business could be materially and negatively impacted.

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

We have reported a net loss for the nine and three months ended December 31, 2023, The shareholders’ equity as at December 31, 2023 also has a deficit of $43 million. These factors may raise a substantial doubt regarding our ability to continue as a going concern for at least 12 months from the date when these financial statements are available to be filed with the SEC. As at December 31, 2023 we had a balance of $6.5 million in cash and cash equivalents and also generated positive cash flows for the nine months ended December 31, 2023. We have historically financed our operations and expansions with cash generated from operations, a revolving credit facility from Kotak Mahindra Bank, and loans from related parties. We expect to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, growth and expansion plans. On account of this, the condensed consolidated financial statements included elsewhere in this prospectus have been prepared on a going concern basis. We may require additional financing to maintain our business and strategy. If we are unable to continue as a going concern, we may liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors will lose all or a part of their investment. It is possible that future SEC reports we may file may contain statements expressing doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains uncertainty about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide funding to us on commercially favorable terms, if at all.

We have significant fixed costs related to lease facilities.

We have made and continue to make significant contractual commitments related to our leased facilities. These expenses will have a significant impact on our fixed costs, and if we are unable to grow our business and revenue proportionately, our operating results may be negatively affected.

Our sites operate on leasehold property, and our inability to renew our leases on commercially acceptable terms or at all may adversely affect our results of operations.

Our sites operate on leasehold property. Our leases are subject to renewal and we may be unable to renew such leases on commercially acceptable terms or at all, which may have an adverse impact on our operations. In addition, in the event of non-renewal of our leases, we may be unable to locate suitable replacement properties for our sites or we may experience delays in relocation that could lead to a disruption in our operations.

Our business is dependent on key clients, and the loss of a key client could have an adverse effect on our business and results of operations.

We derive a substantial portion of our revenue from a small number of key clients who generally retain us across multiple service offerings. Our top five clients accounted for 57% and 64% of our revenue for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively, and 64% and 52% of our revenue for the year ended March 31, 2023 and the nine months ended December 31, 2023, respectively. The loss of all or a portion of our business with, or the failure to retain a significant amount of business with, any of our key clients could have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to maintain, increase and collect revenue from our top clients depends in part on the financial condition of those clients. Further, our reliance on any individual client for a significant portion of our revenue may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service and solutions.

Although we have executed auto-renewal contracts with our clients, they have the right to terminate the same.

Although we have executed auto-renewal service agreements with our clients, the clients may choose to terminate or not renew such agreements. In the event our clients terminate the agreements without cause or not renew the agreement, adequate notice period (ranging from 90 days to 180 days as negotiated) needs to be provided by the client. Additionally, a termination fee component (based on commercial margin) is payable by the clients in the event of such termination without cause or non-renewal.

Our ability to maintain continuing relationships with our major clients and successfully obtain payment for our services and solutions is essential to the growth and profitability of our business.

The consolidation or corporate actions of our clients or potential clients may adversely affect our business, financial condition, results of operations and prospects.

Our clients may engage in certain corporate actions such as potential mergers, consolidations, divestment, disposal of assets or joint ventures or similar transactions, some of which may be material. Any of these client actions may result into change of ownership of our client and could materially and adversely affect our business, financial condition, results of operations and prospects.

Some of our contracts could be unprofitable, which could adversely impact our business.

We perform our services primarily under time-and-materials contracts (where materials costs consist of travel and other indirect expenses). We charge out the services performed by our employees under these contracts at monthly rates that are agreed at the time at which the contract is entered. The rates and other pricing terms negotiated with our clients are highly dependent on our internal forecasts of our operating costs and predictions of increases in those costs influenced by wage inflation and other marketplace factors, as well as the volume of work provided by the client. Our predictions are based on limited data and could turn out to be inaccurate, resulting in contracts that may not be profitable.

In addition to our time-and-materials contracts, we undertake some engagements on a fixed-price basis and also provide managed services in certain cases. Moreover, some of our client contracts do not have minimum volume requirements, and the profitability of each client contract or work order may fluctuate, sometimes significantly, throughout various stages of the program.

If our current insurance coverage is or becomes insufficient to protect against losses incurred, our business, financial condition and results of operations may be adversely affected.

We provide services and solutions that are integral to our clients’ businesses. If we were to default in the provision of any contractually agreed-upon services or solutions, our clients could suffer significant damages and make claims against us for those damages. Any defects or errors or failure to meet clients’ expectations in the performance of our contracts could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, certain liabilities, such as claims of third parties for intellectual property infringement and breaches of data protection and security requirements, for which we may be required to indemnify our clients, could be substantial. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, financial condition and results of operations.

We currently carry cyber and errors and omissions liability coverage in an amount we consider appropriate for all of the services we provide. To the extent client damages are deemed recoverable against us in amounts substantially in excess of our insurance coverage, or if our claims for insurance coverage are denied by our insurance carriers, there could be a material adverse effect on our revenue, business, financial condition and results of operations.

Although we maintain professional liability insurance, product liability insurance, commercial general and property insurance, business interruption insurance, workers’ compensation coverage, and umbrella insurance for certain of our operations, our insurance coverage does not insure against all risks in our operations or all claims we may receive. Damage claims from clients or third parties brought against us or claims that we initiate due to a data security breach, the disruption of our business, litigation, or natural disasters, may not be covered by our insurance, may exceed the limits of our insurance coverage, and may result in substantial costs and diversion of resources even if insured. Some types of insurance are not available on reasonable terms or at all in some countries in which we operate, and we cannot insure against damage to our reputation. The assertion of one or more large claims against us, whether or not successful and whether or not insured, could materially adversely affect our reputation, business, financial condition and results of operations.

If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and not remain competitive.

Our success depends on delivering innovative solutions that leverage emerging technologies and emerging market trends to drive increased revenue. Technological advances and innovation are constant in the technology services industry. As a result, we must continue to invest significant resources to stay abreast of technology developments so that we may continue to deliver solutions that our clients will wish to purchase. If we are unable to anticipate technology developments, enhance our existing services or develop and introduce new services to keep pace with such changes and meet changing client needs, we may lose clients and our revenue and results of operations could suffer. Our competitors may be able to offer engineering, design and innovation services that are, or that are perceived to be, substantially similar or better than those we offer. This may force us to reduce our rates and to expend significant resources in order to remain competitive, which we may be unable to do profitably or at all. Because many of our clients and potential clients regularly contract with other information technology service providers, these competitive pressures may be more acute than in other industries.

In order to offer innovative services, we may incur capital expenditures in product development, technology and communications infrastructure, which may not necessarily maintain our competitiveness.

In order to offer innovative services, we anticipate that it will be necessary to continue to invest in product development, technology and communications infrastructure to ensure reliability and maintain our competitiveness. This is likely to result in capital expenditures for maintenance as well as growth as we continue to grow our business. There can be no assurance that any of our information systems will be adequate to meet the emerging market or the client’s future needs or that we will be able to incorporate new technology to enhance and develop our existing solutions. Moreover, investments in technology, including future investments in upgrades and enhancements to hardware or software, may not necessarily maintain our competitiveness. Our future success will also depend in part on our ability to anticipate and develop information technology solutions that keep pace with evolving industry standards and changing client demands.

Global economic and political conditions could adversely affect our business, results of operations, financial condition and prospects.

Our results of operations may vary based on the impact of changes in the global economy and political environment on us and our clients. The technology services industry is particularly sensitive to the economic environment and tends to decline during general economic downturns. Unfavorable economic conditions would adversely affect the demand for some of our clients’ products and services and therefore could cause a decline in the demand for our services and solutions. Our business growth largely depends on continued demand for our services and solutions from clients in the U.S. and other countries that we may target in the future. In addition, our clients may be particularly susceptible to economic downturns. If the U.S. economy further weakens or slows, or a negative or an uncertain political climate persists, whether due to inflation, interest rates, global conflict, a pandemic, or otherwise, pricing for our services and solutions may be depressed and our clients may reduce or postpone their spending significantly. Lower demand for our services and solutions and price pressure from our clients could negatively affect our revenues and profitability.

Natural events, health pandemics or epidemics and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations.

Natural events (such as floods, tsunamis and earthquakes), health pandemics or epidemics, wars, widespread civil unrest, terrorist attacks and other acts of violence, such as the invasion of Ukraine by Russia or the Israel-Hamas war, could result in significant disruptions to our business. Such events could adversely affect global economies, worldwide financial markets and our clients’ levels of business activity and could potentially lead to economic recession, which could impact our clients’ purchasing decisions and reduce demand for our services and solutions and, consequently, adversely affect our business, financial condition, results of operations and cash flows. Any disaster or series of disasters, particularly in areas where we have a concentration of sites, such as India or Mexico, could significantly disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Regulation, Legislation and Legal Proceedings

Changes in laws and regulations related to the internet or the internet infrastructure may diminish the demand for our services, and could have a negative impact on our business.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could adversely affect the demand for our services or require us to modify our solutions in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for technology services such as ours. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “ransomware,” “viruses,” “worms,” “malware,” “phishing attacks,” “data breaches” and similar malicious programs, behavior and events. If the use of the internet is adversely affected by these or any other issues, demand for our services and solutions could suffer.

Changes and uncertainties in the tax system in the countries in which we have operations, could materially adversely affect our financial condition and results of operations.

We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration; the practices of tax authorities in jurisdictions in which we operate; and the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that we have expensed to date and paid or accrued on our balance sheets, and otherwise affect our financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders and increase the complexity, burden and cost of tax compliance.

Tax authorities may disagree with our historical and future tax positions and conclusions regarding certain tax positions, or may apply existing rules in an arbitrary or unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.

We conduct business globally and file income tax returns in multiple jurisdictions. Consequently, we are subject to tax laws, treaties, and regulations in the countries in which we operate, and these laws and treaties are subject to interpretation. We have taken, and will continue to take, tax positions based on our interpretation of such tax laws. However, tax authorities may disagree with certain tax positions we have taken, which could result in increased tax liabilities. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, which assertion, if successful, could increase our expected tax liability in one or more jurisdictions. If we are assessed with additional taxes, this may result in a material adverse effect on our results of operations and financial condition. Contesting tax assessments by applicable taxing authorities may be lengthy and costly and if we were unsuccessful in disputing such assessments, if applicable, the implications could increase our anticipated effective tax rate, where applicable, or result in other liabilities.

Unauthorized or improper disclosure of personal or other sensitive information, or security breaches and incidents, could result in liability and harm our reputation, which could adversely affect our business, financial condition, results of operations and prospects.

Our clients provide data and systems that our employees use to provide services to those clients. Internal or external attacks on either our or our clients’ technology infrastructure, data, equipment, or systems could disrupt the normal operations of our and our clients’ businesses. While we believe we take reasonable measures to protect the security of, and against unauthorized or other improper access to, our technology infrastructure, data, equipment, and systems, including with respect to personal and proprietary information, it is possible that our security controls and practices may not prevent unauthorized or other improper access to our infrastructure and underlying personal or proprietary information. In addition, we rely on systems provided by third parties, which may also suffer security breaches or incidents. Any unauthorized access, acquisition, use, or destruction of data we collect, store, process or transmit could expose us to significant liability under our contracts, as well as to regulatory actions, litigation, investigations, remediation obligations, and reputational damage, which could adversely affect our business.

Our business is subject to a variety of U.S. federal and state as well as foreign laws and regulations, including those regarding privacy, data protection and data security, and we or our clients may be subject to regulations related to the handling and transfer of certain types of personal data as well as sensitive and confidential information. Any failure to comply with applicable privacy and data security laws and regulations could harm our business, results of operations and financial condition.

We and our clients are subject to privacy, data protection and data security-related laws and regulations that impose obligations in connection with the collection, use, storage, transfer, dissemination, security, and/or other processing of personal information. Such privacy, data protection and information security-related laws and regulations are rapidly evolving and subject to potentially differing interpretations, and may be inconsistent among countries and jurisdictions in which we operate, or conflict with other rules.

In the United States, a number of other states have passed comprehensive new privacy laws and other jurisdictions have proposed new laws that would impose privacy and data security obligations. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of privacy and security laws in different states may make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance. In addition, many countries outside of the United States have enacted comprehensive privacy and data protection laws and other jurisdictions are considering such laws.

Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy and data security. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our client base and increase revenue.

Compliance with U.S. and foreign privacy, data protection and data security laws and regulations is a rigorous and time-intensive process and could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, marketing, or client communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our clients and partners to lose trust in us, which could have an adverse effect on our reputation and business.

We are subject to laws and regulations in the United States and other countries in which we operate, including the FCPA and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures.

Our operations are subject to anti-corruption laws, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. We may also be liable for failing to prevent a person associated with us from committing a bribery offense. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United States, applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the trade control laws. We may not be completely effective in ensuring our compliance with all such applicable laws, which could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United States or other countries’ authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we have been and may be party to various claims and litigation proceedings, including class actions. Although we are not currently party to any litigation that we consider material, actual outcomes or losses may differ materially from our assessments and estimates.

Even when these claims are not meritorious, defending these claims may divert our management’s attention, and may result in significant expenses. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments may result in adverse monetary damages, penalties or injunctive relief against us, which could have a material adverse effect on our financial position. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

We may be subject to liability claims if we breach our contracts and our insurance may be inadequate to cover our losses.

We are subject to numerous obligations in our contracts with our clients. Despite the procedures, systems and internal controls we have implemented to comply with our contracts, we may breach these commitments, whether through a weakness in these procedures, systems and internal controls, negligence or the willful misconduct of an employee or contractor. While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all.

From time to time, some of our employees spend significant amounts of time at our client’s sites, often in foreign jurisdictions, which exposes us to certain risks.

Some of our projects require a portion of the work to be undertaken at our clients’ facilities, which are often located outside of our employees’ country of residence. The ability of our employees to work in locations around the world may depend on their ability to obtain the required visas and work permits, and this process can be lengthy and difficult. Immigration laws are subject to legislative change, as well as to variations in standards of application and enforcement due to political forces, economic conditions and international travel, which may be adversely affected by regional or global circumstances or travel restrictions also affects our employees’ ability to work in foreign jurisdictions. In addition, we may become subject to taxation in jurisdictions where we would not otherwise be so subject as a result of the amount of time that our employees spend in any such jurisdiction in any given year. There can be no assurance that we will successfully monitor and comply with the various local requirements in the jurisdictions where our employees may be located in.

Our business operations and financial condition could be adversely affected by negative publicity about offshore outsourcing or anti-outsourcing legislation in the countries in which our clients operate.

Concerns that offshore outsourcing has resulted in a loss of jobs and sensitive technologies and information to foreign countries have led to negative publicity concerning outsourcing in some countries. Current or prospective clients may elect to perform in-house services that we offer, or may be discouraged from transferring these services to offshore providers. As a result, our ability to compete effectively with competitors that operate primarily out of facilities located inside these countries could be harmed.

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors or executive officers or our affiliates.

ATG is incorporated under the laws of India and many of our directors and executive officers reside outside the United States. A substantial portion of our assets and the assets of many of these persons are also located outside the United States. As a result, you may be unable to effect service of process upon us outside of India or upon such persons outside of India. In addition, you may be unable to enforce against us in courts outside of India, or against such persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

We have been advised by our Indian counsel that the United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. India has reciprocal recognition and enforcement of judgments in civil and commercial matters with a limited number of jurisdictions, which include, the United Kingdom, Singapore, Malaysia, New Zealand, UAE and Hong Kong. A judgment from certain specified courts located in a jurisdiction with reciprocity must meet certain requirements of Section 44A of the Civil Procedure Code, 1908 (“Civil Code”). Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be enforceable in India. However, Section 44A of the Civil Code is applicable only to monetary decrees not being of the same nature as amounts payable in respect of taxes, other charges of a like nature or of a fine or other penalties.

However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is possible that a court in India may not award damages on the same basis as a foreign court if an action is brought in India.

Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice or that would contravene or violate Indian law. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, to execute such a judgment or to repatriate any amount recovered.

Risks Related to Our Intellectual Property, Technology Solutions, Software Usage and Cyber Security

Our business relies heavily on owned and third-party technology and computer systems, which subjects us to various uncertainties.

We rely heavily on sophisticated and specialized communications and computer technology coupled with third-party telecommunications and bandwidth providers to provide high-quality and reliable real-time solutions. We also rely on the data services provided by local communication companies in the countries in which we operate. Our operations, therefore, depend on the proper functioning of our and third parties’ equipment and systems, including hardware and software.

Any disruptions in the delivery of our services due to the failure of our systems, hardware or software, whether provided and maintained by third parties or our in-house teams, or due to interruptions in our data services or those of third parties that adversely affect the quality or reliability (or perceived quality or reliability) of our solutions, may result in reduction in revenue. These types of interruptions or failures could also adversely impact our timekeeping, scheduling, and workforce management applications. The occurrence of any such interruption or unplanned investment could materially adversely affect our business, financial positions, operating results and prospects.

Others could claim that we infringe, violate, or misappropriate their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation.

We may be subject to claims that our services and solutions infringe, misappropriate, or violate the intellectual property rights of third parties. Any such claims, whether or not they have merit or are successful, may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering our solutions to clients. In our contracts, we agree to indemnify our clients for expenses and liabilities resulting from third parties claiming our solutions infringe, misappropriate, or violate their intellectual property rights. In some instances, the amount of these indemnity obligations may be greater than the revenues we receive from the client under the applicable contract. A successful infringement claim against us could materially and adversely affect our business.

We also license software from third parties. Other parties may claim that our use of such licensed software infringes their intellectual property rights. Although we seek to secure indemnification protection from our software vendors to protect us against such claims, it is possible that such vendors may not honor those obligations or that we may have a costly dispute.

If we fail to adequately protect our intellectual property rights and proprietary information in the United States and abroad, our competitive position could be impaired and we may lose valuable assets, experience reduced revenues and incur costly litigation to protect our rights.

We believe that our success is dependent, in part, upon protecting our intellectual property rights and proprietary information, including trade secrets. We rely on a combination of intellectual property rights, including trademarks, copyright, trade secrets, contractual restrictions and technical measures to establish and protect our intellectual property rights and proprietary information. However, the steps we take to protect our intellectual property rights and proprietary information may provide only limited protection and may not now or in the future provide us with a competitive advantage. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create products and services that compete with our solutions, which may cause us to lose market share or render us unable to operate our business profitably.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our directors, advisory board members and with the parties with whom we have strategic relationships and business alliances, as well as our clients. We also enter into confidentiality agreements with third parties that receive access to our proprietary or confidential information. No assurance can be given that these agreements will be effective in controlling access to or the distribution of our proprietary information. Further, these agreements will not prevent potential competitors from independently developing technologies that may be substantially equivalent or superior to ours. We may not be successful in defending against any claim by our current or former employees or independent contractors challenging our exclusive rights over the use of works those employees or independent contractors created, or their requesting additional compensation for our use of such works.

While our contracts with our clients provide that we retain the ownership rights to our pre-existing proprietary intellectual property, in some cases we may assign to clients intellectual property rights in and to some aspects of the work product developed specifically for these clients in connection with these projects. If we assign intellectual property rights to clients that may be more broadly useful in our business, that would limit or prevent our ability to use such intellectual property rights in our solutions.

We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, including to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation that we may enter into to protect and enforce our intellectual property rights, could make it more expensive for us to do business and adversely affect our operating results by delaying further sales or the implementation of our technologies, impairing the functionality of our solutions, delaying introductions of new features or applications or injuring our reputation.

Our solutions use open source software, and any failure to comply with the terms of one or more applicable open source licenses could adversely affect our business, subject us to litigation, and create potential liability.

Some of our solutions use software made available under open source licenses, and we expect to continue to incorporate open source software in our solutions in the future. Open source software is typically freely available, but is licensed under various requirements that bind the licensee. While the use of open source software may reduce development costs and speed up the development process, it may also present certain risks, that may be greater than those associated with the use of third-party commercial software. We cannot guarantee we comply with all obligations under these licenses. Any non-compliance claim by the owner of the copyright could require us to incur significant expenses defending against such allegations, may be subject to the payment of damages, enjoined from further use of the software, require us to comply with conditions of the license (which may include releasing the source code of our proprietary software to third parties without charge), or force us to devote additional resources to re-engineer all or a portion of our solutions to avoid using the open source software. Any of these events could create liability for us, damage our reputation, and have an adverse effect on our revenue, and operations.

We use third-party software, hardware and SaaS technologies from third parties that may be difficult to replace or that may cause errors or defects in, or failures of, the services or solutions we provide.

We rely on software and hardware from various third parties to deliver our services and solutions, as well as hosted SaaS applications from third parties. If any of these software, hardware or SaaS applications become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, it could result in delays in the provisioning of our services until equivalent technology is either developed or obtained and integrated, which could increase our expenses or otherwise harm our business. In addition, any errors or defects in or failures of this third-party software, hardware or SaaS applications could result in errors or defects in or failures of our services and solutions, which could harm our business and be costly to correct.

Risks Related to Taxation

We believe that we were a passive foreign investment company (“PFIC”) for our taxable year ending December 31, 2023 and we may be a PFIC in future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), we will be a PFIC, for any taxable year in which (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. For the purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation. If we are a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus entitled “United States Federal Income Tax Considerations for U.S. Holders”), then such U.S. Holder may be subject to adverse U.S. federal income tax consequences and additional reporting requirements. Due to the nature of our business prior to the Business Combination and the timing of the Business Combination, we believe that we were a PFIC for our taxable year ending December 31, 2023. However, based on the nature of our business after the Business Combination, our financial statements, and our expectations about the nature and amount of our income, assets and activities following the Business Combination, we do not expect to be a PFIC for our taxable year ending December 31, 2024. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year and the determination of whether we are a PFIC is a fact-intensive determination applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Moreover, if we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the U.S. Internal Revenue Service (the “IRS”) may require, including a PFIC Annual Information Statement in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would likely be unavailable with respect to our Warrants in all cases. U.S. Holders should consult their tax advisers regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this prospectus entitled “United States Federal Income Tax Considerations for U.S. Holders—Passive Foreign Investment Company Rules.”

Risks Related to Finance and Accounting

Our operating results may fluctuate from quarter to quarter due to various factors.

Our operating results may vary significantly from one quarter to the next and our business may be impacted by factors such as client loss, the timing of new contracts and of new service or solution offerings, termination of existing contracts, variations in the volume of business from clients resulting from changes in our clients’ operations, the business decisions of our clients regarding the use of our solutions, start-up costs, delays or difficulties in expanding our operating sites and infrastructure, delays or difficulties in recruiting, changes to our revenue mix or to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects, currency fluctuation and seasonal changes in the operations of our clients. The financial benefit of gaining a new client may not be recognized at the intended time due to delays in the implementation of our solutions or negatively impacted due to an increase in the start-up costs. These factors may cause differences in revenues and income among the various quarters of any financial year, which means that the individual quarters of a year may not be predictive of our financial results in any other period.

Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients.

Our business depends on our ability to effectively invoice and successfully obtain payment from our clients for the amounts they owe us for the work performed. Despite our evaluation of the financial condition of our clients, actual losses on client receivables could differ from those that we currently anticipate and, as a result, we may need to adjust our provisions. Macroeconomic conditions may limit access to the credit markets for our clients, resulting in financial difficulties for them which may result in their insolvency or bankruptcy. During weak economic periods, there is an increased risk that our clients will file for bankruptcy protection, which may harm our revenue, profitability, and results of operations. We also face risk from international clients that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any creditor claim outweighs the recovery potential of such claim. Therefore, we might experience delays in the collection of our client receivables, which would adversely affect our results of operations and cash flows. This in turn, could adversely affect our ability to make necessary investments and, therefore, could affect our results of operations.

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

Our internal systems and tools have a number of limitations, and our methodologies for tracking operational metrics may change over time, which could result in unexpected changes to our results and metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate.

In addition, some of these metrics are expected to fluctuate significantly from period to period based on timing of one or more client purchase decisions or other factors, which makes it difficult for us to accurately predict such metrics for any future period. Limitations or errors with respect to the data or how we measure it could impact our understanding of certain details of our business, which could affect our long-term strategies. Our operating metrics are not necessarily indicative of the historical performance of our business or the results that may be expected for any future period. If our operating metrics are not accurate representations of our business or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be adversely affected.

Risks Related to Ownership of Our Class A Ordinary Shares

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the content that they publish about us. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Class A ordinary shares or change their opinion of our Class A ordinary shares, our share price would likely decline.

We have not and may not pay cash dividends for the foreseeable future.

We have never declared or paid any cash dividends on our shares. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A ordinary shares for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Cayman Islands law affecting the payment of dividends and distributions to shareholders and any other factors or considerations the board of directors deems relevant. Accordingly, investors must rely on sales of their Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Prior to the Business Combination, there was no prior market for our Class A ordinary shares and an active trading market for such securities may not develop or be sustained, which may cause our shares to trade at a discount and make it difficult to sell the shares.

Prior to the Business Combination, there was not a public trading market for our Class A ordinary shares. We cannot predict the extent to which investor interest in our company will lead to the development of, or sustain, an active trading market or how liquid that market might be. An active public market for our Class A ordinary shares may not develop or be sustained, which would make it difficult for you to sell your Class A ordinary shares at a price that is attractive to you, or at all. The market price of our Class A ordinary shares may decline below the current price.

The price of our Class A ordinary shares and Warrants may be volatile or decline.

The price of our Class A ordinary shares and our Warrants may fluctuate or decline due to a variety of factors, including:

●	changes in the industries in which we and our customers operate;

●	developments involving our competitors;

●	changes in laws and regulations affecting our business;

●	variations in our operating performance and the performance of our competitors in general;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	publication of research reports by securities analysts about us, our competitors or our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	actions by shareholders, including the sale by any of our principal shareholders of any of their shares of our Class A ordinary shares;

●	the issuance and potential sales of up to 21,027,801 Class A ordinary shares upon the exercise of our outstanding Warrants;

●	the issuance and potential sales of up to 31,903,347 Class A ordinary shares upon the exercise of exchange rights pursuant to the Exchange Agreements;

●	additions and departures of key personnel;

●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

●	changes in our capital structure, such as future issuances of equity and equity-linked securities or the incurrence of additional debt;

●	the volume of shares of our Class A ordinary shares available for public sale;

●	general economic and political conditions, such as the effects of the Russia-Ukraine conflict, pandemics such as the COVID-19 outbreak, recessions, interest rates, inflation, local and national elections, fuel prices, international currency fluctuations, changes in diplomatic and trade relationships, political instability, acts of war or terrorism and natural disasters; and

●	other risk factors listed in this section “Risk Factors.”

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly impact the market price of our Class A ordinary shares and Warrants, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular company’s securities, securities class action litigation has often been instituted against that company. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business. Any of the factors listed above could materially and adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

The Class A ordinary shares being offered in this prospectus represent a substantial percentage of our outstanding Class A ordinary shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Class A ordinary shares to decline significantly.

This prospectus relates to the issuance by us of up to 10,566,347 Class A ordinary shares, at an implied price of $10.10 per share, upon exchange of remaining shares of AARK or ATG pursuant to the Exchange Agreements, which represents 27.2% of our outstanding Class A ordinary shares as of April 30, 2024 and 11.5% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met. This prospectus also relates to the issuance by us of up to 21,027,801 Class A ordinary shares issuable upon the exercise of the Warrants, which represents 54.1% of our outstanding Class A ordinary shares as of April 30, 2024 and 22.9% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants.

This prospectus also relates to the resale from time to time by the Selling Securityholders of an aggregate of (A) 54,917,027 Class A ordinary shares consisting of (i) up to 31,903,347 Exchanged Shares, which represents 82.0% of our outstanding Class A ordinary shares as of April 30, 2024 and 34.7% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; (ii) up to 13,485,870 Class A ordinary shares consisting of (a) 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s IPO at an effective price of approximately $0.004 per share, which represents 3.9% of our outstanding Class A ordinary shares as of April 30, 2024 and 1.6% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; (b) 1,250,000 Class A ordinary shares purchased by certain anchor investors in WWAC’s IPO from the Sponsor at a price of $0.005 per share, which represents 3.2% of our outstanding Class A ordinary shares as of April 30, 2024 and 1.4% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; (c) 1,024,335 Class A ordinary shares issued to certain third-parties (which were issued for no cash consideration but in consideration for the Selling Securityholders entering into agreements not to redeem their Class A ordinary shares pursuant to the Non-Redemption Agreements), which represents 2.6% of our outstanding Class A ordinary shares as of April 30, 2024 and 1.1% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; (d) 3,711,667 Class A ordinary shares issued to certain investors in a private placement pursuant to Subscription Agreements (which were issued for no net cash consideration but in consideration for the Selling Securityholders entering into the forward purchase arrangement with the Company), which represents 9.5% of our outstanding Class A ordinary shares as of April 30, 2024 and 4.0% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; (e) 5,638,530 Class A ordinary shares issued to Innovo (which were issued for no cash consideration but in consideration for the Sole Shareholder causing AARK to enter into an amendment to the Business Combination Agreement), which represents 14.5% of our outstanding Class A ordinary shares as of April 30, 2024 and 6.1% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; and (f) 361,338 Class A ordinary shares issued to certain vendors and third parties in lieu of cash as consideration for expenses incurred in connection with the Business Combination at an implied purchase price range between $2.32 and $2.43 per share, which represents 0.9% of our outstanding Class A ordinary shares as of April 30, 2024 and 0.4% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants; and (iii) up to 9,527,810 Class A ordinary shares upon the exercise of the Private Placement Warrants; and (B) up to 9,527,810 Private Placement Warrants.

The 54,917,027 Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders exceeds the number of Class A ordinary shares constituting our public float and would represent approximately 141.2% of our Class A ordinary shares outstanding as of April 30, 2024 and approximately 59.8% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants. The sale of such shares by the Selling Securityholders, or the perception that these sales could occur, could depress the market price of our Class A ordinary shares. A reduction in the market price of our Class A ordinary shares could materially and adversely affect our ability to raise capital, which in turn could adversely affect our ability to make necessary investments and, therefore, could affect our results of operations.

Even if our trading price continues to trade significantly below $10.00 per share, the offering price for the units sold in WWAC’s IPO, certain of the Selling Securityholders may still have an incentive to sell our Class A ordinary shares because they may still experience a positive rate of return on their securities due to the differences in the purchase prices described herein and the public trading price of our Class A ordinary shares. While these Selling Securityholders may, on average, experience a positive rate of return based on the current market price of their Class A ordinary shares, other public securityholders may not experience a similar rate of return on the Class A ordinary shares they purchased due to differences in the purchase prices and the current trading price of our Class A ordinary shares. Despite the closing price being $2.060 per share as of April 30, 2024, the Selling Securityholders may still experience a positive rate of return on the shares purchased by them due to the lower implied price per share at which they received or purchased their Class A ordinary shares. For example, based on the closing price of our Class A ordinary shares of $2.060 as of April 30, 2024, (i) the holders of the 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s IPO at an effective price of approximately $0.004 per share would experience a potential profit of up to approximately $2.056 per share, or up to approximately $3.1 million in the aggregate, for selling all 1,500,000 Class A ordinary shares held by them; (ii) the holders of the 1,250,000 Class A ordinary shares purchased by certain anchor investors in WWAC’s IPO from the Sponsor at a price of $0.005 per share would experience a potential profit of up to approximately $2.055 per share, or up to approximately $2.6 million in the aggregate, for selling all 1,250,000 Class A ordinary shares held by them; (iii) the holders of the 1,024,335 Class A ordinary shares issued to certain third-parties (which were issued for no cash consideration but in consideration for the Selling Securityholders entering into agreements not to redeem their Class A ordinary shares pursuant to the Non-Redemption Agreements) would experience a potential profit of up to approximately $2.060 per share, or up to approximately $2.1 million in the aggregate, for selling all 1,024,335 Class A ordinary shares held by them; and (iv) the holders of the 3,711,667 Class A ordinary shares issued to certain investors in a private placement pursuant to the Subscription Agreements (which were issued for no net cash consideration but in consideration for the Selling Securityholders entering into the forward purchase arrangement with the Company) would experience a potential profit of up to approximately $2.060 per share, or up to approximately $7.6 million in the aggregate, for selling all 3,711,667 Class A ordinary shares held by them (in addition to the Maturity Consideration of up to an aggregate of approximately $8 million in cash or a number of Class A ordinary shares valued at $2.50 per share, at the option of the FPA holder, paid to the FPA holder at the end of the contract period of one year). Other Selling Securityholders paid more, or an amount approximately equivalent to the trading price of $2.060 per share as of April 30, 2024, and may experience a comparatively smaller, or negative, rate of return.

We are an “emerging growth company” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, and, if we qualify as a foreign private issuer in the future, we will not be required to provide detailed compensation disclosures or file proxy statements. We cannot predict if investors will find our Class A ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our Class A ordinary share price may be more volatile.

We may be required to make a cash payment or issue additional Class A ordinary shares in respect of approximately 4 million Class A ordinary shares to the investors with whom we entered into Forward Purchase Agreements in connection with the Closing, which would reduce the amount of cash available to us to fund our operations or dilute the percentage ownership held by the investors.

On and around November 3, 2023 and November 5, 2023, we entered into Forward Purchase Agreements (the “Forward Purchase Agreements”) with certain investors (together, the “FPA holders”), pursuant to which we agreed to make a cash payment in respect of up to approximately 4 million Class A ordinary shares then held by the FPA holders (subject to certain conditions set forth in the Forward Purchase Agreements), at the end of the contract period of one year (the “Maturity Date”). Pursuant to the terms of the Forward Purchase Agreements, each FPA holder further agreed not to redeem any of our Class A ordinary shares owned by it at such time.

If the FPA holders hold some or all of the approximately 4 million Forward Purchase Agreement shares on the Maturity Date, then we will be required to make a cash payment of $2.00 per FPA Share then held, or issue additional Class A ordinary shares to such FPA holders at a price of $2.50 per share. If we are required to make any such payments, the amount of cash on hand to fund our operations would be reduced accordingly, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations. If we are required to issue additional Class A ordinary shares in respect of the FPA Shares, the ownership percentage held by our investors will be diluted.

We are a “controlled company” within the meaning of Nasdaq listing rules and, as a result, qualify for exemptions from certain corporate governance requirements. Our shareholders may not have the same protections afforded to shareholders of companies that are subject to such requirements.

The Class V Shareholder has voting rights equal to 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary shares voting together as a class in connection with the appointment or removal of directors. As a result, as long as the Class V ordinary share remains outstanding, we will be a “controlled company” under the Nasdaq listing rules. As a controlled company, we will be exempt from certain corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees of directors are determined or recommended to our board of directors by independent members of our board of directors. Although we have not relied on these exemptions following the Closing, if we do determine to rely on one or more of these exemptions in the future, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

We identified a material weakness in our internal control over financial reporting. If we are not able to remediate the material weakness and otherwise maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our Class A ordinary shares could be adversely affected.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of internal controls over financial reporting and provide a management report on internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

On December 11, 2023, the Company concluded that it should restate certain of its previously issued carve-out consolidated financial statements of AARK and subsidiaries to correct the misreporting of basic and diluted earnings per share and number of issued and paid-up common stock, resulting from one of the material weaknesses described below. The restated financial statements were incorporated into the condensed consolidated financial statements as of December 31, 2024, which were included in our quarterly report on Form 10-Q filed on February 20, 2024 as well as in this registration statement.

AARK identified material weaknesses in internal control over financial reporting that are primarily attributable to improper segregation of duties, inadequate processes for timely recording of significant events and material transactions and inadequate design and implementation of information and communication policies and procedures and monitoring activities. In addition, prior to the Business Combination, we identified a material weakness in internal control over financial reporting related to the process of recording accruals.

While management is working to remediate the material weaknesses, there is no assurance that these remediation efforts, when economically feasible and sustainable, will successfully remediate the identified material weaknesses. If we are unable to establish and maintain an effective system of internal control over financial reporting, the reliability of our financial reporting, investor confidence in us and the value of our Class A ordinary shares could be materially and adversely affected and the Company could be subject to sanctions or investigations by the SEC or other regulatory authorities. Effective process and controls over financial reporting is necessary for us to provide reliable and timely financial reports and are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. For as long as we are a “smaller reporting company” under the U.S. securities laws, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of internal control over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal control over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation.

Moreover, we do not expect that process and controls over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. The failure of our control systems to prevent error or fraud could materially adversely impact us.

If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our Class A ordinary shares may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our Class A ordinary shares may decline.

You may be diluted, and the market price of our Class A ordinary shares and other securities may be depressed, by sales of Class A ordinary shares and the future issuance of Class A ordinary shares registered pursuant to this prospectus, including pursuant to the Exchange Agreements and upon the exercise of the Warrants, as well as any additional Class A ordinary shares issued in connection with our equity incentive plans, acquisitions, the Forward Purchase Agreements or otherwise.

As of the date of this prospectus, we had 461,103,038 Class A ordinary shares authorized but unissued. Our Memorandum and Articles of Association authorizes us to issue shares and options, rights, warrants and appreciation rights relating to the shares for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Pursuant to the Exchange Agreements, from and after April 1, 2024, the Exchanging Aeries Holders and the Sole Shareholder have the right, subject to the satisfaction of certain exercise conditions set forth in their respective Exchange Agreements, to elect to exchange their respective interests in Aeries and AARK for our Class A ordinary shares, which may dilute the percentage ownership of our shareholders. The Exchange Agreements are conditioned on satisfaction of: (a) approval from the Reserve Bank of India and any other regulatory approvals, if required; and (b) at least two of the following conditions: (i) consolidated twelve month EBITDA of all operating entities in which we have direct or indirect shareholding achieves of at least $6 million; (ii) consolidated twelve month revenue of all entities in which the Company has a direct or indirect shareholding achieves at least $60 million; (iii) minimum trading volume of (26 weeks average volume will be considered as the benchmark) of 60,000 shares; (iv) achievement of a trading price of at least $10.00 for 10 or more trading days in a 20-day period; (v) raising of funding of at least $10 million; or (vi) acquisition of one other business with a value of at least $5 million. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met.

We are registering up to 31,903,347 Class A ordinary shares for resale pursuant to this prospectus that have been issued or are issuable pursuant to the Exchange Agreements. Additionally, we are registering 21,027,801 Class A ordinary shares that may be issued upon the exercise of the Warrants. We have reserved certain Class A ordinary shares (subject to certain adjustments) for issuance under our 2023 Equity Incentive Plan and may adopt other equity incentive plans in the future. Moreover, we may issue Class A ordinary shares or other equity securities as consideration for our future acquisitions or other transactions. We may also be required to issue additional Class A ordinary shares pursuant to the Forward Purchase Agreements. Any Class A ordinary shares that we issue, including those registered issuable pursuant to this prospectus, the Exchange Agreements, the Warrants, our equity incentive plans, or the Forward Purchase Agreements, may dilute the percentage ownership held by the investors.

In the future, we may issue additional Class A ordinary shares, or securities convertible into or exercisable or exchangeable for Class A ordinary shares, in connection with generating additional capital, future acquisitions, repayment of outstanding indebtedness, or for other reasons. The market price of shares of our Class A ordinary shares could decline as a result of substantial sales of Class A ordinary shares, particularly by our significant shareholders, a large number of Class A ordinary shares becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. Pursuant to our registration rights agreement, the shareholders party thereto are entitled to, among other things, certain registration rights, including demand, piggy-back and shelf registration rights. If one or more of these shareholders were to sell a substantial portion of the shares they hold, it could cause the trading price of our Class A ordinary shares to decline.

The Sole Shareholder, certain employees and certain founder shareholders may have interests that conflict with other shareholders and the employees may sell additional shares, or the market perception of such sale may cause the market price of our ordinary shares to decline.

The Sole Shareholder, certain employees and certain founder shareholders have equity ownership in our company, which could give them certain amount of personal wealth. Likewise, we have certain employees whose equity awards are fully vested, and who will be unrestricted in their ability to sell our Class A ordinary shares in the open market following expiration or waiver of any applicable lock-up restrictions, with the exception of the resale of shares held by affiliates under Rule 144 under the Securities Act. These employees may have an economic interest in their ownership of our shares that conflicts with other shareholders, because they may be motivated to sell their shares to obtain cash rather than investing into the growth of the business and the potential higher price of our Class A ordinary shares in the long-term. The risk that our employees may sell Class A ordinary shares in the open market may be made more acute as we do not anticipate paying dividends for the foreseeable future, meaning open market sales may be our employees’ only means of generating liquidity from their ownership of our securities. As a result, sales of our Class A ordinary shares by our employees in the open market or the perception that such sales could occur may negatively impact the market price of our Class A ordinary shares.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares. As restrictions on resale end, the market price of our shares could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby significantly diminishing the value of your Warrants.

We will have the ability to redeem outstanding Warrants at any time once they become exercisable and prior to their expiration, at a price of $0.01 per Warrant provided that the last reported sales price of the underlying Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Warrants. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants. As of April 30, 2024, there were 11,499,991 Public Warrants outstanding. None of the Private Placement Warrants will be redeemable by us except under certain circumstances. See “Description of Shares—Redeemable Warrants—Public Warrants” and “Description of Shares—Redeemable Warrants—Private Placement Warrants” for further information.

In addition, we may redeem your Warrants after they become exercisable for a number of Class A ordinary shares determined based on the redemption date and the fair market value of the Class A ordinary shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A ordinary shares had your Warrants remained outstanding.

We have no obligation to notify holders of the Warrants that the Warrants have become eligible for redemption. However, in the event we elect to redeem the Warrants, it will fix a date for the redemption and, pursuant to the terms of the Warrant Agreement, mail a notice of redemption by first class mail, with postage prepaid, not less than 30 days prior to the redemption date to the registered holders of the Warrants. Under the terms of the Warrant Agreement, the Warrants may be exercised for cash at any time after notice of redemption has been given by us.

The Warrants may never be in the money, and may expire worthless.

The exercise price of the Warrants is $11.50 per share. If the trading price of our Class A ordinary shares is less than $11.50 per share, we believe holders of the Warrants will be unlikely to exercise the Warrants. It is unlikely Warrant holders will exercise their Warrants unless the trading price of our Class A ordinary shares is in excess of the exercise price. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless and we may receive no proceeds from the exercise of the Warrants. As a result, we do not expect to be able to rely on proceeds from the exercise of the Warrants to fund our operations, which could adversely affect our ability to make necessary investments and, therefore, could affect our results of operations.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities.

We cannot assure you that the due diligence conducted in relation to AARK and Aeries has identified all material issues or risks associated with Aeries, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities. Accordingly, our securityholders could suffer a reduction in the value of their shares and warrants. Such securityholders are unlikely to have a remedy for such reduction in value.

We have a dual class ordinary share structure that has the effect of concentrating voting control with the Class V Shareholder with regard to certain extraordinary events described in our Memorandum and Articles of Association. Additionally, the Class V Shareholder is a business associate of the Sole Shareholder, who currently holds approximately 68.4% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V ordinary share, subject to the special voting right of the Class V ordinary share. This concentrated control will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, and that may adversely affect the trading price of our Class A ordinary shares.

We have a dual class ordinary share structure and the Class V Shareholder holds the Class V ordinary share. In accordance with our Memorandum and Articles of Association, such Class V ordinary share has no economic rights, but has voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the Class V ordinary share in the event of (i) a threatened or actual hostile change of control and/or (ii) the appointment and removal of a director on our board of directors (collectively, the “Extraordinary Events”), and (2) in the event of the Extraordinary Events, including the threat of a hostile change of control of Aeries, 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class.

On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. Immediately following this exchange, the Sole Shareholder’s beneficial ownership percentage of Class A ordinary shares remained at 73.8%, while his voting power increased to 72.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V ordinary share, subject to the special voting rights of the Class V ordinary share regarding the Extraordinary Events. As a result of this exchange, and in accordance with our Memorandum and Articles of Association, the number of votes represented by the sole Class V ordinary share was reduced from 51.0% to 1.3% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V ordinary share; however, this reduction will not affect the voting rights of the Class V ordinary share in the event of the Extraordinary Events.

The Class V Shareholder is owned by a business associate of the Sole Shareholder. The Sole Shareholder does not have control over the Class V Shareholder, and the Class V Shareholder will not receive any compensation in connection with its ownership of the Class V ordinary share. Although the Class V Shareholder is not required by contract or otherwise to vote in a manner that is beneficial to the Sole Shareholder and may vote the Class V Ordinary Share in its sole discretion, given the business relationship between the Class V Shareholder and the Sole Shareholder, the Sole Shareholder believes that the Class V Shareholder could protect the interests of the Sole Shareholder from extraordinary events, such as a hostile takeover or board contest, prior to the exchange of all ordinary shares of AARK by the Sole Shareholder.

The concentrated control described above may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring shareholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our shares that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of our Class A ordinary shares.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds distributed from the trust account to the public shareholders, and we and our board of directors may be exposed to claims of punitive damages.

If we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

The IRS or the Income Tax Department, Department of Revenue, Ministry of Finance, Government of India, including without limitation, any court, tribunal or other authority, in each case that is competent to impose or adjudicate tax in the Republic of India (the “Indian Taxation Authority”) may disagree regarding the tax treatment of the Business Combination and the other transactions that were undertaken in connection with the Business Combination, which could have a material adverse effect on the market price of our Class A ordinary shares.

Neither we nor any of AARK or Aeries intends to or has sought any rulings from the IRS or the Indian Tax Authority regarding the tax consequences of the Business Combination and the other transactions that were undertaken in connection with the Business Combination. Accordingly, no assurance can be given that the IRS or Indian Tax Authority will not assert, or that a court of competent jurisdiction will not sustain, a position contrary to the intended tax treatment. Any such determination could subject you to adverse tax consequences that would be different from those described in the proxy statement/prospectus filed in connection with the Business Combination and have a material adverse effect on our business and the market price of our Class A ordinary shares.

USE OF PROCEEDS

All of the Class A ordinary shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sales of Class A ordinary shares or Warrants or from the issuance of Exchanged Shares.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their Class A ordinary shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Class A ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

With respect to the Class A ordinary shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants (if any) to the extent such Warrants are exercised for cash. We intend to use any such proceeds for general corporate purposes. If the trading price of our Class A ordinary shares is below $11.50, then the holders of the Warrants are not likely to exercise their Warrants. Given the current trading price of our Class A ordinary shares ($2.060 per share at the close of the market as of April 30, 2024), it is not likely that holders of the Warrants will exercise their Warrants, and we therefore do not intend to rely on cash proceeds from such exercises to fund our operations.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A ordinary shares or Warrants may be sold by the Selling Securityholders under this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A ordinary shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Cayman Islands law and any other applicable law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION

Our Class A ordinary shares and Warrants are listed on Nasdaq under the symbols “AERT” and “AERTW,” respectively. Prior to the consummation of the Business Combination, the Class A ordinary shares, units and warrants were listed on Nasdaq under the symbols “WWAC,” “WWACU” and “WWACW,” respectively. As of April 30, 2024, there were 108 holders of record of our Class A ordinary shares and 4 holders of record of our Warrants. The actual number of shareholders of our Class A ordinary shares and the actual number of holders of our Warrants is greater than the number of record holders and includes holders of our Class A ordinary shares or Warrants whose Class A ordinary shares or Warrants are held in street name by brokers and other nominees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this propsectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements are based on WWAC’s historical financial statements and AARK’s carve-out consolidated financial statements, as adjusted to give effect to the Business Combination. The historical financial statements of WWAC were prepared based on a December 31 fiscal year-end and the historical financial statements of AARK were prepared based on a March 31 fiscal year end. Following the consummation of the Business Combination, Aeries Technology, Inc. has a March 31 fiscal year end.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of WWAC as of September 30, 2023 and the historical balance sheet of AARK as of September 30, 2023, on a pro forma basis as if the Business Combination had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2023 and the year ended December 31, 2022 give pro forma effect to the Business Combination as if it was completed on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the historical operations of WWAC for the year ended December 31, 2022 and the historical statements of operations of AARK for the year ended March 31, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2023 combines the historical operations of WWAC and the historical statements of operations of AARK for the six months ended September 30, 2023. The historical statements of operations of WWAC for the six months ended September 30, 2023 were derived by adding the historical statements of operations of WWAC for the three months ended June 30, 2023 to the historical statements of operations of WWAC for the three months ended September 30, 2023.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on September 30, 2023, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2022, nor are they indicative of the results of operations of the combined company for any future period. The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following:

●	the historical unaudited condensed financial statements of WWAC as of, and for the six months ended, June 30, 2023, and the related notes;

●	the historical unaudited condensed financial statements of WWAC as of, and for the nine months ended, September 30, 2023, and the related notes;

●	the historical audited financial statements of WWAC as of, and for the year ended, December 31, 2022, and the related notes;

●	the historical unaudited condensed carve-out consolidated financial statements of Aark Singapore Pte. Ltd. as of, and for the six months ended, September 30, 2023, and related notes;

●	the historical audited carve-out consolidated financial statements of Aark Singapore Pte. Ltd. as of, and for the year ended, March 31, 2023, and related notes; and

●	the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial statements are presented considering the final redemption scenario.

Description of the Business Combination

On March 11, 2023, WWAC and AARK entered into the Business Combination Agreement. At the Closing, WWAC and AARK consummated the Business Combination, following the approval by the Company’s shareholders at the annual general meeting of shareholders held on November 2, 2023. Pursuant to the Amalgamation, all AARK ordinary shares that were issued and outstanding prior to the effective time of the amalgamation (the “Effective Time”) remain issued and outstanding following the Effective Time and continue to be held by the Sole Shareholder, and all of the shares of Amalgamation Sub that were issued and outstanding as of the Effective Time were automatically converted into a number of AARK ordinary shares. The combined company owns these converted AARK ordinary shares directly. The number of AARK ordinary shares issued in connection with the Amalgamation was based on an assumed price of $10.10 per share. Based on a pre-transaction equity value of Aeries of $349 million, AARK’s ownership of 85.31% of the issued and outstanding Aeries Shares and the other Aeries Holders’ 14.69% ownership of the issued and outstanding Aeries Shares. WWAC acquired 38.24% of the economic interest in AARK while the Sole Shareholder and Aeries Holders collectively retained 61.76 % of the economic interests in AARK, pursuant to the aforesaid Business Combination Agreement and actual redemption scenario. Following the exchange of 9,500 AARK ordinary shares to Class A ordinary shares by the Sole Shareholder on April 5, 2024, the Company’s economic interest in AARK increased from 38.24% to 96.91%, while the Aeries Holders collectively retained 3.09% of the economic interests in AARK.

As used in this unaudited pro forma condensed combined financial information, the “Company” refers to WWAC as a Cayman Islands exempted company which, in conjunction with the Business Combination, continued and changed its corporate name to “Aeries Technology, Inc.” The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined entity following completion of the Business Combination. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements and described in the notes thereto reflect, among other things, the completion of the Business Combination, transaction costs in connection with the Business Combination, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).

The Business Combination has been accounted for as a reverse recapitalization because AARK has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, WWAC is treated as the “acquired” company for financial reporting purposes, with no goodwill or other intangible assets recorded, in accordance with GAAP. AARK has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances taken into consideration:

●	AARK, as a group, after giving effect to the Exchange Agreements, will retain a majority of the outstanding shares of ATI;

●	AARK has the ability to elect a majority of the members of ATI’s governing body;

●	AARK’s executive team makes up the executive team of ATI;

●	AARK represents an operating entity (group) with operating assets, revenues, and earnings significantly larger than WWAC.

Concurrently with the Closing, the outstanding 79,776 Class A ordinary shares of the Company that were not redeemed prior to the Closing Date were converted into an equal number of Class A ordinary shares plus an additional 87,133 Class A ordinary shares (“Bonus Shares”) of the Company in aggregate.

Further, certain Class A ordinary shareholders entered into non-redemption agreement executed on 3rd and 5th November, 2023 to reverse the redemption for an aggregate of 1,652,892 Class A ordinary shares while waiving their right to receive any Shareholder Bonus Shares issued under the Business Combination Agreement. Similarly, in connection with Forward Purchase Agreements (each, an “FPA”), the parties to the FPA purchased 288,333 Class A ordinary shares through the open market or via redemption reversals (“Recycled Shares”).

Also, in connection with the Business Combination, the Company issued to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates (the “Class V Shareholder”), one Class V ordinary share of the Company (the “Class V Ordinary Share”), which Class V Ordinary Share has voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and Class V Ordinary Share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for Class A ordinary shares pursuant to the AARK Exchange Agreement) and (2) in certain circumstances, including the threat of a hostile change of control of the Company, 51.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class; provided, however, that such proportionate reduction will not affect the voting rights of the Class V Ordinary Share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Board. Immediately following the exchange of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares by the Sole Shareholder on April 5, 2024, the Sole Shareholder’s beneficial ownership percentage of Class A ordinary shares remained at 73.8%, while his voting power increased to 72.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V Ordinary Share, subject to the special voting rights of the Class V Ordinary Share described above. The Class V Shareholder is owned by a business associate of the Sole Shareholder. The Sole Shareholder does not have control over the Class V Shareholder, and the Class V Shareholder will not receive any compensation in connection with its ownership of the Class V Ordinary Share. Although the Class V Shareholder is not required by contract or otherwise to vote in a manner that is beneficial to the Sole Shareholder and may vote the Class V ordinary share in its sole discretion, given the business relationship between the Class V Shareholder and the Sole Shareholder, the Sole Shareholder believes that the Class V Shareholder could protect the interests of the Sole Shareholder from extraordinary events, such as a hostile takeover or board contest, prior to the exchange of AARK ordinary shares by the Sole Shareholder. The Class V Ordinary Share may not be transferred, and any attempted transfer of the Class V Ordinary Share will be void.

On June 30, 2023, WWAC and AARK entered into Amendment No. 1 to the Business Combination Agreement to (i) revise the pre-transaction equity value of the company to be $349,000,000, (ii) increase the redemption threshold percentage from 85.00% to 89.15%, (iii) provide that 50,000 bonus shares, from the 3,750,000 bonus share pool, will be issued to certain employees of AARK, and modify the Exchange Rate, per the Exchange Agreement, from 14.28 to 14.40 in the case of Aeries Shares and from 2,227 to 2,246 in the case of AARK ordinary shares.

On October 8, 2023 and October 10, 2023, the Company and its Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with certain unaffiliated third parties (each, a “Holder,” and collectively, the “Holders”) in exchange for the Holder or Holders agreeing either not to request redemption in connection with the Company’s extension or to reverse any previously submitted redemption demand in connection with the Extension with respect to an aggregate of 3,733,263 Class A ordinary shares of the Company sold in its IPO at the extraordinary general meeting called by the Company to, among other things, approve an amendment to the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the Company’s IPO, from 24 months from the closing of our IPO to 25 months from the closing of our IPO or such earlier date as is determined by our Board of Directors (the “Board”) to be in the best interests of the Company (such date, the “Extended Date”), and to allow the Company, without another shareholder vote, by resolution of our Board, to elect to further extend the Extended Date in one-month increments up to five additional times (with each such extension being upon five days’ advance notice in writing), for a total of up to 30 months from the closing of our IPO, unless the closing of a business combination will have occurred prior thereto (each an “Extension”).

On October 9, 2023, WWAC and AARK entered into Amendment No. 2 to the Business Combination Agreement to increase the number of Employee Merger Consideration Shares (as defined in the Business Combination Agreement) from 50,000 to 52,600.

On October 16, 2023, the Company had an extraordinary meeting and in connection with such meeting, the Company received shareholder approval to amend the Trust Agreement and extended the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the Company’s IPO. In connection with the extension proposal, holders of 938,987 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.66 per share, for an aggregate redemption amount of approximately $10.0 million. As a result, approximately $40.3 million will remain in the Company’s trust account and 3,779,067 Class A ordinary shares remain outstanding.

On October 26, 2023, the Company, the Sponsor and the other parties thereto (the “Holders”) entered into an amendment to that certain registration rights agreement, dated October 19, 2021, among the Company, the Sponsor and the Holders (the “Registration Rights Agreement”), to, among other things, amend the definition of “Founder Shares Lock-up Period” to provide that the transfer restrictions applicable to the Founder Shares shall apply to only 80% of the Founder Shares.

On October 28, 2023, November 5, 2023, and November 6, 2023, in connection with the Business Combination, the Company entered into a subscription agreement (the “Subscription Agreement”) with a certain investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor has agreed to subscribe for and purchase Class A ordinary shares from the Company. The Subscription Agreement contains customary conditions to closing, including the consummation of the Business Combination. Refer to Form 8-K filed with the SEC on November 6, 2023.

On October 29, 2023, WWAC and AARK entered into Amendment No. 3 to the Business Combination Agreement (the “Third Amendment”) to, among other things, provide that the Employee Merger Consideration Shares (as defined in the Business Combination Agreement) may be issued to employees of AARK in the joint discretion of the Chief Executive Officer and Chairman of AARK, and that any Remaining Bonus Shares (as defined in the Business Combination Agreement) will be issued to Innovo. The Third Amendment also provided that 3,000,000 Class A ordinary shares would be issued to Innovo at the Closing. In addition, the Third Amendment contemplated certain amendments to the Exchange Agreements that provided that from and after the date of the Exchange Agreements and prior to April 1, 2024, each holder of Company ordinary shares and AARK ordinary shares may exchange up to 20% of the number of Company ordinary shares or AARK ordinary shares, as applicable, held by such holder for Class A ordinary shares or cash, in each case as provided in the Exchange Agreements.

On November 3, 2023, and November 5, 2023, WWAC had entered into Forward Purchase Agreements (each, an “FPA”) with Sandia Investment Management LP, Sea Otter Trading, LLC, YA II PN, Ltd and Meteora Capital Partners, LP (collectively known as the “FPA holders”). The FPAs relate to the issuance of 4 million Class A ordinary shares (the “FPA Shares”) to the FPA holders at the redemption price of approximately $10.69 per share (the “Initial Price”), consisting of newly-issued Class A ordinary shares pursuant to the Subscription Agreements and shares purchased by the FPA holders in the open market or via redemption reversals prior to the Closing (“Recycled Shares”). The FPA holders recycled around 0.3 million shares through open market purchases or via redemption reversals, resulting in a reduction of overall redemptions of Class A ordinary shares. The FPAs provided that in connection with the Closing, an amount equal to the number of FPA Shares multiplied by the Initial Price (the “Prepayment Amount”) would be made to the FPA holders directly from WWAC’s trust account. The Prepayment Amount with respect to the Recycled Shares, amounting to an aggregate of approximately $3 million, was transferred to the accounts held by the respective FPA holders. The remaining 3.7 million FPA Shares were issued pursuant to the Subscription Agreements for no net cash consideration, resulting in a receivable. Since the Prepayment Amount was netted against the purchase price pursuant to the Subscription Agreements at the time of issuance, the Prepayment Amount is not subject to return to the FPA holders, and the Company did not receive any net cash consideration for the FPA Shares issued pursuant to the Subscription Agreements. If the FPA holders deliver an OET Notice (as defined in the FPA) specifying that the FPA will be terminated with respect to a number of Class A ordinary shares, then such FPA holders are required to make a payment to the Company equal to the Early Termination Obligation (as defined in the FPA) associated with the OET Notice. It is highly unlikely the Company will receive any such payment if the price per share of our Class A ordinary shares is less than the redemption price of $10.69 per share. At the end of the contract period of one year, WWAC would be required to pay the Maturity Consideration (approximately $8 million in cash or a number of Class A ordinary shares valued at $2.50 per share, at the option of the FPA holder) in respect of the FPA Shares held by the FPA holders (as such number of FPA Shares may be reduced, as described in the FPA), and the FPA holders will be entitled to keep such FPA Shares following payment of the Maturity Consideration. The consequential liability and receivable for issuance of FPA shares represent a derivative asset which has been initially measured at $32.4 million.

On November 3, 2023 and November 5, 2023, in connection with the Business Combination, the Company entered into non-redemption agreements with certain investors (the “NRA Investors”), pursuant to which, among other things, the NRA Investors agreed to reverse the redemptions of up to an aggregate of 1,652,892 Class A ordinary shares of the Company. Refer to Form 8-K filed with the SEC on November 3, 2023 and November 6, 2023.

Upon consummation of the Business Combination, the holders of AARK ordinary shares and Aeries Shares each entered into the Exchange Agreements. Pursuant to the Exchange Agreements, from and after April 1, 2024 and subject to certain exercise conditions, the Company shall have the right to exercise the ATI call exchange. In addition, each shareholder of Aeries and AARK ordinary shares shall have the right to exercise the ATI put exchange. Each share of AARK may be exchanged for 2,246 Class A ordinary shares of Aeries Technology, Inc. and each Aeries Share may be exchanged for 14.40 Class A ordinary shares of Aeries Technology, Inc., as adjusted for (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the AARK and Aeries ordinary shares that is not accompanied by an identical subdivision or combination of the Class A ordinary shares or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A ordinary shares that is not accompanied by an identical subdivision or combination of the AARK and Aeries ordinary shares. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met.

The tables below represent the sources and uses of funds as it relates to the Business Combination:

Sources and Uses (Based on actual redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,993	Shareholder Redemptions(2)	$28,578
		Transaction Expenses(3)	8,846
		Under Non-Redemption Agreement(4)	9,514
		Cash related to Recycled Shares held by FPA Holders(5)	3,055
Total Sources	$49,993		$49,993

(1)	Represents the amount required for redeeming final Class A ordinary shares upon consummation of the Business Combination.
(2)	Represents amount paid for redemption of 2,697,053 Class A ordinary shares upon consummation of the Business Combination.
(3)	Represents the total transaction fees and expenses incurred and to be paid from the proceeds as part of the Business Combination. This includes promissory note issued by sponsor repaid on transaction closure.
(4)	Represents amount required for paying consideration to certain parties under Non- Redemption Agreements executed on 3rd and 5th November, 2023.
(5)	Represents amount for Recycled Shares purchased by FPA Holders in open market or via redemption reversals.

The following summarizes the pro forma ownership of Class A ordinary shares of Aeries Technology, Inc. following the Business Combination and prior to the exchange of interests in connection with the Exchange Agreements:

Particulars	Shares	%
WWAC Public Shareholders(1)	3,157,469	20.7%
Sponsor and Anchor investors(2)(3)	2,750,000	18.0%
Shares issued to Innovo Consultancy DMCC(4)	5,638,530	37.0%
FPA Shareholders(5)	3,711,667	24.3%
Closing shares(6)	15,257,666	100%

(1)	Includes 87,133 Bonus Shares to WWAC Public Shareholders and 1,024,335 Extension Shares issued to certain holders of Class A ordinary shares (the “Holders”) in accordance with the Non-Redemption Agreement entered into between WWAC, the Sponsor, and the Holders of Class A ordinary shares. Also includes 288,333 shares purchased by the FPA holders in the open market or via redemption reversals prior to the consummation of the business combination.
(2)	Includes 1,500,000 Class A ordinary shares issued to Sponsor and 1,250,000 Class A ordinary shares issued to Anchor Investors upon conversion of the existing WWAC Class B ordinary shares concurrently with the consummation of the Business Combination. 3,000,000 Class B ordinary shares were forfeited by the Sponsor upon the consummation of the Business Combination.
(3)	Does not include (i) 1,500,000 shares of Class B ordinary shares forfeited upon the consummation of the Business Combination, or (ii) 1,500,000 Class B ordinary shares forfeited pursuant to the Sponsor Support Agreement.
(4)	Includes (i) 3,000,000 Class A ordinary shares reissued against 3,000,000 Class B ordinary shares forfeited by the Sponsor upon consummation of the Business Combination as per (2) above, and (ii) 2,638,530 Remaining Bonus Shares issued to Innovo from the 3,750,000 Bonus Share pool, after issuance for Shareholder Bonus Shares and Extension Shares under (1) above.
(5)	Represents fresh issue of Class A ordinary shares to the FPA holders in accordance with the FPAs, which have been classified as temporary equity in the unaudited pro forma condensed combined balance sheet.
(6)	Does not include 10,000 AARK ordinary shares and 655,788 Aeries ordinary shares that represent noncontrolling interest in AARK. These shares will be exchangeable (together with the proportionate reduction in the voting power of the Class V Share, and in the case of the exchange of all AARK ordinary shares, the forfeiture and cancellation of the Class V Share) into shares in Aeries Technology, Inc. in connection with the Exchange Agreements, as noted above.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Aeries Technology, Inc. will experience. AARK and WWAC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. Aeries Technology, Inc. will incur additional costs after the Business Combination is consummated in order to satisfy its obligations as a public company registrant. In addition, we anticipate the adoption of a new Employee Stock Option Plan for employees, officers and directors. No adjustments to the unaudited pro forma statement of operations have been made for these items as such amounts are not yet known.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(In thousands, Except Per Share Data)

	As of September 30, 2023			As of September 30, 2023
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,882	8	-	49,993	a	1,890
	-	-	-	(8,288)	b	-
	-	-	-	(558)	c	-
	-	-	-	(28,578)	h	-
	-	-	-	(9,514)	k	-
	-	-	-	(3,055)	l	-
Accounts receivable, net of allowance of $171 as of September 30, 2023	14,380	-	-	-		14,380
Prepaid expenses, net of allowance of $1 as of September 30, 2023	-	40	(40)	-		-
Other current assets	-	1	(1)	-		-
Prepaid expenses and other current assets	7,011	-	41	-		7,052
Deferred transaction costs	3,340	-	-	(3,340)	b	-
Total current assets	26,613	49	-	(3,340)		23,322
Marketable securities held in Trust Account	-	49,993	-	(49,993)	a	-
Property and equipment, net	3,398	-	-	-		3,398
Operating right-of-use assets	6,130	-	-	-		6,130
Deferred tax assets	1,377	-	-	-		1,377
Forward Purchase Agreement Derivative Asset	-	-	-	32,384	l	32,384
Long-term investments, net of allowance of $136 as of September 30, 2023	1,504	-	-	-		1,504
Other assets, net of allowance of $1 as of September 30, 2023	2,656	-	-	-		2,656
Total Assets	41,678	50,042	-	(20,949)		70,771

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,281	6,352	-	(1,305)	b	6,328
Accrued expenses	-	62	-	(62)	b	-
Promissory note – related party	-	558	-	(558)	c	-
Accrued compensation and related benefits, current	2,375	-	-	-		2,375
Operating lease liabilities, current	1,838	-	-	-		1,838
Short-term borrowings	2,619	-	-	-		2,619
Accrued professional services fees	-	2,414	-	(2,414)	b	-
Other current liabilities	7,753	-	-	(1,473)	b	6,280
Total current liabilities	15,866	9,386	-	(5,812)		19,440

	As of September 30, 2023				As of September 30, 2023
	Aark Singapore Pte. Ltd. (Historical)		Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments			Pro Forma Combined
Long term debt	1,249		-	-	-			1,249
Operating lease liabilities, noncurrent	4,650		-	-	-			4,650
Derivative warrant liabilities	-		1,002	-	-			1,002
Deferred tax liabilities	146		-	-	-			146
Other liabilities	3,690		-	-	-			3,690
Total liabilities	25,601		10,388	-	(5,812)			30,177
Commitments and contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,718,054 shares at $10.57 per share at September 30, 2023	-		49,893	-	(49,893)		d	-
Class A ordinary shares subject to possible redemption	-		-	-	29,329		l	29,329
Redeemable noncontrolling interest	-		-	-	6,490		j	6,490
Shareholder’s equity (deficit):
Worldwide Webb Acquisition Corp Class A Ordinary Shares	-		-	-	-			-
Worldwide Webb Acquisition Corp Class B Ordinary Shares	-		1	-	(0	)*	e	-
	-		-	-	(0	)*	g	-
Common stock, no par value; 10,000 shares issued and paid-up as of September 30, 2023	0	*	-	-	(0	)*		-
ATI Ordinary shares	-		-	-	0	*	d	1
	-		-	-	0	*	g	-
	-		-	-	0	*	i	-
	-		-	-	0	*	e	-
	-		-	-	(0	)*	h
	-		-	-	0	*	l	-
Net stockholder’s investment and additional paid-in capital	8,837		-	-	49,892		d	480
	-		-	-	0	*	e	-
	-		-	-	(11,367)		f	-
	-		-	-	(0	)*	i	-
	-		-	-	(5,093)		j	-
	-		-	-	(3,698)		b	-
	-		-	-	(0	)*	e	-
	-		-	-	(28,578)		h	-
	-		-	-	(9,514)		k	-
Accumulated other comprehensive (loss)	(1,525)		-	-	-			(1,525)
Retained earnings	7,368		-	-	(1,549)		b	5,819
Accumulated deficit	-		(10,240)	-	(1,127)		b	-
	-		-	-	11,367		f	-
Noncontrolling interest	1,397		-	-	(1,397)		j	-
Total shareholder’s equity (deficit)	16,077		(10,239)	-	(1,064)			4,774
Total liabilities and shareholder’s equity (deficit)	41,678		50,042	-	(20,949)			70,771

(1)	Derived from WWAC unaudited interim financial statements, amounts may differ due to rounding

*	Amounts round to less than $1,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, Except Share Data)

	For the year ended March 31, 2023.	For the year ended December 31, 2022.				For the year ended December 31, 2022.
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$53,099	-	-	-		53,099
Cost of Revenue	(39,442)	-	-	-		(39,442)
Gross Profit	13,657	-	-	-		13,657
Operating expenses:
Selling, general & administrative expenses	11,326	-	4,464	2,677	bb	18,467
Formation and operating costs	-	4,464	(4,464)	-		-
Total operating expenses	11,326	4,464	-	2,677		18,467
Income (loss) from operations	2,331	(4,464)	-	(2,677)		(4,810)
Interest income	191	-	-	-		191
Interest expense	(185)	-	-	-		(185)
Change in fair value of derivative warrant liabilities	-	11,626	-	-		11,626
Gain on marketable securities, dividends and interest, held in Trust Account	-	2,395	-	(2,395)	aa	-
Gain on settlement of underwriting fees	-	202	-	-		202
Other income (expense), net	429	-	-	-		429
Total other income (expense), net	435	14,223	-	(2,395)		12,263
Income (loss) before income taxes	2,766	9,759	-	(5,072)		7,453
Provision for income taxes	(1,060)	-	-	-		(1,060)
Net income (loss)	1,706	9,759	-	(5,072)		6,393
Less: Net income (loss) attributable to noncontrolling interests	260	-	-	893	cc	1,153
Net income (loss) attributable to controlling interest	1,446	9,759	-	(5,965)		5,240

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	-	23,000,000	-	(7,742,334)	dd	15,257,666
Basic and diluted net income (loss) per share of Class A ordinary shares ordinary shares	-	$0.34	-	-		0.34
Weighted average shares outstanding of Class B ordinary shares and diluted,	-	5,750,000	-	(5,750,000)	dd	-
Basic and diluted net income (loss) per share of Class B ordinary shares	-	$0.34	-	-		-

(1)	Derived from WWAC audited financial statements, amounts may differ due to rounding

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2023

(In thousands, Except Share Data)

	For the six months ended September 30, 2023.	For the six months ended September 30, 2023.				For the six months ended September 30, 2023.
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined.
Revenue, net	$33,908	-	-	-		33,908
Cost of Revenue	(24,637)	-	-	-		(24,637)
Gross Profit	9,271	-	-	-		9,271
Operating expenses:
Selling, general & administrative expenses	7,008	3,073	-	-		10,081
Total operating expenses	7,008	3,073	-	-		10,081
Income (loss) from operations	2,263	(3,073)	-	-		(810)
Interest income	134	-	-	-		134
Interest expense	(199)	-	-	-		(199)
Change in fair value of derivative warrant liabilities	-	1,242	-	-		1,242
Gain on marketable securities, dividends and interest, held in Trust Account	-	2,342	-	(2,342)	aa	-
Other income (expense), net	120	-	-	-		120
Total other income (expense), net	55	3,584	-	(2,342)		1,297
Income (loss) before income taxes	2,318	511	-	(2,342)		487
Provision for income taxes	(897)	-	-	-		(897)
Net income (loss)	1,421	511	-	(2,342)		(410)
Less: Net income (loss) attributable to noncontrolling interests	181	-	-	766	cc	947
Net income (loss) attributable to controlling interest	1,240	511	-	(3,108)		(1,357)

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	-	6,016,771	-	9,240,895	dd	15,257,666
Basic and diluted net income (loss) per share of Class A ordinary shares	-	$0.04	-	-		(0.09)
Weighted average shares outstanding of Class B ordinary shares and diluted,	-	5,750,000	-	(5,750,000)	dd	-
Basic and diluted net income (loss) per share of Class B ordinary shares	-	$0.04	-	-		-

(1)	Derived from WWAC unaudited interim financial statements, amounts may differ due to rounding

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of presentation

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, WWAC is treated as the “acquired” company for financial reporting purposes, with no goodwill or other intangible assets recorded, in accordance with GAAP. AARK has been determined to be the accounting acquirer because AARK, as a group, after giving effect to the Exchange Agreements, will retain a majority of the outstanding shares of ATI, AARK’s management comprises the majority of ATI management, AARK represents a significant majority of the assets of ATI, and AARK’s business comprises the ongoing operations of ATI.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Business Combination as if it occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination as if it occurred on January 1, 2022. These periods are presented on the basis that AARK is the acquirer for accounting purposes.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Business Combination may not have been included in the unaudited pro forma condensed combined statement of operations.

Upon consummation of the Business Combination, WWAC adopted AARK’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies of WWAC and AARK. As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align WWAC and AARK’s financial statement presentation. Following the consummation of the Business Combination, Aeries Technology, Inc. has a March 31 fiscal year-end.

Note 2 — Unaudited Pro Forma Condensed Combined Balance Sheet adjustments

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(a)	Represents the release of cash held in the Trust Account that becomes available to fund the Business Combination through the Cash Contribution to AARK.

(b)	Represents estimated transaction costs associated with legal, financial advisory, and other professional fees incurred till the consummation of the Business Combination in the unaudited pro forma combined statement of operations for the year ended December 31, 2022. Out of the total transaction costs of $17.9 million that are incurred/anticipated to be incurred, impact $0.5 million in the form of promissory notes has been considered separately in Note (c) below. Further out of the balance $17.4 million, $3.2 million are paid and already reflected in the historical financial statements with additional $8.3 million to be paid from closing proceeds. The remaining of the transaction costs will be paid subsequently.

Out of the total WWAC transaction costs, approximately $9.4 million are already incurred and reflected in the historical statements of operations of WWAC as of September 30, 2023 while an additional $1.1 million not reflected is expensed through accumulated deficit. Out of the total transactions costs incurred by AARK of $7.4 million. Transaction costs directly attributable to the Business Combination of $3.7 million have been recorded as additional paid-in capital, which resulted in a reduction of $3.3 million of deferred transaction costs, a reduction of $0.7 million to accounts payable and a reduction of $0.7 million to other current liabilities.

The remaining transaction costs of $3.7 million is not considered directly attributable and hence is expensed out. Out of the $3.7 million, $2.1 million is already reflected in the historical financial statements and balance of $1.6 million has been affected through retained earnings.

(c)	Represents the payment of the balance due under the unsecured promissory note in cash upon the consummation of the Business Combination.

(d)	Represents the reclassification of the redeemable portion of the Public Shares to permanent equity and conversion of Public Shares to Class A ordinary shares in connection with the Business Combination.

(e)	Represents the forfeiture of 3,000,000 Class B ordinary shares held by the Sponsor and re-issue of Class A ordinary shares to Innovo Consultancy DMCC at the consummation of the Business Combination.

(f)	Reflects the elimination of WWAC’s historical accumulated deficit after recording the transaction costs to be incurred by WWAC as described in Note (b) above.

(g)	Represents the conversion of 2,750,000 Class B ordinary shares to Class A ordinary shares in connection with the Business Combination. Class A ordinary shares are issued upon the automatic conversion of Class B ordinary shares concurrently with the consummation of the Business Combination.

(h)	To give effect of final redemptions of 2,697,053 Class A ordinary shares at a redemption price of approximately $10. 6 per share upon the consummation of the Business Combination.

(i)	Represents bonus issue of 3,750,000 Class A ordinary shares as per the Business Combination Agreement. This includes 87,133 “Bonus Shares” issued to Class A ordinary shareholders for no consideration as a result of shareholders not redeeming Class A ordinary shares prior to the Business Combination and 1,024,335 “Extension Shares” to be issued in connection with the Extension Amendment Proposal. Additionally, Remaining Bonus Shares of 2,638,530 from the Bonus Shares pool of 3,750,000 were issued to Innovo Consultancy DMCC.

(j)	Represents noncontrolling interest in ATI related to AARK shareholders that have not yet exchanged shares in AARK for shares of ATI, subject to the Exchange Agreements.

(k)	Represents consideration to be paid to certain Class A ordinary shareholders for not redeeming an aggregate of 1,652,892 Class A ordinary shares under non-redemption agreements executed on 3rd and 5th November, 2023.

(l)	Represents the Forward Purchase Agreements (“FPA”) entered by WWAC with certain parties (“FPA holders”). The FPA stipulates issuance of 4 million Class A ordinary shares (held with escrow agent) to the FPA holders at the redemption price. The shares to be so issued shall be reduced by shares purchased by the FPA holders in the open market or via redemption reversals (“Recycled Shares”). The FPA holders recycled around 0.3 million shares through open market or via redemption reversals, resulting in reduction of overall redemptions of Class A ordinary shares. The redemption value of such Recycled Shares amounting to $3 million has been transferred to the accounts held by the respective FPA Holder funds. For the balance 3.7 million shares, a fresh issuance of Class A ordinary shares was made, resulting in a receivable.

At the end of the contract period of one year, WWAC would be required to pay the Maturity Consideration in respect of the FPA Shares held by the FPA holders (as such number of FPA Shares may be reduced, as described in the FPA). The consequential liability and receivable for issuance of FPA shares represent a net derivative asset which has been initially measured at $32.4 million after considering a potential liability on redemption of $10 million based on maximum expected payable amount. Such derivative will be remeasured subsequently with changes being recognized through additional paid in capital in future periods. The accounting for the forward purchase agreement and valuation of the derivative are still under evaluation and may be subject to change.

Note 3 — Unaudited Pro Forma Condensed Combined Statements of Operations adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 and six months ended September 30, 2023 are as follows:

(aa)	To reflect the elimination of dividends and interest income related to the marketable securities held in the trust account.

(bb)	To reflect estimated transaction costs of $2.7 million to be incurred by WWAC in connection with the Business Combination as if it were consummated on January 1, 2022.

(cc)	Represents adjustment to the noncontrolling interest in the Business Combination.

(in thousands)	For the year ended December 31, 2022	For the six months ended September 30, 2023
Pro forma income (loss)	$6,393	$(410)
Pro forma income attributed to noncontrolling interest	$1,153	$947

(dd)	The pro forma basic and diluted net income (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Aeries Technology, Inc. shares outstanding as if the Business Combination occurred on January 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented.

Note 4 — Net income (loss) per share

Pro Forma weighted-average ordinary shares outstanding-basic and diluted is calculated as follows for the year ended December 31, 2022 and the six months ended September 30, 2023.

(in thousands, except share and per share data)	Year ended December 31, 2022	Six Month Ended September 30, 2023
Pro forma net income attributable to ordinary shareholders	5,240	(1,357)
Pro forma weighted average ordinary shares outstanding - basic and diluted	15,257,666	15,257,666
Pro forma net income per share, basic and diluted	0.34	(0.09)
Public Shareholders (Redeemable Class A ordinary shares), including Bonus shares(1)	3,157,469	3,157,469
Shares held by sponsor and other initial holders(2)(3)	2,750,000	2,750,000
Shares held by Innovo Consultancy DMCC(4)	5,638,530	5,638,530
Shares held by FPA Holders(5)	3,711,667	3,711,667
Pro forma weighted average shares outstanding(6) - basic and diluted	15,257,666	15,257,666

*	The above tables do not give effect to the potential shares to be exchanged after the execution of the put and call options as set forth in the Exchange Agreement or any other shares to be granted after the effectuation of the Business Combination. If all rights under the Exchange Agreement are exercised, Additionally, pro forma net income attributable to noncontrolling interest has been excluded from the calculation of pro forma earnings per share.

(1)	Includes 87,133 Bonus Shares to WWAC Public Shareholders and 1,024,335 Extension Shares to be issued to certain holders of Class A ordinary shares (the “Holders”) in accordance with the Non-Redemption Agreement entered into between WWAC, the Sponsor, and the Holders of Class A ordinary shares. Also includes 288,333 shares purchased by the FPA holders in the open market or via redemption reversals prior to the consummation of the business combination.
(2)	Includes 1,500,000 Class A ordinary shares issued to Sponsor and 1,250,000 Class A ordinary shares issued to Anchor Investors upon conversion of the existing WWAC Class B ordinary shares concurrently with the consummation of the Business Combination. 3,000,000 Class B ordinary shares will be forfeited by the Sponsor upon the consummation of the Business Combination.
(3)	Does not include (i) 1,500,000 shares of Class B ordinary shares to be forfeited upon the consummation of the Business Combination, or (ii) 1,500,000 Class B ordinary shares to be forfeited pursuant to the Sponsor Support Agreement, assuming WWAC Available Cash is less than $50,000,000.
(4)	Includes (i) 3,000,000 Class A ordinary shares reissued against 3,000,000 Class B ordinary shares forfeited by the Sponsor upon consummation of the business Combination as per (2) above, and (ii) 2,638,530 Remaining Bonus Shares issued to Innovo Consultancy DMCC from the 3,750,000 Bonus Share pool, after issuance for Shareholder Bonus Shares and Extension Shares under (1) above.
(5)	Represents a fresh issuance of Class A ordinary shares to the FPA Holders in accordance with the FPA, which has been classified as temporary equity in the unaudited pro forma condensed combined balance sheet.
(6)	Does not include 10,000 AARK ordinary shares and 655,788 Aeries ordinary shares that represent noncontrolling interest in AARK. These shares will be exchangeable (together with the proportionate reduction in the voting power of the Class V Share, and in the case of the exchange of all AARK ordinary shares, the forfeiture and cancellation of the Class V Share) into shares in Aeries Technology, Inc. in connection with the Exchange Agreements, as noted above.

Ordinary shares that were excluded from the computation of diluted net income (loss) per share attributable to shareholders for the period presented because including them would have an antidilutive effect or the issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period were as follows:

Particulars	Year ended December 31, 2022	Six month ended September 30, 2023
WWAC Private Placement Warrants	9,527,810	9,527,810
WWAC Public Warrants	11,499,991	11,499,991
Potential shares associated with Exchange Agreements	31,903,347	31,903,347
Class V Shareholder	1	1
Potential ordinary shares excluded from diluted net income (loss) per share	52,931,149	52,931,149

AERIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “the Company,” “AARK” and “Aeries” refer to Aeries Technology, Inc. and its consolidated subsidiaries following the closing of the Business Combination, and the Aark Singapore Pte Ltd. and its consolidated subsidiaries, which relate to the management consultancy business, and excludes the legacy financial technology and investing business activities associated with Aark Singapore Pte Ltd. prior to the closing of the Business Combination.

The following discussion and analysis of the financial condition and results of operations of Aeries should be read in conjunction with the Condensed Carve-out Consolidated Financial Statements, Condensed Consolidated Financial Statements, and related notes of Aark Singapore Pte Ltd included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this prospectus. We assume no obligation to update any of these forward-looking statements.

Overview

Aeries is a global professional and management services partner offering range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure and any other similar services specific to our customers’ needs. The customer decides on services from options provided and Aeries subsequently firms up the execution plan with the customer.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance and accounting, human resources, customer service and operations. Aeries hires talent based on customer needs for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with opportunity for promotion, recognition and career path progression, resulting in higher employee satisfaction and lower voluntary attrition rates. We manage the regulatory, tax, recruiting, HR compliances, and branding for the centers of excellence. This differentiated business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation services and solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations. It creates innovation through strategic alignment at senior levels and visibility across the organization. It aims to insulate our clients from regulatory and tax issues. It provides flexibility in scaling teams up or down as per changing business needs. It delivers best practices with visibility to winning playbooks from multiple companies and aims to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of March 31, 2023 and December 31, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had revenues of $53.1 million and $41.0 million, net income of $1.7 million and $4.7 million, and net income margin of 3.2% and 11.5%, for the years ended March 31, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $8.7 million and $7.3 million (a non-GAAP measure comparable to GAAP net income margin) and an adjusted EBITDA margin of 16.4% and 17.8% for the years ended March 31, 2023 and 2022, respectively.

Aeries had a revenue of $52.8 million and $38 million, a net loss of $14.9 million and a net (loss)/income of $0.8 million, and a net (loss)/income margin of (28.2)% and 2.1%, for the nine months ended December 31, 2023 and 2022, respectively. Aeries had an adjusted EBITDA of $8.2 million and $5.9 million (a non-GAAP measure comparable to GAAP net income margin) and an adjusted EBITDA margin of 15.5% and 15.5% for the nine months ended December 31, 2023 and 2022, respectively.

See “Non-GAAP Financial Measures” below for a discussion of such measures and a reconciliation of such measures to the most directly comparable GAAP measures.

Closing of the Business Combination Transaction

We entered into the Business Combination Agreement with AARK on March 11, 2023. On November 6, 2023, as contemplated in the Business Combination Agreement, the Company consummated the Business Combination, following the approval by the Company’s shareholders at the annual meeting of shareholders held on November 2, 2023.

The Business Combination has been accounted for as a reverse recapitalization. Under this method of accounting, AARK (the legal acquiree) is the accounting acquirer and Aeries Technology, Inc. (formerly Worldwide Webb Acquisition Corp. (“WWAC”, “ATI”, “the legal acquirer”) was deemed the accounting acquiree for accounting and financial reporting purposes. The financial statements of the combined company represent a continuation of the financial statements of AARK wherein the net assets of AARK will be stated at historical cost, with no goodwill or other intangible assets recorded. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and Note – 1 - “Nature of Operations” in our unaudited condensed consolidated financial statements included elsewhere in this prospectus for additional information.

Recent Developments

Exchange by Sole Shareholder

On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met.

Following the exchange of 9,500 AARK ordinary shares to Class A ordinary shares by the Sole Shareholder on April 5, 2024, the Company’s economic interest in AARK increased from 38.24% to 96.91%, while the Aeries Holders collectively retained 3.09% of the economic interests in AARK.

Private Placement

On April 8, 2024, the Company entered into a Share Subscription Agreement with an institutional accredited investor, pursuant to which the Company agreed to sell an aggregate of 2,261,778 newly issued Class A ordinary shares at a purchase price of $2.21 per share; provided, that the issuance of delivery of the shares thereunder shall be subject to a 4.99% beneficial ownership limitation as describe in the agreement, as elected by the investor. The Company intends to use the net proceeds of approximately $4.75 million from this private placement, following a deduction of a 5% commission paid to a placement agent, for general corporate and working capital purposes.

Key Factors Affecting Performance and Comparability

Market Opportunity

Our target market is North America. Within this region we are focused on two primary areas which includes the private equity ecosystem, and the mid-market enterprises. Based on the CompTIA – IDC Industry Outlook Report 2023, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global IT spend in 2023 estimated to be $4.6 trillion, and based on calculations conducted by Aeries, we estimate that the Aeries Total Available Market (“TAM”) in this marketplace could be at $420 billion to $504 billion.

Companies are looking out for service providers who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but also a trusted partner with a transparent engagement model to lead the customers through the digital transformation journey. Aeries’ model is purpose-built to provide this experience, expertise and transparent engagement model to accelerate and enhance our clients’ businesses.

Private Markets

As private market investing evolves and the landscape of venture-backed and late-stage private growth companies transforms, our service offerings will adapt accordingly, aligning with the shifting dynamics of potential investors and portfolio companies seeking our expertise. While periods of macroeconomic growth in the United States, particularly in private equity markets, typically foster an upsurge in overall investment activity, any economic slowdowns, downturns, or volatility in the broader market and private equity landscape could potentially dampen this growth momentum.

Macro-economic headwinds

Our operational performance is influenced by prevailing economic conditions, including macroeconomic conditions, the overall inflationary climate and business sentiment. During the three and nine months ended December 31, 2023, there was persistent economic and geopolitical uncertainty in many markets around the world, including concerns over wage inflation, the potential of decelerating global economic growth and increased volatility in foreign currency exchange rates. These factors have impacted and may continue to impact our business operations.

The prolonged COVID-19 pandemic, especially related to new and more virulent variants, have not adversely impacted our business and results of operations or the client demand for our services and solutions, which is evident in our robust revenue growth rate ranging 30% y-o-y.

Taxes

We are incorporated in the Cayman Islands and have operations in India, Mexico, Singapore and the United States. Our effective tax rate has historically varied and will continue to vary from year to year based on the tax rate in the jurisdiction of our organization, the geographical sources of our earnings and the tax rates in those countries, the tax relief and incentives available to us, the financing and tax planning strategies employed by us, changes in tax laws or the interpretation thereof, and movements in our tax reserves, if any.

Currently, the Company is liable to pay income tax in India, Mexico, Singapore, and the United States. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

Financing Costs

We regularly evaluate our variable and fixed-rate debt obligations. We have historically used short and long-term debt to finance our working capital requirements, capital expenditures and other investments. In May 2023, Aeries amended its revolving credit facility (“Amended Credit Facility”), whereby the total borrowing capacity was increased to $3.9 million (at the exchange rate in effect on December 31, 2023), with Kotak Mahindra Bank. The revolving facility is available for Aeries’ operational requirements. The interest rate is equal to the 6 months Marginal Cost of Funds based Lending Rate (“MCLR”) plus a margin of 0.80% and 1.20 % as of December 31, 2023 and March 31, 2023, respectively. Aeries is required to pay interest on the outstanding balance of the credit facility at this financing cost basis, calculated based on the actual number of days for which the funds are utilized. Any changes in the prevailing MCLR rates and the interest rate charged by the bank will affect the financing cost basis and the overall cost of borrowing.

Aeries also has an outstanding unsecured loan from a director of Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”), Mr. Vaibhav Rao, in the amount of $0.8 million at an interest rate of 10% per annum. The principal amount of the loan was outstanding in entirety as of the period ended December 31, 2023 and 2022, and year ended March, 31, 2023.

The Company also has an outstanding four-year vehicle loan of $0.1 million at the exchange rate in effect on December 31, 2023 at 10.75% per annum.

Refer to the notes to our condensed carve-out consolidated financial statements and condensed consolidated financial statements titled “Short-term borrowings” and “Long-term debt” included elsewhere in this prospectus for additional information on our indebtedness.

For information about the risks we face, see “Risk Factors.”

Results of Operations

Overview

The Company has one operating segment and presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Substantially all of the revenue in our North America region relates to business with customers in USA.

	Year Ended March 31,
	2023	2022
	(In thousands)
North America	$48,204	$38,033
Asia Pacific and Other	4,895	2,981
Total revenue	$53,099	$41,014

	Three months Ended
	December 31,
	2023	2022
	(In thousands)
North America	$14,533	$11,761
Asia Pacific and Other	4,364	930
Total revenue	$18,897	$12,691

	Nine months Ended
	December 31,
	2023	2022
	(In thousands)
North America	$40,899	$35,739
Asia Pacific and Other	11,906	2,288
Total revenue	$52,805	$38,027

Our revenues were primarily earned in U.S. dollars. Our costs were primarily incurred in Indian rupees, U.S. dollars and Mexican pesos. We bear a substantial portion of the risk of inflation and fluctuations in currency exchange rates, and therefore our operating results could be negatively affected by adverse changes in inflation rates and foreign currency exchange rates.

Comparison of the Year Ended March 31, 2023 and March 31, 2022

The following table presents selected financial data for the year ended March 31, 2023, and March 31, 2022 (in thousands, except percentages):

	Year Ended March 31,
	2023	2022	$ Change	% Change
Revenues, net	$53,099	$41,014	$12,085	29%
Cost of Revenue	39,442	29,007	10,435	36%
Gross Profit	$13,657	$12,007	$1,650	14%
Gross Profit Margin	26%	29%

Operating expenses
Selling, general & administrative expenses	11,326	5,423	5,903	109%
Total operating expenses	$11,326	$5,423	$5,903	109%
Income (loss) from operations	$2,331	$6,584	$(4,253)	(65)%
Other income (expense)
Interest income	191	284	(93)	(33)%
Interest expense	(185)	(444)	259	(58)%
Other expense, net	429	(421)	850	(202)%
Total other income (expense)	435	(581)	1,016	(175)%
Income before income taxes	2,766	6,003	(3,237)	(54)%
Provision for income taxes	(1,060)	(1,268)	208	(16)%
Net income	1,706	4,735	(3,029)	(64)%
Less: Net income (loss) attributable to noncontrolling interests	260	703	(443)	(63)%
Net income attributable to AARK	$1,446	$4,032	$(2,586)	(64)%

Revenue, net

Revenue, net for the year ended March 31, 2023 was $53.1 million, a $12.1 million or a 29% increase compared to revenue, net of $41.0 million for the year ended March 31, 2022. This change is explained by a $14.3 million increase in revenues resulting from the strengthened demand for our services from our existing clients and a $2.3 million increase in revenues generated from new clients. The increase was offset by a $4.5 million loss in revenue due to a customer exiting a contract for convenience.

Cost of Revenue

Cost of revenue for the year ended March 31, 2023 was $39.4 million, a $10.4 million or a 36% increase compared to cost of revenue of $29.0 million for the year ended March 31, 2022. $8.2 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client-serving headcount to support revenue growth, and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers.

Gross Profit

Gross profit for the year ended March 31, 2023 was $13.7 million, a $1.7 million or a 14% increase compared to gross profit of $12.0 million for the year ended March 31, 2022. The higher gross profit in the year ended March 31, 2023 was primarily driven by the $12.1 million increase in revenue attributable to the increased demand for services from new and existing clients, which was offset by a $10.4 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the year ended March 31, 2023 was 26%, a 3% decrease compared to gross profit margin of 29% for the year ended March 31, 2022. The higher gross profit margin in the year ended March 31, 2022 is primarily due to the $1.7 million in one-time termination fees earned by the Company due to early termination of a contract by a customer, which was not present in the year ended March 31, 2023.

Selling, general and administrative expenses

Selling and administrative expenses for the year ended March 31, 2023 were $11.3 million, a $5.9 million and 109% increase, compared to selling and administrative expenses of $5.4 million for the year ended March 31, 2022. Increased stock-based compensation accounted for approximately $3.8 million of the increase. The remainder of the increase was attributable to 1) costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel-related costs, and 2) legal and professional charges; the increase was partially offset by administrative expenses and rental expenses.

Other income (expense), net

Other income, net for the year ended March 31, 2023 was $0.4 million, a $1.0 million and 175% increase, compared to other expense, net of $0.6 million for the year ended March 31, 2022. The increase can be attributed to (i) a loss of $0.5 million incurred in connection with the disposal of assets dedicated to executing a contract with a customer that early terminated the contract in the year ended March 31, 2022, (ii) $0.3 million in exchange gains realized on receivables denominated in US Dollars as a result of the strengthening of the US Dollar against the Indian Rupee and (iii) a decrease in interest expense of $0.2 million.

Provision for income taxes

Provision for income taxes for the year ended March 31, 2023 was $1.1 million, a $0.2 million and 16% decrease compared to provision of income taxes of $1.3 million for the year ended March 31, 2022. Even though the effective tax rate was higher in FY23, which mainly due to a higher amount of non-deductible expenses coupled with higher reversal of deferred tax asset/liabilities, increased valuation allowance and reduced adjustments for change in rates due to different tax jurisdictions, the provision for income taxes was lower primarily due to the significant decrease in pre-tax income during the year.

Comparison of the Three Months Ended December 31, 2023 and December 31, 2022

The following table presents selected financial data for the three months ended December 31, 2023, and 2022 (in thousands, except percentages):

	Three months Ended December 31,
	2023	2022	$ Change	% Change
Revenues, net	$18,897	$12,691	$6,206	49%
Cost of Revenue	12,851	10,373	2,478	24%

Gross Profit	$6,046	$2,318	3,728	161%
Gross Profit Margin	32%	18%

Operating expenses
Selling, general & administrative expenses	5,313	2,025	3,288	162%

Total operating expenses	$5,313	$2,025	3,288	162%
Income from operations	$733	293	440	150%
Other income (expense)
Change in fair value of derivative liabilities	(16,395)	-	(16,395)	(100)%
Interest income	83	80	3	4%
Interest expense	(115)	(52)	(63)	121%
Other income, net	(50)	106	(157)	(147)%
Total other income (expense)	(16,477)	134	(16,612)	(12,305)%
Income / (loss) before income taxes	(15,744)	427	(16,172)	(3,779)%
Income tax expense	(557)	(742)	185	(25)%

Net loss	$(16,301)	(315)	$(15,987)	5,091%
Less: Net income / (loss) attributable noncontrolling interest	(44)	(45)	1	2%
Less: Net income / (loss) attributable to redeemable noncontrolling interests	154	-	154	(100)%
Net loss attributable to the shareholders’ of Aeries Technology, Inc.	$(16,411)	(270)	$(16,142)	6,001%

Revenue, net

Revenue, net for the three months ended December 31, 2023 was $18.9 million, a $6.2 million or a 49% increase compared to revenue, net of $12.7 million for the three months ended December 31, 2022. This change is explained by a $6.8 million increase in revenues generated due to the addition of new clients and a net $0.5 million decrease in revenues from our existing clients resulting from ramp down.

Cost of Revenue

Cost of revenue for the three months ended December 31, 2023 was $ 12.9 million, and $ 2.5 million or a 24% increase compared to cost of revenue of $ 10.4 million for the three months ended December 31, 2022. This change can be explained by a $1.7 million increase in employee compensation and benefits and a $1.1 million from fees to external consultants, which was offset by a $0.4 million decrease in recruitment and other administrative costs. The increase in cost of revenue is not directly proportional to the increase in revenue. This is because the revenue surge is primarily attributed to project based consulting business, which typically yields higher margin.

Gross Profit

Gross profit for the three months ended December 31, 2023 was $6.0 million, a $3.7 million or a 161% increase compared to gross profit of $2.3 million for the three months ended December 31, 2022. The higher gross profit in the three months ended December 31, 2023 was primarily driven by the $6.2 million increase in revenue attributable to the increased demand from services from new and existing clients, which was offset by a $2.5 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers. The increase in cost of revenue is not directly proportional to increase in revenue because the revenue increase is primarily attributed to the project-based consulting business, which typically yields higher margins.

Gross Profit Margin

Gross profit margin for the three months ended December 31, 2023 was 32%, a 1,400 basis points increase compared to gross profit margin of 18% for the three months ended December 31, 2022. The increase is primarily attributed to an increase in business from the project-based consulting business, which typically yield, higher margins due to billing being based on fixed hourly rates.

Selling, general and administrative expenses

Selling, general and administrative expenses for the three months ended December 31, 2023 were $5.3 million, a $3.3 million and 162% increase, compared to selling, general and administrative expenses of $2.0 million for the three months ended December 31, 2022. The increase of $1.9 million was attributed towards legal and professional charges related to the Business Combination, $1.1 million related to a provision for expected credit loss on customer receivables, $0.9 million due to increase in employee compensation and benefits and the remainder of the increase of $0.8 million was attributable to costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel related costs, increased travel related expenses. The increase in cost was partially offset by a decrease in cost related to stock-based compensation by $1.4 million.

Other income (expense), net

Other income, net for the three months ended December 31, 2023 was $(16.5) million, a $(16.6) million and (12,305)% decrease, compared to other income, net of $0.1 million for the three months ended December 31, 2022. The decrease is primarily due to a change in fair value of warrants and FPA put option liability amounting to $16.4 million.

Income tax expense

Income tax expense for the three months ended December 31, 2023, was $0.6 million, a $0.2 million and 25% decrease compared to provision of income taxes of $0.7 million for the three months ended December 31, 2023. The decrease was primarily due to significant decrease in pre-tax income.

Comparison of the Nine Months Ended December 31, 2023 and December 31, 2022

The following table presents selected financial data for the nine months ended December 31, 2023, and 2022 (in thousands, except percentages):

	Nine months Ended December 31,
	2023	2022	$ Change	% Change
Revenues, net	$52,805	$38,027	$14,778	39%
Cost of Revenue	37,488	28,685	8,803	31%

Gross Profit	15,317	9,342	5,975	64%
Gross Profit Margin	29%	25%

Operating expenses
Selling, general & administrative expenses	12,321	7,898	4,423	56%

Total operating expenses	12,321	7,898	4,423	56%
Income from operations	2,996	1,444	1,552	107%
Other income / (expense)
Change in fair value of derivative liabilities	(16,395)	-	(16,395)	100%
Interest income	217	175	42	24%
Interest expense	(314)	(166)	(148)	89%
Other income, net	70	518	(447)	(86)%
Total other income / (expense), net	(16,422)	527	(16,948)	(3,216)%
Income before income taxes	(13,426)	1,971	(15,396)	(781)%
Income tax expenses	(1,454)	(1,150)	(303)	26%

Net income / (loss)	$(14,878)	$821	$(15,699)	(1,912)%
Less: Net income attributable to noncontrolling interests	137	125	11	8%
Less: Net income attributable to redeemable noncontrolling interests	154	-	154	(100)%
Net income / (loss) attributable to the shareholders’ of Aeries Technology, Inc.	$(15,171)	$696	$(15,864)	(2,279)%

Revenue, net

Revenue, net for the nine months ended December 31, 2023 was $52.8 million, a $14.8 million or a 39% increase compared to revenue, net of $38.0 million for the nine months ended December 31, 2022. This change is explained by a $14.4 million increase in revenues generated due to the addition of new clients and a net $0.4 million increase in revenues resulting from additional revenue from our existing clients.

Cost of Revenue

Cost of revenue for the nine months ended December 31, 2023 was $37.5 million, and $8.8 million or a 31% increase compared to cost of revenue of $28.7 million for the nine months ended December 31, 2022. $6.2 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client serving headcount to support revenue growth, a $2.6 million increase due to fees of external consultants and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers. The increase in cost was partially offset by a decrease in the cost related to recruitment charges and other administrative charges by $0.6 million.

Gross Profit

Gross profit for the nine months ended December 31, 2023 was $15.3 million, a $6.0 million or a 64% increase compared to gross profit of $9.3 million for the nine months ended December 31, 2022. The higher gross profit in the nine months ended December 31, 2023 was primarily driven by the $14.8 million increase in revenue attributable to the increased demand from services from new and existing clients, which was offset by a $6.2 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the nine months ended December 31, 2023 was 29.0%, a 440 basis points increase compared to gross profit margin of 24.6% for the nine months ended December 31, 2022. The increase is primarily due to the change in revenue mix. This change has led to improved margins, as project-based consulting typically commands higher profit margins.

Selling, general and administrative

Selling, general and administrative expenses for the nine months ended December 31, 2023 were $12.3 million, a $4.4 million and 56% increase, compared to selling, general and administrative expenses of $7.9 million for the nine months ended December 31, 2022. The increase in legal and professional expense of $2.1 million was principally due to the Business Combination expenses, the provision for credit loss expense increased by $1.1 million, and the remainder of the increase of $2.0 million was attributable to costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel-related costs and increased travel related expenses. We also witnessed reduction in our stock-based compensation related expenses of $0.8 million due to completion of vesting periods.

Other income, net

Other income, net for the nine months ended December 31, 2023 was $(16.4) million, a $(16.9) million and (3,216)% decrease, compared to other income, net of $0.5 million for the nine months ended December 31, 2022. The decrease is primarily due to a change in fair value of warrants and FPA put option liability of $16.4 million.

Income tax expense

Income tax expense for the nine months ended December 31, 2023 was $1.5 million, a $0.3 million and 26% increase compared to provision of income taxes of $1.2 million for the nine months ended December 31, 2022. The increase was primarily due to significant increase in non-deductible expenses during the period.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items, other than costs related to the Business Combination. We believe the non-GAAP measures presented herein should always be considered along with, and not as a substitute for or superior to, the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations section. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

We define Adjusted EBITDA as net income from operations before interest, income taxes, depreciation and amortization adjusted to exclude stock-based compensation and business combination related costs and change in fair value of derivative liabilities. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe adjusted EBITDA is useful to investors in the evaluation of Aeries’ operating performance as such information was used by securities analysts and other interested parties as a measure of financial information and debt service capabilities, and it was used by our management for internal reporting and planning procedures, including aspects of our consolidated operating budget and capital expenditures.

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measure) for the year ended March 31, 2023, and March 31, 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Net income	$1,706	$4,735
Income tax expense	1,060	1,268
Interest income	(191)	(284)
Interest expenses	185	444
Depreciation and amortization	1,172	1,140
EBITDA	$3,932	$7,303
Adjustments
(+) Stock-based compensation	3,805	-
(+) Business combination related costs	946	-
Adjusted EBITDA	$8,683	$7,303
(/) Revenue	53,099	41,014
Adjusted EBITDA Margin	16.4%	17.8%

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measure) for the three and nine months ended December 31, 2023, and 2022 (in thousands):

	Three months Ended
	December 31,
	2023	2022
Net (loss)	$(16,301)	$(315)
Income tax expense	557	742
Interest income	(83)	(80)
Interest expenses	115	52
Depreciation and amortization	343	285
EBITDA	$(15,369)	$684
Adjustments
(+) Stock-based compensation	-	1,425
(+) Business Combination related costs	1,333	325
(+) Change in fair value of derivative liabilities	16,395	-
Adjusted EBITDA	$2,359	$2,434
(/) Revenue	18,897	12,691
Adjusted EBITDA Margin	12.5%	19.2%

	Nine months Ended
	December 31,
	2023	2022
Net (loss)/ income	$(14,880)	$821
Income tax expense	1,454	1,150
Interest income	(217)	(175)
Interest expenses	314	166
Depreciation and amortization	1,004	873
EBITDA	$(12,325)	$2,835
Adjustments
(+) Stock-based compensation	1,626	2,482
(+) Business Combination related costs	2,504	550
(+) Change in fair value of derivative liabilities	16,395	-
Adjusted EBITDA	$8,200	$5,867
(/) Revenue	52,805	38,027
Adjusted EBITDA Margin	15.5%	15.4%

Some of the limitations of adjusted EBITDA include: it does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss; (ii) changes in, or cash requirements for, working capital; (iii) significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt; (iv) payments made or future requirements for income taxes; and (v) cash requirements for future replacement or payment in depreciated or amortized assets; (vi) stock based compensation costs, (vii) business combination related costs and (viii) change in fair value of derivative liabilities.

Liquidity and Capital Resources

Our capital resources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to expand sales in existing sectors.

As of the close of the market on April 30, 2024, the price of our Class A ordinary shares was $2.060 per share. If the market price for our Class A ordinary shares is less than $11.50 per share, which is the exercise price of the Warrants, we believe warrant holders will be unlikely to exercise their Warrants. Accordingly, given the trading price of our Class A ordinary shares as of April 30, 2024, we do not expect to rely on cash received upon exercise of the Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus, primarily including cash from operations, to continue to fund our operations.

The Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders represent a substantial percentage of our outstanding Class A ordinary shares. The number of Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders exceeds the number of Class A ordinary shares constituting our public float, and represents approximately 141.2% of the Class A ordinary shares outstanding as of April 30, 2024 and approximately 59.8% of our outstanding Class A ordinary shares assuming the issuance of all 52,931,148 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met. Additionally, 2,200,000 of the Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders are subject to a contractual lock-up period, and may not be sold until 150 days after the completion of the Business Combination.

In particular, Innovo, an entity controlled by the Sole Shareholder, holds 5,638,530 Class A ordinary shares, which shares are being registered for resale pursuant to this prospectus and will be able to be resold for so long as the registration statement of which this prospectus forms a part is available for use. Any of these resales, or the perception in the market that the holders of a large number of shares intend to resell shares, could cause the market price of our Class A ordinary shares to decline or increase the volatility in the market price of our Class A ordinary shares. These sales, the possibility that these sales may occur, or a resulting decline in the market price of our Class A ordinary shares also might make it more difficult to raise additional capital through the sale of equity or convertible debt securities.

The accompanying unaudited condensed consolidated financial statements of Aeries Technology, Inc. have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

For the nine and three months ended December 31, 2023, the Company has reported a net loss. The shareholders’ equity as at December 31, 2023 also had a deficit of $43 million. These factors may raise a substantial doubt regarding the Company’s ability to continue as a going concern for at least 12 months from the date when these financial statements are available to be filed with the SEC. As at December 31, 2023 the Company had a balance of $6.5 million in cash and cash equivalents, and the Company also generated positive cash flows for the nine months ended December 31, 2023.

As of December 31, 2023 and December 31, 2022, the Company had $6.5 million and $1.6 million in cash and cash equivalents, respectively. The Company had approximately $9.6 million in cash and cash equivalent shortly following the Closing, and as of March 13, 2024, it had $3.1 million in cash and cash equivalent. The outflow of cash since the Closing is primarily attributed to payments of transaction expenses related to the Business Combination.

The Company has historically financed its operations and expansions with cash generated from operations, a revolving credit facility from Kotak Mahindra Bank, and loans from related parties. Our revenue for the 12 months ended December 31, 2023 was $67.9 million. Our initial projected revenue for the 12 months ended December 31, 2023, which management of Aeries prepared and provided to the WWAC Board for the purpose of evaluating the Business Combination, was $78.9 million. Following the Closing, we updated our projected revenue for the 12 months ended December 31, 2023 from $78.9 million to $67.1 million. As a result, we have less cash than initially projected to fund our business operations. Our actual revenue for the 12 months ended December 31, 2023 was $67.9 million, which was slightly higher than the revised projected revenue of $67.1 million. In addition, pursuant to the FPA, at the end of the contract period of one year, we may be required to pay the Maturity Consideration (approximately up to $8 million in cash or a number of Class A ordinary shares valued at $2.50 per share, at the option of the FPA holder) in respect of the FPA Shares held by the FPA holders (as such number of FPA Shares may be reduced, as described in the FPA). Payment of the Maturity Consideration would reduce the amount of cash on hand or available debt capacity to fund our operations, which could adversely affect our ability to make necessary investments, and, therefore, could affect our results of operations. Furthermore, we may not have sufficient cash from operations or cash reserves to pay the Maturity Consideration in the event the FPA holders elect to receive the Maturity Consideration in cash. Therefore, we would likely need to rely on our available debt capacity to pay some or all of the Maturity Consideration. Management expects to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, our growth and expansion plans. In addition, we may attempt to raise additional funds through public or private debt or equity financing, although we may not be able to raise additional financing on terms acceptable to us or at all, particularly if the trading price of our Class A ordinary shares does not increase, or decreases as a result of sales of Class A ordinary shares registered pursuant to this prospectus or otherwise. Our working capital needs are primarily to finance our payroll and other administrative and information technology expenses in advance of the receipt of accounts receivable, as well as the increase in business combination related expenses. Our primary capital requirements include expanding existing operations to support our growth, financing acquisitions and enhancing capabilities, including building certain digital solutions. The accompanying financial statements have been prepared on a going concern basis, which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

Cash Flow for the Nine Months ended December 31, 2023 and 2022

The following table presents net cash provided by operating activities, investing activities and financing activities for the nine months ended December 31, 2023, and 2022 (in thousands):

	Nine months Ended
	December 31,
	2023	2022	$ Change	% Change
Cash at the beginning of period	$1,131	$351	$780	222%
Net cash provided by operating activities	25	2,318	(2,293)	(99)%
Net cash used in investing activities	(1,070)	(1,418)	348	(25)%
Net cash provided by financing activities	6,474	444	6,030	1,358%
Effects of exchange rates on cash	(17)	(51)	34	(67)%
Cash at the end of period	$6,543	$1,644	$4,899	298%

Operating Activities

Net cash provided by operating activities during the nine months ended December 31, 2023 decreased by $2.3 million in the same period in 2022. The overall decrease was primarily related to a decrease in net income by $15.7 million, offset by increase attributable to adjustments related to change in fair value of derivative warrant liabilities and FPA put option liability by $16.4 million, and decrease due to deployment of additional cash in working capital by $3.2 million and change in other adjustments by $0.2 million.

The change in working capital was due to an increase of $3.4 million in accounts receivable, a decrease in $4.1 million in other current liabilities, and $0.3 million increase in other assets and liabilities. These increases were partially offset by additional cash generated from other assets of $2.2 million, accrued compensation and related benefits of decrease by $1.4 million, decrease in accounts payable of $0.6 million, and decrease in other liabilities of $0.5 million.

Investing Activities

Net cash used in investing activities during the nine months ended December 31, 2023, was $1.1 million, of which $1.1 million was used for the purchase of property and equipment and $1.7 million was used for the issuance of loans to affiliates, offset by $1.7 million generated from loan repayments received from affiliates.

Net cash used in investing activities during the nine months ended December 31, 2022 was $1.4 million, of which $1.4 million was used for the purchase of property and equipment and $1.0 million was used for the issuance of loans to affiliates, offset by $1.0 million generated from loan repayments received from affiliates

Financing Activities

Net cash provided by financing activities during the nine months ended December 31, 2023 was $6.5 million, primarily from proceeds from Business Combination of $8.7 million, the net proceeds from short-term debt of $1.7 million and proceeds from long-term debt of $0.6 million; offset by the repayment of long-term debt of $1.7 million, payment of deferred transaction costs of $2.0 million, payment of promissory note liability of $1.5 million, payment of insurance financing liability of $0.2 million and payment of finance lease obligation of $0.3 million.

Net cash provided by financing activities during the nine months ended December 31, 2022 was $0.4 million, primarily due to net proceeds from short-term borrowings of $1.0 million, proceeds from long-term debt of $0.1 million; partially offset by payment of deferred transaction costs of $0.4 million and payment of finance lease obligations of $0.3 million.

Off-balance Sheet Arrangements

We do not have any material obligations under guarantee contracts or other contractual arrangements other than as disclosed in “Commitments and Contingencies” in the notes to our condensed carve-out consolidated financial statements and condensed consolidated financial statements in this document. The Company had an outstanding guarantee of $2.4 million as of March 31, 2023, which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The guarantee was withdrawn on June 1, 2023. Pursuant to the arrangement, beginning April 1, 2021, the Company charges a fee of 0.5% of the guarantee outstanding. In the nine months ended December 31, 2023 and 2022, the Company recorded a guarantee fee income of $2,028 and $9,369, respectively, within “Other income, net” in the condensed consolidated statements of operations. Refer to “Commitment and Contingencies” in the notes to our condensed carve-out consolidated financial statements” included elsewhere in this prospectus for additional information.

Critical Accounting Policies and Management Estimates

Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this prospectus. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Our critical accounting policies are those that materially affect our condensed consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our condensed consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above. Please refer to the notes to our condensed consolidated financial statements included elsewhere in this prospectus for the complete list of significant accounting policies and estimates.

Demerger and Business Combination

On March 11, 2023, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Worldwide Webb Acquisition Corp. (“WWAC”), a Cayman Islands exempted company, and with WWAC Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”), a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC. The Merger Agreement provided that at Closing, Aeries would be acquired by WWAC, which would then change its name to “Aeries Technology, Inc.”

In connection with the anticipated business combination, Aark Singapore Pte. Ltd. entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders on March 25, 2023 to spin off the fintech business which was a part of Aark Singapore Pte. Ltd. but not subject to the Merger Agreement. Subsequently, the Aark Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. These transactions will collectively be referred to as “Demerger Transactions”.

Pursuant to the Merger Agreement, all Aark ordinary shares that were issued and outstanding prior to the effective time of the transaction remained issued and outstanding following the transaction and continued to be held by the sole shareholder of Aark. All of the shares of Amalgamation Sub that were issued and outstanding as of the transaction date were automatically converted into a number of newly issued Aark ordinary shares based upon available cash of WWAC at Closing after redemptions and net of all liabilities, including transaction expenses. The business combination closed on November 6, 2023.

Consolidation and Basis of Presentation

The Company’s accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

These condensed carve-out consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our condensed carve-out consolidated balance sheets, operating results and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC. These condensed carve-out consolidated financial statements should be read in conjunction with the audited carve-out consolidated financial statements for the fiscal years ended March 31, 2023 and 2022 and accompanying notes included within this document.

All intercompany balances and transactions have been eliminated in consolidation.

Periods prior to demerger transactions

The Company’s condensed carve-out consolidated financial statements for periods prior to the demerger, i.e., prior to May 24, 2023, including interim period ended September 30, 2022, exclude the financial results of the fintech and investing businesses that are unrelated to the merger with WWAC pursuant to the Merger Agreement. The condensed carve-out consolidated financial statements have been derived from the historical accounting records of Aark Singapore Pte. Ltd., ATGBA and controlled trust. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s condensed carve-out consolidated balance sheets. The Company’s condensed carve-out consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the Carve-out Entity are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Carve-out Entity.

The condensed carve-out consolidated financial statements for the period prior to demerger transactions exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the investing business of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing of the fintech and investing businesses, (c) amounts due from related parties related to the fintech and investing businesses, (d) investments made by the investing business, (e) trade and other receivables of the fintech business, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing businesses and allocations of certain expenses of the excluded businesses; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Aark.

Differences between allocations in the condensed carve-out consolidated statements of operations and condensed carve-out consolidated balance sheets are reflected in equity as a part of “Net stockholders’ investment and additional paid-in-capital” in the condensed carve-out consolidated financial statements.

Non-controlling interests represent the equity interest not owned by the Company and are recorded for condensed carve-out consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.

Periods after the demerger transactions

Beginning May 25, 2023 and for the interim period ended September 30, 2023, following the demerger of the fintech and investing businesses, the Aark’s condensed carve-out consolidated financial statements have been prepared from the financial records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust on a condensed carve-out consolidated basis.

Use of Estimates

The preparation of condensed carve-out consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed carve-out consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, allowance for credit losses, stock-based compensation, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use assets, obligations related to employee benefits and carve-out of financial statements including the allocation of assets, liabilities and expenses. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Revenue, net

The Company derives revenues from contracts for management consulting services, which entail providing customized and integrated advisory and operational management services, each of which constitute a separate performance obligation. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently requires the Company to make judgments and estimates in recognizing revenues. Revenue on time and material arrangements is recognized based on the actual hours performed at the contracted billable rates for services provided, plus costs incurred on behalf of the customer. Revenue on cost-plus arrangements is recognized to the extent of costs incurred, plus an estimate of the applicable margin earned. The Company’s performance obligations are satisfied over time and since contractual billings correspond with the value provided to a customer, the Company recognizes revenue in the amount of consideration for which it has the right to invoice using the as-invoiced practical expedient. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Share-Based Compensation

ATGBA, a subsidiary of Aeries, has issued stock options to certain employees pursuant to Aeries Management Stock Option Plan 2019 (“MSOP”), formerly known as Pulse Management Stock Option Plan 2019, the Aeries Employees Stock Option Plan (“ESOP”), and the ESOP 2020. Grants under the MSOP and ESOP are subject to certain service and performance conditions.

The MSOP and ESOP grants are classified as equity. The grant-date fair value of awards is determined using Black Scholes Merton option pricing model (“BS Model”) model. The stock-based compensation expense is recognized in the consolidated statement of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved. The corresponding impact of the stock-based compensation expense is recognized as an increase in the equity under the head of additional paid-in capital.

The BS Model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected stock price volatility of ATGBA’s common stock, risk-free interest rates, and the expected dividend yield of the ATGBA’s common stock. The assumptions used to determine the fair value of the option awards represent our best estimates. These estimates involve inherent uncertainties and the application of Aeries’ judgement.

Income Taxes

Currently, the Company is liable to pay Income tax in India, USA, Singapore and Mexico. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed cave-out consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.

Forward Purchase Agreement

On November 3, 2023, and November 5, 2023, WWAC entered into Forward Purchase Agreements (the “FPAs”) with Sandia Investment Management LP, Sea Otter Trading, LLC, YA II PN, Ltd and Meteora Capital Partners, LP (collectively known as “FPA holders”) for an over-the-counter (“OTC”) Equity Prepaid Forward Transaction. A Subscription Agreement (the “Subscription Agreement”) was also executed alongside the FPA for subscription of the underlying FPA shares by the FPA holders either through a new issuance or purchase of shares from existing holders (“Recycled Shares”). The FPAs and Subscription Agreements have been accounted for separately as discussed subsequently.

The FPAs stipulate a new issuance of 3,711,667 Class A ordinary shares to the FPA holders at the redemption price (i.e., $10.69 per share) and, purchase of 288,333 Recycled Shares through redemption reversals. The amount to be received by ATI from the FPA holders on such issuance of around 3,711,667, shares, are held with the FPA holders as prepaid with respect to the forward transaction. Pursuant to the FPA, ATI was obligated to pay a prepayment amount of $42.8 million which was settled as below:

●	$39.7 million against the consideration receivable by ATI for a new issuance of class A ordinary shares to the FPA holders; and

●	$3.1 million representing the cash paid by ATI to the FPA holders to fund the purchase price of the Recycled Shares.

At the end of the contract period of one year, for each unsold share held by the FPA holders, ATI is obligated to pay the FPA holders an amount of $2 in cash or a variable number of ATI’s Class A ordinary shares in order to provide a return of $2.5 per FPA share determined based on the 30-day volume weighted average price of ATI’s Class A ordinary shares (“Maturity Consideration”). The FPA holders have the option to select the form of Maturity Consideration.

The Optional Termination Right held by the FPA holders economically results in the prepaid forward contract being akin to a written put option with the purchaser’s right to sell all or a portion of the 4,000,000 common shares to ATI. ATI is entitled over the 12-month maturity period to either a return of the prepayment or the underlying shares, which the FPA holders will determine at their sole discretion depending on the movement in ATI’s stock price.

The FPAs consist of two freestanding financial instruments that are accounted for as follows:

1)	The total prepayment of $42.8 million (“Prepayment Amount”) which includes a net cash outflow of $3.08 million as discussed above. The Prepayment Amount has been accounted for as a reduction to equity to reflect the substance of the overall arrangement as a net repurchase of the Recycled Shares and sale of newly issued shares to the FPA holders pursuant to a subscription agreement without receipt of the underlying consideration of $39.7 million.

2)	The “FPA Put Option” includes both the in-substance written put option and the expected Maturity Consideration. The FPA Put Option is a derivative instrument that the Company has recorded as a liability and measured at fair value in accordance with ASC 480-10. The instrument is subject to remeasurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statements of operations. The initial fair value of the FPA put option liability at the Closing Date was $25.0 million, and the fair value as on December 31, 2023 was $42.3 million, which is reported as a FPA put option liability in our condensed consolidated balance sheet. The change in the fair value of the FPA put option liability of $17.3 million for the three and nine months ended December 31, 2023 has been recorded to change in fair value of forward purchase agreement put option liability in the Company’s condensed consolidated statements of operations.

Derivative Financial Instruments and FPA Put Option Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Instruments (as defined below) do not meet the criteria for equity treatment and must be recorded as liabilities. The Company accounts for the FPA put option liability as a financial liability in accordance with the guidance in ASC 480-10. Warrants and FPA are collectively referred as the “Instruments”. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. See Note 12 for further discussion of the pertinent terms of the Warrants and Note 14 for further discussion of the methodology used to determine the value of the Warrants and FPA.

In December 2023, the Company settled vendor balances amounting to $0.9 million owed to certain vendors by issuing 361,388 Class A ordinary shares. If the volume weighted average price (“VWAP”) of the Class A ordinary shares over the three trading days immediately preceding the agreement date is higher than the VWAP over the three trading days immediately preceding the six-month anniversary from the agreement date, additional Class A ordinary shares of ATI would need to be issued for the difference. This represents a derivative financial instrument written by the Company which has been accounted for in accordance with the guidance contained in ASC 815-40 including subsequent re-measurement at fair value with the changes being recognized in Company’s condensed consolidated statement of operations.

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value at inception and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed consolidated balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the condensed consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fair Value of Financial Instruments

Except for the Warrants and FPA as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets.

Redeemable Noncontrolling Interest

Redeemable noncontrolling interest represents the portion of equity in a subsidiary that is not attributable, directly or indirectly, to the Company. Such redeemable noncontrolling interest include exchange agreements with a call and a put option where the minority interest investors’ respective common shares in AARK and ATGBA will be exchanged for shares of Class A ordinary shares based on the exchange ratio as set out in the Exchange agreements. The exchange is subject to certain exchange conditions and cash redemption features which are outside of the Company’s control. The redeemable noncontrolling interest has initially been measured at the proportionate share in the net assets of the subsidiaries in accordance with ASC 805-40-30-3. Subsequently, the carrying value is adjusted with an allocation of the subsidiaries’ earnings based on ownership interest. Noncontrolling interest that has redemption features outside the Company’s control is accounted for as redeemable noncontrolling interest and is recorded as mezzanine equity and is reported between liabilities and shareholders’ equity (deficit) in the condensed consolidated balance sheets.

Accounts receivable, net

The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s condensed consolidated balance sheets.

Prior to the Company’s adoption of ASU 2016-13, Topic 326 Financial Instruments – Credit Losses (“Topic 326”), the accounts receivable balance was reduced by an allowance for doubtful accounts that was determined based on the Company’s assessment of the collectability of customer accounts. Under Topic 326, accounts receivable are recorded at the invoiced amount, net of allowance for credit losses. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors. In establishing any required allowance, management considers historical losses adjusted for current market conditions, the current receivables aging, current payment terms and expectations of forward-looking loss estimates. Allowance for credit losses was $1.2 million as of December 31, 2023 and allowance for doubtful accounts was $0 as of March 31, 2023, and is classified within “Accounts Receivable, net” in the condensed consolidated balance sheets. See “Recently Adopted and Issued Accounting Pronouncements” section below for information pertaining to the adoption of Topic 326.

The following tables provides details of the Company’s allowance for credit losses (in thousands):

Nine Months Ended December 31, 2023
Opening balance as of March 31, 2023	$-
Transition period adjustment on accounts receivables (through retained earnings) pursuant to ASC 326	149
Adjusted balance as of April 1, 2023	$149
Additions charged to cost and expense	1,084
Closing balance as of December 31, 2023	$1,233

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted pronouncements are described in the “Summary of Significant Accounting Policies” note to our condensed consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk is the risk of loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including investments, foreign currency receivables, payables, lease liabilities and loans and borrowings.

Our exposure to market risk is a function of investment and financing activities and revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to losses.

Foreign Currency

The Company’s revenue is predominantly generated in U.S. dollars.

The Company’s international nature of operations expose it to foreign currency exchange rate changes that could impact translations of foreign denominated assets and liabilities into U.S. dollars and future earnings and cash flows from transactions denominated in different currencies. The Company is exposed to fluctuations in foreign currency exchange rates primarily related to trade receivables from sales in foreign currencies. The Company’s results of operations, primarily revenues and expenses denominated in foreign currencies, can be affected if any of the currencies, which are used materially in the Company’s business, appreciate or depreciate against the U.S. dollar.

Interest Rate Risk

The Company’s exposure to market risk is influenced by the changes in interest rates applicable on short-term borrowings. The Company does not believe it is exposed to material direct risks associated with changes in interest rates related to these borrowings.

Credit Risk

As of December 31, 2023 and March 31, 2023, we had accounts receivable, including deferred billings, of $18.2 million and $13.4 million, respectively. There were one and four clients that owed more than 10% of our accounts receivable balance as of December 31, 2023 and March 31, 2023, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and investments.

The Company’s cash and cash equivalents are held with major financial institutions. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at the consolidated balance sheet date. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit due to short credit periods extended.

The Company expects limited credit risk arising from its investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Until the Company is considered to be an emerging growth company, the Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this “Business” section to the “company,” “we,” “us,” “our” and other similar terms refer to AARK and its subsidiaries prior to the Business Combination and to Aeries and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

Aeries Technology is a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves, among other things, active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure etc. Our customers have the ability to customize the services based on options provided by Aeries and Aeries subsequently firms up the execution plan with the customers.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance, human resources, customer service and operations. Aeries hires appropriate talent and personnel on its payroll for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with the opportunity for promotion, recognition and career path progression, which we believe results in higher employee satisfaction and lower voluntary attrition rates. We manage the regulatory, tax, recruiting, human resources compliance and branding for each of our delivery centers. We believe this disruptive business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. The model also aims to insulate our clients from regulatory and tax issues and provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of December 31, 2023, Aeries had approximately 1,500 employees on a full-time basis. We also contract with temporary staff, including contractors and consultants, to supplement our staffing resources from time to time. As of December 31, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. Our top five clients accounted for 57% and 64% of our revenue for the year ended March 31, 2022 and the nine months ended December 31, 2022, respectively, and 64% and 52% of our revenue for the year ended March 31, 2023 and the nine months ended December 31, 2023, respectively.

With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had a revenue of $41.0 million and $53.1 million for the years ended March 31, 2022 and 2023, respectively, and a revenue of approximately $52.8 million for the nine months ended December 31, 2023. Aeries had a net income of $4.7 million and 1.7 million for the years ended March 31, 2022 and 2023, respectively, and a net loss of $14.9 million for the nine months ended December 31, 2023. Net (loss)/income margins for the years ended March 31, 2022 and 2023 and nine months ended December 31, 2023 were 11.5%, 3.2% and (28.2)%, respectively, and adjusted EBITDA margins (a comparable non-GAAP measure) for the respective periods were 17.8%, 16.4% and 15.5%.

Our History

In today’s digital economy, technology and digital solutions have seen a shift from a traditional outsourcing model to more strategic value-based services model, pursuing management solutions that are ‘Purpose-Built’ for efficiencies, automation, growth, and business expansion.

Aeries has been innovating new product and service offerings in this shifting marketplace. For the past 11 years since inception, we have catered to the private equity ecosystem’s exacting and stringent needs for speed of execution and optimal value-creation solutions, giving new portfolio companies the ability to strategically transform themselves.

It is from these lessons of implementing a wide gamut of mission critical solutions that we have evolved our ‘Purpose-Built’ model. This innovative product model aims to eliminate the deficiencies of the traditional models of vendor-outsourcing and fully owned offshored subsidiary, thereby creating a clear and differentiated offering, which has the potential to disrupt the global outsourcing and offshoring industry.

The Outsourcing and Offshoring Industry

The outsourcing and offshoring industry has been evolving to have an enhanced focus on digital transformation, and the focus has shifted from reducing costs and resource optimization to accessing niche technologies and specialized resources and improving velocity for time to market. According to the CompTIA – IDC Industry Outlook Report 2022, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global information technology spend in 2022 estimated to be $5.3 trillion and expected to grow at 6% year-on-year. The Aeries TAM in this marketplace could be $420 billion from a top-down approach and $504 billion from a bottom-up perspective, based on calculations conducted by Aeries.

Client organizations seek to capitalize on movement towards digitization through leveraging capabilities around cost-reduction, service automation, efficient work channels coupled with engagement models that are geared towards enabling them to meet current challenges of competition, short business cycles and quicker execution of strategy. Chief Executive Officers of organizations use Aeries’ operations management services for short term, medium-term, and long-term strategies, and for both organic growth and inorganic events in the life cycle of a company. Some of the outcomes that Aeries’ management consultancy services brings about are:

1.	Cost savings and reductions;

2.	Operational efficiencies and effectiveness;

3.	Specialized centers of excellence;

4.	Revamping and migrate legacy systems; and

5.	Geographical expansion and revenue growth.

Companies are looking for vendors who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but are also a trusted partner with a transparent engagement model to handhold them through their digital transformation journey. Aeries’ model is Purpose-Built to provide this experience, expertise and transparent engagement model to accelerate and enhance our clients’ businesses.

The Aeries’ Purpose-Built Model

The Aeries Purpose-Built model provides an innovative and flexible approach to help organizations manage their talent, technology, and operations delivery requirements. Initial consulting offerings leverage appropriate strategic recommendations from senior leadership, market availability trends for required skillsets and appropriate near-shore or offshore location to offer outsourcing services. With a customized approach, and industry and function-targeted solutions, our clients experience benefits like significant cost savings, improved efficiencies in processes, greater compliance, ownership, and accountability, enhanced organization agility and momentum to adapt to changes, scalability, and innovation.

Our model is differentiated from traditional outsourcing and offshoring platforms in the following ways:

1.	Significantly Lower Costs of Operations: Our scale of operations allows us to operate more economically than a native US-based model. The pricing model is simple, transparent, and aims to be cost-efficient. Aeries charges a margin on direct cost such as employee-related costs and passes on all indirect costs such as rent and utilities to the customer. While our goal is to provide a minimum of 40% cost savings transition from high cost geographies as part of our contractual terms, some of our clients have experienced over 60% cost savings.

2.	Transparency and Visibility: Our model has a built-in approval system structured for a client’s approval, enabling continuous cost tracking, and hence cost control. The client has direct visibility of the team structure as well as the employees within each function and can collaborate with the site head on Aeries’ side for service quality and delivery levels.

3.	Functional Control: Our teams operate as an extension of our client’s organizational chart, with functional control over operations and dedicated delivery resources by client department heads. This type of engagement model provides our clients with functional control of the processes while avoiding the administrative and regulatory overhead. The Aeries team engages with the client’s leadership in a partnership approach to align all functions and resources specific to the client’s requirements to build the operations as ‘One Team.’

4.	Flexibility: Our model is built to adapt to client needs that quickly scales up or scales down resources depending on our client’s business situation and objectives with no financial penalty. Aeries also provides a ‘Build-Operate-Transfer’ option to buy the dedicated operations from Aeries once it is set up and optimized and our client is ready to take full control of the project and set up its own subsidiary. This provides the clients the ease of taking over operations that are already established and running efficiently, thus avoiding the initial hassles of setting up their own captive unit. The transfer also creates a monetization opportunity for us if our clients decide to bring their offshored services in-house.

5.	Engagement and Governance Framework: The Aeries engagement framework ensures a quick transition and ramp-up time for our clients’ business operations. We provide high-quality supervision, administrative and operations support, functional upskilling in local geography together with strategic inputs relevant to client business through the Aeries Engagement Framework. We also have employees working in senior positions in a client’s organization on an interim basis when required. This helps fill in important positions when needed, especially during carveout or acquisition transactions, when Aeries senior management can step in and provide valuable expertise and directional advisory services. Aeries senior management interacts closely with the client’s senior management on strategic matters including organic and inorganic growth, and business expansion opportunities.

6.	Operational Excellence: Aeries’ Operational Excellence team, comprising of functional experts and advisors, works with the clients’ functional team in a consultant mode, to develop relevant and effective process improvements, tailored solutions, and benchmarking best practices. This cumulative expertise helps Aeries provide a focused and result-oriented assessment, recommendation and implementation of technology enabled solutions, process and workflow improvements to the customers that helps them shift smoothly into a lean and efficient organizational model.

7.	Technology: Our technology teams evaluate opportunities for refining process workflows, automating and identifying areas to incorporate new age technology tools including Robotics Process Automation (RPA), Artificial Intelligence (AI) and Data Analytics. These teams act as a layer over our core operations management services and provide business process re-engineering and technology enabled transformations.

8.	Compliance: By virtue of the unique design of our Purpose-Built model, Aeries is accountable and responsible for paying taxes, managing regulatory compliance and associated risks related to assessment and scrutiny, which aims to eliminate compliance-related hassles for clients. Some countries have strict guidelines on the right price to charge for inter-company services (transfer pricing) and at times, can become a long outstanding litigation matter. Our model overcomes this challenge due to the arm’s length client-vendor arrangement.

Our target market is North America. Within this region we are focused on two primary areas, the private equity ecosystem and mid-market enterprises. Based on this segmentation, we estimate that the total available market could be from $420 billion to $504 billion. Our estimate is based on publicly available market reports and calculated based on accepted market estimation principles of Bottom-Up and Top-Down analysis.

Our Growth Strategies

We intend to accelerate our growth based on the below multi-pronged approach:

1.	Deepen relationships with private equity: We intend to double down our efforts in the private equity (“PE”) ecosystem, a vertical that is close-knit, reputation and trust-based, and highly demanding. We will continue to build on our success in the PE community by expanding our network effect and hiring professionals with a pedigree from this industry.

2.	Accelerate cross sales: Renewed focus on selling value-add solutions and products to existing clients by having a “Vertical Head” concept supported directly by the executive team. These will be solutions and products in the space of AI, robotics, automation, business intelligence and deep analytics, blockchain, cloud migration, business strategic inputs and customized software. We aim to maintain our high levels of customer service and experience across functions, by offering unparalleled service delivery and top talent.

3.	Enter and aggressively expand into the mid-market enterprise segment: We intend to accelerate our mid-market enterprise growth by hiring a sales team dedicated to this vertical. This sales team will be based in the United States and have significant relationships and experience selling into mid-market enterprises.

4.	New Technology and Innovation: We intend to accelerate emerging new-age technology products, platforms and tailored scalable solutions, and augment this with tech-based services to expand our depth of services and capabilities

5.	Grow with aligned partners and alliances: We intend to build alliances with pure-play management consulting firms in the space of management consultancy services, and ecosystem partnerships with leading global technology providers.

6.	International Expansion: Although our current target market is the United States, we plan to enter new markets like Europe, Asia-Pacific, Australia and New Zealand, and the Middle East in the long-term.

7.	Grow Inorganically: In addition to our aggressive organic growth plan, we have initiated an inorganic expansion strategy, which includes a strong pipeline of potential targets which could augment our service areas and expand our geographical coverage.

Solutions We Offer

Aeries has proven and diversified digital technology development and implementation expertise that helps clients across different stages of their life cycle and helps deliver outcomes with real world impact. Aeries’ offerings are broadly classified into three categories: Consultancy Services, Operations Management and Digital Transformation (including solutions, products & platforms and innovation labs), as discussed below.

●	Consultancy Services

Consultancy services provided to customers include a series of integrated set of activities starting with the involvement of Aeries’ senior management team recommending to the customer strategies, right approach, consultation and effective implementation. These are supported by other consulting services such as recruitment, market analysis for right talent, procurement, cost benefit analysis, information technology services and project management.

●	Operations Management Services

Our Operations Management Services are geared to cater to client’s specific requirements, and to act as a catalyst for growth and efficiencies. Using our Purpose-Built model, we leverage our expertise to deploy the right tools that benchmark current performance against the industry standard and quickly address the gaps, providing real-time insights into process performance. By enhancing the talent and processes in functions such as Research & Development, IT, Finance & Accounting, Human Resources, Legal and Compliance, Customer Support, Operations Support, Aeries delivers the agility and flexibility that businesses need to gain competitive advantage.

●	Digital Transformation

We support our clients in an agile ever-changing business environment with accelerated solutions to drive changes in customer experience, operational processes, and lower their cost structure. With solutions that leverage emerging technology, we help clients in their digital transformation journey.

●	Data Analytics

Through AI and Data Science, Aeries enables valuable actionable data insights to improve operations and generate higher revenue, helping our customers unlock powerful analytics, reduce risks, forecast demand, and make more informed strategic decisions. AI-based predictive analytics allow us to provide insights on customer trends and behavior, sales pipeline and marketing, while also providing operational and financial dashboards.

●	Business Applications and Automations

Aeries provides scalable and customizable implementation, maintenance, audit and automation solutions and services, across multiple enterprise business applications systems including leading ERP and CRM platforms and through robotic process automations (RPA), thereby helping our client maximize their investments while digitally transforming their operational processes to be lean and efficient. To ensure that our solutions meet our client’s unique business needs, Aeries partners with key enterprise application vendors to bring in best practices as well as preferred commercial terms.

●	Cloud Migration

Through our cloud migration services, we get our clients one giant step closer to digital transformation of their organization. We start by conducting a thorough cloud-requirements assessment, outlining the right information technology infrastructure and Cyber Security strategies, assisting in the selection of the right cloud providers for our clients’ unique business needs. This ensures that these migrations take place in a smooth, effective and systematic manner and ensuring no negative impact to the running business.

Products & Platforms

Some of the areas of focus in which we have developed products and platforms are mentioned below.

●	Artificial Intelligence: These products free up time and resources to focus on the core, differentiation, and growth of our clients’ businesses, and bring in significant cost savings and efficiencies, with automation eliminating manual effort required in performing mundane, repetitive tasks.

●	ARIA: Our AI platform, ARIA, is a productivity and efficiency enhancement artificial intelligence (AI) assistant, which can automate repeatable processes. It augments human intelligence by enabling teams to continuously add more data and information for the bot to become more accurate over a period in its interactions and responses. ARIA uses a Natural Language Processing (NLP) engine and in-house AI models with no dependency on external paid services or cloud subscriptions. ARIA can be used as a purpose-built solution for information technology (IT) services support which can decrease the time to resolve issues such as customer support queries, specific requests around information search and software or hardware issues, and be made available as a self-service bot to end customers. It is a productivity focused application that alerts customers for escalation use cases or complex issues. ARIA can also be used to improve sales by acting as a product salesperson, where it can support showcasing slides, videos, and images requested by an end user. This reduces the need of repeated human engagement and helps in automated sales pipeline/lead creation.

●	Smart Extract: A cognitive platform using Optical Character Recognition (OCR) technology, business rules and AI to scan, extract, and analyze information from various document types allowing our clients to achieve the full potential of their Intelligent Automation goals.

●	Blockchain: Aeries helps implement Blockchain-based solutions that can record immutable audit trails of transactions in a secure and transparent manner. The platforms are designed to function either as a shared infrastructure or as dedicated platforms.

●	ECOP (Enhanced Contracts Platform): A Blockchain powered, Natural Language Processing enabled, end-to-end contract management platform with Document Understanding and Workflow Management. With ECOP, our clients experience superior collaboration, intelligence, and transparency at work. ECOP is an end to smart contract management platform that enables immutability of transactions/signatures over a blockchain and is seamlessly integrated to the Microsoft Office 365 suite of applications.

●	Productivity: Aeries helps bring in superior efficiencies by bringing improved agility and better insights at work, with smart tools that consolidate data at a centralized location.

●	Resource 360: A one stop solution to managing, augmenting, and getting revenue data driven decisions and insights from employees and software that are spread across multiple clients and projects. R360 is focused at primarily agile organizations of any size to enable their productivity when it comes to resourcing and utilization. It supports business rule validations and financial validations which can be customized for specific needs. It helps organizations become data driven for managing how, what and when their resources are available.

●	AppsSuite: A no-code platform, using Microsoft Office 365, SharePoint and Power Platform focused on organizational efficiencies and processes to provide accurate insights, and automations for business-as-usual tasks.

Innovation Labs

Aeries’ Innovation Labs incubates, develops, and propagates new ideas and creates intellectual property, by exploring collaborations with partners and stakeholders to facilitate and accelerate business opportunities. Below are some of the focus areas of Aeries Innovation Labs.

●	AeriVerse: An innovation sandbox to explore emerging trends in the area of metaverse, blockchains and crypto assets.

●	Vehicle TLMYe: Our Automotive IOT-integrated Blockchain Platform monetizes vehicle telematics through secure access to live vehicle IOT data streams. This is fully compliant with privacy laws, and enables downstream applications like insurance, maintenance, fleet management and safety.

●	DeFi: Decentralized finance, or DeFi, uses emerging technology to remove third parties in financial transactions. The components of DeFi are crypto tokens, web3 software stack, and scalable infrastructure that enables the development and deployment of applications.

●	Intelligent Environmental, Social and Governance (ESG): This no code platform will be able to recommend, collate and create reports based on reporting standards. The platform will allow templatization and materiality mapping for reporting standard of choice, collecting data from disparate sources, refining them in context of the reporting standard, and reporting out supporting outputs like text, graph and image. It will enable data collection, auditing and reporting. This platform is currently in the advanced stages of prototyping and successfully reached the minimum viable product stage by meeting the expected core requirements and functionalities. The next phase will be the discovery phase, during which we will collaborate with our customers to understand their specific requirements and customize the platform accordingly. Although we do not currently have a definitive timeline for the implementation of this platform, we do not anticipate any major additional funding would be required to progress this development, and we expect our current budget of $57,000 allocated to this would be sufficient to cover the costs associated with taking the development through formal implementation.

●	Cyber Intelligence: An intelligent platform is expected to help our clients manage information security risks and protect them against cyberattacks, as well as empowering automated response to fight cyber threats. The solution is expected to focus on Security Information and Event Management and Extended Detection and Response capabilities. Protection will be provided for public clouds, private clouds and on premise data centers. Cyber intelligence can provide near real time threat detection and can inform a user of file systems changes, online addresses (Internet Protocols) used and the changes made. This solution is currently in the advanced stages of prototyping and successfully reached the minimum viable product stage by meeting the expected core requirements and functionalities. The next phase will be the discovery phase, during which we will collaborate with our customers to understand their specific requirements and customize the platform accordingly. Although we do not currently have a definitive timeline for the implementation of this platform, we do not anticipate any major additional funding would be required to progress this development, and we expect our current budget of $100,000 allocated to this would be sufficient to cover the costs associated with taking the development through formal implementation.

One Team Culture at Aeries

At Aeries, following a ‘One Team’ culture is at the heart of everything we do.

As of December 31, 2023, Aeries had approximately 1,500 employees on a full-time basis. We also contract with temporary staff, including contractors and consultants, to supplement our staffing resources from time to time.

In addition to having client dedicated resources, Aeries also has non-client dedicated employees who are domain and functional experts, and provide specialized services as required to the clients. These domain experts, such as HR, Talent Acquisition, PMO, Admin, IT, Finance & Compliance and Marketing professionals provide valuable advice and best practices that can help a business stay ahead of the competition, and provide efficiencies. These employees are an invaluable asset to Aeries, as their insights and expertise can be used to create strategies for success. Investing in these non-client dedicated resources ensures that Aeries is well-equipped to handle any requirements and can provide any specialized high-end consultancy and advisory services that its clients may need. These employees play an instrumental role in evaluating the customers’ organization and functions to arrive at the most effective recommendations for cost efficiency and thereafter leading to operational effectiveness and technology upgrade. We strongly believe that culture plays a vital role in employees having a sense of belonging, and we make every effort to ensure that the resources hired for client teams under the ‘Purpose-Built’ model act as a natural extension of their brands and gives us an advantage in the recruitment of highly engaged teammates who produce better results. We create a One-Team culture by closely understanding and integrating clients’ human resources practices and company culture, to ensure the employees build active affinity and recognition towards the client brand and corporate culture. Integrated human resources employee engagements coordinated with clients’ human resources enable employees to grow in respective career paths and ensure emergence of leaders plus retention of key talent. We believe this approach yields better synergies and collaboration in delivery and engagement, and ensures we have amongst the highest satisfaction and retention rates in the industry. In 2020, during the pandemic when organizations were trying to stabilize to align to the new normal, we had an employee satisfaction score of 94 % based on an employee satisfaction survey conducted in March and April of 2020, a testimony to the best-in-class work environment and employee benefits we offer to our employees.

Culture and Branding Initiatives

●	Client logo prominently displayed in the offices.

●	Office and workstation set-up, furniture and stationery as per client brand guidelines and colors.

●	Client human resources policies aligned with Aeries’ policies that apply to employees.

●	Fun at work sessions, celebrations, rewards and recognitions, which are completely aligned with the client.

The culture and branding initiatives ensure alignment with client culture and help ease building strong working relationships. In addition, the work hours of dedicated client resources are aligned with the client requirements in different geographies and can provide 24/7/365 days operations, using both shift-based and the ‘follow-the-sun model’. Aeries’ client-dedicated resources are flexible to adapt and cater to diverse cultural sensitivities aligned to the geographies they work with. The relationships are also strengthened by resources traveling to the client location and client team traveling to their centers in Aeries’ offices.

Attracting and Retaining Talent

The nature of the Purpose-Built Model safeguards quality and availability of talent with desired skillsets to get our clients the right-fit talent for their business. We employ diversified sourcing channels to hire the right skillset, with the client team’s active involvement to match the organization’s needs. Aeries has a strong in-house recruitment team and is well connected with leading recruitment agencies, resulting in quick sourcing of talent. Aeries also sources through employee referrals and through job portals. Aeries follows an effective and efficient screening process to narrow down candidates within tight timelines, which includes client feedback.

The extensive human resources benefits that we offer to our employees in addition to the One-Team culture we cultivate, by closely understanding and integrating clients’ human resource practices and company culture, ensures that the employees build active affinity and recognition towards the client brand and corporate culture. This approach yields better synergies and collaboration in delivery and ensures we have amongst the highest satisfaction and retention rates in the industry. This is evident from the fact that in an industry that sees 18.8% voluntary attrition on average (according to Aon India’s 28th Annual Salary Increase Survey 2022-23 Phase I Report). Voluntary attrition is considered for employees who may exit on reasons that are directly under control of Aeries; e.g.: Role misalignment, Career path, Compensation, Manager concerns, etc. We have a low voluntary attrition rate of 7% for the 12 months ended March 31, 2023 and 4% for the nine months ended December 31, 2023.

Our Commitment to ESG

Aeries is committed to a holistic approach to sustainability that covers managing risks and opportunities towards ESG parameters. Aeries has a comprehensive framework that goes beyond maximizing profits, and includes key elements around environmental and social impact, as well as how governance structures can be amended to maximize stakeholder well-being. For example, Aeries has adopted environmental, social and governance (ESG) guidelines which are applicable to our employees, customers, key stakeholders and third-party service providers to the extent possible. The policy, as it applies to our operations and all the products in consideration or offered by us, requires Aeries to consider the wellbeing and development of our employees in recruitment, retention and development, privacy and security of our customers, managing and influencing the ESG issues in our supply chain, minimizing the environmental impact of our services especially with respect to energy management and water waste management and paper use, and systemic risk management. In addition, Aeries supports local events and charities through financial support and contribution of staff’s time as part of our community commitment. We also engage in constructive and continuing stakeholder communications which helps us to understand those stakeholders’ ESG commitments and the ESG strategy and in turn, we can work collaboratively to achieve and improve our ESG commitments in specific operational aspects such as sustainability policy towards client dedicated facilities, IT procurement and other operations.

Environmental

Aeries considers the protection of natural resources and reduction of carbon footprint as its responsibility, as we conduct our business operations in a sustainable manner. Aeries implements appropriate ESG policies to save resources and energy, hence reducing waste, and controlling pollution.

Social

Striving for positive social change has always been at the heart of Aeries’ purpose, culture, and work. We are focused on the technology’s positive impact on society, and specifically on people who are underrepresented. As a part of giving back to the society, Aeries supports the NGO Masoom in Mumbai (NGO). This NGO aids night school students to achieve their full potential through educational and policy support leading to better skills and job opportunities. Aeries has supported this NGO in varying capacities including monetary donation and donation of books and study material to students at the night school.

In addition, customer engagement is a critical part of Aeries’ core values to provide best value, individual approach, and agility to each of our clients. We conduct periodic customer satisfaction and Net Promoter Score Surveys, regularly meet with our clients and Aeries operational excellence and technology team evaluates opportunities for refining process workflows, automating and identifying areas to incorporate new age technology tools.

Governance

At Aeries, creating a robust governance structure and oversight is in its DNA owing to the Purpose-Built model and the close partnership that Aeries cultivates with its clients. Our code of conduct and core values govern our way of working and help us achieve our vision and goals in accordance with corporate governance practices. Our core values are reviewed periodically to ensure they resonate with the organization’s DNA, our most recently unveiled core values include – Collaboration, Accountability, Transparency, Integrity, Innovation and Customer Centricity.

At Aeries, we encourage transparency and encourage employees to bring to notice any violations of the code of conduct. With an open, non-hierarchical culture, we have created a culture where appropriate governance practices ensure work ethic, in conjunction with our existing legal or statutory provisions for any wrongdoings. We also have a stringent cybersecurity framework to protect the information assets of clients and the company from cyberattacks and handle personal information properly and protect the human rights of stakeholders. We are ISO 27001:2013 and PCI DSS v3.2.1 certified and compliant to SOC 2 Audit for certification.

Facilities

Our corporate office is located at Paville House, Prabhadevi in Mumbai (India). Our global delivery centers are in India—Mumbai, Bangalore, Hyderabad, and Mexico (Guadalajara).

Global Centers Synopsis

Location	Centers
Hyderabad	3
Bangalore	3
Mumbai	3
Pune	1
Guadalajara	1

In addition to the above, Aeries has presence in Singapore (Headquarters), Sales and Marketing office at Raleigh (US) and other offices in San Jose (US).

Aeries has a unique approach towards setting up of its facilities. Aeries’ delivery centers have the look-and-feel of our client’s office to make it a seamless extension. Aeries Facilities team engages with client facility and marketing team at the time of office set-up for branding activities. Aeries has a well-structured methodology for quick office and operations set-up with strong local connections and strategic business partners. The offices are designed keeping in mind advance technology integration, physical and surveillance security requirements, workforce space management and compliance policies to identify and implement cost-effective Capex and Opex models.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We require our employees, independent contractors, vendors, and clients to enter into written confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information disclosed or otherwise made available by us will be kept confidential.

We customarily enter into non-disclosure agreements with our clients with respect to the use of their software systems and platforms. Our clients usually own the intellectual property in the software or systems we develop for them. Furthermore, we usually grant a perpetual, worldwide, royalty-free, nonexclusive, transferable, and non-revocable license to our clients to use our pre-existing intellectual property, but only to the extent necessary to use the software or systems we developed for them.

We have invested in research and development, to enhance our domain knowledge and create complex, specialized solutions for our clients. We have developed certain tools, including consulting frameworks and software applications, that we use to deliver digital services to our clients. Some of these are ideas are in the process of being developed and will be reduced to writing once they are finalized. Subsequently the company will obtain the appropriate intellectual property protection. The company’s documents or e-books that relate to procedures, products, and strategies, which are used both internally as well as to value add for its clients, bear a “©” symbol, indicating copyright ownership. The company also holds certain registered trademarks. To ensure we maintain the ability to engage with clients, employees, and the public, we own a dozen domain names.

Our intellectual properties are listed below:

Trade Mark name and number	Type of Trade Mark	Owner and Country of Registration	Validity of Trademark (until the following dates)
ATG AERIES	Service Mark	ATG Business Solutions Private Limited	13th August, 2028
Trademark No. - 3915895		India

Domain names	Type of Domain	Owner and Country of Registration	Validity of Domain name (until the following dates)
aarksingapore.com	.com	AARK Singapore Pte Ltd, Singapore	20-Dec-23

aeries.in	.in	ATG Business Solutions Pvt Ltd, India	6-Feb-24

aeriesfinance.com	.com	ATG Business Solutions Pvt Ltd, India	6-Apr-23

aeriesgroup.com	.com	ATG Business Solutions Pvt Ltd, India	30-Oct-23

aeriesgroup.in	.in	ATG Business Solutions Pvt Ltd, India	30-Oct-23

aeriesindia.com	.com	ATG Business Solutions Pvt Ltd, India	5-Feb-24

aeriesindia.in	.in	ATG Business Solutions Pvt Ltd, India	6-Feb-24

aeriestechnology.com	.com	ATG Business Solutions Pvt Ltd, India	5-Feb-24

aeriestechnology.in	.in	Aeries Technology Group Business Accelerators Pvt Ltd, India	6-Feb-24

atghealth.co	.co	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealth.in	.in	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealthtech.com	.com	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealthtech.in	.in	ATG Business Solutions Pvt Ltd, India	20-Dec-23

Regulations & Legal Proceedings

Due to the industry and geographic diversity of our operations and services, we are subject to a variety of laws and regulations. Several foreign and U.S. federal and state agencies regulate various aspects of our business, including export restrictions, economic sanctions, like the General Data Protection Regulation (GDPR), among others. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures. See “Risk Factors” for additional information.

We may be involved in litigation relating to claims arising out of our operations and businesses that cover a wide range of matters, including, among others, intellectual property, data privacy and cybersecurity, contract and employment, personal injury, product liability and warranty. There are currently no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the outcome of any current or future litigation cannot be predicted with certainty and regardless of its outcome we may incur significant costs as well as experience a diversion of management resources.

MANAGEMENT

The following sets forth certain information, as of April 30, 2024, concerning the persons who serve as directors and executive officers of ATI.

Name	Age	Title
Executive Officers
Sudhir Appukuttan Panikassery	56	Chief Executive Officer and Member of the Board
Rajeev Gopala Krishna Nair	52	Chief Financial Officer
Unni Nambiar	56	Chief Technology Officer
Ajay Khare	46	Chief Revenue Officer & COO – Americas
Daniel S. Webb	39	Chief Investment Officer and Member of the Board
Narayan Shetkar	47	Chief Strategy Officer
Non-Employee Directors
Venu Raman Kumar	62	Director and Chairman of the Board
Alok Kochhar	66	Director
Biswajit Dasgupta	57	Director
Nina B. Shapiro	75	Director
Ramesh Venkataraman	57	Director

Executive Officers

Sudhir Appukuttan Panikassery has served as Chief Executive Officer of Aeries since co-founding Aeries in 2012. Sudhir is responsible for planning and executing the strategic direction and ongoing operations for the company. With experience across multiple industries, Sudhir has set up and operationalized unique business improvement and enhancement solutions for clients under tailored and differentiated engagement models.

In his previous role, Sudhir was the global controller of CBay Systems (later M*Modal Inc.). He played an instrumental role in some of the key acquisitions such as MedQuist, Spheris and Multimodal. He also assisted with planning and executing the integration and synergy realizing strategies. Prior to that, he was a senior partner at one of India’s oldest accounting firms where he specialized in audit, mergers and acquisitions, advisory services and corporate structuring for large clients in technology, BPO, banking and financial services. He was also responsible for setting up new practice areas.

In March 2021, Sudhir successfully led and closed an acquisition of a carve-out from Nuance Communications Inc. (now renamed as DeliverHealth Solutions (DHS)) which is a world leading healthcare outsourcing services and platform business.

Sudhir is a member of the Managing Committee of ASSOCHAM, India’s oldest Chamber of Commerce, and Co-Chairman of India’s National Council for Business Facilitation and Global Competitiveness.

Rajeev Gopala Krishna Nair has served as our Chief Financial Officer since November 2023. Rajeev was an executive at McLaren Technology Acquisition Corporation (NASDAQ: MLAI) from February, 2021 to March 2023, most recently serving as their Chief Financial Officer. In that position, he played a leadership role in their NASDAQ initial public offering in November 2021. Prior to joining McLaren Technology Acquisition Corporation, Mr. Nair formulated the AI and Machine Learning strategy and created the AI/ML roadmap for Credit One Bank, a large credit card issuer in the United States from July 2019 to June 2020. In addition to his corporate roles, Mr. Nair was a consultant to GE Capital, Prudential Investment Management and other Fortune 500 companies, focusing on finance, risk management and technology from December 2004 to January 2010. Mr. Nair is currently a nominee for the Board of Directors of Fintech Eco System Development Corp (NASDAQ: FEXD) for their contemplated business combination with Afinoz.

Unni Nambiar has served as Chief Technology Officer of Aeries since 2015. Unni is responsible for providing technology direction and overseeing all technology related operations for Aeries, including global research & development, information technology and customer support operations for clients, as well as driving Aeries incubated portfolio of products.

Unni is a technology leader with extensive industry experience building enterprise, cloud & mobility products across diverse verticals. He is passionate about building world class software products for real world solutions using cutting edge technology innovations.

In March 2021, Unni was part of the team that closed an acquisition of a carve-out from Nuance Communications Inc. (now renamed as DeliverHealth Solutions (DHS)) which is a world leading Healthcare outsourcing services and platform Business. Unni served an interim Chief Technology Officer role post-carve out during the first year of operations to facilitate stand up activities for Nuance Communications Inc.

Prior to joining Aeries, Unni was Chief Technology Officer at CBay Systems (later M*Modal Inc.), a leading voice recognition and healthcare documentation technology company. At CBay, he was responsible for global technology vision, product engineering roadmap, technical support and infrastructure management. Prior to CBay, he was instrumental in setting up Avaya’s India Offshore Development Centre for their customer relationship management, interactive voice response, Predictive Dialers and Unified Messaging products through a dedicated offshore vendor model that was later acquired by Avaya. He also worked in the storage management industry at Legato Systems (later EMC) in multiple global locations and across various product engineering roles.

Ajay Khare has served as Chief Revenue Officer and Chief Operating Officer for the US division of Aeries since 2015. Ajay is responsible for Aeries’ US operations including client management, business development, front-end communication, transition and business operations. He also works closely with private equities and their portfolio companies in defining global delivery solutions & strategies.

Ajay is a successful executive with experience in business operations, strategic planning, & client relationship. He has a diverse background with deep knowledge of all aspects of the life cycle of organizations including start-up, funding, early-stage planning, implementation, mergers and acquisitions, private equity driven deals and integrations.

Ajay’s past experience includes founding WhiteSpace Health, a startup with focus on healthcare data analytics and business intelligence. From 2012 until 2015, he was the Vice President of Strategic Operations for M*Modal, a healthcare technology company, and was instrumental in new product launch for revenue cycle management, profit and loss for clinical documentation business with $250 million revenue, and managing cost initiative for delivery organization. From 2007 until 2012, Ajay managed worldwide operations for CBay systems and was part of the team that acquired MedQuist & Spheris in private equity funded deals.

Daniel S. Webb serves as a member of the Board and Chief Investment Officer of ATI. Prior to the Business Combination, since March 2021 he served as WWAC’s Chief Executive Officer, Chief Financial Officer and a Director. From August 2017 to March 2021, Mr. Webb was an investment banker at Bank of America. As an investment banker and private equity investor, Mr. Webb worked on transactions totaling approximately $40 billion in transaction value for disruptive internet companies. In his career as an investment banker at Bank of America and Citi, he advised leading technology companies on their IPOs such as Snap, Carvana, Pinterest, Delivery Hero, Arista Networks, Freescale Semiconductor, Fiverr, Grubhub, Cardlytics, Revolve, SurveyMonkey, Zulily, and Trivago. He also helped raise public and private capital for leading technology companies such as Microsoft, Pinterest, Costar, Thrasio, Fiverr, Fanatics, Grubhub, Cardlytics, Overstock, MakeMyTrip, Purple, GSV Capital, Paytm, Integral Ad Science, and Thrillist. In addition, he advised on one of the largest internet acquisitions in history, Just Eat Takeaway’s acquisition of Grubhub as well as other transactions such as Credit Karma’s sale to Intuit, Cardlytics’ acquisition of Dosh, Bonobos’ sale to Walmart, Reachlocal’s sale to Gannett, and Aristocrat Leisure’s acquisition of Plarium. Mr. Webb previously worked in private equity at HarbourVest Partners where he directed investments in Lightower Fiber Networks, Sidera Networks, and Confie Seguros. Mr. Webb holds a Master of Accountancy and Bachelor of Science in Accounting from Brigham Young University.

Narayan Shetkar has served as Chief Strategy Officer of Aeries since 2021. Narayan is responsible for supporting and executing the Company’s inorganic growth strategy and corporate development initiatives including mergers and acquisitions, investments, divestments, business combinations and structuring. Narayan has previously served senior roles in management consulting, corporate banking and investment banking organizations including InCredMAPE Advisory, Centrum Capital and Deloitte. He has successfully closed multiple corporate transactions across mergers and acquisitions, private equity and structured financing. He is a chartered accountant from India and received a master’s degree in commerce from the University of Mumbai.

Board Composition

The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to the Company’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. The Board is divided into the following three classes, with members of each class serving staggered three-year terms:

●	Class I, consisting of Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro, whose terms will expire at the Company’s first annual meeting of shareholders to be held after consummation of the Business Combination;

●	Class II, consisting of Daniel S. Webb and Ramesh Venkataraman, whose term will expire at the Company’s second annual meeting of shareholders to be held after consummation of the Business Combination; and

●	Class III, consisting of Venu Raman Kumar and Sudhir Appukuttan Panikassery, whose term will expire at the Company’s third annual meeting of shareholders to be held after consummation of the Business Combination.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms is then expiring will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in the Company’s control or management. The Company’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of the Company’s voting stock.

Director Independence

Nasdaq listing standards generally require that a majority of the Board be independent. As a controlled company, we are largely exempt from such requirements. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship with the Company which, in the opinion of the Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board determined that each of the directors on the Board other than Venu Raman Kumar, Sudhir Appukuttan Panikassery and Daniel S. Webb qualify as independent directors, and the Board consists of a majority of “independent directors,” in compliance with the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Leadership Structure

The Board determined that it should maintain the flexibility to select the Chairman of the board of directors and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Company’s best interests and the best interests of its shareholders, including the composition, skills, diversity and experience of the board and its members, specific challenges faced by the Company or the industry in which it operates and governance efficiency. The Board adopted corporate governance guidelines, including written charters for the various board committees, effective as of the consummation of the Business Combination, which provide for the appointment of a lead independent director at any time when the chairperson is not independent. Venu Raman Kumar was elected to serve as chairperson of the board and Alok Kochhar serves as lead independent director and is responsible for, among other matters, calling and presiding over each executive session of independent directors and briefing the Chief Executive Officer on issues arising from executive sessions and serving as a liaison between the chairperson and the independent directors.

Board Role in Risk Oversight

One of the key functions of the Board is informed and involved oversight of Company’s risk management process related to the Company and its business. This oversight function is administered directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s audit committee has the responsibility to consider and discuss the Company’s accounting, reporting, financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, including major financial risk exposures, and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee assesses and monitors whether the Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee monitors the effectiveness of Company’s governance guidelines. In addition, the Board will receive periodic detailed operating performance reviews from management.

Controlled Company Exemption

The Class V Shareholder has voting rights equal to 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary shares voting together as a class in connection with the appointment or removal of directors. As a result, ATI is a “controlled company” within the meaning of the Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements to have: (i) a board of directors composed of a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. Until the Class V ordinary share is automatically forfeited and cancelled upon the exchange of all AARK ordinary shares held by the Sole Shareholder, ATI may utilize these exemptions. While we do not intend to rely on these exemptions, if we determine to do so in the future, shareholders of ATI may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If ATI ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, ATI will be required to comply with these standards and, depending on the Board’s independence determination with respect to its then-current directors, ATI may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the Board

The Company has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. The Company’s board of directors may from time to time establish other committees. Members will serve on these committees until their resignation or until otherwise determined by the board of directors of the Company. Each committee operates under a charter approved by the board of directors of the Company. Copies of each charter are posted on the Investor Relations section of our website at https://www.aeriestechnology.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

The Company’s president and chief executive officer and other executive officers regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Company’s board of directors will provide appropriate risk oversight of the Company’s activities.

Audit Committee

The Company’s audit committee is comprised of Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro. Nina B. Shapiro is the chairperson of the audit committee. Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro each qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee’s responsibilities include, among other things:

(1)	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;

(2)	reviewing the adequacy of the Company’s system of internal controls and the disclosure regarding such system of internal controls contained in the Company’s periodic filings;

(3)	pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Company’s independent auditors;

(4)	reviewing with the Company’s independent auditors their independence from management;

(5)	reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and the Company’s independent auditors; and

(6)	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

The Company’s compensation committee is comprised of Alok Kochhar and Nina B. Shapiro. Alok Kochhar is the chairperson of the compensation committee. The composition of the compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

The compensation committee’s responsibilities include, among other things:

(1)	setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of the Company;

(2)	reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the Board;

(3)	reviewing on a periodic basis and discussing with the Chief Executive Officer and the Board regarding the development and succession plans for senior management positions;

(4)	administering the Company’s cash and equity-based incentive plans that are shareholder-approved and/or where participants include the Company’s directors and executive officers; and

(5)	providing oversight of and recommending improvements to the Company’s overall compensation and incentive plans and benefit programs.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Alok Kochhar, Biswajit Dasgupta and Ramesh Venkataraman. Biswajit Dasgupta is the chairperson of the nominating and corporate governance committee. The composition of the nominating and corporate governance committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other thing:

(1)	identifying, evaluating and making recommendations to the Board regarding nominees for election to the board of directors and its committees;

(2)	developing and making recommendations to the Board regarding corporate governance guidelines and matters;

(3)	overseeing the Company’s corporate governance practices;

(4)	reviewing the Company’s code of business conduct and ethics and approve any amendments or waivers on a periodic basis;

(5)	overseeing the evaluation and the performance of the Board and individual directors; and

(6)	contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been at any time one of Aeries’ officers or employees. None of Aeries’ executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of Aeries’ Board or compensation committee.

Code of Ethics

The board of directors of the Company adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of our website. In addition, we post on the Corporate Governance section of our website all disclosures that are required by law or Nasdaq listing standards any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Limitation on Liability and Indemnification of Directors and Executive Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of our directors and executive officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect, or willful default. We entered into agreements with our directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in our Memorandum and Articles of Association. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and executive officers.

Our obligations to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and executive officers pursuant to these indemnification provisions.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” the “Company,” “us,” “our” and similar terms refer to ATG and its subsidiaries prior to the consummation of the Business Combination, and to the combined company and its subsidiaries after the Business Combination.

Aeries Executive Compensation

Our named executive officers (“NEOs”) for the fiscal year ended March 31, 2024 and their respective positions with Aeries were as follows:

●	Sudhir Appukuttan Panikassery, our Chief Executive Officer

●	Ajay Khare, our Chief Revenue Officer & Chief Operating Officer- US

●	Unni Nambiar, our Chief Technology Officer

Summary Compensation Table

The following table provides information regarding the compensation provided to our NEOs for the past two fiscal years ended on March 31, 2024 and March 31, 2023.

Name and Principal Position	Fiscal year Ended	Salary(1)	Bonus(2)	Option Awards(3)	All other compensation	Total
Sudhir Appukuttan Panikassery	March 31, 2024	$423,705	-	-	$2,108	$425,813
Chief Executive Officer	March 31, 2023	$279,191	$902,074	$5,510,800	$3,723	$6,695,787
Ajay Khare	March 31, 2024	$305,758	-	-	$23,016(4)	$328,774
CRO & COO - US Operations	March 31, 2023	$240,000	$271,000	-	-	$511,000
Unni Nambiar	March 31, 2024	$191,257	-	-	$-	$191,257
Chief Technology Officer	March 31, 2023	$137,459	$96,000	-	-	$233,459

(1)	The amounts in this column reflect the base salary and the remuneration paid to the named executive officers for the fiscal years ended March 31, 2024 and March 31, 2023.
(2)	The amounts in this column represent the amount of discretionary bonus payments earned by each named executive officers in respect of the fiscal year ended March 31, 2023. The Board has not yet made determinations regarding bonus payments with respect to the fiscal year ended March 31, 2024, but anticipates that such determinations will be made in the first quarter of the fiscal year ending March 31, 2025.
(3)	The amounts in this column represent the aggregate grant fair value of option awards granted to each named executive officer in the fiscal years ended March 31, 2024 and March 31, 2023, computed in accordance with the GAAP.
(4)	The amount represents a one-time relocation allowance provided to Mr. Khare to relocate from India to the United States.

Narrative Disclosure to Summary Compensation

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by the board of directors. The base salaries of each of the named executive officers for the fiscal year ended March 31, 2024 are listed below.

Name	Fiscal Year 2024 Base Salary
Sudhir Appukuttan Panikassery	$423,705
Ajay Khare	$305,758
Unni Nambiar	$191,257

Annual Performance-Based Bonus Opportunity

From time to time, our board of directors or compensation committee may approve cash bonuses for its executive officers based on certain company performance or as otherwise determined appropriate. Prior to the closing of the Business Combination, Mr. Sudhir Appukuttan Panikassery’s consultancy services agreement provided for an incentive in the form of an annual bonus and event-based special bonuses contingent upon the completion of M&A transactions. Mr. Ajay Khare’s employment offer letter provided for an annual bonus determined at Aeries’ discretion based on certain financial metrics of the business (5% of the net profit after tax, free cash flows and future requirements of funds). Mr. Unni Nambiar’s employment letter also provided for an annual bonus determined at the discretion of the Company. For additional information regarding the bonus arrangements with our named executive officers, please see the sections below titled “—Executive Employment Letters and Consultancy Services Agreement” and “—Executive Employment Agreements.”

Equity-Based Incentive Awards

Aeries’ equity-based incentive awards are designed to align our interests and those of our shareholders with those of our employees and consultants, including its executive officers. The board of directors or the compensation committee is responsible for approving equity grants.

The Company intends to attract, retain and motivate key talents working with the Company, by way of rewarding their high performance and motivate them to contribute to the overall corporate growth and profitability. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Aeries may grant equity awards at such times as its board of directors or compensation committee determines appropriate.

Prior to the closing of the Business Combination, ATG had two stock option plans, ATG Management Stock Option Plan 2019, as amended, and ATG Employees Stock Option Plan 2020, as amended. For a description of the terms of the two plans, please see the section below entitled “-Aeries Stock Option Plans.” Under the ATG Management Stock Option Plan 2019, as amended, 177,345 options were granted to Mr. Panikassery on September 27, 2019, 59,110 options were granted to Mr. Nambiar on September 27, 2019 and 59,110 options were granted to Mr. Khare on April 1, 2020. Under the ATG Employees Stock Option Plan 2020, as amended, 59,900 options were granted to Mr. Panikassery on July 22, 2022.

For additional information regarding the equity awards held by our named executive officers, please see the section below entitled “-Outstanding Equity Awards at Fiscal Year-End.”

Upon the closing of the Business Combination, the Aeries Technology, Inc. 2023 Equity Incentive Plan became effective. We expect that future equity awards to be granted to directors, officers, employees and consultants of the Company and its subsidiaries will be issued under this plan. For a description of the terms of this plan, please see the section below entitled “-Aeries Stock Option Plans.”

Aeries Stock Option Plans

ATG Management Stock Option Plan 2019 (the “MSOP”)

The MSOP was originally approved by board of directors and shareholders of Aeries on September 23, 2019. The MSOP was later amended on September 29, 2022 and September 30, 2022, respectively.

The MSOP provides the terms pursuant to which options may be issued under, including the authority and ceiling of the options, administration of the MSOP, grant of stock options, vesting and exercise of options, etc.

Authority and Ceiling

Pursuant to the MSOP, Aeries is authorized to grant a maximum of 295,565 options (representing 295,565 ordinary shares of Aeries having face value of Rupees ten per share), which options can be issued to the eligible employees of Aeries in accordance with the terms of the MSOP. These options would be issued, allotted, and exercisable as may be determined by the board of directors.

The board of directors of Aeries is empowered to formulate detailed terms and conditions of the MSOP. In accordance with the provisions of the MSOP, Aeries created an ESOP trust (the “ESOP Trust”) for the benefit of the grantees. The ESOP Trust is empowered to administer and supervise the MSOP in consultation with the board of directors of Aeries.

Administration of the Plan

The trustee of the ESOP Trust, with the approval of the board of directors, has the power to formulate the rules and regulations for the implementation of the MSOP and its management and administration.

The board has the authority to:

a.	Identify the employees eligible to participate under the MSOP;

b.	Determine the number of options to be granted to a particular employee or to a category or group of employees and in the aggregate;

c.	Grant options to the identified employees and determine the date of such grant;

d.	To do all such acts, deeds, matters and things and execute all such deeds, documents, instruments and writings as it may in its absolute discretion deem necessary or desirable and pay fees and commission and incur expenses in relation to or for implementing the MSOP;

e.	Approve forms or agreements for use under the MSOP;

f.	Approve rules and regulations for implementing the MSOP from time to time;

g.	Lay down the method for satisfaction of any tax obligation arising on the exercise of the option in accordance with the terms therein or otherwise; and

h.	Construe and interpret the terms of the MSOP, and the options granted pursuant thereto.

Vesting of Options

The options granted under the MSOP have a minimum vesting period of one (1) year from the date of grant. Furthermore, the granted options will vest upon completion of certain conditions as mentioned in the MSOP.

Exercise of Options

The vested option would be exercisable within a period of five (5) years (the “Exercise Period”) from the one year anniversary of the date of grant (the “vesting date”). The right of a grantee to exercise such grantee’s vested options is conditional upon the grantee executing a shareholders agreement, in the form and manner as may be specified by the board of directors. Upon exercise of options by a grantee, the ESOP Trust will allot Aeries shares in lieu of the exercised options to the grantee. Any options not exercised within the Exercise Period would automatically lapse.

Termination of employment

In the event of termination of employment of a grantee as an employee of Aeries as a result of death or permanent incapacity of the employee, the options that have not yet been vested (the “unvested options”) would vest immediately and all the options can be exercised by the beneficiaries or the grantee (in the case of permanent incapacity) within the Exercise Period.

In the event of resignation or termination of the employment for any reason other than the ones stated above, all the unvested options would lapse. However, a grantee can exercise all the vested options which have not lapsed within the Exercise Period on the date of termination.

Non-transferability of Options

The options granted under the MSOP are personal to the grantee. The options cannot be transferred by the grantee under the MSOP Plan and any purported transfer not permitted in the MSOP shall be void and unenforceable against Aeries. The option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

Transfer of Equity Shares

Upon the listing of the shares of Aeries on a recognized stock exchange, the grantee shall be free to transfer the underlying shares (part or full) pursuant to the exercise of the option. In any other event, the grantees shall transfer the shares in Aeries acquired pursuant to exercise of options in accordance with the shareholders agreement as may be executed by the grantee.

Taxes

All options granted under the MSOP shall be subject to all applicable withholding tax requirements, if any, and the ESOP Trust or Aeries, as applicable, may withhold such taxes accordingly. The ESOP Trust, on behalf of the grantee, shall pay all tax and discharge all other liabilities to which such grantee may become subject as a result of the grantee’s participation in the MSOP or the grant of any options or the vesting of such options or on allotment of shares of Aeries or sale of such shares. Aeries shall have the right to deduct from the grantee’s salary/compensation, any of the grantee’s tax obligations arising in connection with the options or the shares acquired upon the exercise thereof.

Modification of the MSOP

Subject to applicable laws, the board of directors may at any time and from time to time:

a.	Interpret, revoke, add, alter, amend or vary all or any of the terms and conditions of the MSOP or all or any of the rights and obligations of the grantees; and

b.	Formulate various sets of special terms and conditions in addition to those set out in the MSOP, to apply to the grantees. Each of such sets of special terms and conditions shall be restricted in its application to those grantees.

Any decision of the board of directors in the interpretation and administration of the MSOP shall be final, conclusive and binding on all parties concerned (including, but not limited to, grantee and/or beneficiaries) to the extent permitted under the applicable laws. Neither Aeries, nor the board of directors nor the ESOP Trust, nor the ESOP Trustees shall be liable for any action or determination made with respect to the MSOP or any option granted thereunder.

No variation, alteration, addition or amendment to the MSOP can be made if it is detrimental to the interest of the grantees.

Term of the MSOP

The MSOP shall continue to operate so long as there are unexercised options and shares in the ESOP Trust, unless the board of directors decides to terminate the MSOP. No termination of the MSOP shall impair the existing rights of any grantee, unless mutually agreed otherwise between the grantee, the ESOP Trust and the board of directors, which agreement must be in writing and signed by the grantee, the ESOP Trust and Aeries. Termination of the MSOP shall not affect the board of directors’ ability to exercise the powers granted to it hereunder with respect to options granted under the MSOP prior to the date of such termination.

ATG Employee Stock Option Plan 2020 (the “ESOP”)

The ESOP was originally approved by board of directors and shareholders of Aeries on August 1, 2020, and was later on amended on July 22, 2022.

The ESOP provides the terms pursuant to which options may be issued thereunder, including the authority and ceiling of the options, administration of the ESOP, grant of stock options, vesting and exercise of options, etc.

Authority and Ceiling

A maximum of 59,900 options (representing 59,900 ordinary shares of Aeries having face value of Rupees ten per share) can be issued to the eligible employees of Aeries under the ESOP. These options would be issued, allotted, and exercisable as may be determined by the board of directors of Aeries.

The board of directors is empowered to formulate detailed terms and conditions of the ESOP. Aeries created a trust for the ESOP (the “ESOP Trust”) for the benefit of the grantees in accordance with the provisions of the ESOP and the ESOP Trust is empowered to administer and supervise the ESOP in consultation with the board of directors.

Administration of the Plan

The trustees of the ESOP Trust, with the approval of the board of directors, have the power to formulate the rules and regulations for the implementation of the ESOP and its management and administration.

The board of directors shall have the authority to:

a.	Identify the employees eligible to participate under the ESOP;

b.	Determine the number of options to be granted to a particular employee or to a category or group of employees and in the aggregate;

c.	Grant options to the identified employees and determine the date of Grant;

d.	To do all such acts, deeds, matters and things and execute all such deeds, documents, instruments and writings as it may in its absolute discretion deem necessary or desirable and pay fees and commission and incur expenses in relation to or for implementing the ESOP;

e.	Approve forms or agreements for use under the ESOP;

f.	Approve rules and regulations for implementing the ESOP from time to time;

g.	Lay down the method for satisfaction of any tax obligation arising on the exercise of the option or otherwise; and

h.	Construe and interpret the terms of the ESOP, and the Options granted pursuant to the Plan.

Vesting of Options

The options granted under the ESOP have a vesting period of minimum one (1) year from the date of grant or as may be stated in the grant letter.

Exercise of Options

The vested option shall be exercisable within a period of 5 years (the “Exercise Period”) from the vesting date. A vested option shall be deemed to be exercised only when the ESOP Trust receives from the grantee (or the grantee’s beneficiary), as the case may be, an exercise letter and the exercise price, in the form and manner as specified in the ESOP. Aeries will issue and allot shares to the ESOP Trust any time before the exercise of the options. The ESOP Trust will transfer the shares to the grantees after payment of the applicable exercise price.

Any options not exercised within the Exercise Period shall automatically lapse.

Termination of employment

In the event of termination of employment of a grantee as a result of such employee’s death or permanent incapacity, the unvested options shall vest immediately.

All the vested options and exercised options, shall at the sole discretion of the board of directors, be settled in cash based on the fair market value of the shares underlying the exercised options net off transaction costs and taxes.

All the vested options, which have not lapsed and not exercised, shall at the sole discretion of the board of directors, be settled in cash based on the fair market value of the shares underlying these options, net off exercise price, transaction costs and taxes.

In the event of termination of the employment of a grantee due to retirement on attaining superannuation age or resignation by the grantee or termination without cause by Aeries, then all unvested options and unexercised vested options, which have not lapsed, granted to the grantee shall lapse. All the vested options and exercised options as of the date of resignation or termination shall at the sole discretion of the board of directors be settled in cash based on the fair market value of the shares, shall be net off transaction costs and taxes.

In the event of termination of the employment of a grantee with cause by aeries, such grantee will not be entitled to participate in the ESOP from the date of termination and all the options (whether vested or unvested) granted shall lapse. Shares issued earlier to the ESOP Trust allocable to such options shall be utilized on behalf of other grantees and the exercise price paid by the grantee shall be forfeited.

Non-transferability of Options

The options granted under the ESOP are personal to the grantee. The options cannot be transferred by the grantee under the ESOP and any purported transfer not permitted in the ESOP shall be void and unenforceable against Aeries. The option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

Transfer of Equity Shares

The grantee can transfer shares as per the terms of Article of Association of Aeries.

Taxes

All options granted under the ESOP shall be subject to all applicable withholding tax requirements, if any, and the ESOP Trust and Aeries, as applicable, may withhold such taxes accordingly. The ESOP Trust, on behalf of the grantee, shall pay all tax and discharge all other liabilities to which the grantee may become subject as a result of the grantee’s participation in the ESOP or the grant of any options or the vesting of such options or on allotment of shares or sale of such shares. Aeries shall have the right to deduct from the grantee’s salary/compensation, any of the grantee’s tax obligations arising in connection with the options or the shares acquired upon the exercise thereof.

Modification of the ESOP

Subject to applicable laws, the board of directors may at any time and from time to time:

a.	Interpret, revoke, add, alter, amend or vary all or any of the terms and conditions of the ESOP or all or any of the rights and obligations of the grantees;

b.	Formulate various sets of special terms and conditions in addition to those set out herein, to apply to the grantees. Each of such sets of special terms and conditions shall be restricted in its application to those grantees; and

c.	Formulate separate sets of special terms and conditions in addition to those set out herein, to apply to each class or category of grantees separately and each of such sets of special terms and conditions shall be restricted in its applications to such grantees.

Any decision of the board of directors in the interpretation and administration of the ESOP shall be final, conclusive and binding on all parties concerned (including, but not limited to, grantees and/or their respective beneficiaries) to the extent permit ted under the applicable laws. Neither Aeries, nor the board of directors nor the ESOP Trust, nor the ESOP Trustees shall be liable for any action or determination made with respect to the ESOP or any option granted thereunder.

No variation, alteration, addition or amendment to the ESOP can be made if it is detrimental to the interest of the grantees.

Term of the ESOP

The ESOP shall continue to operate so long as there are unexercised options and shares in the ESOP Trust, unless the board of directors decides to terminate the ESOP. No termination of the ESOP shall impair the existing rights of any grantee, unless mutually agreed otherwise between the grantee, the ESOP Trust and the board of directors, which agreement must be in writing and signed by the grantee, the ESOP Trust and Aeries. Termination of the ESOP shall not affect the board of directors’ ability to exercise the powers granted to it hereunder with respect to options granted under the ESOP prior to the date of such termination.

Outstanding Equity Awards at Fiscal Year-End

The following illustrates outstanding equity incentive awards held by the named executive officers as of March 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Sudhir Appukuttan	177,345	(1)	0	0	0.12	30-Oct-25
Panikassery	59,900	(2)	0	0	$0.12	23-July-28	0	$0	0	0
Unni Nambiar	59,110	(3)	0	0	$0.12	30-Oct-25	0	$0	0	0
Ajay Khare	59,110	(4)	0	0	$0.12	30-Mar-26	0	$0	0	0

(1)	The amount in this column reflects the options granted on September 27, 2019 and vested on October 31, 2020 with an exercise price of $0.12.
(2)	The amount in this column reflects the options granted on July 22, 2022 and vested on July 22, 2023 with an exercise price of $0.12 under the ATG Employees Stock Option Plan 2020, as amended.
(3)	The amount in this column reflects the options granted on September 27, 2019 and vested on October 31, 2020 with an exercise price of $0.12.
(4)	The amount in this column reflects the options granted on April 1, 2020 and vested on March 31, 2021 with an exercise price of $0.12.

Aeries Technology, Inc. 2023 Equity Incentive Plan (the “Plan”)

The board of directors of the Company approved the Plan on March 11, 2023, subject to approval by the shareholders. The Plan was approved by the Company’s shareholders on November 2, 2023 and the Plan became effective upon the consummation of the Business Combination.

The Plan is intended to advance the interests of our shareholders by enhancing our ability to attract, retain, and motivate service providers by providing such providers with incentive compensation and equity ownership opportunities, thereby better aligning the interests of such providers with those of our shareholders.

Authority and Ceiling

Subject to customary capitalization adjustments, the maximum number of our Class A ordinary shares that may be issued under the Plan may not exceed 9,031,027 of our Class A ordinary shares (the “Maximum Number of Shares”). If on any December 31 following the date that the Plan became effective, the Maximum Number of Shares is less than ten percent (10%) of the equity of Aeries, on a fully-diluted basis (inclusive of the shares available for issuance under the Plan), then the Maximum Number of Shares shall be automatically increased on January 1 of the next following year in order for the Maximum Number of Shares to represent ten percent (10%) of the equity of Aeries on a fully-diluted basis. Any shares of Aeries subject to an award that expire or become exercisable without having been exercised in full, or that are surrendered, shall become available for future grants or sale under the Plan.

Any of our Class A ordinary shares subject to an award that are forfeited, cancelled, exchanged or surrendered, or if an award otherwise terminates or expires without a distribution of shares, shares with respect to such awards shall again be available for grant under the Plan. The Plan provides that our Class A ordinary shares issued under an award will not be returned to the Plan and will not be available for future distribution.

In the event of a change in capitalization, including any share dividend or other distribution, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Aeries, or other equity restructuring or change in the corporate structure of Aeries affecting the shares, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan, shall make equitable adjustments to (a) the aggregate number of our Class A ordinary shares reserved for issuance under the Plan, (b) the number and grant or exercise price of shares covered by outstanding awards under the Plan, and (c) the terms and conditions of outstanding awards under the Plan.

Administration of the Plan

The Compensation Committee of our board of directors (the “Committee”) are generally be responsible for administering the Plan (the “Administrator”), except as otherwise set forth in the Plan (including with respect to non-employee directors, whose awards will be administered by our board of directors), and subject to the discretion of our board of directors to change such responsibility. Our board of directors or the Committee may delegate to a committee of one or more directors or one or more officers of Aeries the authority to grant or amend awards or to take other administrative actions, provided that in no event shall an officer of Aeries be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act; or (ii) officers of Aeries (or directors) to whom authority to grant or amend awards has been delegated under the Plan. The Administrator may set restrictions on the delegation and may rescind the authority delegated at any time or may appoint a new delegate.

The Administrator shall, subject to the provisions of the Plan, including, in the case of the Committee, subject to the specific duties delegated by our board of directors to the Committee, and applicable law, have the authority, in its discretion:

●	to conduct the general administration of the Plan, including interpreting the Plan and award agreements, and adopting rules not inconsistent with the Plan or applicable law;

●	to determine the fair market value of our Class A ordinary shares;

●	to select the employees, directors and consultants to whom awards may be granted under the Plan;

●	to determine the type or types of awards to be granted to each employee, director or consultant (including, without limitation, any awards granted in tandem with another award granted pursuant to the Plan);

●	to determine the number of awards to be granted and the number of our Class A ordinary shares to be covered by each award granted under the Plan;

●	to approve forms of award agreements for use under the Plan;

●	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan, with such terms and conditions to include, but not being limited to, the exercise price, the time or times when awards may be exercised or vest, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or our Class A ordinary shares relating thereto, based in each case on such factors as the Administrator will determine;

●	to institute and determine the terms and conditions of an Exchange Program as described in the Plan;

●	to determine whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, our Class A ordinary shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

●	to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

●	to modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option to purchase our Class A ordinary shares at a specified exercise price, subject to any limitations set forth in the Plan;

●	to make all determinations in respect of adjustments and treatment of awards;

●	to allow holders of outstanding awards to satisfy withholding tax obligations in a manner consistent with Plan terms;

●	to authorize any person to execute on behalf of Aeries any instrument required to effect the grant of an award previously authorized by the Administrator;

●	to allow a holder of an outstanding award to defer the receipt of the payment of cash or the delivery of our Class A ordinary shares that otherwise would be due to such holder under such award;

●	to take all steps reasonably necessary to ensure that Aeries and its affiliates comply with applicable law in connection with the Plan and any award; and

●	to make all other determinations deemed necessary or advisable for administering the Plan.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its or any other jurisdiction’s principles of conflicts of law.

Eligibility and Limitation on Awards to Participants

Eligibility under the Plan is limited to employees, directors and consultants of Aeries and its affiliates who have been selected as participants by the Administrator; provided that India residents (as determined under applicable India law) are eligible under the Plan only if they are employees or directors. With respect to an option award intended to qualify as and designated as, and that satisfies the requirements to be, an “incentive stock option” as defined in Section 422 of the Internal Revenue Code (an “ISO”), such ISO may only be granted to an employee of Aeries or a “parent corporation” or a “subsidiary corporation” of Aeries (if any), as such terms are defined in Section 424 of the Internal Revenue Code, who is a US taxpayer.

Exercisability

In the event of the termination of employment or service with Aeries and its affiliates of a participant who has been granted one or more option awards that have vested as of the date of the termination of employment, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement, but no later than the expiration of the term of such options as set forth in the respective award agreement; provided that, if the award agreement does not specify such an exercise period, then such period will be three months unless the termination occurs as a result of the service provider’s death or disability, and such period will be twelve months if the termination occurs as a result of the service provider’s death or disability. The Administrator may accelerate the vesting of or waive restrictions on awards, in whole or in part, for any reason.

Types of Awards

Share Options

The Plan authorizes awards of share options, which includes (i) an ISO, and (ii) an option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO (“Nonstatutory Share Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates.

Options shall vest and be exercisable in the timeframe determined by the Administrator. No option shall be exercisable after ten years from the date such option is granted.

The exercise price of shares under an option is determined by the Administrator, but, with respect to ISOs, the exercise price shall not be less than 100% of the fair market value of an Aeries Class A ordinary share on the date of grant. Options may be exercised in whole or in part, but may not be exercised for a fraction of a share.

Under the Plan, to the extent permitted under applicable law, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price: (i) payment in cash or its equivalent; (ii) payment in unrestricted ordinary shares already owned by the participant with a fair market value equal to the exercise price of the shares as to which such share option will be exercised; (iii) payment through any means of a cashless exercise program; (iv) a net exercise; or (v) any other form of consideration approved by the Administrator (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice of exercise under the Plan and award agreement, and by complying with other required deliverables thereunder.

Each option will be designated in the underlying award agreement as either an ISO or a Nonstatutory Share Option. Notwithstanding such designation, to the extent that the fair market value of the underlying shares with respect to which ISOs are exercisable for the first time by the participant exceeds $100,000, then such options will be treated as Nonstatutory Share Options to the extent required by the Internal Revenue Code. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of company stock will have an exercise price that is not less than 110% of the fair market value of an Aeries Class A ordinary share on the grant date, and the term of the ISO shall not exceed five years after the grant date.

The holder of an option shall generally have no rights of a shareholder, including voting, dividend, and other distribution rights, until the Aeries Class A ordinary shares underlying the option have been issued to the participant following exercise of the option.

Share Appreciation Rights (SARs)

The Plan authorizes awards of SARs to be granted to participants. The Administrator, in its sole discretion, will determine the terms and conditions of the SARs as well as the number of shares subject to any award of SARs.

A SAR award generally entitles the holder, upon exercise of the SAR, to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of our Class A ordinary shares on the date of exercise over the base price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. The Administrator has discretion to determine the form of payment upon exercise of a SAR, which may be in cash, shares of equivalent value, or some combination thereof. The exercise rules described above for options generally also apply to SARs.

No SAR may be exercised past the expiration date set forth in the award agreement, which in no event will be later than ten years from the date such SAR is granted.

The holder of a SAR shall generally have no rights of a shareholder, including voting, dividend, and other distribution rights, unless and until our Class A ordinary shares underlying the SAR have been issued to the participant following exercise of the SAR.

Restricted Share Awards

The Administrator may, in its discretion, grant restricted share awards to participants, in accordance with the terms of the Plan, which are our Class A ordinary shares that are subject to certain restrictions that lapse at the end of a specified period or periods of time and/or upon attainment of specified performance objectives (the restricted period).

The Administrator will determine the restricted period(s), the number of restricted shares to be awarded, the price (if any) to be paid by the participant to acquire such shares, the form of payment (if applicable), the nature of any restrictions on such shares, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, Aeries will hold restricted shares in escrow until the restrictions on such restricted shares have lapsed. A participant shall forfeit a restricted share award in accordance with the terms of the grant if the conditions established by the Administrator are not satisfied and/or attained.

Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a company shareholder during the restricted period, including, but not limited to, voting rights and the right to receive dividends applicable to all holders of our Class A ordinary shares.

Restricted Share Units

The Administrator may, in its discretion, grant restricted share units to participants, in accordance with the terms of the Plan, providing the right to receive one unrestricted, fully-transferable Aeries Class A ordinary share for each such unit, or, in lieu thereof and to the extent provided in the applicable award agreement or as determined thereafter by the Administrator, to receive in cash the then-fair market value of such share, or a combination thereof, on the date or dates or upon the occurrence of one or more events specified in the award agreement.

The Administrator will determine the restricted period(s), the number of restricted share units to be awarded, the nature of any restrictions on such units, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator decides otherwise, an award of restricted share units is eligible to vest only for so long as the participant remains employed or is providing services to Aeries.

During the restricted period, the Administrator may reduce or waive any vesting criteria to be met, at its sole discretion. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout in accordance with the terms of the Plan. All unearned restricted share units will be forfeited on the date specified in the award agreement.

The holder of a restricted share unit award shall generally have no rights of a shareholder during the restricted period, including voting, dividend, and other distribution rights, with respect to any restricted share units prior to the date that they are settled in shares.

Other Share-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other forms of awards that may be denominated or payable in our Class A ordinary shares, as it determines. Subject to the provisions of the Plan, the Administrator may determine the individuals to whom, and the times at which, such other share-based awards shall be granted, the number of shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares, cash or other property), the conditions to the vesting and/or payment of such other share-based awards, and all other terms and conditions of such other share-based awards.

Term of the Plan

The Plan became effective as of the date of the consummation of the Business Combination. No awards shall be granted under the Plan later than 10 years following the earlier of its date of approval by our (i) board of directors or (ii) shareholders.

Other Compensation and Employee Benefits

All of our named executive officers are eligible to participate in Aeries’ employee benefit plans, including gratuity, leave encashment, health insurance (including group Mediclaim policy, group term life and personal accident policy), its Employee Provident Fund, Employee Pension Scheme, Employee State Insurance as required by Indian law, and for the U.S.-based employees, medical insurance plan, on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to the named executive officers.

Aeries maintains a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Mr. Khare participates in the 401(k) plan. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code (the “Code”) limits, which are updated annually. Aeries has the ability to make matching and discretionary contributions to the 401(k) plan. Currently, Aeries makes a 4% safe harbor contribution on behalf of its employees to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by Aeries when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

None of our named executive officers participated in, or earned any benefits under, a nonqualified deferred compensation plan sponsored by Aeries during the fiscal year ended March 31, 2024. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Aeries’ best interests.

NEO Employment Agreements

Executive Employment Letters and Consultancy Services Agreement Entered Into Before the Closing of the Business Combination

AARK, ATG or affiliated companies had employment agreements (either in form of employment letters or otherwise) with all the executives, including the NEOs and had a consultancy services agreement with Mr. Panikassery. The NEOs’ employment agreements and consultancy services agreement were superseded by their current employment agreements entered into upon the closing of the Business Combination.

Consultancy Services Agreement with Mr. Panikassery

Mr. Panikassery entered into a consultancy services agreement with ATG on April 1, 2022, which provided for: (1) an annual base salary of $279,191, (2) equity awards in the form of stock options, (3) incentives in the form of annual bonuses, (4) event-based special bonuses contingent upon the completion of M&A transactions, (5) medical and life insurance, (6) director and officer liabilities insurance in India and overseas, and (7) reimbursements of certain expenses. The consultancy services agreement had a minimum term of five (5) years until terminated by mutual consent. The consultancy services agreement also contained customary confidentiality and dispute resolution clauses.

Employment Offer Letter with Mr. Khare

Mr. Khare was a party to the offer letter with Aeries Technology Solutions, Inc. (“Aeries Solutions”), a wholly-owned subsidiary of ATG, dated July 1, 2015. The offer letter provided for at-will employment with (1) an annual base salary of $240,000, (2) an annual bonus based on certain financial metrics of the business (5% of the net profit after tax, free cash flows and future requirements of funds), payable within 60 days of when the shareholders approve the audited annual financial statements, and (3) benefits packages including medical, dental and life insurance, a 401(k) retirement account and other customary benefits. The offer letter also contained customary confidentiality clause, conflicts of interests, non-compete and two-year post termination non-solicitation clauses.

Employment Offer Letter with Mr. Nambiar

Mr. Nambiar was a party to the offer letters with Aeries dated August 1, 2012, April 1, 2016 and amended by a letter dated June 1, 2022. The offer letters (as most recently amended) provided for (1) an annual salary of $137,459, and (2) an annual bonus determined at ATG’s discretion and customary benefits. The June 1, 2022 offer letter also contained customary confidentiality clause, non-compete, non-solicitation, indemnification and dispute resolution clauses.

Executive Employment Agreements Entered Into Upon the Closing of the Business Combination

On November 6, 2023, AARK entered into an Employment Agreement with Sudhir Appukuttan Panikassery (the “Sudhir Employment Agreement”), effective as of November 6, 2023. Also on November 6, 2023, Aeries Solutions entered into an Employment Agreement with Bhisham Khare (the “Bhisham Employment Agreement”) and an Employment Agreement with Unnikrishnan Nambiar (the “Unni Employment Agreement”, and together with the Sudhir Employment Agreement and the Bhisham Employment Agreement, the “Employment Agreements”), each effective as of November 6, 2023. On February 16, 2024, the Sudhir Employment Agreement was assigned to Aeries. The material terms of each of the Employment Agreements are summarized below.

Employment Agreement with Sudhir Appukuttan Panikassery

Salary and Annual Bonus. As of November 6, 2023, Mr. Panikassery’s initial base salary will be $650,000. For the fiscal year ended March 31, 2024, Mr. Panikassery is entitled to such annual bonus opportunity as described in his consulting agreement with the Company in effect immediately prior to November 6, 2023. Commencing with the fiscal year ending March 31, 2025, Mr. Panikassery will be eligible to receive a target bonus of up to 300% of his base salary based on achieving certain performance criteria which shall be determined by the Board of Directors of Aeries.

Benefits. In addition, Mr. Panikassery will participate in all retirement and welfare benefit plans, programs, arrangements and receive other benefits that are customarily available to senior executives of Aeries, subject to eligibility requirements.

Initial Grant. Mr. Panikassery is eligible for a grant of a total of 6,651,005 options subject to time and performance based vesting standards pursuant to the Plan and as determined by the Board of Directors of Aeries.

Effect of Termination. In the event of Mr. Panikassery’s death or disability during the term, the estate of Mr. Panikassery shall be entitled to receive any accrued amounts or accrued benefits required to be paid or provided or which Mr. Panikassery is eligible to receive under any plan, program, policy, practice, contract or agreement of Aeriesat the times provided under the applicable plan, program, policy, practice, contract or agreement of Aeries (the “Aeries Accrued Amounts”).

If, during the term, Aeries terminates Mr. Panikassery’s employment without “cause” or if he terminates his employment for “good reason” (each as defined in the Sudhir Employment Agreement), then Mr. Panikassery will be entitled to receive any Aeries Accrued Amounts and an amount equal to 18 months of his base salary, an amount equivalent to his annual benefits and an amount equal to the bonus received during the immediate preceding two years, which amount shall be payable in equal installments (less applicable withholdings and deductions) over a period of 12 months following the termination date.

Restrictive Covenants. The Sudhir Employment Agreement contains certain restrictive covenants that apply during and after Mr. Panikassery’s employment, including a non-solicitation agreement and an agreement to not disclose confidential information for a two-year period following his termination of employment for any reason. The Sudhir Employment Agreement also includes a non-competition agreement for a one-year period.

Employment Agreement with Bhisham Khare

Salary and Annual Bonus. As of November 6, 2023, Mr. Khare’s initial base salary will be $400,000. For the fiscal year ended March 31, 2024, Mr. Khare is entitled to such annual bonus opportunity as described in his employment agreement with the Company in effect immediately prior to November 6, 2023. Commencing with the fiscal year ending March 31, 2025, Mr. Khare will be eligible to receive a target bonus of up to 200% of his base salary based on achieving certain performance criteria which shall be determined by the Board of Directors of Aeries Solutions.

Benefits. In addition, Mr. Khare will participate in all retirement and welfare benefit plans, programs, arrangements and receive other benefits that are customarily available to senior executives of Aeries Solutions, subject to eligibility requirements.

Initial Grant. Mr. Khare is eligible for a grant of a total of 2,471,360 options subject to time and performance based vesting standards pursuant to the Plan and as determined by the Board of Directors of Aeries Solutions.

Effect of Termination. In the event of Mr. Khare’s death or disability during the term, the estate of Mr. Khare shall be entitled to receive any accrued amounts or accrued benefits required to be paid or provided or which Mr. Khare is eligible to receive under any plan, program, policy, practice, contract or agreement of Aeries Solutions at the times provided under the applicable plan, program, policy, practice, contract or agreement of Aeries Solutions (the “Aeries Solutions Accrued Amounts”).

If, during the term, Aeries Solutions terminates Mr. Khare’s employment without “cause” or if he terminates his employment for “good reason” (each as defined in the Bhisham Employment Agreement), then Mr. Khare will be entitled to receive any Aeries Solutions Accrued Amounts and an amount equal to 18 months of his base salary, an amount equivalent to his annual benefits and an amount equal to the bonus received during the immediate preceding two years, which amount shall be payable in equal installments (less applicable withholdings and deductions) over a period of 12 months following the termination date.

Restrictive Covenants. The Bhisham Employment Agreement contains certain restrictive covenants that apply during and after Mr. Khare’s employment, including a non-solicitation agreement and an agreement to not disclose confidential information for a two-year period following his termination of employment for any reason. The Bhisham Employment Agreement also includes a non-competition agreement for a one-year period.

Employment Agreement with Unnikrishnan Nambiar

Salary and Annual Bonus. As of November 6, 2023, Mr. Nambiar’s initial base salary will be $300,000. For the fiscal year ended March 31, 2024, Mr. Nambiar is entitled to such annual bonus opportunity as described in his employment agreement with the Company in effect immediately prior to November 6, 2023. Commencing with the fiscal year ending March 31, 2025, Mr. Nambiar will be eligible to receive a target bonus of up to 200% of his base salary based on achieving certain performance criteria which shall be determined by the Board of Directors of Aeries Solutions.

Benefits. In addition, Mr. Nambiar will participate in all retirement and welfare benefit plans, programs, arrangements and receive other benefits that are customarily available to senior executives of Aeries Solutions, subject to eligibility requirements.

Initial Grant. Mr. Nambiar is eligible for a grant of a total of 1,060,847 options subject to time and performance based vesting standards pursuant to the Plan and as determined by the Board of Directors of Aeries Solutions.

Effect of Termination. In the event of Mr. Nambiar’s death or disability during the term, the estate of Mr. Nambiar shall be entitled to receive any Aeries Solutions Accrued Amounts.

If, during the term, Aeries Solutions terminates Mr. Nambiar’s employment without “cause” or if he terminates his employment for “good reason” (each as defined in the Unni Employment Agreement), then Mr. Nambiar will be entitled to receive any Aeries Solutions Accrued Amounts and an amount equal to 18 months of his base salary, an amount equivalent to his annual benefits and an amount equal to the bonus received during the immediate preceding two years, which amount shall be payable in equal installments (less applicable withholdings and deductions) over a period of 12 months following the termination date.

Restrictive Covenants. The Unni Employment Agreement contains certain restrictive covenants that apply during and after Mr. Nambiar’s employment, including an agreement to not disclose confidential information.

Director Compensation Table

The following table provides information regarding the compensation provided to our directors for the past fiscal years ended on March 31, 2024.

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Venu Raman Kumar	$262,226	-	-	-	-	-	$262,226
Alok Kochhar	$20,171	-	-	-	-	-	$20,171
Biswajit Dasgupta	$20,171	$-	-	-	-	-	$20,171
Nina B. Shapiro	$20,171	-	-	-	-	-	$20,171
Ramesh Venkataraman	$20,171	-	-	-	-	-	$20,171

Aeries Director Agreements

Director Agreement with

Chairman

On November 6, 2023, Aeries entered into a director service agreement with Mr. Kumar (the “Kumar Director Agreement”). Under the agreement, Mr. Kumar will serve as Chairman of Board and non-executive Chairman of the Company during his directorship. Aeries will pay Mr. Kumar an annual fee of $650,000 for director services. Commencing with the fiscal year ended March 31, 2024, Mr. Kumar is entitled to an annual bonus opportunity, the amount of which shall be determined by the Board, up to 300% of Mr. Kumar’s annual fee. Additionally, Mr.

Kumar is eligible for a grant of options equal to those granted to the Company’s Chief Executive Officer pursuant to the Plan. Mr. Kumar agreed to confidentiality and intellectual property protection provisions as part of the agreement.

Director Agreements with Executive Directors

On November 6, 2023, Aeries entered into a director service agreement with each of Mr. Panikassery and Mr. Webb (each, an “Executive Director”). Under each agreement, Aeries will pay the Executive Director an annual fee of $1 for director services. The Executive Director agreed to confidentiality and intellectual property protection provisions as part of the agreement.

Director Agreements with Non-Executive Directors

On November 6, 2023, Aeries entered into a director service agreement with Mr. Kochhar, Mr. Dasgupta, Ms. Shapiro and Mr. Venkataraman (each, a “Non-Executive Director”). Under the agreement, Aeries will pay the Non-Executive Director an annual fee of $50,000 for director services. Additionally, the Non-Executive Director is eligible for a grant of up to 75,000 restricted share units pursuant to the Plan. The Non-Executive Director agreed to confidentiality and intellectual property protection provisions as part of the agreement.

Emerging Growth Company Status

As an EGC, the Company is exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of Class A ordinary shares as of April 30, 2024 by:

●	each person known by Aeries to be the beneficial owner of more than 5% of Aeries’ outstanding ordinary shares;

●	each of Aeries’ current directors and named executive officers;

●	all of Aeries’ current directors and executive officers as a group; and

●	the Class V Shareholder.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of options, within 60 days of April 30, 2024, the most recent practicable date prior to the date of this prospectus. Shares subject to options that are currently exercisable or exercisable within 60 days of April 30, 2024, the most recent practicable date prior to the date of this prospectus, are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Aeries, Aeries believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of Class A ordinary shares Beneficially Owned	% of Class A ordinary shares Beneficially Owned	Voting % in Aeries(1)
Name and Address of Beneficial Owners
Five percent holders
Venu Raman Kumar(2)	28,098,530	70.2%	68.4%
Class V Shareholder
Meet Atul Doshi(3)	-	-	1.3	%(1)

Named Executive Officers and Directors(4)
Sudhir Appukuttan Panikassery	-	-	-
Unni Nambiar	-	-	-
Bhisham (Ajay) Khare(5)	1,702,368	4.2%	-
Daniel S. Webb	560,000	1.4%	1.4%
Narayan Shetkar	-	-	-
Venu Raman Kumar(2)	28,098,530	70.2%	68.4%
Rajeev Gopala Krishna Nair	-	-	-
Alok Kochhar	-	-	-
Biswajit Dasgupta	-	-	-
Nina B. Shapiro	-	-	-
Ramesh Venkataraman	-	-	-
All named executive officers and directors (11 individuals)	30,360,898	72.8%	69.9%

(1)	We have a dual class ordinary share structure. As of the April 30, 2024, there are 38,896,962 Class A ordinary shares and one Class V ordinary share outstanding. In accordance with our Memorandum and Articles of Association, such the V ordinary share has no economic rights, but has voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the Class V ordinary share in the event of (i) a threatened or actual hostile change of control and/or (ii) the appointment and removal of a director on our board of directors, and (2) in these circumstances, including the threat of a hostile change of control of Aeries, 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class.
(2)	Includes (i) 5,638,530 Class A ordinary shares held directly by Innovo Consultancy DMCC, which is wholly owned by Mr. Kumar, (ii) 21,337,000 Class A ordinary shares held directly by Mr. Kumar, and (iii) the right to acquire up to 1,123,000 Class A ordinary shares pursuant to the AARK Exchange Agreement. The business address of Innovo Consultancy DMCC is Unit No: 1874, DMCC Business Centre, Level No 1, Jewellery & Gemplex 3, PO Box 62693, Dubai, United Arab Emirates.
(3)	Meet Atul Doshi is the sole beneficial owner of and has dispositive voting power of the Class V ordinary share held of record by NewGen Advisors and Consultants DWC-LLC. The Class V Shareholder is owned by a business associate of Mr. Kumar. Mr. Kumar does not have control over the Class V Shareholder, and the Class V Shareholder will not receive any compensation in connection with its ownership of the Class V ordinary share. Although the Class V Shareholder is not required by contract or otherwise to vote in a manner that is beneficial to Mr. Kumar and may vote the Class V Ordinary Share in its sole discretion, given the business relationship between the Class V Shareholder and Mr. Kumar, Mr. Kumar believes that the Class V Shareholder could protect the interests of Mr. Kumar from extraordinary events, such as a hostile takeover or board contest, prior to the exchange of all ordinary shares of AARK by Mr. Kumar. The business address of the Class V Shareholder is 707 Al Baha, Al Mankhoot, Dubai, UAE.
(4)	Unless otherwise noted, the business address of each of the directors and officers is 60 Paya Lebar Road, #08-13 Paya Lebar Square, Singapore.
(5)	Includes the right to acquire up to 1,702,368 Class A ordinary shares pursuant to the Aeries Exchange Agreement, of which 851,184 Class A ordinary shares are issuable pursuant to the exercise of exchange rights by the ESOP Trust, for which the reporting person is a beneficiary, and assumes distribution of the underlying shares by the ESOP Trust to Mr. Khare prior to an exchange for Class A ordinary shares.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 54,917,027 Class A ordinary shares for possible sale by the Selling Securityholders from time to time (which includes 21,337,000 Exchanged Shares and up to 10,566,347 Class A ordinary shares that are issuable upon the full exercise of the unexercised exchange rights pursuant to the Exchange Agreements, up to 13,485,870 Class A ordinary shares, and up to 9,527,810 Class A ordinary shares that are issuable upon the exercise of Private Placement Warrants by the holders thereof and (ii) up to 9,527,810 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the Class A ordinary shares and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A ordinary shares and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A ordinary shares or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of Class A ordinary shares and Warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of Class A ordinary shares and Warrants owned by each Selling Securityholder before the offering (as of April 30, 2024) and after the offering, assuming that each Selling Securityholders will sell all of their offered securities and will make no other purchases or sales of Class A ordinary shares or Warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on 38,896,962 Class A ordinary shares issued and outstanding as of April 30, 2024 and is determined in accordance with the rules of the SEC, which, among other things, assumes the full exercise of exchange rights pursuant to the Exchange Agreements, or the exercise of the Warrants by a securityholder for Class A ordinary shares by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
	Number of Class A ordinary shares	Number of Warrants	Class A ordinary shares Offered Hereby	Warrants Offered Hereby	Number of Class A ordinary shares	Percentage of Outstanding Class A ordinary shares	Number of Warrants
Venu Raman Kumar(1)	22,460,000	-	22,460,000	-	-	-	-
Innovo Consultancy DMCC(2)	5,638,530	-	5,638,530	-	-	-	-
Sudhir Appukuttan Panikassery(3)	6,038,496	-	6,038,496	-	-	-	-
Bhisham Khare(4)	1,702,368	-	1,702,368	-	-	-	-
Unikrishnan Balakrishnan Nambiar(5)	1,702,483	-	1,702,483	-	-	-	-
Daniel S. Webb(6)	560,000	-	560,000	-	-	-	-
TVGCP5 LLC(7)	5,100,572	4,680,572	5,100,572	4,680,572	-	-	-
TCP1 LLC(8)	5,100,572	4,680,572	5,100,572	4,680,572	-	-	-
Lynne M. Laube(9)	191,666	166,666	191,666	166,666	-	-	-
Tanner Ainge(10)	155,000	100,000	25,000	-	130,000	*	100,000

David V. Crowder and Alisyn Y. Crowder Trustees UAD 6/30/99(11)	25,000	-	25,000	-	-	-	-
Davis Smith(12)	25,000	-	25,000	-	-	-	-
Aristeia Holdings Limited(13)	63,811	-	63,811	-	-	-	-
ASIG International Limited(13)	9,611	-	9,611	-	-	-	-
DS Liquid Div RVA ARST LLC(13)	9,171	-	9,171	-	-	-	-
Windermere Cayman Fund Limited(13)	4,140	-	4,140	-	-	-	-
Atlas Private Holdings (Cayman) Ltd.(14)	125,000	-	125,000	-	-	-	-
CaaS Capital Management LP(15)	125,000	-	125,000	-	-	-	-
Meteora Special Opportunity Fund I, LP(16)	78,128	-	29,968	-	48,160	*	-
Meteora Capital Partners, LP(16)	198,817	-	103,657	-	95,160	*	-
Magnetar Constellation Master Fund, Ltd(17)	40,182	-	40,182	-	-	-	-
Magnetar Constellation Fund II, Ltd(17)	12,882	-	12,882	-	-	-	-
Magnetar Structured Credit Fund, LP(17)	14,773	-	14,773	-	-	-	-
Magnetar Xing He Master Fund Ltd(17)	15,718	-	15,718	-	-	-	-
Magnetar SC Fund Ltd(17)	10,518	-	10,518	-	-	-	-
Purpose Alternative Credit Fund Ltd(17)	7,209	-	7,209	-	-	-	-
Purpose Alternative Credit Fund - T LLC(17)	2,482	-	2,482	-	-	-	-
Magnetar Lake Credit Fund LLC(17)	14,418	-	14,418	-	-	-	-
Magnetar Capital Master Fund Ltd(17)	2,102	-	2,102	-	-	-	-
Magnetar Discovery Master Fund Ltd(17)	1,433	-	1,433	-	-	-	-
Magnetar Systematic Multi-Strategy Master Fund Ltd(17)	3,283	-	3,283	-	-	-	-
Polar Multi-Strategy Master Fund(18)	1,299,929	1,091,429	208,500	-	-	2.7%	1,091,429
Radcliffe SPAC Master Fund, L.P.(19)	205,000	-	205,000	-	-	-	-

SCMD Anchor Acquisition, Ltd(20)	40,625	-	40,625	-	-	-	-
SCEN Anchor Acquisition, Ltd(21)	12,500	-	12,500	-	-	-	-
SCCO Anchor Acquisition, Ltd(22)	12,500	-	12,500	-	-	-	-
Sculptor SC II, LP(23)	59,375	-	59,375	-	-	-	-
Sea Otter Trading, LLC(24)	1,758,500	-	1,458,500	-	300,000	*	-
DS Liquid DIV RVA SCM LLC(25)	111,488	90,863	20,625	-	90,863	*	90,863
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC(25)	112,040	78,290	33,750	-	78,290	*	78,290
Shaolin Capital Partners Master Fund Ltd.(25)	215,352	175,977	39,375	-	175,977	*	175,977
Tenor Opportunity Master Fund, Ltd.(26)	843,750	750,000	93,750	-	750,000	3.8%	750,000
Arena Entities(27)	83,500	-	83,500	-	-	-	-
Aristeia Master, L.P.(13)	54,431	-	54,431	-	-	-	-
Blue Peak Limited(13)	36,086	-	36,086	-	-	-	-
Exos Collateralized SPAC Holdings Fund LP(28)	73,053	-	73,053	-	-	-	-
Fir Tree Value Master Fund, LP(29)	1,684	-	1,684	-	-	-	-
Fir Tree Capital Opportunity Master Fund, LP(29)	920	-	920	-	-	-	-
Fir Tree Capital Opportunity Master Fund III, LP(29)	1,536	-	1,536	-	-	-	-
FT SOF XIII (SPAC) Holdings, LLC(30)	16,838	-	16,838	-	-	-	-
BOSTON PATRIOT MERRIMACK ST. LLC(31)	62,522	-	62,522	-	-	-	-
Highbridge Tactical Credit Master Fund, L.P.(32)	542,397	478,637	63,760	-	478,637	2.4%	478,637
Highbridge Tactical Credit Institutional Fund, Ltd(33)	128,898	112,658	16,240	-	112,658	*	112,658
James Lee Lapp(34)	7,000	-	7,000	-	-	-	-
Kepos Alpha Master Fund L.P.(35)	63,040	-	63,040	-	-	-	-
Kepos Special Opportunities Master Fund L.P.(35)	16,960	-	16,960	-	-	-	-
Sandia Investment Management LP(36)	1,602,500	-	1,602,500	-	-	-	-

Meteora Select Trading Opportunities Master, LP(16)	107,227	-	25,457	-	81,770	*	-
Meteora Strategic Capital(16)	25,360	-	450	-	24,910	*	-
Perga Capital Partners, LP(37)	41,750	-	41,750	-	-	-	-
RLH SPAC FUND LP(38)	30,750	-	30,750	-	-	-	-
Harraden Circle Investors, LP(39)	9,821	-	2,806	-	7,015	*	-
Warbasse67 Fund LLC(39)	816	-	233	-	583	*	-
Frederick Fortmiller, Jr.(39)	497	-	142	-	355	*	-
Gantcher Family Limited Partnership(39)	538	-	154	-	384	*	-
Altana Calderwood Specialist Alpha Fund(39)	578	-	165	-	413	*	-
RK Trading I LLC(40)	1,500	-	1,500	-	-	-	-
TQ Master Fund LP(41)	41,000	-	41,000	-	-	-	-
YA II PN, Ltd.(42)	1,000,000	-	961,667	-	38,333	*	-
Interest Solutions, LLC(43)	145,883	-	145,883	-	-	-	-
Roth Capital Partners, LLC(44)	215,455	-	215,455	-	-	-	-

*	Represents beneficial ownership of less than 1%.
(1)	The Class A ordinary share count includes 21,337,000 Exchanged Shares and 1,123,000 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the AARK Exchange Agreement. The Selling Securityholder served as the Non-Executive Chairman of ATG until the Closing and has since been serving as the Chairman of the Board and a Director of ATI. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(2)	The business address of Innovo Consultancy DMCC is Unit No: 1874, DMCC Business Centre, Level No 1, Jewellery & Gemplex 3, PO Box 62693, Dubai, United Arab Emirates. Venu Raman Kumar, the Chairman of the Board, is the sole beneficial owner of Innovo, and as such is deemed to have beneficial ownership of the Class A ordinary shares held directly by Innovo.
(3)	The Class A ordinary share count includes 6,038,496 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the Aeries Exchange Agreement. The Selling Securityholder served as the Chief Executive Officer of ATG until the Closing and has since been serving as the Chief Executive Officer and a Member of the Board of ATI. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(4)	The Class A ordinary share count includes 1,702,368 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the Aeries Exchange Agreement. The Selling Securityholder served as the Chief Revenue Officer and Chief Operating Officer – U.S. of ATG until the Closing and has since been serving as the Chief Revenue Officer and Chief Operating Officer – Americas of ATI. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(5)	The Class A ordinary share count includes 1,702,483 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the Aeries Exchange Agreement. The Selling Securityholder served as the Chief Technology Officer of ATG until the Closing and has since been serving as the Chief Technology Officer of ATI. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(6)	The Selling Securityholder served as the Chief Executive Officer, Chief Financial Officer and a Director of WWAC until the Closing and has since been serving as the Chief Investment Officer and a Member of the Board of ATI. The address of the Selling Securityholder is 789 E 500 N, Orem, UT 84097.
(7)	The Class A ordinary share count includes 4,680,572 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Terry Pearce, who, as managing member of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Pearce served as the Executive Vice-Chairman and a Director of WWAC until the Closing. The address of the Selling Securityholder is 1250 E Watkins Ln, Alpine, UT 84004.

(8)	The Class A ordinary share count includes 4,680,572 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Tony Pearce, who, as manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Pearce served as the Executive Chairman and a Director of WWAC until the Closing. The address of the Selling Securityholder is 801 S 1230 E, Alpine, UT 84004.
(9)	The Class A ordinary share count includes 166,666 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Selling Securityholder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 4675 Whitestone Way, Suwanee, GA 30024.
(10)	The Selling Securityholder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 300 S 1350 E, 2nd Floor, Lehi, UT 84043.
(11)	Dave Crowder exercises voting and investment control over the reported securities as trustee of the Selling Securityholder. Mr. Crowder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 83 Robleda Dr., Atherton, CA 94027.
(12)	The Selling Securityholder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 1713 E. 11150 S., Sandy, UT 84092.
(13)	Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Master, L.P., Aristeia Holdings Limited, ASIG International Limited, Blue Peak Limited, DS Liquid Div RVA ARST, LLC, and Windermere Cayman Fund Limited (each a “Fund” and collectively, the “Funds”), which are the holders of such securities, as shown above. As investment manager and/or general partner of each Fund, Aristeia has voting and investment control with respect to the securities held by each Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Funds. The address of the Selling Securityholder is One Greenwich Plaza, Suite 300, Greenwich, CT 06830.
(14)	Balyasny Asset Management L.P. is the Selling Securityholder’s investment adviser. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address of the Selling Securityholder is 444 West Lake Street, 50th Floor, Chicago, IL 60606.
(15)	CaaS Capital Management LP manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Frank Fu, who, as managing member of the manager of the Selling Securityholder, has voting and investment power over the reported securities. The address of the Selling Securityholder is 800 Third Avenue, 26th Floor, New York, NY 10022.
(16)	Meteora Capital, LLC is the Selling Securityholder’s registered investment advisor. The Class A ordinary shares (before the offering) are controlled by Vikas Mittal, who, as managing member of the Selling Securityholder, has voting and investment power over the reported securities. The address of the Selling Securityholder is 1200 N Federal Hwy, #200, Boca Raton FL 33432.
(17)	The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Xing He Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund - T LLC, Magnetar Discovery Master Fund Ltd, Magnetar Systematic Multi-Strategy Master Fund Ltd, Magnetar Capital Master Fund Ltd, and Magnetar SC Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is David J. Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The address of the Selling Securityholder is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(18)	Polar Multi-Strategy Master Fund (“Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of the Selling Securityholder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(19)	Pursuant to an investment management agreement, Radcliffe Capital Management, L.P. (“RCM”) serves as the investment manager of the Radcliffe SPAC Master Fund, L.P. RGC Management Company (“Management”) is the general partner of RCM. Steven Katznelson and Christopher Hinkel serve as the managing members of Management. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The address of the Selling Securityholder is 50 Monument Road, Suite 300 Bala Cynwyd, PA 19004.
(20)	SCMD Anchor Acquisition Ltd. (“Anchor”), a Cayman Islands company is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager to SCMD. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of Anchor. Wayne Cohen and Dava Ritchea have voting and investment power over the reported securities. The address of the Selling Securityholder is 9 West 57th Street, New York, New York 10019.
(21)	SCEN Anchor Acquisition Ltd. (“Anchor”), a Cayman Islands company is wholly owned by Sculptor Master Fund, Ltd. (“SCMD”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager to SCMD. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly, SCMD, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of Anchor. Wayne Cohen and Dava Ritchea have voting and investment power over the reported securities. The address of the Selling Securityholder is 9 West 57th Street, New York, New York 10019.
(22)	SCCO Anchor Acquisition Ltd. (“Anchor”), a Cayman Islands company is wholly owned by Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”), a Cayman Islands company. Sculptor Capital LP (“Sculptor”), a Delaware limited partnership, is the investment manager to SCCO. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly, SCCO, Sculptor, SCHC, SCU and RITM, may be deemed to be beneficial owners of Anchor. Wayne Cohen and Dava Ritchea have voting and investment power over the reported securities. The address of the Selling Securityholder is 9 West 57th Street, New York, New York 10019.
(23)	Sculptor SC GP, LP (“SCGP”), a Delaware limited partnership, is the general partner of Sculptor SC II, LP (“SCSC”), a Delaware limited partnership. Sculptor SC GP, LLC (“SCLLC”), a Delaware limited liability company, is the general partner of SCGP. Sculptor Capital Advisors LP (“Advisors”), a Delaware limited partnership, is the sole member of SCLLC. Sculptor Capital Holding Corporation (“SCHC”), a Delaware corporation, is the general partner of Advisors. Sculptor Capital Management, Inc. (“SCU”), a Delaware corporation, is the sole shareholder of SCHC. Rithm Capital Corp. (“RITM”), a Delaware corporation, is the sole shareholder of SCU and is publicly traded on the New York Stock exchange. Accordingly SCGP, SCLLC, Advisors, SCHC, SCU and RITM, may be deemed to be beneficial owners of SCSC. Wayne Cohen and Dava Ritchea have voting and investment power over the reported securities. The address of the Selling Securityholder is 9 West 57th Street, New York, New York 10019.
(24)	Sea Otter Advisors, LLC manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Peter Smith and Nicholas Fahey, who, as managing member of the manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 107 Grand St, 7th Floor, New York, New York 10013.
(25)	Shaolin Capital Management LLC serves as investment manager/advisor to the Selling Securityholder. Shaolin Capital Management LLC has sole voting and dispositive power over the registrable securities held by the Selling Securityholder. David Puritz, in his position as CIO at Shaolin Capital Management LLC, and Michael Jester, in his position as Co-founder and Head of Research at Shaolin Capital Management LLC, may be deemed to have voting an investment control with respect to the registrable securities owned by the Selling Securityholder. The address of the Selling Securityholder is c/o Shaolin Capital Management LLC 230 NW 24th Street, Suite 603, Miami, FL 33127.
(26)	Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the controlling entity of the Selling Securityholder. Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. By virtue of these relationships, Robin Shah may be deemed to have shared voting and dispositive power with respect to the Class A ordinary shares owned directly by the Selling Securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The address of the Selling Securityholder is P.O. Box 10250, Grand Pavilion Commercial Center, Suite #7, 802 West Bay Road, Grand Cayman KY1-1003 Cayman Islands.

(27)	Consists of (i) 5,938 Class A ordinary shares held by Arena Special Opportunities (Offshore) Master, LP, (ii) 34,181 Class A ordinary shares held by Arena Special Opportunities Partners II, LP, (iii) 15,291 Class A ordinary shares held by Arena Special Opportunities Partners (Cayman Master) II, LP, (iv) 11,477 Class A ordinary shares held by Arena Finance Markets, LP, and (v) 16,613 Class A ordinary shares held by Arena Special Opportunities Fund, LP. Arena Investors, LP is the Manager of the foregoing funds and has investment and dispositive power over the shares. Daniel Zwirn is the CIO of Arena Investors, LP and may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The Selling Securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of these entities and individuals is 2500 Westchester Ave, Suite 401, Purchase, New York 10577.
(28)	Exos Collateralized SPAC Holdings Fund LP, is wholly owned and controlled by Exos TFP Holdings LLC. Exos TFP Holdings LLC also ultimately fully owns and controls the general partner of the Selling Securityholder. The Selling Securityholder is managed by EXOS COLLATERALIZED SPAC HOLDINGS FUND GP LLC (the “General Partner”). The General Partner is wholly owned and controlled by Exos Asset Management LLC (“EAM”). EAM is a registered investment company. EAM also has an Investment Management Agreement with the Selling Securityholder and has discretion over all trades. The Selling Securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The address of the Selling Securityholder is 31 East 32nd Street, Third Floor, New York, NY 10016.
(29)	Fir Tree Capital Management, LP is the Investment Manager of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the investment manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 89 Nexus Way, Camana Bay, Grand Cayman KY1-1205.
(30)	Fir Tree Capital Management, LP is the investment manager of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the investment manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 500 Fifth Ave, 9th Floor, New York, NY 10110
(31)	Fir Tree Capital Management, LP is the SubAdvisor of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the SubAdvisor of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is C/O PRIM Board 84 State St, Suite 250, Boston MA 02109.
(32)	Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Master Fund, L.P. Highbridge Tactical Credit Master Fund, L.P. disclaims beneficial ownership over these shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Master Fund, L.P. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(33)	Highbridge Capital Management, LLC is the trading manager of Highbridge Tactical Credit Institutional Fund, Ltd. Highbridge Tactical Credit Institutional Fund, Ltd. disclaims beneficial ownership over these shares. The address of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of Highbridge Tactical Credit Institutional Fund, Ltd. is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(34)	The address of the Selling Securityholder is 1081 Calle, Wilson, Apt 3C, San Juan, PR 00907.
(35)	Kepos Capital LP is the investment manager of the Selling Securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, New York 10036.

(36)	Consists of 1,602,500 Class A ordinary shares allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, MA 02108.
(37)	Perga Capital Management LP is the general partner of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Jonathan Hoke and Alex Sharp, who, as managing members of the general partner of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 1000 Biscayne Blvd, Miami, FL 33132.
(38)	RLH Capital LLC manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Louis Camhi, who, as Chief investment Officer, has voting and investment power over the reported securities. The address of the Selling Securityholder is 5 Rodney Lane, Gret Neck, NY 11024.
(39)	Harraden Circle Investments, LLC manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Frederick V. Fortmiller, who, as investment manager to Harraden Circle Investments, LLC, has voting and investment power over the reported securities. The address of the Selling Securityholder is 299 Park Ave, 21st Floor, New York, NY 10171.
(40)	RK Capital Management LLC is the investment manager of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Jordan Abisch, who, as managing partner of the investment manager of the Selling Securityholder, has voting and investment power over the reported securities. The address of the Selling Securityholder is A Registered Agent, Inc., 8 The Green Ste A, Dover, DE 19901.
(41)	The Quarry LP manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Peter Bremberg, who has voting and investment power over the reported securities. The address of the Selling Securityholder is 331 Park Avenue South, 3rd Floor, New York, NY 10010.
(42)	The Selling Securityholder is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to the Selling Securityholder. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YAII GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo controls the shares and makes the investment decisions on behalf of the Selling Securityholder. The address of the Selling Securityholder is 1012 Springfield Aven, Mountainside, NJ 07092.
(43)	The Selling Securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were acquired in the ordinary course of business and that at the time of its acquisition it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The reported securities are controlled by Don Duffy and Tom Ryan, who exercise investment control over the Selling Securityholder as President and Chief Executive Officer of the Selling Securityholder, respectively. The address of the Selling Securityholder is 761 Main Ave., Norwalk, CT 06851.
(44)	The Selling Securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were acquired in the ordinary course of business and that at the time of its acquisition it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The reported securities are controlled by Bryon Roth and Gordon Roth, who exercise investment control over the Selling Securityholder as Chairman and Chief Financial Officer of the Selling Securityholder, respectively. The address of the Selling Securityholder is 888 San Clemente Drive, Ste 400, Newport Beach, CA 92660.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A ordinary shares or Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such Class A ordinary shares or Warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section titled “Certain Relationships and Related Party Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and procedures for related party transactions

The Company adopted a related party transaction policy effective upon the consummation of the Business Combination. The policy provides that officers, directors, holders of more than 5% of any class of the Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company without the prior consent of the audit committee, or other independent members of the Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, nominee to become a director of the Company, significant shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

Aeries Related Party Transactions

Agreements and Transactions with Entities owned or controlled by, or related to, the Sole Shareholder

The Sole Shareholder, and the son of the Sole Shareholder (Mr. Vaibhav Rao) are principal shareholders or otherwise control the following entities, amongst others.

●	Aeries Technology Products and Strategies Private Limited (ATPSPL);

●	Ralak Consulting LLP;

●	Aark II Pte Ltd

●	Aarx Singapore Pte Ltd; and

●	Nuegen Pte Ltd;

The following entities are related parties to the Sole Shareholder:

●	TSLC Pte Ltd;

●	Aeries Financial Technologies Private Ltd (AFT);

●	Bhanix Finance and Investment Ltd;

These entities have transactions or agreements with Aark Singapore Pte. Ltd. and its subsidiaries, collectively referred to as the “group,” as discussed below.

Intercompany Deposits to ATPSPL and AFT

In the nine months ended December 31, 2023 and in the year ended March 31, 2023, the group has given intercompany deposits (ICDs) in one or more tranches to ATPSPL to meet its working capital requirements. The ICDs have a term of three (3) years from the date of disbursement of the ICDs with an interest rate of 12% per annum payable by ATPSPL and an interest rate of 15%-17% payable by AFT to the group. The total outstanding balances of the ICDs were $0.1 million and $0.3 million for the period ended December 31, 2023 and March 31, 2023, respectively.

Intercompany Deposits from ATPSPL

In the nine months ended December 31, 2023, the group has taken intercompany deposits (ICDs) in one or more tranches from ATPSPL to meet its working capital requirements. The ICDs have a term of three (3) years from the date of disbursement of the ICDs with an interest rate of 12% per annum payable to ATPSPL by the group. The outstanding balances of the ICDs were $0.2 million and $0 for the period ended December 31, 2023 and March 31, 2023, respectively.

Loan from Mr. Vaibhav Rao

The group has taken a loan in one or more tranches from Mr. Vaibhav Rao to meet its business requirements. The loan carries an interest rate of 10% per annum payable to Mr. Vaibhav Rao by the group. The outstanding balances of the loan were $0.8 million for the period ended December, 2023 and March 31, 2023.

Management Consultancy Services provided to Aark II Pte Limited and TSLC Pte Ltd

For the nine months ended December 31, 2023, Aeries provided management consulting services to Aark II Pte Ltd (“Aark”) under a Master Services Agreement (“MSA”), dated June 21, 2021 and to TSLC Pte Ltd. under another MSA dated July 12, 2021, in the aggregate amount of $2.57 million. The MSAs provided for management consulting services in the areas of Finance and Accounts, Business Application support and IT support for an undefined term until mutually agreed to be terminated by both the parties as per the terms of the respective MSAs. The outstanding balances of the accounts receivables as of December 31, 2023 were $0.5 million for Aark and were $0.2 million for TSLC Pte Ltd, and as of March 31, 2023 were $1.1 million for Aark and $0.3 million for TSLC Pte Ltd.

Consulting Agreement with Ralak Consulting LLP

Aeries entered into a Consultancy Service Agreement with Ralak Consulting LLP on August 1, 2020 to avail of consulting services from Ralak Consulting LLP, including implementation services in business restructuring, risk management, feasibility studies, and mergers & acquisitions. The aggregate amount of the advisory services received during the nine months ended December 31, 2023 and 2022 was $0.3 million each.

Cost Sharing Arrangements with AFT and Bhanix Finance And Investment Limited

For the nine months ended December 31, 2023 and 2022, the group entered into cost sharing arrangements with Aeries Financial Technologies Private Limited and Bhanix Finance and Investment Limited under separate Facility Agreements, each dated April 1, 2020 in the aggregate amount of $0.1 million and $0.1 million respectively. The cost sharing arrangements included services in the areas of office management, IT and operations. The agreement has a 36-month term with automatic renewals after the original term.

Corporate Guarantee given to Bhanix Finance And Investment Limited

The group has an outstanding guarantee of approximately $0 and $2.4 million as on December 31, 2023 and March 31, 2023 which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance And Investment Limited, from Kotak Mahindra Bank. The corporate guarantee requires the group to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The said guarantee stands withdrawn from June 1, 2023.

Investments

The group invested in 349,173 Series-A Cumulative Redeemable Preference Securities (Series-A CRPS) of AFT on October 29, 2018. The Series-A CRPS carry a cumulative dividend rate of 0.001% per year and have a term of 19 years from the date of investment. The carrying value of this investment as on December 31, 2023 was $0.8 million.

The group invested 4,500,000 Cumulative Redeemable Preference Shares (CRPS) of ATPSPL. The CRPS carry a cumulative dividend of 10% per annum. 3,500,000 CRPS can be redeemed any time before 19 years form the date of issue i.e., June 27, 2017 by giving a 30-day redemption request and 1,000,000 CRPS can be redeemed any time before 20 year from the date of issue i.e. April 7, 2016 by giving a 30-day redemption request. The carrying value of this investment as of December 31, 2023 was $0.8 million.

Support Agreement with the Sole Shareholder

Concurrently with the execution of the Business Combination Agreement, WWAC, AARK, the Exchanging Aeries Holders and the Sole Shareholder entered into the AARK and Aeries Equity Holder Support Agreements, dated March 11, 2023, pursuant to which, among other things, each such holder agreed to vote all of their respective Aeries ordinary shares in support of the approval and adoption of the Business Combination.

DESCRIPTION OF SHARES

The following summary of certain provisions of Aeries securities does not purport to be complete and is subject to the Memorandum and Articles of Association and the provisions of applicable law.

We are a Cayman Islands exempted company and our affairs are governed by our Memorandum and Articles of Association, the Companies Act and common law of the Cayman Islands. Pursuant to the Memorandum and Articles of Association, we are authorized to issue 500,000,000 Class A ordinary shares, $0.0001 par value each, one Class V ordinary share, $0.0001 par value each, and 5,000,000 preference shares, $0.0001 par value each. The following description summarizes the material terms of our shares as set out more particularly in the Memorandum and Articles of Association. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Class A ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless specified in the Companies Act, our Memorandum and Articles of Association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our Memorandum and Articles of Association such actions include amending our Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. Directors are appointed for a term of two years. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the ordinary shares voted for the appointment of directors can appoint all of the directors. Holders of Class A ordinary shares are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the company, our holders of Class A ordinary shares at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Class A ordinary shares. Our ordinary shareholders have no preemptive or other subscription rights.

There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of the Business Combination, subject to the limitations described herein.

The Class V ordinary share was issued to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates with limited liability under registration No. 8754 (the “Class V Shareholder”). The Class V Shareholder may not transfer such share to any transferee and any attempted transfer of the Class V ordinary share will be void. The Class V Shareholder will vote together as a single class with holders of our Class A ordinary shares on all matters properly submitted to a vote of the shareholders. The Class V ordinary share has voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Board and (2) in these circumstances, including the threat of a hostile change of control of ATI, 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class. In addition, after the Closing, the Class V Shareholder, voting as a separate class, is be entitled to approve any amendment, alteration or repeal of any provision of our Memorandum and Articles of Association and that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class V ordinary share. The Class V Shareholder is not entitled to any dividends from us and is not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Pursuant to the Exchange Agreements, from and after the date thereof and prior to April 1, 2024, (i) with respect to the Aeries Shares, up to 20% of the number of Aeries Shares held by such Exchanging Aeries Holder as of the date thereof (subject to adjustment as described therein) and (ii) with respect to the AARK ordinary shares, up to 20% of the number of AARK ordinary shares held by the Sole Shareholer as of the date thereof (subject to adjustment as described therein), and (y) from and after April 1, 2024, subject to the satisfaction of certain exercise conditions set forth in therein, (a) ATI has the right to exercise the ATI call exchange, and (b) the Exchanging Aeries Holders and the Sole Shareholder have the right to exercise the ATI put exchange, in the case of clause (i) and (ii), for a certain number of Class A ordinary shares based on an exchange rate designated in the applicable Exchange Agreement or the cash exchange payment, at the option of the party that initiated the exchange. For illustrative purposes, based on the initial exchange rate set forth in the Exchange Agreements, 5,000 Aeries Shares would be exchangeable for 72,000 Class A ordinary shares and 500 AARK ordinary shares would be exchangeable for 1,123,000 Class A ordinary shares. Upon the future redemption or exchange of AARK ordinary shares, the Class V ordinary share’s voting power will be reduced by a ratable amount (except in certain circumstances as described above). Upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the Class V ordinary share will be automatically forfeited and cancelled, and once forfeited and cancelled, the Class V ordinary share may not be reissued.

On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. An aggregate of 10,566,347 Exchanged Shares remain to be issued upon exchanges, including 7,740,979 Exchanged Shares for which the exchange conditions have not yet been met.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

1.	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

2.	whether voting rights are attached to the share in issue;

3.	the date on which the name of any person was entered on the register as a member; and

4.	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our Memorandum and Articles of Association authorizes 5,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the Closing, holders of the warrants will have the right, during the period beginning on the 61st business day after the Closing and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

●	if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

●	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (1) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any founder shares held by Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummated the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by the public shareholders) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus relating to our initial public offering, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least a majority of the then outstanding Public Warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least a majority of the then outstanding private placement warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Exclusive Forum for Warrant Disputes

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to our directors and officers and other persons or entities affiliated with Sponsor) and they will not be redeemable by us (except as described under the section entitled “Description of Shares—Redeemable Warrants—Public Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the Public Warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described under the section entitled “Description of Shares—Redeemable Warrants—Public Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the Sponsor Fair Market Value (defined below) less the exercise price of the warrants by (y) Sponsor Fair Market Value. For these purposes, the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends for the medium term following the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value who attend and vote at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his or her shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and if the company and the shareholder agrees to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fails to agree to a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (a) in respect of creditor compromises or arrangements, a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of creditors that are present and voting either in person or by proxy at an annual general meeting, or an extraordinary general meeting, summoned for that purpose or (b) in respect of shareholder compromises or arrangements, shareholders representing three-fourths in value of each such class of shareholders that are present and voting either in person or by proxy at an annual general meeting, or an extraordinary general meeting, summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and we have complied with the statutory provisions as to majority vote;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a business-person would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Walkers (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our directors or officers usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes that have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Walkers (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

It may be difficult for investors to effect service of process within the United States upon Aeries’s officers or directors, or enforce judgments obtained in the United States courts against Aeries’s officers or directors. Aeries’s corporate affairs are governed by the Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Aeries’s directors to Aeries under Cayman Islands law will be, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. Aeries will also be subject to the federal securities laws of the United States. The rights of Aeries’s shareholders and the fiduciary responsibilities of Aeries’s directors under Cayman Islands law will be different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully-developed and judicially-interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

India

With respect to ATG, which is a limited liability company incorporated in India, a number of ATG and AARK’s directors and executive officers are located in India and substantially all of ATG and AARK’s assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

In addition to and irrespective of jurisdictional issues, it is uncertain whether the courts of the India would recognize or enforce judgments of United States or state courts against us or such persons predicated upon the civil liability provisions of the laws of the United States or any state. In addition, there is uncertainty as to whether such Indian courts would be competent to hear original actions brought in India against us or such persons predicated upon the laws of the United States or any state. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Indian law or enforceable in an Indian court, if they are considered to be contrary to Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Indian law and do not have force of law in India.

Recognition and enforcement of foreign judgements is provided under Section 13 of the Indian Code of Civil Procedure, 1908 (“Civil Procedure Code”). This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

●	where the judgment has not been pronounced by a court of competent jurisdiction;

●	where the judgment has not been given on the merits of the case;

●	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

●	where the proceedings in which the judgment was obtained were opposed to natural justice;

●	where the judgment has been obtained by fraud; or

●	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay.

It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it views the amount of damages awarded as excessive or inconsistent with public policy of India or Indian practice or if the judgments are in breach of or contrary to Indian law and practice. Further, any judgment or award denominated in a foreign currency would be converted into Indian Rupees on the date of such judgment or award and not on the date of payment which could also increase risks relating to foreign exchange. A party seeking to enforce a foreign judgment in India is required to obtain a prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered. Any such amount may be subject to income tax pursuant to execution of such a judgment in accordance with applicable laws.

Singapore

Certain of ATI’s executive officers have re-located to Singapore. Infinitus Law Corporation, our counsel with respect to the laws of Singapore, has advised us that there is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a definite sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgment was obtained were contrary to natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign penal, revenue or other public laws.

United Kingdom

Certain of Aeries’ directors are located in the United Kingdom (U.K.). Some uncertainty exists as to whether the courts of England and Wales would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the U.S. or any state in the U.S.; or

●	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

There is currently no treaty between (i) the U.S. and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the U.S. and the U.K. are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon U.S. securities laws, would not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against us in the U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain preconditions are met, including, but not limited to, that the relevant U.S. court had jurisdiction over the original proceeding according to English conflicts of laws principles and that the U.S. judgment was final and not procured by fraud. Whether the preconditions are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings. It should also be noted that in the courts of England and Wales the usual rule is that the losing party is ordered to pay the legal costs of the litigation that were incurred by the successful party. These costs are assessed by the courts of England and Wales at the conclusion of the litigation.

United Arab Emirates

Certain of Aeries’ directors are located in the United Arab Emirates (UAE). The UAE consists of a number of different legal jurisdictions which include several off shore jurisdictions such as the Abu Dhabi Global Markets and the Dubai International Financial Centres. These offshore jurisdictions have their own laws and courts. Where there is a nexus to these jurisdictions recognition and enforcement of a final and binding foreign judgment is straightforward and prompt. The position is different in onshore UAE. The onshore UAE Courts will have jurisdiction of individuals residing in onshore UAE.

When assessing if a foreign judgment is enforceable in onshore UAE, the onshore UAE Courts will need to be satisfied that:

●	the UAE Courts do not have exclusive jurisdiction over the substantive dispute;

●	the judgment was issued by a competent court in the foreign country;

●	the defendant was summoned and duly represented during the foreign proceedings;

●	the judgment is both final and binding in accordance with the foreign country; and

●	the judgment is not inconsistent with the UAE, any moral code or public order.

Pursuant to Article 19 of the UAE Federal Civil Code (Federal Decree Law 42 of 2022), but for certain limited exceptions, the onshore UAE Courts are stated to be the competent court to hear lawsuits filed against nationals of others domiciled or residing in the UAE. There is therefore a level of uncertainty as to whether any US Court judgment will be recognized and enforced by the onshore UAE Courts. There is also a risk that the onshore UAE Courts may accept jurisdiction should a claim be brought in the UAE against or by the directors. Should the onshore UAE Courts accept jurisdiction they will apply onshore UAE law to the dispute irrespective of any foreign governing or applicable laws.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company;

●	an exempted company may register as a segregated portfolio company; and

●	“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amendments to our Memorandum and Articles of Association

Undertaking any action to alter, amend and/or restate our Memorandum and Articles of Association will require the prior approval by a special resolution of ATI.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (2) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

In this subsection, “we”, “us,” “our” and the “Company” refers to Aeries Technology, Inc. or our affiliates and/or delegates, except where the context requires otherwise.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”).

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of our rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-Takeover Provisions of Our Memorandum and Articles of Association

Our authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

We currently have 38,896,962 Class A ordinary shares and 21,027,801 Warrants issued and outstanding. Of these Class A ordinary shares and Warrants, the 2,133,134 Class A ordinary shares and 11,499,991 Public Warrants sold in the IPO or issued pursuant to the proxy statement/prospectus in connection with the Business Combination are freely tradable without restriction or further registration under the Securities Act. The remaining 36,763,828 Class A ordinary shares and all 9,527,810 Private Placement Warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering and are subject to transfer restrictions as set forth elsewhere in this prospectus.

Up to 10,566,347 Class A ordinary shares, assuming that no party initiating an exchange elects to settle such exchange with a cash exchange payment, will be issuable upon exchange pursuant to the Exchange Agreements and up to 21,027,801 Class A ordinary shares will be issuable upon the exercise of the Warrants.

Listing of Securities

The Class A ordinary shares and Warrants are listed on Nasdaq under the symbols “AERT” and “AERTW,” respectively.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of the acquisition, ownership and disposition of our Class A ordinary shares and Warrants that are registered pursuant to this offering. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire our Class A ordinary shares or Warrants. This discussion applies only to a U.S. Holder that purchases our Class A ordinary shares or Warrants registered in this offering from a Selling Securityholder and that holds such Class A ordinary shares or Warrants as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this discussion applies only to such Class A ordinary shares and Warrants. This discussion is general in nature, and it does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including the potential application of the Medicare contribution tax and estate or gift tax consequences, any tax consequences other than U.S. federal income tax consequences, and any tax consequences applicable to U.S. Holders subject to special rules, such as:

●	current holders of our Class A ordinary shares or Warrants;

●	certain financial institutions, financial services entities and insurance companies;

●	regulated investment companies, real estate investment trusts, real estate mortgage investment conduits;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding Class A ordinary shares or Warrants as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to Class A ordinary shares or Warrants;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes, or other pass-through entities, and investors in such entities;

●	non-U.S. persons or entities, including expatriates or former long-term residents of the United States;

●	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

●	any persons directly or indirectly acquiring Class A ordinary shares or Warrants in connection with the performance of services;

●	persons who are subject to Section 451(b) of the Code;

●	individuals subject to the alternative minimum tax provisions of the Code;

●	persons who hold our Class A ordinary shares or Warrants on behalf of other persons as nominees;

●	persons that own or are deemed to own five percent or more of our Class A ordinary shares (by vote or value), including the shares that are subject to this offering;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	S corporations; or

●	persons holding Class A ordinary shares or Warrants in connection with a trade or business conducted outside of the United States.

If an entity (or other arrangement) that is classified as a partnership for U.S. federal income tax purposes holds Class A ordinary shares or Warrants, the U.S. federal income tax treatment of a partner thereof will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding Class A ordinary shares or Warrants and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of Class A ordinary shares or Warrants.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and do not expect to seek, any ruling from the U.S. Internal Revenue Service (the “Service”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service or a court would agree with our statements and conclusions or that a court would not sustain any challenge by the Service in the event of litigation.

A “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is a beneficial owner of Class A ordinary shares or Warrants and that is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (as defined in Section 7701(a)(30) of the Code, a “U.S. person”).

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. EACH PROSPECTIVE INVESTOR IN OUR CLASS A ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES OR WARRANTS, IN LIGHT OF THEIR PARTICULAR SITUATION.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not expect to make distributions on our Class A ordinary shares in the near future. In the event that we do make distributions of cash or other property, subject to the rules under “–Passive Foreign Investment Company Rules” described below, distributions paid on our Class A ordinary shares will generally be treated as “dividends” to the extent paid out of our current or accumulated earnings and profits (each as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions (if any) generally will be reported to U.S. Holders as dividends.

Under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to Class A ordinary income, provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. There is no such comprehensive tax treaty between the United States and the Cayman Islands currently in effect. However, if and for so long as our Class A ordinary shares are listed on an established securities market in the United States, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” if we are not treated as a PFIC with respect to the U.S. Holder and were not treated as a PFIC with respect to the U.S. Holder in the preceding taxable year, and if certain other requirements are met. Therefore, subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. In the case of a corporate U.S. Holder, dividends paid by us will be taxable to such U.S. Holder at the regular corporate rate and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, the amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale, Exchange or Other Taxable Disposition of Class A ordinary Shares or Warrants

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, gain or loss realized on the sale or other taxable disposition of Class A ordinary shares or Warrants will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A ordinary shares or Warrants for more than one year. In the case of the Warrants, it is unclear whether certain redemption rights described in this prospectus may suspend the running of the applicable holding period for this purpose. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class A ordinary shares or Warrants disposed of and the amount realized on the disposition, in each case, as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Exercise, Lapse or Redemption of Warrants

Subject to the rules under “–Passive Foreign Investment Company Rules” described below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Class A ordinary shares on the exercise of Warrants for cash. A U.S. Holder’s initial tax basis in Class A ordinary shares received upon exercise of Warrants generally will equal the sum of the U.S. Holder’s initial investment in the Warrants exchanged therefor and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If any Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in such lapsed Warrants.

The tax consequences of a cashless exercise of Warrants are not clear under current law. Subject to the rules under “–Passive Foreign Investment Company Rules” described below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the Warrants.

Although we expect a U.S. Holder’s cashless exercise of Warrants (including after we provide notice of our intent to redeem Warrants for cash) to be treated as a recapitalization, it is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. Subject to the rules under “–Passive Foreign Investment Company Rules” described below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance regarding whether any of the alternative tax consequences and holding periods described above would be adopted by the Service or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, if we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Shares—Redeemable Warrants—Public Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Taxable Disposition of Class A ordinary Shares or Warrants.”

Possible Constructive Distributions on the Warrants

The terms of each Warrant provide for an adjustment to the number of Class A ordinary shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Shares—Redeemable Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise or through a decrease to the exercise price, as described under “Description of Shares—Redeemable Warrants—Public Warrants—Anti-dilution Adjustments”) as a result of a distribution of cash or other property to the holders of our Class A ordinary shares which is taxable to the U.S. Holders of such Class A ordinary shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Under the Code, we may be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes dividends, interest, rents, certain non-active royalties and capital gains. Based on the nature of our business prior to the Business Combination, our financial statements, our expectations about the nature and amount of our income, assets and activities during our taxable year ending December 31, 2023, we expect to be a PFIC for our taxable year ending December 31, 2023. However, based on the nature of our business after the Business Combination, our financial statements, our expectations about the nature and amount of our income, assets and activities following the Business Combination, we do not expect to be a PFIC for our taxable year ending December 31, 2024. Whether we will be a PFIC in 2023 or any future year is a factual determination that must be made annually at the close of each taxable year, and, thus, is subject to significant uncertainty, because among other things, a determination of whether a company is a PFIC must be made annually after the end of each taxable year and will depend on the composition of our income and assets and the market value of our assets from time to time. Accordingly, there can be no assurance that we will not be a PFIC in 2024 or any future taxable year. If we are a PFIC for any year during which a U.S. Holder holds or is deemed to hold Class A ordinary shares or Warrants, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds or is deemed to hold Class A ordinary shares or Warrants, even if we ceased to meet the threshold requirements for PFIC status, unless in the case of the Class A ordinary shares, the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder held or is deemed to have held Class A ordinary shares or Warrants, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of such Class A ordinary shares or Warrants, would be allocated ratably over the U.S. Holder’s holding period for such Class A ordinary shares or Warrants. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as Class A ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder with respect to its Class A ordinary shares exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution (an “excess distribution”) would be subject to taxation in the same manner as gain, described immediately above.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Class A ordinary shares, provided that the Class A ordinary shares are “marketable.” Class A ordinary shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognize as Class A ordinary income any excess of the fair market value of the Class A ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an Class A ordinary loss in respect of any excess of the adjusted tax basis of the Class A ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Class A ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class A ordinary shares, as applicable, in a year when we are a PFIC will be treated as Class A ordinary income and any loss will be treated as an Class A ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. Currently, a mark-to-market election may not be made with respect to Warrants.

In addition, in order to avoid the application of the foregoing rules, a U.S. person that owns stock (but not Warrants) in a PFIC for U.S. federal income tax purposes may make a qualified electing fund (“QEF”) election with respect to such PFIC, and each PFIC in which the PFIC holds equity interests, if the PFIC provides the information necessary for such election to be made. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the Service may require, including a PFIC Annual Information Statement in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information. In order to make such an election, a U.S. person would be required to make the QEF election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to the U.S. person’s timely filed U.S. federal income tax return generally for the first taxable year that the entity is treated as a PFIC with respect to the U.S. person. A U.S. Holder generally may make a separate election to defer payment of taxes on the undistributed income inclusion under the QEF rules, but if deferred, any such taxes are subject to an interest charge. If a U.S. person makes a QEF election with respect to a PFIC, the U.S. person will be currently taxable on its pro rata share of the PFIC’s Class A ordinary earnings and net capital gain (at Class A ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. There is no assurance that we will provide information necessary for U.S. Holders to make QEF elections. If a U.S. Holder makes a QEF election in respect of our Class A ordinary shares, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its Class A ordinary shares by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed, if any, on the Class A ordinary shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of Class A ordinary shares in an amount equal to the difference between the amount realized and its adjusted tax basis in our Class A ordinary shares. U.S. Holders should note that if they make QEF elections with respect to us, they may be required to pay U.S. federal income tax with respect to their Class A ordinary shares for any taxable year significantly in excess of any cash distributions, if any, received on the Class A ordinary shares, as applicable, for such taxable year. U.S. Holders should consult their tax advisers regarding making QEF elections in their particular circumstances.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. However, a U.S. Holder may not make a QEF election with respect to the Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants) and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally will be subject to the special tax and interest charge rules described above. If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made and maintained a QEF election with respect to our Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be subject to the special tax and interest charge rules described above. Under another type of purging election, an electing U.S. Holder will be treated as having received, as an excess distribution, its ratable share of our earnings and profits determined for U.S. federal income tax purposes. In order for a U.S. Holder to make the second election, we must also be a “controlled foreign corporation” as defined in the Code, and there are no assurances that we will be so treated. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the Warrants for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns (or is deemed to own) Class A ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury Department may require on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form. There is uncertainty regarding whether a U.S. Holder who owns Warrants during any year in which we are a PFIC is required to file an IRS Form 8621. U.S. Holders should consult their tax advisors regarding the PFIC reporting requirements with respect to their Class A ordinary shares and Warrants, as applicable.

U.S. Holders should consult their tax advisors concerning our potential PFIC status and the potential application of the PFIC rules. The U.S. federal income tax rules relating to PFICs are very complex. U.S. Holders are strongly urged to consult their tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Class A ordinary shares and Warrants, as applicable, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A ordinary shares and Warrants and the Service information reporting obligations with respect to the purchase, ownership and disposition of Class A ordinary shares and Warrants of a PFIC.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Service.

Information Reporting With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an investment in our Class A ordinary shares or Warrants, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisers regarding whether or not they are obligated to report information relating to their ownership and disposition of Class A ordinary shares or Warrants.

PLAN OF DISTRIBUTION

We are registering (i) up to 54,917,027 Class A ordinary shares for possible sale by the Selling Securityholders from time to time (which includes (a) 21,337,000 Exchanged Shares and up to 10,566,347 Class A ordinary shares that are issuable upon the exercise of the unexercised exchange rights pursuant to the Exchange Agreements, (b) up to 9,527,810 Class A ordinary shares that are issuable upon the exercise of Private Placement Warrants by the holders thereof, and (c) up to 13,485,870 Class A ordinary shares) and (ii) up to 9,527,810 Private Placement Warrants for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the Class A ordinary shares and Private Placement Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Class A ordinary shares and Private Placement Warrants.

The Selling Securityholders, which as used herein include donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A ordinary shares or Private Placement Warrants or interests in our Class A ordinary shares or private placement warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their Class A ordinary shares or private placement warrants or interests in our Class A ordinary shares or private placement warrants on any stock exchange, market, or trading facility on which shares of our Class A ordinary shares or private placement warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners, or stockholders;

●	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A ordinary shares or private placement warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee, or other successors-in-interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A ordinary shares or Private Placement Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A ordinary shares or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A ordinary shares or Private Placement Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A ordinary shares or Private Placement Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A ordinary shares or Private Placement Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A ordinary shares or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of Class A ordinary shares or Private Placement Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Securityholders also may in the future resell a portion of our Class A ordinary shares or Private Placement Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A ordinary shares or Private Placement Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A ordinary shares or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A ordinary shares or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more Class A ordinary shares or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A ordinary shares or warrants by bidding for or purchasing Class A ordinary shares or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Class A ordinary shares or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A ordinary shares or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A ordinary shares are currently listed on Nasdaq under the symbol “AERT” and our warrants are currently listed on Nasdaq under the symbol “AERTW”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Under the Registration Rights Agreements, Investment Agreements and the Subscription Agreements, we have agreed to indemnify, to the extent permitted by law, each securityholder, its officers, directors and agents and each person who controls such securityholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such securityholder expressly for use therein. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreements, Investment Agreements and the Subscription Agreements. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The Selling Securityholders may use this prospectus in connection with resales of shares of our Class A ordinary shares and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A ordinary shares or Private Placement Warrants, and any material relationships between us and the Selling Securityholders. The Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A ordinary shares or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A ordinary shares or Private Placement Warrants.

At the time a particular offering of the securities is made, to the extent required, an accompanying prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, will be prepared and distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of Class A ordinary shares. The Selling Securityholders may indemnify any broker-dealer, agent or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of shares of our Class A ordinary shares and Private Placement Warrants to be offered and sold pursuant to this prospectus.

A holder of Aeries Warrants may exercise its warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Aeries Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

Restrictions to Sell

Certain securityholders agreed to certain restrictions on transfer with respect to their Class A ordinary shares pursuant to the Investment Agreements and the Letter Agreement, dated as of October 19, 2021 (as amended, the “Letter Agreement”), until the earlier of (A) 150 days after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

LEGAL MATTERS

The legality of the Class A ordinary shares and on certain matters of Cayman Islands law will be passed upon by Walkers (Cayman) LLP, Cayman Islands counsel to Aeries. The validity of the securities offered hereby with respect to the Private Placement Warrants will be passed upon for us by Norton Rose Fulbright US LLP.

EXPERTS

The financial statements of Worldwide Webb Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021 appearing in this prospectus have been audited by Marcum LLP (“Marcum”), independent registered public accounting firm, as set forth in their report thereon, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The carve-out consolidated financial statements of Aark Singapore Pte. Ltd. and its subsidiaries, as of and for the year ended March 31, 2023 and 2022, appearing in this prospectus have been audited by KNAV P.A. (n/k/a KNAV CPA LLP) (“KNAV”), independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On February 1, 2024, the Company’s audit committee approved the dismissal of, and dismissed, Marcum as the Company’s independent registered public accounting firm, effective as of February 1, 2024. Marcum was the independent registered public accounting firm prior to the Business Combination. As described below, the change in independent registered public accounting firm is not the result of any disagreement with Marcum.

Marcum’s report on the Company’s financial statements as of December 31, 2022 and 2021 (as restated), for the period from March 5, 2021 (inception) through December 31, 2021 (as restated) and for the year ended December 31, 2022 (the “Financial Statements”) did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report of Marcum on the Financial Statements contained an explanatory paragraph which noted that there was substantial doubt as to the Company’s ability to continue as a going concern as its cash and working capital as of December 31, 2022 and 2021 were not sufficient to complete its planned activities for a reasonable period of time.

During the period from March 5, 2021 (inception) through December 31, 2021, for the year ended December 31, 2022 and the subsequent interim period through the date of this prospectus, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of such disagreements in their reports on the Company’s consolidated financial statements for such fiscal periods.

During the period from March 5, 2021 (inception) through December 31, 2021, for the year ended December 31, 2022 and the subsequent interim period through the date of this prospectus, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) except as set forth below. As previously disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), the Company concluded that its internal control over financial reporting was not effective as of December 31, 2022 and 2021 due to a certain material weakness. In the Annual Report, the Company disclosed the existence of a material weakness in internal control over financial reporting related to the process of recording accruals.

The subject matters of the foregoing reportable events were discussed by the Company’s audit committee with Marcum, and Marcum agreed with the Company’s audit committee’s position with respect thereto. The Company provided Marcum with a copy of the foregoing disclosure and requested that Marcum furnish a letter addressed to the SEC stating whether it agrees with the statements made herein. A copy of Marcum’s letter dated February 6, 2024 is attached hereto as Exhibit 16.1.

On February 1, 2024, the Company’s audit committee appointed KNAV as the successor independent registered public accounting firm. KNAV served as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024, effective beginning on February 1, 2024.

KNAV served as the independent registered public accounting firm of AARK before and following the Business Combination. During the period from March 5, 2021 (inception) through December 31, 2021, for the year ended December 31, 2022 and the subsequent interim period through the date of this prospectus, neither the Company nor anyone on its behalf consulted KNAV regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the Restatement described below.

As previously disclosed in the Company’s Current Report on Form 8-K filed on December 13, 2023, the Company’s management and the audit committee concluded that it was appropriate to restate (the “Restatement”) each of: (i) the audited carve-out consolidated financial statements of AARK as of and for the years ended March 31, 2023 and March 31, 2022, (ii) the unaudited condensed carve-out consolidated financial statements of AARK, as of and for the three months ended June 30, 3023, (iii) unaudited condensed carve-out consolidated financial statements of AARK as of and for the six months ended September 30, 2023, (iv) the unaudited pro forma condensed combined financial information of the Company as of and for the six months ended September 30, 2023 and for the year ended December 31, 2022 and March 31, 2023 and (v) the unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2023 and the year ended December 31, 2022 (collectively, the “Restated Financial Statements and Information”). The Company included the Restated Financial Statements and Information as exhibits to the Company’s Amendment No. 2 to Current Report on Form 8-K filed on December 13, 2023. The purpose of the Restatement was to correct the misreporting of basic and diluted earnings per share and number of issued and paid-up common stock. The Company concluded that the Restatement resulted from material weaknesses in internal control over financial reporting that are primarily attributable to improper segregation of duties, inadequate processes for timely recording of significant events and material transactions and inadequate design and implementation of information and communication policies and procedures and monitoring activities.

The Company’s management and audit committee discussed the Restatement with KNAV. KNAV’s views with respect thereto are expressed in its audit opinion on the audited carve-out consolidated financial statements of AARK as of and for the years ended March 31, 2023 and 2022, which audit opinion was not qualified or modified as to uncertainty, audit scope, or accounting principle. Such audit opinion is incorporated by reference to Exhibit 99.1 hereto. In addition, the Company’s management and the audit committee informed Marcum of the Restatement and the material weaknesses described above but did not consult with Marcum, and Marcum did not provide any views with respect to these matters.

The Company provided KNAV with a copy of the foregoing disclosure and provided KNAV the opportunity to furnish the Company with a letter addressed to the SEC containing any new information, clarification of the Company’s expression of its views, or the respects in which it does not agree with the statements made by the Company. KNAV informed the Company that it agreed with the statements made by the Company herein and does not have any new information or clarification to provide.

TRANSFER AGENT AND REGISTRAR

The registrar, transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Aeries has filed a registration statement on Form S-1 to register the issuance of securities described elsewhere in this prospectus. This prospectus is a part of that registration statement and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.

Aeries’s files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Aeries at the SEC website containing reports, proxy reports and other information at: http://www.sec.gov.

We also maintain an Internet website at https://www.aeriestechnology.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

WORLDWIDE WEBB ACQUISITION CORP.

Condensed Consolidated Financial Statements as of September 30, 2023 (unaudited) and December 31, 2022, and for the nine months ended September 30, 2023 and 2022 (unaudited)

Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-2
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Temporary Equity and Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022	F-4
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Consolidated Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021

Report of Independent Registered Public Accounting Firm	F-23
Balance Sheets as of December 31, 2022 and 2021	F-24
Statements of Operations for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-25
Statements of Changes in Temporary Equity and Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-26
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-27
Notes to Financial Statements	F-28

AERIES TECHNOLOGY, INC.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of December 31, 2023 (unaudited) and March 31, 2023	F-43
Condensed Consolidated Statements of Operations for the three and nine months ended December 31, 2023 and 2022 (unaudited)	F-44
Condensed Consolidated Statements of Comprehensive Income for the three and nine months ended December 31, 2023 and 2022 (unaudited)	F-45
Condensed Consolidated Statements of Changes in Redeemable Noncontrolling interest and Shareholders’ Deficit for the three and nine months ended December 31, 2023 and 2022 (unaudited)	F-46
Condensed Consolidated Statements of Cash Flows for the nine months ended December 31, 2023 and 2022 (unaudited)	F-48
Notes to Unaudited Condensed Consolidated Financial Statements	F-49

AUDITED CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-76
Carve-out Consolidated Balance Sheets (as restated) as of March 31, 2023 and 2022	F-78
Carve-out Consolidated Statements of Operations (as restated) for the Year Ended March 31, 2023 and 2022	F-79
Carve-out Consolidated Statements of Comprehensive Income (as restated) for the Year Ended March 31, 2023 and 2022	F-80
Carve-out Consolidated Statements of Cash Flows for the Year Ended March 31, 2023 and 2022	F-81
Carve-out Consolidated Statements of Stockholder’s Equity (as restated) as of March 31, 2023, 2022 and 2021	F-83
Notes to Carve-out Consolidated Financial Statements	F-84

AERIES TECHNOLOGY, INC.

CONDENSED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2023	2022
	(Unaudited)
ASSETS
Cash	$8,412	$48,126
Prepaid expenses	39,845	304,314
Other current assets	837	8,334
Total current assets	49,094	360,774
Marketable securities held in Trust Account	49,992,699	234,716,046
Total Assets	$50,041,793	$235,076,820

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,351,857	$676,652
Promissory note - related party	557,810	200,000
Accrued professional services fees	2,414,548	3,091,220
Accrued expenses	62,267	42,267
Total current liabilities	9,386,482	4,010,139
Derivative warrant liabilities	1,001,640	614,040
Deferred legal fees	-	343,437
Total liabilities	10,388,122	4,967,616

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,718,054 and 23,000,000 shares at $10.57 and $10.20 per share at September 30, 2023 and December 31, 2022, respectively	49,892,699	234,616,046

Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 4,718,054 and 23,000,000 shares subject to possible redemption at September 30, 2023 and December 31, 2022, respectively)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	-	-
Accumulated deficit	(10,239,603)	(4,507,417)
Total shareholders’ deficit	(10,239,028)	(4,506,842)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$50,041,793	$235,076,820

The accompanying notes are an integral part of these unaudited condensed financial statements.

AERIES TECHNOLOGY, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2023	2022	2023	2022
General and administrative expenses	$1,597,474	$1,444,411	$5,344,586	$2,101,731
Loss from operations	(1,597,474)	(1,444,411)	(5,344,586)	(2,101,731)
Change in fair value of derivative warrant liabilities	(554,880)	(63,240)	(387,600)	10,404,000
Gain on marketable securities, dividends and interest, held in Trust Account	630,499	957,118	4,711,256	1,121,345
Gain on settlement of underwriting fees	-	202,458	-	202,458
Net (loss) income	$(1,521,855)	$(348,075)	$(1,020,930)	$9,626,072

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	4,718,054	23,000,000	11,615,638	23,000,000
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.15)	$(0.01)	$(0.06)	$0.33
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss) income per share, Class B non-redeemable ordinary shares	$(0.15)	$(0.01)	$(0.06)	$0.33

The accompanying notes are an integral part of these unaudited condensed financial statements.

AERIES TECHNOLOGY, INC.

CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

(Unaudited)

	Temporary Equity		Ordinary Shares		Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	23,000,000	$234,616,046	5,750,000	$575	$-	$(4,507,417)	$(4,506,842)
Remeasurement of Class A ordinary shares to redemption value	-	2,369,220	-	-	-	(2,369,220)	(2,369,220)
Net loss	-	-	-	-	-	(1,532,112)	(1,532,112)
Balance as of March 31, 2023	23,000,000	$236,985,266	5,750,000	$575	$-	$(8,408,749)	$(8,408,174)
Redemption of Class A ordinary shares	(18,281,946)	(189,434,603)	-	-	-	-	-
Remeasurement of Class A ordinary shares to redemption value	-	1,711,537	-	-	-	(1,711,537)	(1,711,537)
Net income	-	-	-	-	-	2,033,037	2,033,037
Balance as of June 30, 2023	4,718,054	$49,262,200	5,750,000	$575	$-	$(8,087,249)	$(8,086,674)
Remeasurement of Class A ordinary shares to redemption value	-	630,499	-	-	-	(630,499)	(630,499)
Net loss	-	-	-	-	-	(1,521,855)	(1,521,855)
Balance as of September 30, 2023	4,718,054	$49,892,699	5,750,000	$575	$-	$(10,239,603)	$(10,239,028)

And for the three and nine months ended September 30, 2022

(Unaudited)

	Temporary Equity		Ordinary Shares		Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	23,000,000	$232,300,000	5,750,000	$575	$-	$(19,798,626)	$(19,798,051)
Net income	-	-	-	-	-	3,799,755	3,799,755
Balance as of March 31, 2022	23,000,000	$232,300,000	5,750,000	$575	$-	$(15,998,871)	$(15,998,296)
Remeasurement of Class A ordinary shares to redemption value	-	85,071	-	-	-	(85,071)	(85,071)
Net income	-	-	-	-	-	6,174,392	6,174,392
Balance as of June 30, 2022	23,000,000	$232,385,071	5,750,000	$575	$-	$(9,909,550)	$(9,908,975)
Gain on settlement of underwriting fees	-	-	-	-	-	7,847,542	7,847,542
Remeasurement of Class A ordinary shares to redemption value	-	957,118	-	-	-	(957,118)	(957,118)
Net loss	-	-	-	-	-	(348,075)	(348,075)
Balance as of September 30, 2022	23,000,000	$233,342,189	5,750,000	$575	$-	$(3,367,201)	$(3,366,626)

The accompanying notes are an integral part of these unaudited condensed financial statements.

AERIES TECHNOLOGY, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Nine Months Ended September 30, 2023	For The Nine Months Ended September 30, 2022
Cash Flows from Operating Activities
Net (loss) income	$(1,020,930)	$9,626,072
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(4,711,256)	(1,121,345)
Formation and operating expenses funded by note payable through Sponsor	87,810	(6,499)
Change in fair value of derivative warrant liabilities	387,600	(10,404,000)
Formation and operating expenses paid in exchange for Founder Shares	-	(202,458)
Changes in operating assets and liabilities:
Prepaid and other assets	271,966	286,722
Accounts payable	5,675,205	28,540
Accrued expenses	(656,672)	1,383,234
Net cash provided by (used in) operating activities	33,723	(409,734)

Cash Flows from Investing Activities
Redemption of Class A ordinary shares	189,434,603	-
Net cash provided by investing activities	189,434,603	-

Cash Flows from Financing Activities
Redemption of Class A ordinary shares	(189,434,603)	-
Proceeds from note payable and advances from related party	270,000	-
Deferred legal fees paid	(343,437)	-
Net cash used in financing activities	(189,508,040)	-

Net decrease in cash	(39,714)	(409,734)
Cash - beginning of period	48,126	503,204
Cash - end of period	$8,412	$93,470

Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A ordinary shares to redemption value	$4,711,256	$1,042,189
Deferred underwriting fees payable	$-	$(7,847,542)
Offering costs and formation costs paid through promissory note - related party	$-	$201,962

The accompanying notes are an integral part of these unaudited condensed financial statements.

AERIES TECHNOLOGY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 - Description of Organization, Business Operations, Liquidity, and Going Concern

Organization and General

Aeries Technology, Inc. (the “Company”) was incorporated in Cayman Islands on March 5, 2021 under the name Worldwide Webb Acquisition Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2023, the Company had not yet commenced operations. All activities for the period from March 5, 2021 (inception) through September 30, 2023, relate to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below, and search of a target for Initial Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On October 22, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 8,000,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Subsequently, on November 11, 2021, the underwriter exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 Public Warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.

Substantially concurrently with the closing of the sale of the Over-Allotment Units, the Company completed the private sale of 900,000 Private Placement Warrants (“Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $900,000.

Transaction costs amounted to $21,834,402, including $8,050,000 in deferred underwriting fees, $4,600,000 in upfront underwriting fees, and $9,184,402 in other offering costs related to the Initial Public Offering. Approximately $8,306,250 of these expenses are non-cash offering costs associated with the Class B shares purchased by the anchor investors.

Following the closing of the Initial Public Offering on October 22, 2021 and underwriters’ exercise of Over-Allotment option on November 15, 2021, an amount of $232,300,000 ($10.10 per Unit) of the proceeds from the Initial Public Offering, including $8,050,000 of the underwriters’ deferred discount was placed in a U.S.-based trust account (the “Trust Account”) at Bank of America, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the Initial Public Offering held in the trust account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s memorandum and articles of association, as amended, provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 30 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination by April 22, 2024 (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

On March 11, 2023, the Company entered into the Business Combination Agreement (the “Business Combination Agreement”), with WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Company, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with the Company and Amalgamation Sub, collectively, the “Parties” and individually a “Party”). Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“Aeries”), is a subsidiary of AARK. AARK is wholly owned by Mr. Venu Raman Kumar (the “Sole Shareholder”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Amalgamation Sub and AARK, and by the sole shareholders of each of Amalgamation Sub and AARK. Please refer to the Form 8-K that was filed with the SEC on March 20, 2023.

On April 14, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved two proposals to amend the Company’s amended and restated memorandum and articles of association (the “Articles”). This approval extended the liquidation date of the Company to October 22, 2023. In connection with the vote to approve these proposals, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of $189,434,603, leaving $48,887,722 in the Company’s trust account and 4,718,054 Class A ordinary shares remain outstanding.

On October 16, 2023, the Company held another extraordinary general meeting of where the shareholders approved a proposal to amend the Company’s amended and restated memorandum and Articles to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the IPO, from 24 months from the closing of the IPO to 25 months from the closing of the IPO or such earlier date as is determined by the Company’s Board of Directors (the “Board”) to be in the best interests of the Company and to allow the Company, without another shareholder vote, by resolution of the Board, to elect to further extend the Extended Date in one-month increments up to five additional times (with each such extension being upon five days’ advance notice in writing), for a total of up to 30 months from the closing of the IPO, unless the closing of a business combination shall have occurred prior thereto. By this approval, the Company has until April 22, 2024 to consummate a business combination without approval of the Company’s shareholders. In connection with the vote to approve the Extension Amendment Proposal, holders of 938,987 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.66 per share, for an aggregate redemption amount of approximately $10.0 million. As a result, approximately $40.3 million will remain in the Company’s trust account and 3,779,067 Class A ordinary shares remain outstanding as of the approval date.

On June 1, 2023, in connection with the Business Combination, the Company entered into a subscription agreement (the “Subscription Agreement”) with a certain investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor has agreed to subscribe for and purchase from the Company. The Company has agreed to issue and sell to the PIPE Investor, an aggregate of 1,033,058 newly issued Class A ordinary shares for an aggregate purchase price of $5,000,000, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary conditions to closing, including the consummation of the Business.

Combination substantially concurrently with the consummation of the PIPE Financing. As of September 30, 2023 no shares related to the PIPE Financing Agreement were issued or outstanding. Please refer to the Form 8-K filed with the SEC on June 1, 2023 for additional information regarding the Subscription Agreement with the PIPE Investor.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its ordinary shares to no longer qualify for exemption from the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such Class A ordinary shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Class A ordinary shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Liquidity and Going Concern Considerations

On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements - Going Concern”. As of September 30, 2023, the Company had a cash balance of $8,412 and a working capital deficit of $9,337,388, and the Company has access to working capital loans from the Sponsor, which is described in Note 4, to fund working capital needs or finance transaction costs. Further, the Company’s liquidity needs are satisfied through using proceeds from the Initial Public Offering and Private Placement Warrants (as described in Notes 3 and 4) that is not held in Trust Account to pay for existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 22, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and inhibit the Company’s ability to complete a Business Combination.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $8,412 and $48,126 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of September 30, 2023 and December 31, 2022, respectively.

Derivative Financial Instruments

The Company accounts for the Warrants, Forward Purchase Agreement (as defined below), and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC 815-40 under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives the Sponsor an option to convert the loan to warrants of the Company’s Class A ordinary shares. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. See Note 5 and 7 for further discussion of the pertinent terms of the Warrants and Forward Purchase Agreement and Note 8 for further discussion of the methodology used to determine the value of the Warrants, Forward Purchase Agreement, and Working Capital Loan conversion option.

Marketable Securities Held in Trust Account

At September 30, 2023 and December 31, 2022, the assets held in the Trust Account of $49,992,699 and $234,716,046, respectively, were invested in money market funds.

Class A Ordinary Shares Subject to Possible Redemption

All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The ordinary shares subject to possible redemption reflected on the condensed balance sheets as of September 30, 2023 and December 31, 2022 is reconciled in the following table:

Class A ordinary shares subject to possible redemption at December 31, 2021	$232,300,000
Remeasurement of Class A ordinary shares to redemption value	2,316,046
Class A ordinary shares subject to possible redemption at December 31, 2022	$234,616,046
Remeasurement of Class A ordinary shares to redemption value	4,711,256
Redemption of Class A ordinary shares	(189,434,603)
Class A ordinary shares subject to possible redemption at September 30, 2023 (unaudited)	$49,892,699

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

Except for the Warrant, Forward Purchase Agreement, and Working Capital Loan Liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Offering Costs

Offering costs consist of legal, accounting, underwriting and other costs incurred through the condensed balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A ordinary shares and its Public Warrants and Private Placement Warrants. The costs allocated to warrants were recognized in other expenses and those related to the Company’s Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC 340-10-S99-1.

Net Loss Per Share of Ordinary Shares

Net loss per share of ordinary shares is computed by dividing Net loss by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their Forward Purchase Agreement, warrants sold in the Initial Public Offering, private placement to purchase Class A ordinary shares, and Working Capital Loan warrants in the calculation of diluted loss per share, since the instruments are not dilutive.

For the three and nine months ended September 30, 2023, the inclusion of dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the three and nine months ended September 30, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares (the “Founder Shares”). Earnings is shared pro rata between the two classes of shares as long as an Initial Business Combination is the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from income (loss) per share as the redemption value approximates fair value.

A reconciliation of net (loss) income per share is below:

	For The Three Months Ended September 30, 2023	For The Three Months Ended September 30, 2022	For The Nine Months Ended September 30, 2023	For The Nine Months Ended September 30, 2022
Redeemable Class A Ordinary Shares
Numerator: Net (loss) income allocable to Redeemable Class A Ordinary Shares
Net (loss) income allocable to Redeemable Class A Ordinary Shares	$(685,915)	$(278,460)	$(682,886)	$7,700,858
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding, Redeemable Class A	4,718,054	23,000,000	11,615,638	23,000,000
Basic and diluted net (loss) income per share, Class A ordinary shares subject to possible redemption	$(0.15)	$(0.01)	$(0.06)	$0.33

Non-Redeemable Class B Ordinary Shares
Numerator: Net (loss) income allocable to non-redeemable Class B Ordinary Shares
Net (loss) income allocable to non-redeemable Class B Ordinary Shares	$(835,940)	$(69,615)	$(338,044)	$1,925,214
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss) income per share, Class B non-redeemable ordinary shares	$(0.15)	$(0.01)	$(0.06)	$0.33

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of September 30, 2023 and December 31, 2022.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statement.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statement.

Note 3 - Initial Public Offering

Pursuant to the Initial Public Offering and the exercise of underwriters’ Over-Allotment option, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A ordinary shares and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share. On April 14, 2023, in Connection with the Meeting discussed in Note 1, holders of 18,281,946 Class A ordinary shares were redeemed, leaving 4,718,054 Class A ordinary shares remain outstanding.

Anchor Investors purchased an aggregate of $198.6 million of units in this offering at the offering price, and we have agreed to direct the underwriters to offer to each Anchor Investor up to such number of units and no more than 9.9% of the units in this offering per Anchor Investor. Approximately 99.3% of the units sold in this offering were purchased by the Anchor Investors.

Note 4 - Related Party Transactions

Founder Shares

In March 2021, our sponsor subscribed for an aggregate of 8,625,000 Class B ordinary shares, par value $0.001 per share, for an aggregate purchase price of $25,000 (“founder shares”). On September 17, 2021, our sponsor effected a surrender of 2,875,000 Class B ordinary shares to the company for no consideration, resulting in a decrease in the number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of this offering (of which 750,000 Class B ordinary shares are subject to forfeiture if the underwriters do not exercise their overallotment option). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued.

Ten Anchor Investors entered into Investment Agreements (the “Investment Agreements”) with the Sponsor and the Company pursuant to which they purchased 1,250,000 Founder shares of the Company, par value $0.0001 per share, from the Sponsor for $0.005 per share. The Company considers the excess fair value of the Founder Shares issued to the anchor investors above the purchase price as offering costs and reduced the gross proceeds by this amount. The Company has valued the excess fair value over consideration of the founder shares sold to the anchor investors at $8,306,250. The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services, up to a maximum of $160,000. The $160,000 maximum threshold was met as of February 2023, so the Company will cease paying these monthly fees in the following months. For the three months ended September 30, 2023 and 2022, the Company expensed $0 and $30,000, respectively, in monthly administrative support services, and Company expensed $20,000 and $90,000 for the nine months ended September 30, 2023 and 2022, respectively.

Promissory Note-Related Party

On March 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Original Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Original Note was a non-interest bearing and was payable on the earlier of (i) March 15, 2022 or (ii) the consummation of the Proposed Public Offering. The Sponsor cancelled the Original Note on October 25, 2021, and issued an amended Promissory Note to the Company (the “Amended Note”). The outstanding balance of the Original Note at the time of cancellation was $180,361, which was transferred over to the Amended Note at the time of issuance. The Amended Note is a non-interest bearing note that allows the company to borrow up to an aggregate of $1,500,000.

The Amended Note includes a provision that allows the Sponsor to convert up to $1,500,000 of any unpaid principal on the note into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of September 30, 2023 and December 31, 2022, the Company has borrowed $557,810 and $200,000 under the promissory amended note, respectively, and will become payable on the earlier of (i) April 22, 2024 or (ii) the consummation of the Initial Business Combination.

In addition to the promissory note, the Sponsor has agreed to pay for expenses on the Company’s behalf that are payable on demand. The Company owed $222,716 and $202,716 to the Sponsor in expenses unrelated to the Promissory Note as of September 30, 2023 and December 31, 2022, respectively. As of September 30, 2023 and December 31, 2022, approximately $172,116 was allocated to Accounts Payable. As of September 30, 2023 and December 31, 2022, $50,600 and $30,600 was allocated to accrued expenses, respectively.

Private Placement Warrants

The Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $8,000,000 in the aggregate, in a private placement simultaneously with the closing of the IPO. An additional 900,000 Private Placement Warrants were purchased upon the Underwriter’s exercise of over-allotment option in full. Each Private Placement Warrant is exercisable for one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants and the sale of forward purchase units to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable. The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5 - Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement will provide that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the NASDAQ, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support made available to the Company, up to a maximum of $160,000. The Company recorded an aggregate of $0 and $20,000 for the three and nine months ended September 30, 2023, respectively, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. The Company ceased paying these monthly fees in February 2023, as the $160,000 threshold was met in this month.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, the Company may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least a majority of the then outstanding Public Warrants approve of such amendment. Although the Company’s ability to amend the terms of the Public Warrants with the consent of at least a majority of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.

Underwriting Agreement

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the Underwriter at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $8,050,000 would become payable to the Underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination unless the Underwriter waives their right to the underwriting fees.

The Company granted the Underwriter a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter exercised their over-allotment option in full on November 11, 2021, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 Public Warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.

Effective as of September 30, 2022, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of $8,050,000, which the Company has recorded as a gain on settlement of underwriter fees on the statements of shareholders’ deficit for the year ended December 31, 2022 for $7,847,542, which represents the original amount recorded to accumulated deficit, and the remaining balance of $202,548 representing the amount recorded to the statements of operations for the year ended December 31, 2022. Based on this arrangement, the Company is no longer obligated to pay the underwriter if the Company merges with a Target in the future.

Note 6 - Warrant Liabilities

The Company accounted for the 20,400,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Warrants will become exercisable on the later of:

●	30 days after the completion of the Initial Business Combination or,

●	12 months from the closing of the Initial Public Offering;

provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

●	In whole and not in part;

●	At a price of $0.01 per Warrant;

●	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

●	if, and only if, the last sale price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 7 - Shareholders’ Deficit

Preference shares

The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding, excluding 4,718,054 and 23,000,000 Class A ordinary shares subject to possible redemption, respectively.

Class B ordinary shares

The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, 5,750,000 Class B ordinary shares were issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of our initial business combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all Class A ordinary shares issued and outstanding upon the completion of this offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Prior to our initial business combination, holders of the Class B ordinary shares will have the right to appoint all of our directors and may remove members of the board of directors for any reason in any general meeting held prior to or in connection with the completion of our initial business combination. On any other matter submitted to a vote of our shareholders, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law and subject to the amended and restated memorandum and articles of association.

Note 8 - Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Level	Fair Value
September 30, 2023	Marketable securities	1	$49,992,699
December 31, 2022	Marketable securities	1	$234,716,046

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2023	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$564,650	$-	$-	$564,650
Private Placement Warrants	-	436,990	-	436,990
Total liabilities	$564,650	$436,990	$-	$1,001,640

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$346,150	$-	$-	$346,150
Private Placement Warrants	-	267,890	-	267,890
Total liabilities	$346,150	$267,890	$-	$614,040

On December 9, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed October 21, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of September 30, 2023 and December 31, 2022, the Company classified the Public Warrants as Level 1. The Private Warrants were valued based on the trading price of Public Warrants, which is considered to be a Level 2 fair value measurement. To estimate the value of the Private Placement Warrants, the Company used the public trading price of the Public Warrants. This value was adjusted to reflect the value of the issuer call provision of the Public Warrants, as this right is not applicable to the Private Placement Warrants unless they are sold by the initial holders. There were no transfers between fair value levels during the three and nine months ended September 30, 2023.

The following table presents a summary of the changes in the fair value of Derivative Warrant Liabilities:

	Public Warrant Liability	Public Warrant Liability	Total
Fair value at January 1, 2023	$346,150	$267,890	$614,040
Change in fair value (loss)	218,500	169,100	387,600
Fair value as of September 30, 2023	$564,650	$436,990	$1,001,640

Note 9 - Subsequent Events

Management has evaluated the impact of subsequent events the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events, except as described below, that would have required adjustment or disclosure in the unaudited condensed financial statements.

Non-Redemption Agreement

On October 8, 2023 and October 10, 2023, the Company and its Sponsor entered into non-redemption agreements (each, a “Non-Redemption Agreement”) with certain unaffiliated third parties (each, a “Holder,” and collectively, the “Holders”) in exchange for the Holder or Holders agreeing either not to request redemption in connection with the Company’s extension or to reverse any previously submitted redemption demand in connection with the Extension with respect to an aggregate of 3,733,263 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”, and such shares subject to each Non-Redemption Agreement, the “Non-Redeemed Shares”), of the Company sold in its initial public offering (the “IPO”) at the extraordinary general meeting called by the Company to, among other things, approve an amendment to the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the Company’s IPO, from 24 months from the closing of our IPO to 25 months from the closing of our IPO or such earlier date as is determined by our Board of Directors (the “Board”) to be in the best interests of the Company (such date, the “Extended Date”), and to allow the Company, without another shareholder vote, by resolution of our Board, to elect to further extend the Extended Date in one-month increments up to five additional times (with each such extension being upon five days’ advance notice in writing), for a total of up to 30 months from the closing of our IPO, unless the closing of a business combination will have occurred prior thereto (each an “Extension”).

Trust Agreement and Extension Amendments

On October 16, 2023, the Company had an extraordinary meeting and in connection with such meeting, the Company received shareholders approval to amend the Trust Agreement and extended the Company’s for additional period. In connection with the extension proposal, holders of 938,987 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.66 per share, for an aggregate redemption amount of approximately $10.0 million. As a result, approximately $40.3 million will remain in the Company’s trust account and 3,779,067 Class A ordinary shares remain outstanding.

Registration Rights Agreement Amendment

On October 26, 2023, the Company, the Sponsor and the other parties thereto (the “Holders”) entered into an amendment (the “Registration Rights Agreement Amendment”) to that certain registration rights agreement, dated October 19, 2021, among the Company, the Sponsor and the Holders (the “Registration Rights Agreement”), to, among other things, amend the definition of “Founder Shares Lock-up Period” to conform to the amendment to the transfer restrictions contained in the Letter Agreement.

Subscription Agreement

On October 28, 2023, November 5, 2023, and November 6, 2023, in connection with the Business Combination, the Company entered into a subscription agreement (the “Subscription Agreement”) with a certain investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor has agreed to subscribe for and purchase Class A ordinary shares from the Company. The Subscription Agreement contains customary conditions to closing, including the consummation of the Business Combination. Refer to Form 8-K filed with the SEC on November 6, 2023.

Forward Purchase Agreement

On November 5, 2023 and November 6, 2023, the Company entered into amendments to the Forward Purchase Agreements (each, a “Forward Purchase Agreement Amendment”) with certain of the FPA Parties. The Forward Purchase Agreement Amendments provide that, among other things, the FPA Party will purchase certain units of shares from the Counterparty, subject to a 9.9% ownership limitation; provided that such number of additional shares that may be purchased from the Counterparty shall not exceed (x) the Maximum Number of Shares, minus (y) the Recycled Shares.

Non-Redemption Agreement

On November 3, 2023 and November 5, 2023, in connection with the Business Combination, the Company entered into non-redemption agreements with certain investors (the “NRA Investors”), pursuant to which, among other things, the NRA Investors agreed to reverse the redemptions of up to an aggregate of 1,342,976 Class A ordinary shares of the Company. Refer to Form 8-K filed with the SEC on November 3, 2023 and November 6, 2023.

Consummation of Business Combination

On November 6, 2023, as contemplated in the Business Combination Agreement, the Company consummated the Business Combination, following the approval by the Company’s shareholders at the annual meeting of shareholders held on November 2, 2023. In connection with the closing of the Business Combination, the Company adopted the Memorandum and Articles of Association and changed its name from Worldwide Webb Acquisition Corp. to Aeries Technology, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Worldwide Webb Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Worldwide Webb Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period March 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period March 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination by April 21, 2023 or will be forced to liquidate. The Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Los Angeles, CA

March 31, 2023

PCAOB ID Number 688

Worldwide Webb Acquisition Corp.

Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS
Cash	$48,126	$503,204
Prepaid expenses	304,314	400,073
Other current assets	8,334	-
Total current assets	360,774	903,277
Marketable securities held in Trust Account	234,716,046	232,320,844
Other assets	-	302,847
Total Assets	$235,076,820	$233,526,968

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$676,652	$2,810
Promissory note - related party	200,000	208,461
Accrued professional services fees	3,091,220	168,810
Accrued expenses	42,267	11,501
Total current liabilities	4,010,139	391,582
Deferred underwriting fees payable	-	8,050,000
Derivative warrant liabilities	614,040	12,240,000
Deferred legal fees	343,437	343,437
Total liabilities	4,967,616	21,025,019

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at $10.20 and 10.10 per share at December 31, 2022 and 2021, respectively	234,616,046	232,300,000

Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 shares subject to possible redemption)	-	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	-	-
Accumulated deficit	(4,507,417)	(19,798,626)
Total shareholders’ deficit	(4,506,842)	(19,798,051)
Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$235,076,820	$233,526,968

The accompanying notes are an integral part of these financial statements

Worldwide Webb Acquisition Corp.

Statements of Operations

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Formation and operating costs	$4,463,907	$279,246
Loss from operations	(4,463,907)	(279,246)
Change in fair value of derivative warrant liabilities	11,625,960	(1,978,800)
Gain on marketable securities, dividends and interest, held in Trust Account	2,395,202	20,844
Transaction costs allocation to derivative warrant liabilities	-	(396,497)
Gain on settlement of underwriting fees	202,458	-
Net income (loss)	$9,759,713	$(2,633,699)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	23,000,000	5,158,940
Basic and diluted net income (loss) per share, Class A subject to possible redemption	$0.34	$(0.26)
Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,750,000	5,116,722
Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.34	$(0.26)

The accompanying notes are an integral part of these financial statements

Worldwide Webb Acquisition Corp.

Statements of Changes in Temporary Equity and Shareholders’ Deficit

For the year ended December 31, 2022

	Temporary Equity		Ordinary Shares		Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	23,000,000	$232,300,000	5,750,000	$575	$-	$(19,798,626)	$(19,798,051)
Gain on settlement of underwriting fees	-	-	-	-	-	7,847,542	7,847,542
Remeasurement of Class A ordinary shares to redemption value	-	2,316,046	-	-	-	(2,316,046)	(2,316,046)
Net income	-	-	-	-	-	9,759,713	9,759,713
Balance as of December 31, 2022	23,000,000	$234,616,046	5,750,000	$575	$-	$(4,507,417)	$(4,506,842)

For the Period from March 5, 2021 (Inception) through December 31, 2021

	Temporary Equity		Ordinary Shares		Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of March 5, 2021 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of ordinary shares to Sponsor	-	-	5,750,000	575	24,425	-	25,000
Proceeds from the sale of Class A ordinary shares	23,000,000	230,000,000	-	-	-	-	-
Paid underwriters fees	-	(4,600,000)	-	-	-	-	-
Deferred underwriting fees payable	-	(8,050,000)	-	-	-	-	-
Liabilities associated to Public Warrants	-	(5,784,500)	-	-	-	-	-
Excess fair value over consideration of the founder shares offered to the anchor investors	-	(8,306,250)	-	-	-	8,306,250	8,306,250
Other offering costs	-	(878,152)	-	-	-	-	-
Excess cash received over fair value of Private Placement Warrants	-	-	-	-	4,423,300	-	4,423,300
Remeasurement of Class A ordinary shares to redemption value	-	29,918,902	-	-	(4,447,725)	(25,471,177)	(29,918,902)
Net loss	-	-	-	-	-	(2,633,699)	(2,633,699)
Balance as of December 31, 2021	23,000,000	$232,300,000	5,750,000	$575	$-	$(19,798,626)	$(19,798,051)

The accompanying notes are an integral part of these financial statements

Worldwide Webb Acquisition Corp.

Statements of Cash Flows

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities
Net income (loss)	$9,759,713	$(2,633,699)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on marketable securities, dividends and interest, held in Trust Account	(2,395,202)	(20,844)
Transaction costs allocated to derivative warrant liability	-	396,497
Formation costs funded by note payable through Sponsor	-	22,347
Gain on settlement of underwriting fees	(202,458)	-
Change in fair value of derivative liabilities	(11,625,960)	1,978,800
Formation costs paid in exchange for issuance of ordinary shares	-	20,421
Changes in operating assets and liabilities:
Prepaid and other assets	390,272	(702,920)
Accounts payable	673,842	2,810
Accrued expenses	2,953,176	97,074
Net cash used by operating activities	(446,617)	(839,514)

Cash Flows from Investing Activities
Investment of cash into Trust Account	-	(232,300,000)
Net cash used in investing activities	-	(232,300,000)

Cash Flows from Financing Activities
Proceeds from promissory note payable - related party	-	65,000
Repayment of promissory note payable - related party	(8,461)	(5,000)
Proceeds from sale of Class A ordinary shares, gross	-	230,000,000
Proceeds from sale of Private Placement Warrants	-	8,900,000
Offering costs paid	-	(5,317,282)
Net cash (used) provided by financing activities	(8,461)	233,642,718

Net decrease (increase) in cash	(455,078)	503,204
Cash - beginning of period	503,204	-
Cash - end of period	$48,126	$503,204

Supplemental disclosure of noncash investing and financing activities:
Initial Class A shares subject to possible redemption	$-	$202,381,098
Remeasurement of Class A shares to redemption value	$2,316,046	$29,918,902
Offering costs included in accrued expenses	$-	$83,237
Offering costs paid through promissory note - related party	$-	$126,114
Offering costs paid through prepaid legal expense funded by sponsor	$-	$4,579
Offering costs on Founder Shares offered to Anchor Investors	$-	$8,306,250
Deferred legal fees	$-	$343,437
Deferred underwriting fees payable	$-	$8,050,000
Initial derivative warrant liabilities	$-	$10,261,200
Gain on settlement of underwriting fees	$(7,847,542)	$-

The accompanying notes are an integral part of these financial statements

WORLDWIDE WEBB ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

Note 1 — Description of Organization, Business Operations, and Going Concern

Organization and General

Worldwide Webb Acquisition Corp. (the “Company”) is a blank check company incorporated in Cayman Islands on March 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not yet commenced operations. All activity for the period from March 5, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

On October 22, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 8,000,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Subsequently, on November 11, 2021, the underwriter exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 Public Warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.

Substantially concurrently with the closing of the sale of the Over-Allotment Units, the Company completed the private sale of 900,000 Private Placement Warrants (“Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $900,000.

Transaction costs amounted to $21,834,402, including $8,050,000 in deferred underwriting fees, $4,600,000 in upfront underwriting fees, and $9,184,402 in other offering costs related to the Initial Public Offering. Approximately $8,306,250 of these expenses are non-cash offering costs associated with the Class B shares purchased by the anchor investors.

Following the closing of the Initial Public Offering on October 22, 2021 and underwriters’ exercise of Over-Allotment option on November 15, 2021, an amount of $232,300,000 ($10.10 per Unit) of the proceeds from the Initial Public Offering, including $8,050,000 of the underwriters’ deferred discount was placed in a U.S.-based trust account (the “Trust Account”) at Bank of America, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the Initial Public Offering held in the trust account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s memorandum and articles of association provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its ordinary shares to no longer qualify for exemption from the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such Class A ordinary shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Class A ordinary shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Liquidity and Going Concern Consideration

On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements - Going Concern”. As of December 31, 2022, the Company had a cash balance of $48,126 and a working capital deficit of $3,649,365, and the Company has access to working capital loans from the Sponsor, which is described in Note 4, to fund working capital needs or finance transaction costs. Further, the Company’s liquidity needs are satisfied through using proceeds from the Initial Public Offering and Private Placement Warrants (as described in notes 3 and 4) that is not held in Trust Account to pay for existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.

If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the need for additional liquidity and the pending mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 22, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and inhibit the Company’s ability to complete a Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $48,126 and $503,204 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of December 31, 2022 and 2021, respectively.

Derivative Financial Instruments

The Company accounts for the Warrants, Forward Purchase Agreement (as defined below), and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC 815-40 under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives the Sponsor an option to convert the loan to warrants of the Company’s Class A ordinary shares. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. See Note 5 and 7 for further discussion of the pertinent terms of the Warrants and Forward Purchase Agreement and Note 8 for further discussion of the methodology used to determine the value of the Warrants, Forward Purchase Agreement, and Working Capital Loan conversion option.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, the assets held in the Trust Account of $234,716,046 and $232,320,844, respectively, were invested in money market funds.

Class A Ordinary Shares Subject to Possible Redemption

All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The ordinary shares subject to possible redemption reflected on the balance sheet as of December 31, 2022 and 2021 is reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Class A ordinary shares issuance costs	(21,834,402)
Fair value of Public Warrants at issuance	(5,784,500)
Plus:
Remeasurement of Class A ordinary shares to redemption value	29,918,902
Class A ordinary shares subject to possible redemption at December 31, 2021	$232,300,000
Remeasurement of Class A ordinary shares to redemption value	2,316,046
Class A ordinary shares subject to possible redemption at December 31, 2022	$234,616,046

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

Except for the Warrant, Forward Purchase Agreement, and Working Capital Loan Liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Offering Costs

Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A ordinary shares and its Public Warrants and Private Placement Warrants. The costs allocated to warrants were recognized in other expenses and those related to the Company’s Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC 340-10-S99-1.

Earnings Per Share of Ordinary Shares

Earnings per share of ordinary shares is computed by dividing net earnings (or loss) by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their Forward Purchase Agreement, warrants sold in the Initial Public Offering, private placement to purchase Class A ordinary shares, and Working Capital Loan warrants in the calculation of diluted income per share, since the instruments are not dilutive.

For the year ended December 31, 2022, the inclusion of dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the period from March 5, 2021 (inception) through December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company as those would be antidilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares (the “Founder Shares”). Earnings are shared pro rata between the two classes of shares as long as an Initial Business Combination is consummated. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

A reconciliation of the earnings per share is below:

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Net income (loss) allocable to Redeemable Class A Ordinary Shares	$7,807,770	$(1,322,260)
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	23,000,000	5,158,940
Basic and diluted net income (loss) per share, Redeemable Class A	$0.34	$(0.26)

Non-Redeemable Class B Ordinary Shares
Numerator: Net income (loss) allocable to non-redeemable Class B Ordinary Shares	$1,951,943	$(1,311,439)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	5,750,000	5,116,722
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.34	$(0.26)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2022 and 2021.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statement.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statement.

In August the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted EPS by requiring the use of the if-converted method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/ or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market accounting. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 15, 2022 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company is currently reviewing the newly issued standard and does not believe it will materially impact the Company.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering and the exercise of underwriters’ Over-Allotment option, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A ordinary shares and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share.

Anchor Investors purchased an aggregate of $198.6 million of units in this offering at the offering price, and we have agreed to direct the underwriters to offer to each Anchor Investor up to such number of units and no more than 9.9% of the units in this offering per Anchor Investor. Approximately 99.3% of the units sold in this offering were purchased by the Anchor Investors.

Note 4 — Related Party Transactions

Founder Shares

In March 2021, our sponsor subscribed for an aggregate of 8,625,000 Class B ordinary shares, par value $0.001 per share, for an aggregate purchase price of $25,000 (“founder shares”). On September 17, 2021, our sponsor effected a surrender of 2,875,000 Class B ordinary shares to the company for no consideration, resulting in a decrease in the number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of this offering (of which 750,000 Class B ordinary shares are subject to forfeiture if the underwriters do not exercise their overallotment option). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued.

Ten Anchor Investors entered into Investment Agreements (the “Investment Agreements”) with the Sponsor and the Company pursuant to which they purchased 1,250,000 Founder shares of the Company, par value $0.0001 per share, from the Sponsor for $0.005 per share. The Company considers the excess fair value of the Founder Shares issued to the anchor investors above the purchase price as offering costs and reduced the gross proceeds by this amount. The Company has valued the excess fair value over consideration of the founder shares sold to the anchor investors at $8,306,250. The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering.

Administrative Services Agreement

The Company entered into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, from the initial public offering date until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and the period from March 5, 2021 (Inception) through December 31, 2021, the Company expensed $120,000 and $20,000, respectively, in monthly administrative support services.

Promissory Note-Related Party

On March 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Original Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Original Note was a non-interest bearing and was payable on the earlier of (i) March 15, 2022 or (ii) the consummation of the Proposed Public Offering. The Sponsor cancelled the Original Note on October 25, 2021, and issued an amended Promissory Note to the Company (the “Amended Note”). The outstanding balance of the Original Note at the time of cancellation was $180,361, which was transferred over to the Amended Note at the time of issuance. The Amended Note is a non-interest bearing note that allows the company to borrow up to an aggregate of $1,500,000.

The Amended Note includes a provision that allows the Sponsor to convert up to $1,500,000 of any unpaid principal on the note into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of December 31, 2022 and 2021, the Company has borrowed $200,000 and $208,461 under the promissory amended note, respectively, and will become payable on the earlier of (i) April 22, 2023 or (ii) the consummation of the Initial Business Combination.

In addition to the promissory note, the Sponsor has agreed to pay for expenses on the Company’s behalf that are payable on demand. The Company owed $202,716 and $11,500 to the Sponsor in expenses unrelated to the Promissory Note as of December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, approximately $172,116 and $0 were allocated to Accounts Payable, respectively, and the remaining $30,600 and $11,500 being allocated to accrued expenses, respectively.

Private Placement Warrants

The Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $8,000,000 in the aggregate, in a private placement simultaneously with the closing of the IPO. An additional 900,000 Private Placement Warrants were purchased upon the Underwriter’s exercise of over-allotment option in full. Each Private Placement Warrant is exercisable for one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants and the sale of forward purchase units to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable. The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement will provide that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the NASDAQ, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support made available to the Company. The Company recorded an aggregate of $120,000 for the year ended December 31, 2022, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Warrant amendments

The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the Company may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.

Underwriting Agreement

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the Underwriter at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $8,050,000 will become payable to the Underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

The Company granted the Underwriter a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter exercised their over-allotment option in full on November 11, 2021, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 public warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.

Effective as of September 30, 2022, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of $8,050,000, which the Company has recorded as a gain on settlement of underwriter fees on the statements of shareholders’ deficit for the year ended December 31, 2022 for $7,847,542, which represents the original amount recorded to accumulated deficit, and the remaining balance of $202,548 representing the amount recorded to the statements of operations for the year ended December 31, 2022. Based on this arrangement, the Company is no longer obligated to pay the underwriter if the Company merges with a Target in the future.

Note 6 — Warrant Liabilities

The Company accounted for the 20,400,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.

The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Warrants will become exercisable on the later of:

●	30 days after the completion of the Initial Business Combination or,

●	12 months from the closing of the Initial Public Offering;

provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).

The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Warrants will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

●	In whole and not in part;

●	At a price of $0.01 per Warrant;

●	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

●	if, and only if, the last sale price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 7 — Shareholders’ Deficit

Preference shares – The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021 there were no shares of preference shares issued or outstanding.

Class A ordinary shares – The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021 there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B ordinary shares – The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 5,750,000 Class B ordinary shares were issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of our initial business combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all Class A ordinary shares issued and outstanding upon the completion of this offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Prior to our initial business combination, holders of the Class B ordinary shares will have the right to appoint all of our directors and may remove members of the board of directors for any reason in any general meeting held prior to or in connection with the completion of our initial business combination. On any other matter submitted to a vote of our shareholders, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law and subject to the amended and restated memorandum and articles of association.

Note 8 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Level	Fair Value
December 31, 2022	Marketable securities	1	$234,716,046
December 31, 2021	Marketable securities	1	$232,320,844

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$346,150	$-	$-	$346,150
Private Placement Warrants	-	267,890	-	267,890
Total liabilities	$346,150	$267,890	$-	$614,040

December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$6,900,000	$-	$-	$6,900,000
Private Placement Warrants	-	5,340,000	-	5,340,000
Total liabilities	$6,900,000	$5,340,000	$-	$12,240,000

On December 9, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed October 21, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of December 31, 2022 and 2021, the Company classified the Public Warrants as Level 1. The Private Warrants were valued based on the trading price of Public Warrants, which is considered to be a Level 2 fair value measurement. To estimate the value of the Private Placement Warrants, the Company used the public trading price of the Public Warrants. This value was adjusted to reflect the value of the issuer call provision of the Public Warrants, as this right is not applicable to the Private Placement Warrants unless they are sold by the initial holders. Besides the transfers of the Public Warrant from Level 3 to Level 1 and Private Warrant from Level 3 to Level 2 for reasons described above, there are no other transfers in and out of level 3 from the Initial Public Offering date through December 31, 2022.

The following table presents a summary of the changes in the fair value of Derivative Warrant Liabilities:

	Public	Private
	Warrant	Warrant
	Liability	Liability	Total
Fair value at October 22, 2021	$5,030,000	$4,024,000	$9,054,000
Change in fair value	1,870,000	1,316,000	3,186,000
Fair value as of December 31, 2021	6,900,000	5,340,000	12,240,000
Change in fair value	(6,553,850)	(5,072,110)	(11,625,960)
Fair value as of December 31, 2022	$346,150	$267,890	$614,040

Note 9 — Subsequent Events

Management has evaluated the impact of subsequent events through the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, excluding the items discussed below, that would have required adjustment or disclosure in the financial statement.

On March 11, 2023, the Company entered into the Business Combination Agreement (the “Business Combination Agreement”), with WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Company (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”, together with the Company and Amalgamation Sub, collectively, the “Parties” and individually a “Party”). Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“Aeries”), is a subsidiary of AARK. AARK is wholly owned by Mr. Venu Raman Kumar (the “Sole Shareholder”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Amalgamation Sub and AARK, and by the sole shareholders of each of Amalgamation Sub and AARK. Please refer to the Form 8-K that was filed with the SEC on March 20, 2023.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	DECEMBER 31,	MARCH 31,
	2023	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,543	$1,131
Accounts receivable, net of allowance of $1,233 and $0, as of December 31, 2023 and March 31, 2023, respectively	18,152	13,416
Prepaid expenses and other current assets, net of allowance of $6 and $0, as of December 31, 2023 and March 31, 2023, respectively	7,302	4,117
Deferred transaction costs	-	1,921
Total current assets	$31,997	$20,585
Property and equipment, net	3,538	3,125
Operating right-of-use assets	6,320	5,627
Deferred tax assets	1,484	1,237
Long-term investments, net of allowance of $129 and $0, as of December 31, 2023 and March 31, 2023, respectively	1,558	1,564
Other assets, net of allowance of $1 and $0, as of December 31, 2023 and March 31, 2023, respectively	1,812	2,259
Total assets	$46,709	$34,397

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,771	$2,474
Accrued compensation and related benefits, current	2,782	2,823
Operating lease liabilities, current	1,861	1,648
Short-term borrowings	6,238	1,376
Forward purchase agreement put option liability	42,256	-
Other current liabilities	7,210	4,201
Total current liabilities	$68,118	$12,522
Long term debt	1,141	969
Operating lease liabilities, noncurrent	4,825	4,261
Derivative warrant liabilities	1,917	-
Deferred tax liabilities	114	168
Other liabilities	3,923	3,008
Total liabilities	$80,038	$20,928

Commitments and contingencies (Note 11)
Redeemable noncontrolling interest	9,743	-

Shareholders’ equity (deficit)
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 15,619,004 shares issued and outstanding as of December 31, 2023	2	-
Common stock, no par value; 10,000 shares issued and paid-up as of March 31, 2023, no share issued and outstanding as of December 31, 2023	-	-
Class V ordinary shares, $0.0001 par value; 1 share authorized, issued and outstanding as of December 31, 2023	-	-
Net shareholders’ investment and additional paid-in capital	-	7,221
Accumulated other comprehensive loss	(578)	(1,349)
(Accumulated deficit) retained earnings	(42,496)	6,318
Total Aeries Technology, Inc. shareholders’ equity (deficit)	$(43,072)	$12,190
Noncontrolling interest	-	1,279
Total shareholders’ equity (deficit)	(43,072)	13,469
Total liabilities, redeemable noncontrolling interest and shareholders’ equity (deficit)	$46,709	$34,397

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Nine Months Ended December 31, 2023	Nine Months Ended December 31, 2022
				(Restated)
Revenue, net	$18,897	$12,691	$52,805	$38,027
Cost of revenue	12,851	10,373	37,488	28,685
Gross profit	6,046	2,318	15,317	9,342
Operating expenses
Selling, general & administrative expenses	5,313	2,025	12,321	7,898
Total operating expenses	5,313	2,025	12,321	7,898
Income from operations	733	293	2,996	1,444
Other income/ (expense)
Change in fair value of forward purchase agreement put option liability	(17,247)	-	(17,247)	-
Change in fair value of derivative warrant liabilities	852	-	852	-
Interest income	83	80	217	175
Interest expense	(115)	(52)	(314)	(166)
Other income/(expense), net	(50)	106	70	518
Total other income/(expense), net	(16,477)	134	(16,422)	527
Income/(loss) before income taxes	(15,744)	427	(13,426)	1,971
Income tax expense	(557)	(742)	(1,454)	(1,150)
Net income / (loss)	$(16,301)	$(315)	$(14,880)	$821
Less: Net income / (loss) attributable to noncontrolling interests	(44)	(45)	137	125
Less: Net income attributable to redeemable noncontrolling interests	154	-	154	-
Net income / (loss) attributable to shareholders’ of Aeries Technology, Inc.	$(16,411)	$(270)	$(15,171)	$696

Net loss per share attributable to shareholders’ of Aeries Technology, Inc.
Weighted average shares outstanding of Class A ordinary shares, basic and diluted(1)	15,389,062		15,389,062

Basic net loss per Class A ordinary share(1)	$(1.08)		$(1.08)
Diluted net loss per Class A ordinary share(1)	$(1.08)		$(1.08)

(1)	For the three and nine months ended December 31, 2023, net loss per Class A ordinary share and weighted average Class A ordinary shares outstanding is representative of the period from November 6, 2023 through December 31, 2023, the period following the Business Combination, as defined in Note 1. For more information refer to Note 15.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2023

(in thousands)

(Unaudited)

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	Nine Months Ended December 31, 2023	Nine Months Ended December 31, 2022
				(Restated)
Net income / (loss)	$(16,301)	$(315)	$(14,880)	$821
Other comprehensive income / (loss), net of tax
Foreign currency translation adjustments	(6)	(143)	(159)	(788)
Unrecognized actuarial gain / (loss) on employee benefit plan obligations	26	76	(27)	73
Total other comprehensive income / (loss), net of tax	20	(67)	(186)	(715)
Comprehensive income / (loss), net of tax	$(16,281)	$(382)	$(15,066)	$106
Less: Comprehensive income / (loss) attributable to noncontrolling interests	$(43)	$(55)	$108	$20
Less: Comprehensive income attributable to redeemable noncontrolling interests	$162	$-	$162	$-
Total comprehensive income / (loss) attributable to shareholders’ of Aeries Technology, Inc.	$(16,400)	$(327)	$(15,336)	$86

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2023

(in thousands, except share and per share data)

(Unaudited)

	Redeemable	Ordinary Shares Class A/		Ordinary Shares		Net shareholders’ investment and additional	(Accumulated deficit)	Accumulated other	Total shareholders’		Total
	noncontrolling	Common shares		Class V		paid-in	Retained	comprehensive	equity	Noncontrolling	Shareholders’
	interest	Shares	Amount	Shares	Amount	capital	Earnings	loss	(deficit)	interest	equity
Balance as at April 1, 2023	$-	10,000	$-	-	$-	$7,221	$6,318	$(1,349)	$12,190	$1,279	$13,469
Transition period adjustment pursuant to ASC 326, net of tax	-	-	-	-	-	-	(190)	-	(190)	(33)	(223)
Adjusted Balance as of April 1, 2023	-	10,000	-	-	-	7,221	6,128	(1,349)	12,000	1,246	13,246
Net income for the period	-	-	-	-	-	-	421	-	421	73	494
Other comprehensive loss	-	-	-	-	-	-	-	(12)	(12)	(2)	(14)
Stock-based compensation	-	-	-	-	-	1,374	-	-	1,374	-	1,374
Net changes in net shareholders’ investment	-	-	-	-	-	(10)	-	-	(10)	-	(10)
Balance as at June 30, 2023	$-	10,000	$-	-	$-	$8,585	$6,549	$(1,361)	$13,773	$1,317	$15,090
Net income for the period	-	-	-	-	-	-	819	-	819	108	927
Other comprehensive loss	-	-	-	-	-	-	-	(164)	(164)	(28)	(192)
Stock-based compensation	-	-	-	-	-	252	-	-	252	-	252
Net changes in net shareholders’ investment	-	-	-	-	-	-	-	-	-	-	-
Balance as at September 30, 2023	$-	10,000	$-	-	$-	$8,837	$7,368	$(1,525)	$14,680	$1,397	$16,077
Share in Pre-Merger net income	-	-	-	-	-	-	238	-	238	(44)	194
Share in Pre-Merger other comprehensive income	-	-	-	-	-	-	-	7	7	1	8
Reverse Recapitalization, net of transaction expenses (Note 1)	9,581	15,247,666	2	1	-	(38,492)	(4,701)	936	(42,255)	(1,354)	(43,609)
Settlement of accounts payable through issuance of shares	-	361,338	-	-	-	903	-	-	903	-	903
Net income for the period post Business Combination	154	-	-	-	-	-	(16,649)	-	(16,649)	-	(16,649)
Other comprehensive loss post Business Combination	8	-	-	-	-	-	-	4	4	-	4
Reclassification of negative additional paid-in capital	-	-	-	-	-	28,752	(28,752)		-	-	-
Balance as at December 31, 2023	$9,743	15,619,004	$2	1	$-	$-	$(42,496)	$(578)	$(43,072)	$-	$(43,072)

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE
NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

(Unaudited)

	Redeemable	Ordinary Shares		Ordinary Shares		Net shareholders’ investment and additional	(Accumulated deficit)	Accumulated other	Total shareholders’		Total
	noncontrolling	Class A		Class V		paid-in	Retained	comprehensive	equity	Noncontrolling	Shareholders’
	interest	Shares	Amount	Shares	Amount	capital	Earnings	loss	(deficit)	interest	equity
Balance as at April 1, 2022	$-	10,000	$0	-	$-	$3,328	$4,872	$(644)	$7,556	$1,140	$8,696
Net income for the period	-	-	-	-	-	-	1,158	-	1,158	200	1,358
Other comprehensive loss	-	-	-	-	-	-	-	(274)	(274)	(47)	(321)
Balance as at June 30, 2022	$-	10,000	$0	-	$-	$3,328	$6,030	$(918)	$8,440	$1,293	$9,733
Net income for the period	-	-	-	-	-	-	(192)	-	(192)	(30)	(222)
Other comprehensive loss	-	-	-	-	-	-	-	(279)	(279)	(48)	(327)
Stock-based compensation	-	-	-	-	-	1,057	-	-	1,057	-	1,057
Net changes in net shareholders’ investment	-	-	-	-	-	6	-	-	6	-	6
Balance as at September 30, 2022	$-	10,000	$0	-	$-	$4,391	$5,838	$(1,197)	$9,032	$1,215	$10,247
Net income for the period	-	-	-	-	-	-	(270)	-	(270)	(45)	(315)
Other comprehensive loss	-	-	-	-	-	-	-	(57)	(57)	(10)	(67)
Stock-based compensation	-	-	-	-	-	1,425	-	-	1,425	-	1,425
Net changes in net shareholders’ investment	-	-	-	-	-	12	-	-	12	-	12
Balance as at December 31, 2022 (restated)	$-	10,000	$0	-	$-	$5,828	$5,568	$(1,254)	$10,142	$1,160	$11,302

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For The Nine Months Ended December 31, 2023	For The Nine Months Ended December 31, 2022 (Restated)
Cash flows from operating activities
Net (loss) / income	$(14,880)	$821
Adjustments to reconcile net (loss) / income to net cash (used in) / provided by operating activities:
Depreciation and amortization expense	1,004	873
Stock-based compensation expense	1,626	2,482
Deferred tax benefit	(230)	(146)
Accrued income from long-term investments	(141)	(129)
Provision for expected credit loss	1,074	-
Gain on lease termination	(13)	-
Others	(50)	(1)
Change in fair value of forward purchase agreement put option liability	17,247	-
Change in fair value of derivative warrant liabilities	(852)	-
Loss on issuance of shares against accounts payable	48	-

Changes in operating assets and liabilities:
Accounts receivable	(6,070)	(2,630)
Prepaid expenses and other current assets	(623)	(505)
Operating right-of-use assets	(825)	(6,200)
Other assets	416	(1,737)
Accounts payable	451	(177)
Accrued compensation and related benefits, current	(22)	(1,397)
Other current liabilities	29	4,174
Operating lease liabilities	926	6,452
Other liabilities	910	438
Net cash provided by operating activities	25	2,318

Cash flows from investing activities
Acquisition of property and equipment	(1,062)	(1,388)
Issuance of loans to affiliates	(1,730)	(1,041)
Payments received for loans to affiliates	1,722	1,011
Net cash used in investing activities	(1,070)	(1,418)

Cash flows from financing activities
Net proceeds from short term borrowings	1,748	1,012
Payment of promissory note liability	(1,500)	-
Payment of insurance financing liability	(239)	-
Proceeds from long-term debt	575	138
Repayment of long-term debt	(388)	-
Payment of finance lease obligations	(323)	(290)
Payment of deferred transaction costs	(2,055)	(434)
Net changes in net shareholders’ investment	(10)	18
Proceeds from issuance of common stock and forward purchase agreement in connection with Business Combination, net	8,666	-
Net cash provided by financing activities	6,474	444
Effect of exchange rate changes on cash and cash equivalents	(17)	(51)
Net increase in cash and cash equivalents	5,412	1,293
Cash and cash equivalents at the beginning of the period	1,131	351
Cash and cash equivalents at the end of the period	$6,543	$1,644

Supplemental cash flow disclosure:
Cash paid for interest	$253	$171
Cash paid for income taxes, net of refunds	$1,057	$789

Supplemental disclosure of non-cash investing and financing activities:
Unpaid deferred transaction costs included in accounts payable and other current liabilities	$908	$569
Equipment acquired under finance lease obligations	$313	$82
Property and equipment purchase included in accounts payable	$81	$9
Settlement of accounts payable through issuance of Class A ordinary shares to vendors	$855	$-
Assumption of net liabilities from Business Combination	$38,994	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AERIES TECHNOLOGY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

(Unaudited)

Note 1 – Nature of Operations

Aeries Technology, Inc. (formerly Worldwide Webb Acquisition Corp. (“WWAC”), formed in the Cayman Islands on March 5, 2021) and its subsidiaries, excluding the fintech and investing business activities, is herein referred to as the “Company”, “ATI”, the “registrant”, “us,” “we” and “our” in these condensed consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries (“AARK”), excluding the fintech and investing business activities, is herein referred to as the “Carve-out Entity”. The Company offers a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. The Company has subsidiaries in India, Mexico, Singapore and the United States.

Change in Fiscal Year

On November 6, 2023, the Company’s Board of Directors approved a change in the Company’s fiscal year end from December 31 to March 31. The Company’s current fiscal year will run from April 1, 2023 through March 31, 2024. Year-over-year quarterly financial data continues to be comparative to prior periods as the months that comprise each fiscal quarter in the new fiscal year are the same as those in the Company’s historical financial statements.

Demerger and Business Combination

On March 11, 2023, ATI entered into the Business Combination Agreement (the “Business Combination” or “Merger Agreement”), with WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of ATI (“Amalgamation Sub”), and Aark Singapore Pte. Ltd. a Singapore private company limited by shares (“AARK”) (together with the Company, AARK, and Amalgamation Sub, the “Parties” and individually, a “Party”).

AARK was engaged in management consulting, fintech and investing business. However, only the management consulting business was subject to the Merger Agreement and therefore in connection with the Business Combination, AARK entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders’ on March 25, 2023 to spin off the fintech business which was a part of AARK but not subject to the Merger Agreement. Subsequently, the AARK Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. These transactions will collectively be referred to as “Demerger Transactions”.

Pursuant to the Merger Agreement, all AARK ordinary shares that were issued and outstanding prior to the effective time of the transaction remained issued and outstanding following the transaction and continued to be held by the Sole Shareholder (as defined below) of AARK. The Company issued a Class V share to ‘NewGen Advisors and Consultants DWC-LLC’ (“NewGen”). NewGen is a business associate of Mr. Raman Kumar (“Sole Shareholder”). NewGen has agreed to hold the Class V share to protect the interest of the Sole Shareholder, in the event of certain events, including a hostile takeover or the appointment or removal of directors at ATI level. While the Class V share does not carry any direct economic rights, it does carry voting rights equal to 26% which will ratchet up to 51% voting rights upon occurrence of extraordinary events at the ATI level. All of the shares of Amalgamation Sub that were issued and outstanding as of the transaction date were converted into a number of newly issued AARK ordinary shares. In accordance with principles of Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) and based on the economic interest held by the shareholders post the transaction as well as the underlying rights, it was assessed that AARK is the accounting acquirer and ATI is the accounting acquiree. The Business Combination closed on November 6, 2023 (“Closing Date”) and resulted in ATI owning 38.24% of the issued and outstanding shares of AARK and the Sole Shareholder of AARK owning the balance 61.76%. Pursuant to the Business Combination, ATI has a right to appoint two out of the three directors on the Board of AARK and therefore has an ability to control the activities undertaken by AARK in ordinary course of business, resulting in AARK being classified as a subsidiary of ATI. Finally, the Business Combination has been accounted for as reverse recapitalization. Refer to the section “Reverse Recapitalization” below for details.

Reverse Recapitalization

As mentioned above – Demerger and Business Combination, the Business Combination was closed on November 6, 2023 and has been accounted for as a reverse recapitalization because AARK has been determined to be the accounting acquirer under ASC 805 based on the evaluation of the following facts and circumstances taken into consideration:

●	The Sole Shareholder, who controlled AARK prior to the Business Combination, will retain a majority of the outstanding shares of ATI after giving effect to the Exchange Agreements. The Exchange Agreements are further discussed in Note 11;

●	AARK has the ability to elect a majority of the members of ATI’s governing body;

●	AARK’s executive team makes up the executive team of ATI;

●	AARK represents an operating entity (group) with operating assets, revenues, and earnings significantly larger than WWAC.

Under a reverse recapitalization, while ATI was the legal acquirer, it has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of pre-combination AARK issuing stock for the net assets of ATI, accompanied by a recapitalization. The net assets of ATI have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of pre-combination AARK and relate to the management consulting business.

Immediately following the Business Combination, there were 15,257,666 Class A ordinary shares outstanding with a par value of $0.0001. Additionally, there were 9,527,810 Private Placement Warrants (defined below) and 11,499,991 Public Warrants (defined below) outstanding with a right to purchase 21,027,801 Class A ordinary shares.

Upon closing of the Business Combination, the total number of ATI’s Class A ordinary shares issued and outstanding was 15,257,666. Further, certain Class A ordinary shareholders entered into non-redemption agreements executed on November 3, 2023 and November 5, 2023, to reverse redemptions for an aggregate of 1,652,892 Class A ordinary shares while waiving their right to receive any “Bonus Shares” issued under the Business Combination Agreement. In connection with the closing, holders of 2,697,052 Class A ordinary shares of ATI were redeemed at a price per share of approximately $10.69. AARK incurred approximately $3,697 in transaction costs relating to the Business Combination and recorded those costs against additional paid-in capital in the condensed consolidated balance sheet.

The number of Class A ordinary shares issued and outstanding immediately following the consummation of the Business Combination were:

Public Shareholders (Redeemable Class A ordinary shares), including Bonus Shares(1)	3,157,469
Shares held by Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”) and other initial holders(2)(3)	2,750,000
Shares held by Innovo Consultancy DMCC(4)	5,638,530
Shares held by FPA Holders(5)	3,711,667
Total(6)	15,257,666

(1)	Includes 87,133 Bonus Shares issued to the Company’s public shareholders and 1,024,335 “Extension Shares” issued to certain holders of Class A ordinary shares (the “Holders”) in accordance with the Non-Redemption Agreement entered into between WWAC, the Sponsor, and the Holders of Class A ordinary shares. Also includes 288,333 shares purchased by the Forward Purchase Agreement holders in the open market or via redemption reversals prior to the consummation of the Business Combination.

(2)	Includes 1,500,000 Class A ordinary shares issued to the Sponsor and 1,250,000 Class A ordinary shares issued to certain anchor investors upon conversion of Class B ordinary shares concurrently with the consummation of the Business Combination. 3,000,000 Class B ordinary shares were forfeited by the Sponsor upon the consummation of the Business Combination.
(3)	Does not include (i) 1,500,000 Class B ordinary shares forfeited upon the consummation of the Business Combination, or (ii) 1,500,000 Class B ordinary shares forfeited pursuant to a Support Agreement with the Sponsor.
(4)	Includes (i) 3,000,000 Class A Shares reissued against 3,000,000 Class B Shares forfeited by the Sponsor upon consummation of the Business Combination as per (2) above, and (ii) 2,638,530 remaining Bonus Shares issued to Innovo.
(5)	Represents a new issuance of Class A ordinary shares to the Forward Purchase Agreement holders in accordance with the Forward Purchase Agreement.
(6)	Does not include 10,000 AARK ordinary shares and 655,788 Aeries Technology Group Business Accelerators Private Limited’s ordinary shares that represent noncontrolling interest in AARK. These shares will be exchangeable (together with the proportionate reduction in the voting power of the Class V Share, and in the case of the exchange of all AARK ordinary shares, the forfeiture and cancellation of the Class V Share) into shares in Aeries Technology, Inc. in connection with the Exchange Agreements, which is further discussed in Note 11.

The following table reconciles the elements of the Business Combination to the change in Net shareholders’ investment and additional paid-in capital on the condensed consolidated statement of changes in redeemable noncontrolling interest and shareholders’ equity (deficit) for the nine months and three months ended December 31, 2023:

Schedule of cash and net liabilities assumed pursuant to Business Combination	Amount
Balance in Company trust account	40,402
Less: Outflow on account of redemption payments	(18,795)
Less: Prepayment for recycle share under forward purchase agreement	(3,083)
Less: Payments under Non-redemption agreements	(9,672)
Less: Payment to Continental Stock Transfer for services provided in relation to the Business Combination	(186)
Net cash acquired in Business Combination	8,666
Less: Assumed net liabilities of ATI on Closing Date(1)	(38,994)
Less: Pre-combination transaction costs	(3,697)
Less: Transferred to Redeemable Noncontrolling Interest (“NCI”) pursuant to Business Combination	(4,465)
Less: Par value of Class A ordinary shares issued	(2)
Net charge to Additional paid-in-capital as a result of the Business Combination reported in Shareholders’ equity (deficit)	(38,492)

(1)	Includes liability pursuant to warrants and Forward Purchase Agreement. Refer Note 14 for details

As a result of the Business Combination, the Company’s Class A ordinary shares trades under the ticker symbol “AERT” and its public warrants (the “Public Warrants”) trade under the ticker symbol “AERTW” on the Nasdaq Stock Market. Prior to the consummation of the Business Combination, the Company’s common shares were traded on Nasdaq Stock Market under the symbol “WWAC.”

Note 2 – Summary of Significant Accounting Policies

Basis of Preparation

The Company’s accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These condensed consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our condensed consolidated balance sheets, operating results, statement of changes in redeemable noncontrolling interest and stockholders’ equity (deficit), and cash flows for the periods presented. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with US GAAP have been omitted in accordance with the rules and regulations of the SEC. The interim results for the three and nine months ended December 31, 2023 are not necessarily indicative of the results to be expected for the year ending March 31, 2024 or for any future interim periods.

The condensed consolidated balance sheet as of March 31, 2023 included herein was derived from the audited consolidated carve-out financial statements (restated) of Aark Singapore Pte Ltd. and its subsidiaries as of that date. As such, the information included herein should be read in conjunction with the consolidated carve-out financial statements and accompanying notes of AARK as of and for the year ended March 31, 2023, filed as an exhibit to Amendment No. 2 to Current Report on Form 8-K originally filed on November 13, 2023 as amended on November 30, 2023 and December 13, 2023, which provides a more complete discussion of the Company’s accounting policies and certain other information. There have been no changes in accounting policies during the nine months ended December 31, 2023 from those disclosed in the annual consolidated carve-out financial statements and related notes for the year ended March 31, 2023, except for those described below and also as described in “Recently Adopted Accounting Pronouncements” below.

All intercompany balances and transactions have been eliminated in consolidation.

Periods prior to demerger transactions

These condensed consolidated financial statements were extracted from the accounting records of AARK on a carve-out basis prior to May 24, 2023, including interim period ended December 31, 2022, i.e., these condensed consolidated financial statements exclude the financial results of the fintech and investing businesses that are unrelated to the merger with ATI pursuant to the Merger Agreement. The condensed consolidated financial statements have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s condensed consolidated balance sheets. The Company’s condensed consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the Carve-out Entity are not necessarily representative of the amounts that would have been reflected in the condensed consolidated financial statements had the excluded businesses operated independently of the Carve-out Entity.

The condensed consolidated financial statements for the period prior to the Demerger Transactions exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the investing business of AARK, (b) long-term debt and related interest payable/expense that were solely related to financing of the fintech and investing businesses, (c) amounts due from related parties related to the fintech and investing businesses, (d) investments made by the investing business, (e) trade and other receivables of the fintech business, and (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing businesses and allocations of certain expenses of the excluded businesses; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by AARK are not necessarily representative of the amounts that would have been reflected in the condensed consolidated financial statements had the excluded businesses operated independently of AARK.

Differences between allocations in the condensed consolidated statements of operations and condensed consolidated balance sheets are reflected in equity as a part of “Net shareholders’ investment and additional paid-in-capital” in the condensed consolidated financial statements.

Non-controlling interests represent the equity interest not owned by the Company and are recorded for condensed consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.

Periods after the Demerger Transactions

Beginning May 25, 2023 and for the interim period ended December 31, 2023, following the demerger of the fintech and investing businesses, the condensed consolidated financial statements of ATI have been prepared from the financial records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust on a condensed consolidated basis.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

For the nine and three months ended December 31, 2023, the Company has reported a net loss. The shareholders’ equity as at December 31, 2023 also has a deficit of $43,072. These factors may raise a substantial doubt regarding the Company’s ability to continue as a going concern for at least 12 months from the date when these financial statements are available to be filed with the SEC. As at December 31, 2023 the Company had a balance of $6,543 in cash and cash equivalents and also generated positive cash flows for the nine months ended December 31, 2023.

The Company has historically financed its operations and expansions with cash generated from operations, a revolving credit facility from Kotak Mahindra Bank, and loans from related parties. Management expects to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, our growth, expansion plans.

These financial statements have been prepared on a going concern basis, which assumes that the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

Use of Estimates

The preparation of condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, revenue recognition, allowance for credit losses, stock-based compensation, fair valuation of Forward Purchase Agreement (“FPA”) put option liabilities and private warrant liabilities, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use assets, obligations related to employee benefits and carve-out of financial statements, including the allocation of assets, liabilities and expenses. Management believes that the estimates and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Segment Reporting

The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, assessing financial performance and allocating resources.

Forward Purchase Agreement

On November 3, 2023, and November 5, 2023, WWAC entered into Forward Purchase Agreements (the “FPAs”) with Sandia Investment Management LP, Sea Otter Trading, LLC, YA II PN, Ltd and Meteora Capital Partners, LP (collectively known as “FPA holders”) for an over-the-counter (“OTC”) Equity Prepaid Forward Transaction. A Subscription Agreement (the “Subscription Agreement”) was also executed alongside the FPA for subscription of the underlying FPA shares by the FPA holders either through a new issuance or purchase of shares from existing holders (“Recycled Shares”). The FPAs and Subscription Agreements have been accounted for separately as discussed subsequently.

The FPAs stipulate a new issuance of 3,711,667 Class A ordinary shares to the FPA holders at the redemption price (i.e., $10.69 per share) and, purchase of 288,333 Recycled Shares through redemption reversals. The amount to be received by ATI from the FPA holders on such issuance of around 3,711,667, shares, are held with the FPA holders as prepaid with respect to the forward transaction. Pursuant to the FPA, ATI was obligated to pay a prepayment amount of $42,760 which was settled as below:

●	$39,678 against the consideration receivable by ATI for a new issuance of class A ordinary shares to the FPA holders; and

●	$3,083 representing the cash paid by ATI to the FPA holders to fund the purchase price of the Recycled Shares.

At the end of the contract period of one year, for each unsold share held by the FPA holders, ATI is obligated to pay FPA holders an amount of $2 in cash or a variable number of ATI’s Class A ordinary shares in order to provide a return of $2.5 per FPA share determined based on the 30-day volume weighted average price of ATI’s Class A ordinary shares (“Maturity Consideration”). The FPA holders have the option to select the form of Maturity Consideration.

The Optional Termination Right held by the FPA holders economically results in the prepaid forward contract being akin to a written put option with the Purchaser’s right to sell all or a portion of the 4,000,000 common shares to ATI. ATI is entitled over the 12-month maturity period to either a return of the prepayment or the underlying shares, which the FPA holders will determine at their sole discretion depending on the movement in ATI’s stock price.

The FPAs consist of two freestanding financial instruments that are accounted for as follows:

1)	The total prepayment of $42,760 (“Prepayment Amount”) which includes a net cash outflow of $3,083 as discussed above. The Prepayment Amount has been accounted for as a reduction to equity to reflect the substance of the overall arrangement as a net repurchase of the Recycled Shares and sale of newly issued shares to the FPA holders pursuant to a subscription agreement without receipt of the underlying consideration of $39,678.

2)	The “FPA Put Option” includes both the in-substance written put option and the expected Maturity Consideration. The FPA Put Option is a derivative instrument that the Company has recorded as a liability and measured at fair value in accordance with ASC 480-10. The instrument is subject to remeasurement at each balance sheet date, with changes in fair value recognized in the condensed consolidated statements of operations. The initial fair value of the FPA put option liability at the Closing Date was $25,009, and the fair value as on December 31, 2023 was $42,256, which is reported as a FPA put option liability in our condensed consolidated balance sheet. The change in the fair value of the FPA put option liability of $17,247 for the three and nine months ended December 31, 2023 has been recorded to change in fair value of forward purchase agreement put option liability in the Company’s condensed consolidated statements of operations. See Note 14.

Derivative Financial Instruments and FPA Put Option Liability

The Company accounts for the Warrants (defined below) in accordance with the guidance contained in ASC 815-40 under which the Instruments (as defined below) do not meet the criteria for equity treatment and must be recorded as liabilities. The Company accounts for the FPA put option liability as a financial liability in accordance with the guidance in ASC 480-10. Warrants and FPA are collectively referred as the “Instruments”. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. See Note 12 for further discussion of the pertinent terms of the Warrants and Note 14 for further discussion of the methodology used to determine the value of the Warrants and FPA.

In December 2023, the Company settled vendor balances mounting to $ 855 owed to certain vendors by issuing 361,388 Class A ordinary shares. If the volume weighted average price (“VWAP”) of the Class A ordinary shares over the three trading days immediately preceding the agreement date is higher than the VWAP over the three trading days immediately preceding the six-month anniversary from the agreement date, additional Class A ordinary shares of ATI would need to be issued for the difference. This represents a derivative financial instrument written by the Company which has been accounted for in accordance with the guidance contained in ASC 815-40 including subsequent re-measurement at fair value with the changes being recognized in Company’s condensed consolidated statement of operations.

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value at inception and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed consolidated balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the condensed consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fair Value of Financial Instruments

Except for the Warrants and FPA as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, loans to affiliates, and investments. The Company holds cash at financial institutions that the Company believes are high credit quality financial institutions and limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the banks with which it does business. As of December 31, 2023 and March 31, 2023, there were one and four customers, respectively, that represented 10% or greater of the Company’s accounts receivable balance. The Company expects limited credit risk arising from its long-term investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

In respect of the Company’s revenue, there were three and four customers that each accounted for more than 10% of total revenue for the nine months ended December 31, 2023 and 2022, respectively; and there were two and five customers that accounted for more than 10% of total revenue for the three months ended December 31, 2023 and 2022, respectively. The following table shows the amount of revenue derived from each customer exceeding 10% of the Company’s revenue during the three and nine months ended December 31, 2023 and 2022:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Customer 1	13.9%	16.2%	14.4%	16.5%
Customer 2	12.9%	15.6%	12.7%	15.4%
Customer 3	n/a	14.7%	10.3%	12.8%
Customer 4	n/a	10.0%	n/a	10.1%
Customer 5	n/a	10.0%	n/a	n/a

Accounts receivable, net

The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s condensed consolidated balance sheets.

Prior to the Company’s adoption of ASU 2016-13, Topic 326 Financial Instruments – Credit Losses (“Topic 326”), the accounts receivable balance was reduced by an allowance for doubtful accounts that was determined based on the Company’s assessment of the collectability of customer accounts. Under Topic 326, accounts receivable are recorded at the invoiced amount, net of allowance for credit losses. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors. In establishing any required allowance, management considers historical losses adjusted for current market conditions, the current receivables aging, current payment terms and expectations of forward-looking loss estimates. Allowance for credit losses was $1,233 as of December 31, 2023 and allowance for doubtful accounts was $0 as of March 31, 2023, and is classified within “Accounts Receivable, net” in the condensed consolidated balance sheets. See “Recent accounting pronouncements adopted” section below for information pertaining to the adoption of Topic 326.

The following tables provides details of the Company’s allowance for credit losses:

Nine Months Ended December 31, 2023
Opening balance as of March 31, 2023	$-
Transition period adjustment on accounts receivables (through retained earnings) pursuant to ASC 326	149
Adjusted balance as of April 1, 2023	$149
Additions charged to cost and expense	1,084
Closing balance as of December 31, 2023	$1,233

Long-Term Investments

The Company’s long-term investments consist of debt and non-marketable equity investments in privately held companies in which the Company does not have a controlling interest or significant influence, which have maturities in excess of one year and the Company does not intend to sell.

Debt investments of mandatorily redeemable preference shares, which are classified as held-to-maturity since the Company has the intent and contractual ability to hold these securities to maturity. These investments are reported at amortized cost and are subject to an ongoing impairment evaluation. Income from these investments is recorded in “Interest income” in the condensed consolidated statements of operations.

Under Topic 326, expected credit losses are recorded and reduced from the amortized cost of the held-to-maturity securities. Expected credit losses for long-term investments are calculated using a probability of default method. Credit losses are recorded within “Selling, general & administrative expenses” in the condensed consolidated statements of operations when an event or circumstance indicates a decline in value has occurred. Allowance for credit losses was $129 as of December 31, 2023. See “Recent accounting pronouncements adopted” section below for information pertaining to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.

The following tables provides details of the Company’s allowance for credit losses:

Nine Months Ended December 31, 2023
Opening balance as of March 31, 2023	$-
Transition period adjustment on long term investments (through retained earnings) pursuant to ASC 326	126
Adjusted balance as of April 1, 2023	$126
Additions charged to change in provision for credit losses	3
Closing balance as of December 31, 2023	$129

The Company includes these long-term investments in “Long-term investments” on the condensed consolidated balance sheets.

Net Loss per Share

Basic net loss per share is computed by dividing income/(loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period. The Company has not considered the effect of the Warrants sold in its initial public offering (the “Initial Public Offering”) and private placement to purchase ATI ordinary shares, and impact of FPA put option liability in the calculation of diluted net loss per share, since the instruments are not dilutive.

Recent Accounting Pronouncements Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments. Topic 326 requires measurement and recognition of expected credit losses for financial assets measured at amortized cost as well as certain off balance sheet commitments (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company had an off-balance sheet guarantee at the April 1, 2023 adoption date (see Note 11 – Commitment and Contingencies). The expected credit loss for this guarantee was estimated using the probability of default method. The Company adopted ASU 2016-13 on April 1, 2023 using a modified retrospective approach. Results for reporting periods beginning April 1, 2023 are presented under Accounting Standards Codification (“ASC”) 326 while prior period amounts continue to be reported in accordance with previously applicable US GAAP.

The adoption of ASU 2016-13 resulted in an after-tax cumulative-effect reduction to opening retained earnings and noncontrolling interest of $223 as of April 1, 2023. The following table summarizes the impact of the Company’s adoption of ASU 2016-13:

	As Reported March 31, 2023	Impact of Adoption	Balance as of April 1, 2023
Accumulated retained earnings (deficit)	6,318	(190)	6,128
Noncontrolling interests	1,279	(33)	1,246
Accounts receivable, net	13,416	(149)	13,267
Prepaid expenses and other current assets	4,117	-	4,117
Other current liabilities	4,201	21	4,222
Other assets	2,259	(1)	2,258
Long-term investments	1,564	(126)	1,438
Deferred tax asset	1,237	75	1,312

Expense related to credit losses is classified within “Selling, general & administrative expenses” in the condensed consolidated statements of operations.

Recent Accounting Pronouncements not yet Adopted

In August 2020, the FASB issued a new standard (ASU 2020-06) to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted EPS by requiring the use of the if-converted method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/ or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market accounting. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 31, 2021 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company is currently reviewing the issued standard and does not believe it will materially impact the Company.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective, with early adoption prohibited. If by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the related amendment will be removed from the Codification and will not become effective for any entity. The Company is in the process of evaluating the Impact of the amendments this ASU will have on the financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) Improvements to Income Tax Disclosures, which requires public entities to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold on an annual basis. ASU 2023-09 is effective for the Company for the fiscal year ended March 31, 2025. The Company is currently evaluating the effect of the update.

Other recent pronouncements are either not applicable or are not expected to have a material impact on the Company’s condensed consolidated financial statements.

Note 3 – Restatement of Previously Issued Condensed Carve-out Consolidated Financial Statements

In connection with the preparation of the Company’s previously issued unaudited condensed carve-out consolidated financial statements as of and for the nine months ended December 31, 2022, the Company’s management identified certain errors as described below:

(a)	Accounting for deferred transaction cost in relation to reverse recapitalization.

(b)	an overstatement of the net income attributable to Aark Singapore Pte. Ltd., an understatement of net income attributable to noncontrolling interest

The Company’s condensed consolidated carve-out financial information for the nine months ended December 31, 2022, published as a part of its registration statement on Form S-4 dated May 12, 2023, has been restated in accordance with ASC 250, Accounting Changes and Error Corrections. The impact of these restatements on Loss Per Share has not been provided given that the Company has disclosed the same only for the period from the Closing Date to December 31, 2023 as set out in Note 15.

(a)	Accounting for deferred transaction cost in relation to reverse recapitalization

The Company had previously not recognized certain expenses pertaining to Business Combination incurred till period ended December 31, 2022. This resulted in understatement of the Selling, general and administrative expenses and overstatement of net income. Further, certain transaction costs were identified as costs eligible for deferral under staff accounting bulletin (“SAB”) topic 5.A to be subsequently charged off against the gross proceeds of the Business Combination. This resulted in overstatement of Selling, general and administrative expenses and understatement of net income.

On an aggregate basis both these adjustments resulted in overstatement of Selling, general and administrative expenses and understatement of net income. The resultant change is reflected in the following table, which summarizes the effect of the restatement on the affected financial statement line within the previously reported unaudited condensed consolidated carve-out financial information for the nine months ended December 31, 2022.

Particulars	As Previously Reported December 31, 2022	Restatement Adjustment	As Restated December 31, 2022
Selling, general and administrative expenses	8,202	(304)	7,898
Total operating expenses	8,202	(304)	7,898
Income from operations	1,140	304	1,444
Income before income taxes	1,667	304	1,971
Net income	517	304	821
Less: Net income attributable to noncontrolling interest(1)	69	56	125
Net income attributable to controlling interest	448	248	696

(1)	The change in net income attributable to noncontrolling interest comprises of two impacts i.e., consequential impact on account of the change in accounting for transaction costs as set out above and change in the percentage attributable to noncontrolling interest based on the note discussed below.

Pursuant to the above, the deferred transaction cost recognised within current assets increased by $1,022. Finally, the consequential impact of this was recognised within cash flow from operating activity comprising of an increase in net income reported for the nine months period ended December 31, 2022 by $304 with a corresponding reduction in the changes in operating assets and liabilities.

(b)	an overstatement of the net income attributable to Aark Singapore Pte. Ltd., an understatement of net income attributable to noncontrolling interest

The Company previously considered treasury shares of its subsidiary, in the calculation of the Company’s controlling shareholding and corresponding noncontrolling interest. However, it was subsequently determined that as these shares are not issued yet and available for issuance, they should be excluded from the calculations of share count for accounting purposes. The change resulted in a decrease in the allocation of net income to Aark Singapore Pte. Ltd. and a corresponding increase in the allocation of net income to noncontrolling interest. This resultant change is reflected in the following tables, which summarize the effect of the restatement on the affected financial statement line items within the previously reported unaudited condensed consolidated carve-out financial information for the nine months ended December 31, 2022.

Particulars	As Previously Reported December 31, 2022	Restatement Adjustment	As Restated December 31, 2022
In the Statement of Operations
Net income attributable to noncontrolling interest	68	19	87

Note 4 - Short-term borrowings

	December 31, 2023	March 31, 2023
Short-term borrowings	$6,225	$1,364
Current portion of vehicle loan	13	12
	$6,238	$1,376

In May 2023, the Company amended its revolving credit facility (“Amended Credit Facility”), whereby the total borrowing capacity was increased from INR 160,000 (or approximately $1,925 at the exchange rate in effect on December 31, 2023) to INR 320,000 (or approximately $3,850 at the exchange rate in effect on December 31, 2023), with Kotak Mahindra Bank. The revolving facility is available for the Company’s operational requirements. The funded drawdown amount under the Company’s revolving facility as of December 31, 2023 and March 31, 2023, is $3,034 and $1,364 respectively. The corresponding interest rate at each of these dates was six months Marginal Cost of Funds based Lending Rate plus a margin of 0.80% and 1.20%, respectively.

Prior to the Closing Date, ATI modified the terms of payment owed to Shearman & Sterling LLP, a multinational law firm providing legal consultancy services to ATI. This resulted in a reduction in the total amount owed by ATI to Shearman & Sterling LLP from $4,842 of accounts payable to $4,000 of interest-free and unsecured promissory note, payable in four equal tranches. Subsequently, the promissory note was amended upon payment of $1,500, wherein the balance $2,500 was promised to be paid in two equal tranches. $2,500 owed to Sherman & Sterling LLP has been disclosed as short-term debt, as ATI has an unconditional obligation to settle it within twelve months from December 31, 2023.

After the Closing Date, ATI obtained an insurance policy for its directors and senior officers with maximum coverage of $5,000. The total premium payable in relation to this was $880 out of which $176 was paid upfront and balance $704 is payable in ten equal monthly instalments of $73. The arrangement represents a financing transaction where the premium payable has been deferred. The interest rate under the arrangement is 9.2 % per annum. The cumulative interest payable throughout the tenure under the arrangement amounts to $30 and the same would be recognized as part of the interest expense in the condensed consolidated statement of operations. During the nine months and three months ended December 31, 2023, the interest expense so recognized was $10. The balance premium payable as at December 31, 2023 is $641 and has been disclosed as a current liability since ATI has an unconditional obligation to settle it by September 2024.

For additional information on the vehicle loan see Note 5 – Long-term debt.

Note 5 - Long-term debt

Long-term debt consists of the following:

	December 31, 2023	March 31, 2023
Loan from the director of ATGBA	$836	$845
Loan from an affiliate	193	-
Non-current portion of vehicle loan	112	124
	$1,141	$969

For additional information on the loan from the director of ATGBA, Mr. Vaibhav Rao, to a subsidiary company and loan from an affiliate, see Note 9 – Related Party Transactions - point (g) and (d), respectively.

Vehicle loan

On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11,450 (or approximately $138 at the exchange rate in effect on December 31, 2023) at 10.75% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly instalments beginning January 4, 2023.

As of December 31, 2023, the future maturities of debt by fiscal year are as follows:

2024	$3
2025	850
2026	15
2027	286
Total future maturities of debt	$1,154

Note 6 - Revenue

Disaggregation of Revenue

The Company presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Revenues are attributed to geographic regions based upon billed client location. Substantially all of the revenue in our North America region relates to operations in the United States.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
North America	$14,533	$11,761	$40,899	$35,739
Asia Pacific and Other	4,364	930	11,906	2,288
Total revenue	$18,897	$12,691	$52,805	$38,027

Contract balances

Contract assets comprise amounts where the Company’s right to bill is contingent on something other than the passage of time. As of December 31, 2023 and March 31, 2023, the Company’s contract assets were $1,564 and $0, respectively, and were recorded within “Prepaid expenses and other current assets”, net of allowance for credit losses, on the condensed consolidated balance sheets.

Contract liabilities, or deferred revenue, comprise amounts collected from the Company’s customers for revenues not yet earned and amounts which are anticipated to be recorded as revenues when services are performed. The amount of revenue recognized in the nine months ended December 31, 2023 and 2022 that was included in deferred revenue at the beginning of each period was $181 and $228, respectively.

As of December 31, 2023 and March 31, 2023 the Company’s deferred revenue was $155 and $193, respectively, and was recorded within “Other current liabilities” on the condensed consolidated balance sheets. There was no deferred revenue classified as non-current as of December 31, 2023 and March 31, 2023.

Note 7 - Employee Compensation and Benefits

The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.

Defined Benefit Plan - Gratuity

The Company’s subsidiaries in India have defined benefit plans comprising of gratuity under Payments of Gratuity Act, 1972 covering eligible employees in India. The present value of the defined benefit obligations and other long-term employee benefits is determined based on actuarial valuation using the projected unit credit method. The rate used to discount defined benefit obligation is determined by reference to market yields at the balance sheet date on Indian government bonds for the estimated term of obligations.

Actuarial gains or losses arising on account of experience adjustment and the effect of changes in actuarial assumptions are initially recognized in the condensed consolidated statements of comprehensive income, and the unrecognized actuarial loss is amortized to the condensed consolidated statements of operations over the average remaining service period of the active employees expected to receive benefits under the plan.

Changes in “Other comprehensive income/ (loss)” during the three and nine months ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Net actuarial loss / (gain)	$(14)	$(86)	$100	$(51)
Amortization of net actuarial (gain)	(21)	(15)	(64)	(47)
Deferred tax expense / (benefit)	9	25	(9)	25
Unrecognized actuarial loss / (gain) on employee benefit plan obligations	$(26)	$(76)	$27	$(73)

Net defined benefit plan costs for the three and nine months ended December 31, 2023 and 2022 include the following components:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Service costs	$112	$83	$338	$255
Interest costs	24	13	74	39
Amortization of net actuarial loss	21	15	64	47
Net defined benefit plan costs	$157	$111	$476	$341

Note 8 - Income Taxes

The Company determines its tax provision for interim periods using an estimate of its annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. The Company updated its estimate of the annual effective tax rate, and if its estimated tax rate changes, the Company will be making a cumulative adjustment.

The Company’s effective tax rate (“ETR”) is (10.8)% and 58.3% for the nine months ended December 31, 2023 and 2022, respectively. The Company’s ETR is (3.5)% and 173.8% for the three months ended December 31, 2023 and 2022, respectively.

The movement in ETR was primarily due to 1) a significant increase in loss before income taxes mainly due to change in fair value of derivative warrant liabilities which cannot be set off against future taxable income as the Company is situated in Cayman Islands wherein no tax is applicable, and 2) increase in non-deductible expenses incurred, during the three and nine months ended December 31, 2023, as compared to the three and nine months ended December 31, 2022.

Note 9 - Related Party Transactions

Name of the related party	Relationship
Aark II Pte Limited	Affiliate entity
Aarx Singapore Pte Ltd	Affiliate entity
Aeries Technology Products And Strategies Private Limited (“ATPSPL”)	Affiliate entity
Aeries Financial Technologies Private Limited	Affiliate entity
Bhanix Finance And Investment Limited	Affiliate entity
Ralak Consulting LLP	Affiliate entity
TSLC Pte Limited	Affiliate entity
Venu Raman Kumar	Chairman of ATI’s Board and controlling shareholder
Vaibhav Rao	Members of immediate families of Venu Raman Kumar
Sudhir Appukuttan Panikassery	Key managerial personnel

Summary of significant transactions and balances due to and from related parties are as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2023	2022	2023	2022
Cost sharing arrangements
Aeries Financial Technologies Private Limited (b)	42	40	143	115
Bhanix Finance And Investment Limited (b)	27	2	87	84
Corporate guarantee commission
Bhanix Finance And Investment Limited	-	3	2	9
Corporate guarantee expense
Aeries Technology Products And Strategies Private Limited (j)	-	4	2	11
Interest expense
Aeries Technology Products And Strategies Private Limited (d)	7	-	21	1
Mr. Vaibhav Rao (g)	21	21	63	65
Interest income
Aeries Financial Technologies Private Limited (f), (h)	43	60	123	112
Aeries Technology Products And Strategies Private Limited (e), (h)	24	21	77	64
Legal and professional fees paid
Ralak Consulting LLP (c)	133	78	346	302
Management consultancy service
Aark II Pte Limited (a)	737	346	2,439	949
TSLC Pte Limited (a)	39	-	127	-
Office management and support services expense
Aeries Technology Products And Strategies Private Limited (i)	1	8	76	13

	December 31,	March 31,
	2023	2023
Accounts payable
Aeries Technology Products And Strategies Private Limited (i)	$-	$29
Accounts receivable
Aeries Technology Products And Strategies Private Limited	1	-
Aark II Pte Limited (a)	483	1,084
Aeries Financial Technologies Private Limited (b)	8	9
Bhanix Finance And Investment Limited (b)	51	86
TSLC Pte Limited (a)	159	259
Interest payable (classified under other current liabilities)
Aeries Technology Products And Strategies Private Limited (d)	9	1
Interest receivable (classified under prepaid expenses and other current assets)
Aeries Technology Products And Strategies Private Limited (e)	50	57
Investment in 0.001% Series-A Redeemable preference share
Aeries Financial Technologies Private Limited (h)	903	803
Investment in 10% Cumulative redeemable preference shares
Aeries Technology Products And Strategies Private Limited (h)	784	761
Loan from Members of immediate families of Venu Raman Kumar
Mr. Vaibhav Rao (g)	836	845
Loans from affiliates
Aeries Technology Products and Strategies Private Limited (d)	193	-
Loans to affiliates (classified under other assets)
Aeries Financial Technologies Private Limited (f)	105	106
Aeries Technology Products And Strategies Private Limited (e)	337	335

(a)	The Company provided management consulting services to Aark II Pte Ltd under an agreement dated June 21, 2021 and its amendments thereof and to TSLC Pte Ltd under an agreement dated July 12, 2021.
(b)	The Company was in a cost sharing arrangement with Aeries Financial Technologies Private Ltd and Bhanix Finance and Investment Ltd under separate agreements dated April 1, 2020. The cost sharing arrangement included costs in the areas of office management, IT and operations. The agreements are for a 36-month term with auto renewals after the original term.
(c)	The Company availed consulting services including implementation services in business restructuring, risk management, feasibility studies, mergers & acquisitions etc. from Ralak Consulting LLP vide agreement dated April 01, 2022.
(d)	The Company incurred interest expense in relation to loans taken from ATPSPL, which were borrowed to meet working capital requirements. The loans were for a 3-year term and were issued at an interest rate of 12% per annum.
(e)	The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 12% per annum.
(f)	The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 15-17% per annum.
(g)	The Company obtained a loan at 10% interest rate from Vaibhav Rao for business purposes. The agreement shall remain valid until the principal amount along with interest is fully repaid. The principal amount of the loan was outstanding in entirety as of the nine month ended December 31, 2023 and 2022.
(h)	This amount represents investments in affiliates. The Company earned interest income on its investments in affiliates.
(i)	The Company availed management consulting services from ATPSPL under agreements dated March 20, 2020 and April 1, 2021.
(j)	ATPSPL gave corporate guarantee of INR 240,000 (or approximately $2,888 at the exchange rate in effect on December 31, 2023) on behalf of the Company towards the revolving credit facility availed. ATPSPL charges a corporate guarantee commission of 0.5% on the total corporate guarantee given. The guarantee was withdrawn during the nine month ended December 31, 2023.

The Company has also executed two Exchange Agreements: (1) with AARK and Mr. Raman Kumar (“Sole Shareholder”) in his capacity as a shareholder’ of AARK; and (2) with ATGBA and Mr. Sudhir Appukuttan Panikassery, Mr. Ajay Khare, and Mr. Unnikrishnan Balakrishnan Nambiar, key managerial personnel of ATGBA in their capacity as shareholders’ of ATGBA (together referred to as “counterparties”). Under the Exchange Agreements, the counterparties would have a right to exchange the shares held by them in AARK/ ATGBA against shares of ATI or cash subject to the conditions specified in the Exchange Agreement. Refer Note 11 for details. Additionally, pursuant to the Business Combination, 5,638,530 Class A ordinary shares have been issued to Innovo Consultancy DMCC, which is wholly owned by Sole Shareholder.

Note 10 - Stock-Based Compensation

Aeries Employees Stock Option Plan, 2020

On August 1, 2020, ATGBA’s board of directors approved and executed the Aeries Employees Stock Option Plan (“ESOP”), which was subsequently amended on July 22, 2022. Under ESOP, the Company has authorized to grant up to 59,900 options to eligible employees in one or more tranches. The Company granted 59,900 options to eligible employees during the year ended March 31, 2023.

The options issued under the ESOP generally are subject to service conditions. The service condition is typically one year. The stock-based compensation expense is recognized in the condensed consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period.

The following table summarizes the ESOP stock option activity for the nine months ended December 31, 2023:

	Shares	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2023	59,900	$-	-	$-
Options granted	-	$-	-	$-
Options exercised	-	-	-	-
Options canceled, forfeited or expired	-	-	-	-
Options outstanding at December 31, 2023	59,900	$0.12	4.56	$4,739

Vested and exercisable at December 31, 2023	59,900	$0.12	4.56	$4,739

Aeries Management Stock Option Plan, 2019

On September 23, 2019, ATGBA’s board of directors approved and executed the Aeries Management Stock Option Plan 2019 (“MSOP”), which was subsequently amended on December 31, 2022. Under MSOP, ATGBA has authorized to grant up to 295,565 options to eligible employees in one or more tranches.

The options issued under the MSOP generally are subject to both service and performance conditions. The service condition is typically one year, and the performance conditions are based on the condensed consolidated revenue and adjusted profit before tax of Aeries Technology Group Business Accelerators Pvt Ltd. The stock-based compensation expense is recognized in the condensed consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved.

The following table summarizes the MSOP stock option activity for the nine months ended December 31, 2023:

	Shares	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2023	295,565	$-	-	$-
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options canceled, forfeited or expired	-	-	-	-
Options outstanding at December 31, 2023	295,565	$0.12	1.92	$23,385

Vested and exercisable at December 31, 2023	295,565	$0.12	1.92	$23,385

The Company uses the BSM option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted to employees were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2022 Grants
Expected term	3.5 years
Expected volatility	40.80%
Risk free interest rate	3.01%
Annual dividend yield	0.00%

During the nine months ended December 31, 2023 and 2022, the Company recorded stock-based compensation expense of $1,626 and $2,482 within “Selling, general & administrative expenses” in the Condensed Consolidated statements of operations, respectively.

During the three months ended December 31, 2023 and 2022, the Company recorded stock-based compensation expense of $0 and $1,425 within “Selling, general & administrative expenses” in the Condensed Consolidated statements of operations, respectively.

There were no amounts capitalized as part of internal-use software under development for the three and nine months ended December 31, 2023 and 2022.

As of December 31, 2023, there was no unrecognized stock-based compensation cost. As of December 31, 2022, the total remaining unrecognized stock-based compensation cost was $3,050.

Aeries Technology, Inc. 2023 Equity Incentive Plan

The board of directors of ATI approved the Aeries Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) on March 11, 2023, subject to approval by ATI’s shareholders’. The Plan was approved by ATI’s shareholders’, on November 2, 2023 and the Plan became effective upon the consummation of the Business Combination. The maximum number of ATI Class A ordinary shares that may be issued under the Plan may not exceed 9,031,027 ATI Class A ordinary shares, subject to certain adjustments set forth in the Plan. No awards have yet been granted under this Plan.

Note 11 - Commitments and Contingencies

Corporate Guarantees

The Company has an outstanding guarantee of nil and INR 200,000 (approximately $2,433 at the exchange rate in effect on March 31, 2023) as of December 31, 2023 and March 31, 2023, respectively, which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd (“the borrower”), from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The guarantee was withdrawn with effect from June 1, 2023, and the bank communicated the withdrawal on August 23, 2023. Subsequent to the withdrawal, the amount for expected credit loss recognized were reversed in entirety. Pursuant to the arrangement, beginning April 1, 2021, the Company charged a fee of 0.5% of the guarantee outstanding. In the nine months ended December 31, 2023 and 2022, the Company recorded a guarantee fee income of $2 and $9 within “Other income, net” in the condensed consolidated statements of operations.

Indemnification obligations

In the normal course of business, the Company is a party to a variety of agreements under which it may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters, infringement of third-party intellectual property rights, data privacy violations, and certain tortious conduct in the course of providing services. The duration of these indemnifications varies, and in certain cases, is indefinite.

The Company is unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. Management is not aware of any such matters that would have a material effect on the condensed consolidated financial statements of the Company.

Legal Proceedings

From time to time, the Company may be involved in proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s business, financial position, results of operations, or cash flows.

Exchange Agreements

Upon consummation of the Business Combination, the holders of AARK ordinary shares and Aeries Technology Group Business Accelerators Pvt Ltd. (“ATGBA”) ordinary shares each entered into the Exchange Agreements. Pursuant to the Exchange Agreements, from and after the date of the Exchange Agreements and prior to April 1, 2024 and subject to certain exercise conditions, each holder of AARK ordinary shares and ATGBA ordinary shares may exchange up to 20% of the number of AARK ordinary shares and ATGBA ordinary shares, as applicable, held by such holder for Class A ordinary shares of the Company or cash, in each case as provided in the Exchange Agreements. From and after April 1, 2024 and subject to certain exercise conditions, the Company shall have the right to acquire all of the AARK or ATGBA ordinary Share for Class A ordinary shares or Cash. In addition, after April 01, 2024 and subject to certain exercise condition, each shareholder of ATGBA and AARK ordinary shares shall have the right to require the Company to provide Class A ordinary shares or cash in exchange for up to all of the AARK or ATGBA ordinary share. Each share of AARK may be exchanged for 2,246 Class A ordinary shares the Company and each ATGBA ordinary share may be exchanged for 14.40 Class A ordinary shares of the Company, in each case subject to certain adjustments. The cash exchange payment may only be elected in the event approval from the Reserve Bank of India (“RBI”) is not obtained for exchange of shares and provided that the Company has reasonable cash flow to be able to pay the cash exchange payment and such payment would not be prohibited by any then outstanding debt agreements or arrangements of the Company.

Class A ordinary shares issuance to certain vendors

As set out in the section on Derivative Financial Instruments and FPA Put Option Liability under Note 2, in December 2023 ATI settled the amounts owed to certain vendors by issuance of Class A ordinary shares. If the VWAP of the Class A ordinary shares over the three trading days immediately preceding the agreement date is higher than the VWAP over the three trading days immediately preceding the six-month anniversary from the agreement date, ATI would need to issue additional Class A ordinary shares for the difference. This represents a derivative financial instrument, fair value of which as at December 31, 2023 has been assessed to be insignificant. Refer Note 14 for details on Fair Value Measurements.

Note 12 - Warrant Liabilities

On October 22, 2021, pursuant to the consummation of the Initial Public Offering (IPO), the Company issued 11,499,991 Public Warrants. Simultaneously with the closing of the IPO, WWAC issued 8,900,000 warrants in a private placement (the “Private Placement Warrants”), at a purchase price of $1.00 per Private Placement Warrant, which included 900,000 Units as a result of the underwriter’s full exercise of its option to purchase up to 900,000 additional warrants, at a purchase price of $1.00 per Private Placement Warrant. On November 6, 2023, WWAC issued 627,810 other Private Placement Warrants to the Sponsor pursuant to the conversion of a promissory note payable to the Sponsor. Upon consummation of the Business Combination, the Company assumed 11,499,991 Public Warrants and 9,527,810 Private Placement Warrants (collectively the “Warrants”).

The Company accounted for the Warrants in accordance with the guidance contained in ASC 815-40 given that certain provisions within the warrant agreement either preclude the warrants from being considered indexed to the ATI’s own stock or the fixed-for-fixed option criteria are not met. On this basis the Public and Private Placement Warrants are classified as a liability and are measured at fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed consolidated statement of operations.

Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Warrants will not be able to exercise any fraction of a Warrant. The Warrants will expire at 5:00 p.m. New York City time on November 6, 2028, or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us.

The Company may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

●	if, and only if, the last reported sales price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per Ordinary Share (as adjusted); provided that the Private Placement Warrants will not be redeemable by the Company under this provision so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

The Company may also redeem the outstanding Warrants:

●	in whole and not in part;

●	at $0.10 per warrant

●	upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per Ordinary Share (as adjusted); provided that if the Reference Value equals or exceeds $18.00 per Ordinary Share (as adjusted), the Private Placement Warrants will not be redeemable by the Company under this provision so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.

Note 13 - Redeemable Noncontrolling Interest and Shareholders’ Equity (Deficit)

The condensed consolidated statements of changes in Redeemable Noncontrolling Interest and Shareholders’ Equity (Deficit) reflect the reverse recapitalization and Business Combination as mentioned in Note 1, on Demerger and Business Combination, and Reverse Recapitalization. As AARK was deemed to be the acquirer in the Business Combination, all periods prior to the completion of the Business Combination reflect the balances and activity of AARK. The consolidated balances as of March 31, 2023 from the audited financial statements of AARK as of that date, share activity (Class A ordinary shares) and per share amounts in the condensed consolidated statement of change in shareholders’ equity (deficit) were not retroactively adjusted given that the exchange of all the shares held by the owners of AARK as contemplated under the Exchange agreements as set out in Note 11 has not been completed.

Preference shares

The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023, there were no shares of preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023, there were 15,619,004 Class A ordinary shares issued and outstanding, including 4,000,000 Class A ordinary shares subject to the FPAs. Each Class A ordinary share carries one vote and entitles the shareholders’ to ratable rights in dividends and distributions as well as in the event of liquidation.

Class V ordinary shares

The Company is authorized to issue 1 Class V ordinary share with a par value of $0.0001 per share. As of December 31, 2023, there was 1 Class V ordinary share issued and outstanding. The Class V share does not carry any direct economic rights in dividends and other distributions or in an event of liquidation. It does carry voting rights equal to 26% which will ratchet up to 51% voting rights upon occurrence of “extraordinary events” at the ATI level.

Common stock

Pre-combination AARK had only one class of common stock having no par value. Holders of common stock were entitled to one vote per share held. As of June 14, 2023 (immediately prior to the effective date of a stock split), there were 10 shares of common stock outstanding, and the number of shares of common stock outstanding after the Stock Split was 10,000. As a result of stock split, AARK’s shares were retroactively restated as if the transaction occurred at the beginning of the earliest periods presented. Consequently, as of April 1, 2023 and 2022, the AARK’s common stock consisted of 10,000 shares, all of which are issued and fully paid. Upon the liquidation, dissolution or winding up of AARK, common stockholders were entitled to receive a ratable share of the available net assets of AARK after payment of all debts and other liabilities. The common stock had no preemptive, subscription, redemption or conversion rights.

Redeemable noncontrolling interest

As of December 31, 2023, the prior investors of AARK owned 61.76% of the common shares of AARK, and prior investors of ATGBA owned 14.69% of the common shares of ATGBA. The prior investors of AARK and ATGBA have the right to exchange their AARK /ATGBA ordinary shares for Class A ordinary shares of the Company based on the exchange ratio as set out in the Exchange Agreements details of which are set out in Note 11 or cash proceeds based on the Volume Weighted Average Price (“VWAP”) for each of the five consecutive trading days ending on the exchange date, but only if the approval from the Reserve Bank of India or other regulatory approvals are not obtained and subject to other conditions specified in the Exchange Agreement. The exchange is also subject to certain other specified conditions being met, including achieving certain financial and stock price milestones. Given that this is not solely in control of ATI, the noncontrolling interests have been accounted for in accordance with ASC 480-10-S99-1. The redeemable noncontrolling interest has initially been measured at the proportionate share in the net assets of AARK and its subsidiaries in accordance with ASC 805-40-30-3. The cash redemption is not considered to be probable on December 31, 2023 because the specified conditions in relation to EBITDA and revenue have already been met and the RBI and / or applicable regulatory approvals are expected to be received. On this basis the redeemable noncontrolling interest has subsequently been measured by attributing the net income/ loss of AARK pursuant to ASC 810-10.

Note 14 - Fair Value Measurements

As of December 31, 2023, the Company had financial instruments which were measured at fair value on a recurring basis using significant unobservable inputs (Level 3). Significant changes in the inputs could result in a significant change in the fair value measurements. See each respective footnote for information on the assumptions used in calculating the fair value of financial instruments.

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2023 and March 31, 2023, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Summary of Liabilities Measured at Fair Value on a Recurring Basis

December 31, 2023	Level 1	Level 2	Level 3	Total
Liabilities:
Forward Purchase Agreement put option liability	$-	$-	$42,256	$42,256
Public Warrants	1,048	-	-	$1,048
Private Placement Warrants	-	-	869	$869
Total liabilities	$1,048	$-	$43,125	$44,173

March 31, 2023	Level 1	Level 2	Level 3	Total
Liabilities:
Forward Purchase Agreement put option liability	$-	$-	$-	$-
Public Warrants	-	-	-	$-
Private Placement Warrants	-	-	-	$-
Total liabilities	$-	$-	$-	$-

The initial fair value of the FPA put option liability at the Closing Date was $25,009, which is reported as a forward purchase agreement put option liability in our condensed consolidated balance sheet. The change in the fair value of the forward purchase agreement put option liability of $17,247 has been recorded to change in fair value of forward purchase agreement put option liability for the three and nine months ended December 31, 2023, in the Company’s condensed consolidated statements of operations. The forward purchase agreement put option liability was classified as a current liability, as its liquidation is reasonably expected to use or require current assets or the creation of current liabilities. See also Notes 2 and 13. The estimated fair value of the forward purchase agreement put option liability was calculated using a Monte Carlo model and used significant assumptions including the risk-free rate and volatility. The change in fair value of the forward purchase agreement put option liability is primarily driven by a decrease in the price per share of the Company.

The valuation of the forward purchase agreement put option liability was made using the following assumptions as of December 31, 2023:

Term (years)	0.85
Risk-free interest rate	4.93%
Volatility	48.6%
Stock price at measurement date	$2.50

Given that the Public Warrants have a listed price available, the Company classified them as Level 1. The Company has classified the privately placed warrants within Level 3 of the hierarchy as the fair value derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. There were no transfers between fair value levels during the three and nine months ended December 31, 2023.

The valuation of the liability for the Private Placement Warrants was made using the following assumptions as of December 31, 2023:

Term (years)	4.85
Risk-free interest rate	3.85%
Volatility	38.2%
Stock price at measurement date	$2.50

The following table presents a summary of the changes in the fair value of Derivative Liabilities:

	Forward Purchase Agreement Put Option Liability	Public Warrant Liability	Private Placement Liability	Total
Fair value at April 1, 2023	$-	$-	$-	$-
Warrants and Forward Purchase Agreement put option liability acquired as part of Business Combination as at November 6, 2023	25,009	1,513	1,256	27,778
Change in fair value (gain) / loss	17,247	(465)	(387)	16,395
Fair value as of December 31, 2023	$42,256	$1,048	$869	$44,173

Based on the expected VWAP as at inception as well as December 31, 2023 it is not expected that ATI would be required to issue additional Class A ordinary shares to certain vendors. On this basis, Fair value of the derivative financial instrument representing ATI’s obligation to issue additional Class A ordinary shares has been determined to be insignificant on initial recognition as well as at December 31, 2023 and accordingly the quantitative disclosures in relation to the fair value have not been provided.

Note 15 - Net loss per Share

Basic consolidated net loss per share (“EPS”) is calculated using the Company’s share of its subsidiaries earnings/ net loss as well as ATI stand-alone earnings/ net loss and the weighted number of shares outstanding during the reporting period. Diluted consolidated EPS includes the dilutive effect of vested and unvested stock options of the Company’s subsidiaries.

The Company analyzed the calculation of net loss per share for periods prior to the Business Combination on November 6, 2023 and determined that it resulted in values that would not be meaningful to the users of the condensed consolidated financial statements, as the capital structure completely changed as a result of the Business Combination. Therefore, net loss per share information has not been presented for periods prior to the Business Combination. The basic and diluted net loss per share attributable to Class A ordinary shareholders’ for the three and nine month period ended December 31, 2023, as presented on the condensed consolidated statements of operations, represents only the period after the Business Combination to December 31, 2023.

The Company’s Class V ordinary shares do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted net loss per Class V ordinary share under the two-class method has not been presented.

The following table sets forth the computation of basic and diluted net loss per share for the period from November 6, 2023 through December 31, 2023 (in thousands, except share and per share amounts):

Numerator:
Net income / (loss) attributable to controlling interest for the period from November 6, 2023 through December 31, 2023	$(16,626)

Denominator:
Weighted average shares outstanding of Class A ordinary shares, basic and diluted for the period from November 6, 2023 through December 31, 2023	15,389,062

Net loss per share Ordinary Shares
Basic	$(1.08)
Diluted	$(1.08)

Note 16 - Subsequent Events

Aeries Technology Singapore Pte. Ltd (“ATSG”), a company incorporated in Singapore on December 2, 2023, was wholly owned by the Sole Shareholder comprising of one common share of ATSG. On January 4, 2024, the share held by the Sole Shareholder was transferred to AARK constituting 100% of ATSG’s share capital, for $1. Pursuant to this transaction, ATSG became a wholly owned subsidiary of AARK. Subsequently, on January 19, 2024, AARK additionally subscribed to 499,999 shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Aark Singapore Pte. Ltd. and Subsidiaries

Opinion on the carve-out consolidated financial statements

We have audited the accompanying carve-out consolidated balance sheets of Aark Singapore Pte. Ltd. and Subsidiaries (the Company) as of March 31, 2023 and 2022, and the related carve-out consolidated statements of operations, comprehensive income, stockholder’s equity, and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes (collectively referred to as the “carve-out consolidated financial statements”). In our opinion, the carve-out consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Restatement of carve-out consolidated financial statements

As discussed in Note 3 to the carve-out consolidated financial statements, the accompanying carve-out consolidated financial statements as of March 31, 2023 and March 31, 2022 have been restated to correct certain misstatements.

Basis for opinion

These carve-out consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s carve-out consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the carve-out consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the carve-out consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the carve-out consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of matter

As discussed in Note 1 to the carve-out consolidated financial statements, Aark Singapore Pte. Ltd., incorporated in Singapore, is primarily a holding company comprised of distinct set of business activities pertaining to management consultancy, financial technology (“fintech”) and investing. All identifiable assets, liabilities, and business activities pertaining to the fintech and investing business activities are excluded from the accompanying carve-out consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries, excluding the fintech and investing businesses, is herein referred to as the “Carve-out Entity” and “Company”. Accordingly, the carve-out consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows directly attributable to the Carve-out Entity, as well as allocations deemed reasonable by the management. Our opinion is not modified with respect to that matter.

/s/ KNAV CPA LLP

KNAV CPA LLP

We have served as the Company’s auditor since 2022.

Atlanta, Georgia

August 09, 2023, except for the effects of Restatement no. 1 disclosed in Notes 3(a), as to which the date is September 12, 2023, and the effects of Restatement no. 2 in Notes 3(b), as to which the date is December 12, 2023

PCAOB ID - 2983

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Balance Sheets

(in thousands, except share and per share data)

(As restated, see note 3)

	As of March 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$1,131	$351
Accounts receivable, net	13,416	8,130
Prepaid expenses and other current assets	4,117	3,448
Deferred transaction costs	1,921	-
Total current assets	20,585	11,929
Property and equipment, net	3,125	2,798
Operating right-of-use assets	5,627	-
Deferred tax assets	1,237	1,072
Long-term investments	1,564	1,565
Other assets	2,259	1,498
Total assets	$34,397	$18,862

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	2,474	841
Accrued compensation and related benefits, current	2,823	2,080
Short-term borrowings	1,376	220
Operating lease liabilities, current	1,648	-
Other current liabilities	4,201	3,472
Total current liabilities	$12,522	$6,613
Deferred tax liabilities	168	126
Long-term debt	969	917
Operating lease liabilities, non-current	4,261	-
Other liabilities	3,008	2,510
Total liabilities	$20,928	$10,166

Commitments and contingencies (Note 18)

Stockholder’s equity
Common stock, no par value; 10,000 shares, issued and paid-up as of March 31, 2023 and March 31, 2022*	-	-
Net stockholder’s investment and additional paid-in capital	7,221	3,328
Retained earnings	6,318	4,872
Accumulated other comprehensive loss	(1,349)	(644)
Total Aark Singapore Pte. Ltd. stockholder’s equity	12,190	7,556
Noncontrolling interest	1,279	1,140
Total stockholder’s equity	13,469	8,696
Total liabilities and stockholder’s equity	$34,397	$18,862

*	Refer note 3(b).

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Statements of Operations

(in thousands, except share and per share data)

(As restated, see note 3)

	Year Ended March 31,
	2023	2022
Revenues, net	$53,099	$41,014
Cost of revenue	39,442	29,007
Gross profit	13,657	12,007
Operating expenses
Selling, general & administrative expenses	11,326	5,423
Total operating expenses	11,326	5,423
Income from operations	2,331	6,584
Other income (expense)
Interest income	191	284
Interest expense	(185)	(444)
Other income (expense), net	429	(421)
Total other income (expense), net	435	(581)
Income before income taxes	2,766	6,003
Provision for income taxes	(1,060)	(1,268)
Net income	$1,706	$4,735
Less: Net income attributable to noncontrolling interest	260	703
Net income attributable to Aark Singapore Pte. Ltd.	$1,446	$4,032

Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$125	$352
Diluted	$125	$352

Weighted average common shares outstanding*
Basic	10,000	10,000
Diluted	10,000	10,000

*	Refer note 3(b).

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Statements of Comprehensive Income

(in thousands)

(As restated, see note 3)

	Year Ended March 31,
	2023	2022
Net income	$1,706	$4,735
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(709)	(152)
Unrecognized actuarial loss on employee benefit plan obligations	(117)	(273)
Total other comprehensive loss, net of tax	(826)	(425)
Comprehensive income, net of tax	$880	$4,310
Less: Comprehensive income attributable to noncontrolling interest	139	641
Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$741	$3,669

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Statements of Cash Flows

(in thousands)

	Year Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,706	$4,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,172	1,140
Sundry balances written back	(36)	-
Stock-based compensation expense	3,805	-
Loss on sale of property and equipment	54	505
Deferred tax benefit	(161)	(190)
Accrued income from long-term investments	(130)	(163)
Gain on lease termination	(25)	-
Impairment on long-term investments	6	-
Others	24	-
Changes in operating assets and liabilities:
Accounts receivables	(6,123)	(4,423)
Prepaid expenses and other current assets	(1,199)	295
Operating right-of-use assets	(6,113)	-
Other assets	(801)	99
Accounts payables	1,020	653
Accrued compensation and related benefits, current	898	661
Other current liabilities	838	459
Operating lease liabilities	6,425	-
Other liabilities	751	(607)
Net cash provided by operating activities	2,111	3,164
Cash flow from investing activities:
Acquisition of property and equipment	(1,600)	(1,654)
Proceeds from sale of property and equipment	12	1,046
Issuance of loans to affiliates	(813)	(1,675)
Payments received for loans to affiliates	844	1,846
Net cash used in investing activities	(1,557)	(437)
Cash flow from financing activities:
Net proceeds from (payment of) short term borrowings	1,184	(505)
Proceeds from long-term debt	368	699
Repayment of long-term debt	(229)	(3,345)
Payment of finance lease obligations	(390)	(418)
Payment of deferred transaction costs	(769)	-
Net changes in net stockholder’s investment	88	32
Net cash provided by (used in) financing activities	252	(3,537)
Effect of exchange rate changes on cash and cash equivalents	(26)	(17)
Net increase (decrease) in cash and cash equivalents	780	(827)
Cash and cash equivalents at the beginning of the period	351	1,178
Cash and cash equivalents at the end of the period	$1,131	$351

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Statements of Cash Flows

(in thousands)

	Year Ended March 31,
	2023	2022
Supplemental cash flow disclosure:
Cash paid for interest	$273	$472
Cash paid for income taxes, net of refunds	$1,229	$1,418
Supplemental disclosure of non-cash investing and financing activities
Unpaid deferred transaction costs included in accounts payable and other current liabilities	$1,189	$-
Equipment acquired under finance lease obligations	$164	$560
Property and equipment purchases in accounts payable	$25	$59

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Carve-out Consolidated Statements of Stockholder’s Equity

(in thousands, except share and per share data)

(As restated, see note 3)

	Common stock		Net stockholder’s investment and additional paid-in	Retained	Accumulated other comprehensive	Total Aark Singapore Pte. Ltd.’s stockholder’s	Noncontrolling	Total stockholder’s
	Shares*	Amount	capital	earnings	loss	equity	Interest	equity
Previously reported balance as of March 31, 2021	10,000	$-	$3,386	$833	$(290)	$3,929	$425	$4,354
Effect of restatement (note 3(a))	-		(90)	7	9	(74)	74	-
As restated balance as of March 31, 2021	10,000	$-	$3,296	$840	$(281)	$3,855	$499	$4,354
Net income for the year	-	-	-	4,032	-	4,032	703	4,735
Other comprehensive loss	-	-	-	-	(363)	(363)	(62)	(425)
Net changes in net stockholder’s investment	-	-	32	-	-	32	-	32
As restated balance as of March 31, 2022	10,000	$-	$3,328	$4,872	$(644)	$7,556	$1,140	$8,696
Net income for the year	-	-	-	1,446	-	1,446	260	1,706
Other comprehensive loss	-	-	-	-	(705)	(705)	(121)	(826)
Stock-based compensation	-	-	3,805	-	-	3,805	-	3,805
Net changes in net stockholder’s investment	-	-	88	-	-	88	-	88
As restated balance as of March 31, 2023	10,000	$-	$7,221	$6,318	$(1,349)	$12,190	$1,279	$13,469

*	Refer note 3(b).

See accompanying notes to carve-out consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

Notes to Carve-out Consolidated Financial Statements

(In thousands, except share and per share data)

1.	Description of Business

Aark Singapore Pte. Ltd., incorporated in Singapore, is primarily a holding company comprised of distinct sets of business activities pertaining to management consultancy, financial technology (“fintech”) and investing. All identifiable assets, liabilities, and business activities pertaining to the fintech and investing business activities (as discussed further in the section below) are excluded from the accompanying carve-out consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries, excluding the fintech and investing business activities, is herein referred to as the “Carve-out Entity”, “Company,” “Aark”, “us,” “we” and “our” in these carve-out consolidated financial statements. The Company offers a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. The Company has subsidiaries in India, Mexico and the United States.

2.	Summary of Significant Accounting Policies

Demerger and Business Combination

On March 11, 2023, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Worldwide Webb Acquisition Corp. (“WWAC”), a Cayman Islands exempted company, and with WWAC Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”), a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC. The Merger Agreement provides that at the closing of the transaction, the Company shall be acquired by WWAC, which will change its name to “Aeries Technology, Inc.” Pursuant to the transaction, all Aark ordinary shares that are issued and outstanding prior to the effective time of the transaction will remain issued and outstanding following the transaction and continue to be held by the sole shareholder of Aark. All of the shares of Amalgamation Sub that are issued and outstanding as of the transaction date shall be automatically converted into a number of newly issued Aark ordinary shares dependent upon available cash of WWAC after redemptions and net of all liabilities, including transaction expenses. The business combination is expected to close in the third quarter of 2023, subject to customary closing conditions, including the receipt of certain governmental approvals and the required approval by the shareholders of WWAC.

In connection with the anticipated business combination, Aark Singapore Pte. Ltd. entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders on March 25, 2023 to spin off the fintech business which was a part of Aark Singapore Pte. Ltd. but not subject to the Merger Agreement. Subsequently in May 2023, Aark Singapore Pte. Ltd. also spun off the investing business, in connection with the anticipated business combination.

Consolidation and Basis of Presentation

The carve-out consolidated financial statements, which exclude the financial results of the fintech and investing business activities, have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust are presented on a carve-out basis. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s carve-out consolidated balance sheets. The Company’s carve-out consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the Carve-out Entity are not necessarily representative of the amounts that would have been reflected in the carve-out consolidated financial statements had the excluded businesses operated independently of the Carve-out Entity.

The carve-out consolidated financial statements exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the fintech and investing business activities of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing the fintech and investing business activities, (c) amounts due from related parties related to the fintech and investing business activities, (d) investments made by the investing business activities, (e) trade and other receivables of the fintech business activities, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing business activities and allocations of certain expenses of the excluded business activities; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the carve-out consolidated financial statements had the excluded business activities operated independently of the Aark.

Differences between allocations in the carve-out consolidated statements of operations and carve-out consolidated balance sheets are reflected in equity as a part of “Net stockholder’s investment and additional paid-in-capital” in the carve-out consolidated financial statements.

The carve-out consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.

Non-controlling interests represent the equity interest not owned by the Company and are recorded for consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.

Reclassification of previously issued carve-out consolidated financial statements

“Net stockholder’s investment” and “Additional paid-in-capital” accounts represent stockholder’s invested capital in the management consultancy business, pursuant to preparation of carve-out consolidated financial statements. Accordingly, these account balances from the prior year have been reclassified and merged into “Net stockholder’s investment and additional paid-in-capital” to conform with the updated presentation, totaling to $3,328 for the year ended March 31, 2022. Such reclassifications did not have any effect on the Company’s previously reported carve-out consolidated financial position, results of operations, stockholder’s equity, or net cash provided by operating activities.

Use of Estimates

The preparation of carve-out consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the carve-out consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, stock-based compensation, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use assets, obligations related to employee benefits and carve-out of financial statements including the allocation of assets, liabilities and expenses. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, loans to affiliates, and investments. The Company holds cash at financial institutions that the Company believes are high credit, quality financial institutions and limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the banks with which it does business. The Company does not believe that credit risk arising from accounts receivable is significant as of March 31, 2023 and 2022 based on minimal collection issues in the past. As of March 31, 2023 and 2022, there were four customers that represented 10% or greater of the Company’s accounts receivable balance. The Company does not expect any credit risk arising from its long-term investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

In respect of the Company’s revenue, there were four and three customers that accounted for more than 10% of total revenue for the year ended March 31, 2023 and 2022, respectively. The following table shows the amount of revenue derived from each customer exceeding 10% of the Company’s revenue during the year ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022
Customer 1	16%	18%
Customer 2	16%	10%
Customer 3	12%	10%
Customer 4	11%	n/a

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the carve-out consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets but corroborated by market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The Company’s carrying amount for financial instruments, which includes cash and cash equivalents, accounts receivable, loans to affiliates, accounts payable, and short-term borrowings approximates fair value.

Cash and Cash Equivalents

Cash consists of the Company’s cash and bank balances. The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less.

Accounts Receivable

The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s carve-out consolidated balance sheets.

The Company reviews accounts receivable balances to determine if any receivables, including unbilled receivables, will potentially be uncollectible and records an allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the aging of the Company’s accounts receivable, historical collection experience, current economic conditions, reasonable and supportable forecasts, as well as specific circumstances arising with individual customers. Accounts receivable deemed uncollectible are recognized as bad debt expense within “Selling, general and administrative expenses” in the carve-out consolidated statements of operations. The allowance for doubtful accounts was immaterial as of March 31, 2023 and 2022. The Company does not have any off-balance sheet credit exposure related to its customers.

Long-Term Investments

The Company’s long-term investments consist of debt and non-marketable equity investments in privately held companies in which the Company does not have a controlling interest or significant influence, which have maturities in excess of one year and the Company does not intend to sell.

Debt investments of mandatorily redeemable preference shares, which are classified as held-to-maturity since the Company has the intent and contractual ability to hold these securities to maturity. These investments are reported at amortized cost and are subject to an ongoing impairment evaluation. Income from these investments is recorded in “Interest income” in the carve-out consolidated statements of operations.

The Company has elected to apply the measurement alternative for equity investments that do not have readily determinable fair values, measuring them at cost, less any impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. An impairment loss is recorded within “Selling, general & administrative expenses” in the carve-out consolidated statements of operations when an event or circumstance indicates a decline in value has occurred.

The Company includes these long-term investments in “Long-term investments” on the carve-out consolidated balance sheets.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization, subject to review of impairment. Expenditures for replacements and improvements are capitalized, whereas the costs of maintenance and repairs are charged to earnings as incurred. Property and equipment include assets that the Company owns and finance lease arrangements. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Software and computer equipment	3-6 years
Office equipment	5 years
Furniture and fixtures	10 years
Vehicle	8-10 years
Internal-use software	5 years
Leasehold improvements	Shorter of lease term or estimated useful life

Internal Use Software Costs

The Company capitalizes certain costs related to internal use software acquired, modified, or developed related to the Company’s platform. These capitalized costs are primarily related to salaries and other personnel costs. Costs incurred in the preliminary stages of development are expensed as incurred. Once the application development stage has been reached, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Maintenance and training costs are expensed as incurred. For the years ended March 31, 2023 and 2022, the Company capitalized $568 and $50, respectively, of technology development costs. The amortization expense is recorded in “Cost of revenue” and “Selling, general and administrative expenses” on the carve-out consolidated statements of operations.

Software costs that are expensed are recorded in “Selling, general and administrative expenses” on the carve-out consolidated statements of operations.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying amounts of long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company measures the recoverability of these assets by comparing the carrying amount of each asset to the future undiscounted cash flows we expect the asset to generate. If any of these assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. In addition, we periodically evaluate the estimated remaining useful lives of long-lived assets to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization. No impairment charges have been recorded during the years ended March 31, 2023 and 2022.

Leases

At the inception of a contract, the Company assesses whether the contract is, or contains, a lease. The Company’s assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) the Company has the right to direct the use of the asset.

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, 5) the leased asset is so specialized that the asset will have little to no value at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of the above criteria. Assets acquired under finance leases are recorded in property and equipment, net.

Lease liabilities are recognized at the present value of the fixed lease payments, reduced by landlord incentives using a discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the lease term.

Upon the adoption of Accounting Standards Codification (“ASC”) 842, the Company elected the package of practical expedients to not (i) reassess whether any expired or existing contracts are or contain a lease, (ii) reassess historical lease classifications for existing leases, and (iii) reassess initial direct costs for existing leases.

The Company also elected the practical expedient to account for lease and non-lease components as a single lease component. Accordingly, the Company shall include non-lease components with lease payments for the purpose of calculating lease assets and liabilities to the extent that they are fixed. Non-lease components that are not fixed are expensed as incurred as variable lease payments. The Company does not record leases on the carve-out consolidated balance sheet that have a term of 12 months or less at the lease commencement date.

Costs associated with operating lease assets are recognized on a straight-line basis within “Cost of revenue” and “Selling, general and administrative” expenses over the term of the lease. Finance lease assets are amortized within operating expenses on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.

Commitments and Contingencies

Certain conditions may exist as of the date the carve-out consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. The Company monitors the arrangements that are subject to guarantees in order to identify if the obligor who is responsible for making the payments fails to do so. If the Company determines it is probable that a loss has occurred, then any such estimable loss would be recognized under those guarantees. The methodology used to estimate potential loss related to guarantees considers the guarantee amount and a variety of factors, which include, depending on the counterparty, latest financial position of counterparty, actual defaults, historical defaults, and other economic conditions. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company determines revenue recognition through the application of the following five step model in accordance with ASC 606: (1) identification of the contract, or contracts, with a customer; (2) identification of the performance obligations in a contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, performance obligations are satisfied.

The Company derives revenues from contracts for management consultancy services, which entail providing customized and integrated advisory and operational management services, each of which constitute a separate performance obligation. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently requires the Company to make judgments and estimates in recognizing revenues. The Company’s advisory services entail the provision of strategic consulting services at the onset and during the contractual term and are billed on a time-and materials basis. Operational management services entail provision of tailored offshoring services in respect of customers’ business operations and are billed on a cost-plus basis. Revenue on time and material arrangements is recognized based on the actual hours performed at the contracted billable rates for services provided, plus costs incurred on behalf of the customer. Revenue on cost-plus arrangements is recognized to the extent of costs incurred, plus the contractually agreed-upon margin earned. The Company’s performance obligations are satisfied over time and since contractual billings correspond with the value provided to a customer, the Company recognizes revenue in the amount of consideration for which it has the right to invoice using the as-invoiced practical expedient. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

If there is an uncertainty about the receipt of payment for the services, revenue recognition is deferred until the uncertainty is sufficiently resolved. The Company applies a practical expedient and does not assess the existence of a significant financing component if the period between transfer of the service to a customer and when the customer pays for that service is one year or less.

All revenues earned from contracts are presented net of discounts, allowances, and applicable taxes. Reimbursements of out-of-pocket expenses received from customers have been included as part of revenues.

Cost of Revenue

Cost of revenue primarily consists of personnel-related costs directly associated with the Company’s professional services, including salaries, benefits, bonuses, the costs of contracted third-party partners, travel expenses, depreciation related to the Company’s infrastructure and equipment dedicated for customer use, and other overhead.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include compensation for executive management, sales and marketing employees, advertising costs, finance administration and human resources, facility costs, personnel-related expenses directly associated with the Company’s IT staff, bad debt expenses, professional service fees, depreciation, and other general overhead costs to support the Company’s operations.

Deferred Transaction Costs

Deferred transaction costs, which consist of direct incremental legal, consulting and accounting fees related to the business combination, are capitalized and will be offset against proceeds upon the consummation of the business combination. As of March 31, 2023, the Company has recorded $1,921 of deferred transaction costs on the carved-out consolidated balance sheets.

Stock-Based Compensation

In 2020, Aeries Technology Group Business Accelerators Pvt Ltd. established a controlled trust called the Aeries Employee Stock Option Trust (“ESOP Trust”). The ESOP Trust purchased shares of Aeries Technology Group Business Accelerators Pvt Ltd. from funds borrowed from the entity. The entity’s Board of Directors recommends to the ESOP Trust certain employees, officers and key management personnel, to whom the ESOP Trust will be required to grant shares from its holdings at the exercise price. Such shares granted to employees are subject to the vesting conditions of the plans described below.

The Company measures compensation expense for all stock-based awards based on the estimated fair value of the awards on the date of grant. Stock-based awards include stock options with service-based and/or performance-based vesting conditions. For awards that vest based on continued service, stock-based compensation is recognized on a straight-line basis over the requisite service period. For awards with performance-based vesting conditions, stock-based compensation expense is recognized using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The Company reassesses the probability of achieving the performance condition at each reporting date.

The fair value of employee stock options are determined using the Black-Scholes Merton (“BSM”) model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the employee which is generally the option vesting term. The Company accounts for forfeitures as they occur.

Fair Value of Common Stock – Given the absence of a public trading market, the Company considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, contemporaneous valuations of common stock performed by an independent valuation specialist; developments in the Company’s business and stage of development; the Company’s operational and financial performance and condition; current condition of capital markets and the likelihood of achieving a liquidity event, such as sale of the Company; and the lack of marketability of the Company’s common stock.

Dividend Yield – The Company bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

Expected Volatility – The volatility is derived from the average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants. The peer group is periodically re-evaluated to properly align to the changes and developments of the Company’s business.

Risk-free Interest Rate – The risk-free interest rate assumption is based upon observed interest rates on U.S. Treasury bonds whose maturity period is appropriate for the term of the options.

Expected Term – The Company calculates the expected term using the simplified method based on the options vesting term and contractual terms as the Company did not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s carve-out consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company nets the deferred tax assets and deferred tax liabilities from temporary differences arising from a particular tax-paying component of the Company within the same tax jurisdiction and presents the net asset or liability as long term. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the carve-out consolidated statements of comprehensive income in the period that includes the enactment date. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized. We have elected to account for the tax effects of the global intangible low tax Income provision as a current period expense.

The Company recognizes tax benefits from uncertain tax positions if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that it has adequately reserved for uncertain tax positions, the Company can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustment to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.

The Company elects to record interest accrued and penalties related to unrecognized tax benefits in the carve-out consolidated statements of operations as a component of provision for income taxes.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of changes, net of taxes, in the cumulative foreign currency translation adjustments and actuarial gains and losses on defined benefit plans.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period.

Foreign Currency Transactions and Translation

The Company’s carve-out consolidated financial statements are reported in U.S. dollars. The functional currency of the Company is the U.S. dollars. The functional currency for the Company’s subsidiaries organized in India, Mexico and the United States are their respective local currencies. The Company translates the assets and liabilities of its non-U.S. Dollar functional currency subsidiaries into U.S. Dollars using exchange rates in effect at the end of each period. Amounts classified in stockholder’s equity are translated at historical exchange rates. Revenues and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in cumulative translation adjustment included in “Accumulated other comprehensive loss” on the carve-out consolidated balance sheets.

The Company remeasures monetary assets and liabilities that are not denominated in the functional currency at exchange rates prevailing at the date of the transaction. Monetary items denominated in foreign currency remaining unsettled at the end of the year are translated at the closing rates as of the last day of the year. Gains and losses from these remeasurements are recognized within “Other income (expense), net” in the carve-out consolidated statements of operations and were $391 and $66 for the years ending March 31, 2023 and 2022, respectively.

Employee Benefit Plan

Defined Contribution Plan: This comprises of contributions to the employees’ provident fund for employees in India, which is a defined contribution plan set up in accordance with local labor and tax laws and 401(k) savings and supplemental retirement plans for employees in the United States. Both the employee and the employer make monthly contributions to the plan at a predetermined rate of the employees’ basic salary. The Company’s monthly contributions to all of these plans are charged to the carve-out consolidated statement of operations in the year they are incurred and there are no further obligations under these plans beyond those monthly contributions. The obligation is recognized in other, which is included in “Other current liabilities” on the carve-out consolidated balance sheets. The Company contributed $642 and $566 towards both of these defined contribution plans during the fiscal years ended March 31, 2023 and 2022, respectively. This balance is recognized in either “Cost of revenue” or “Selling, general, and administrative expenses”, on an employee by employee basis.

Defined Benefit Plan: The Company provides for a gratuity obligation through a defined benefit retirement plan (the “Gratuity Plan”) covering eligible employees in India under Payments of Gratuity Act, 1972. The plan provides for lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, of an amount equivalent to 15 days (15 days / 26 days) of salary payable to the respective employee for each completed year of service, with a maximum limit prescribed per employee. As of March 31, 2023 and 2022, the entire gratuity plan of the Company was unfunded. The cost of providing benefits under this plan is determined based on actuarial valuation at each year end. Actuarial valuation is carried out for gratuity using the projected unit credit method. These costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years. The obligation is included in “Accrued compensation and related benefits, current” while the long-term portion is included in “Other liabilities” on the carve-out consolidated balance sheets. Changes in fair value of the obligation are recorded in “Other comprehensive loss” in the carve-out consolidated statements of other comprehensive income and generally amortized over the average remaining service period of the active employees expected to receive benefits under the plan.

Compensated Absences: The Company recognizes its liabilities for compensated absences dependent on whether the obligation is attributable to employee services already rendered, relates to rights that vest or accumulate and payment is probable and estimable. The obligation is included in “Accrued compensation and related benefits, current” while the long-term portion is included in “Other liabilities” on the carve-out consolidated balance sheets. The Company’s total obligation with respect to compensated absences was $1,910 and $1,385 for the years ended March 31, 2023 and 2022, respectively.

Segment Information

The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a carve-out consolidated basis, for the purposes of making operating decisions, assessing financial performance and allocating resources.

Recent Accounting Pronouncements Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right of use asset and lease liability, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative disclosures to enable users to understand the amount, timing, and judgements related to leases and the related cash flows. ASU 2016-02 is effective for the annual periods in fiscal years beginning after December 15, 2021, and interim periods therein, using a modified retrospective approach. The Company adopted the new standard as of April 1, 2022, using the modified retrospective method of adoption with no adjustment to the opening balance of retained earnings. The Company elected the package of practical expedients to not (i) reassess whether any expired or existing contracts are or contain a lease, (ii) reassess historical lease classifications for existing leases, and (iii) reassess initial direct costs for existing leases. The Company also elected the practical expedient to account for lease and non-lease components as a single lease component. The adoption of Topic 842 resulted in the recognition of total ROU assets of $5,196 and corresponding lease liabilities of $5,410 for the Company’s operating leases on the carve-out consolidated balance sheets. the Company’s operating leases on the carve-out consolidated balance sheets.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The standard eliminates certain exceptions related to the approach for intra period tax allocation and the methodology for calculating income taxes in an interim period. The standard also simplifies aspects of accounting for franchise taxes and enacted changes in tax rates, and clarifies the accounting for transactions that result in a step-up in the tax basis for goodwill. The Company adopted this standard on April 1, 2022. The adoption of this standard did not have an impact on the Company’s carve-out consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The Company adopted this standard on April 1, 2022. The adoption of this standard did not have an impact on the Company’s carve-out consolidated financial statements.

Recent Accounting Pronouncements not yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires measurement and recognition of expected credit losses for financial assets by requiring an allowance to be recorded as an offset to the amortized cost of such assets. ASU 2016-13 will become effective for the Company on April 1, 2023, and the modified retrospective approach is the only available option, with a cumulative effect adjustment recorded to accumulated earnings (deficit) as of the date of the adoption. The Company is evaluating the impact of adopting this standard on its carve-out consolidated financial statements.

3.	Restatement of Previously Issued Carve-out Consolidated Financial Statements

In connection with the preparation of the Company’s previously issued carve-out consolidated financial statements as of and for the years ended March 31, 2023 and 2022, the Company’s management identified certain errors. The identified errors as described below resulted in a) an overstatement of the net income attributable to Aark Singapore Pte. Ltd., an understatement of net income attributable to noncontrolling interest and an overstatement of basic and diluted earnings per share, and b) an understatement of number of issued and paid-up common stock, and resultant overstatement of basic and diluted earnings per share. The Company’s carve-out consolidated financial statements for the years ended March 31, 2023 and 2022 have been restated in accordance with ASC 250, Accounting Changes and Error Corrections. The Company also restated the balances as of March 31, 2021, as presented in the carve-out consolidated statements of stockholders’ equity.

a) an overstatement of the net income attributable to Aark Singapore Pte. Ltd., an understatement of net income attributable to noncontrolling interest and an overstatement of basic and diluted earnings per share (“Restatement no. 1”)

Net income attributable to Aark Singapore Pte. Ltd./ noncontrolling interest

The Company previously considered treasury shares of its subsidiary, in the calculation of the Company’s controlling shareholding and corresponding noncontrolling interest. However, it was subsequently determined that as these shares are not issued yet and available for issuance, they should be excluded from the calculations of share count for accounting purposes. The change resulted in a decrease in the allocation of net income to Aark Singapore Pte. Ltd. and a corresponding increase in the allocation of net income to noncontrolling interest. This resultant change is reflected in the following tables, which summarize the effect of the restatement on the affected financial statement line items within the previously reported carve-out consolidated financial statement for the years ended March 31, 2023 and 2022.

	As Previously Reported March 31, 2023	Restatement Adjustment	As Adjusted- Restatement no. 1 March 31, 2023
Carve-out Consolidated Balance Sheet
Net stockholder’s investment and additional paid-in capital	$7,311	$(90)	$7,221
Retained earnings	6,454	(136)	6,318
Accumulated other comprehensive loss	(1,385)	36	(1,349)
Total Aark Singapore Pte. Ltd. stockholder’s equity	$12,380	$(190)	$12,190
Noncontrolling interest	1,089	190	1,279
Total stockholder’s equity	$13,469	$-	$13,469
Total liabilities and stockholder’s equity	$34,397	$-	$34,397
Carve-out Consolidated Statement of Operations
Less: Net income attributable to noncontrolling interest	$221	$39	$260
Net income attributable to Aark Singapore Pte. Ltd.	$1,485	$(39)	$1,446
Carve-out Consolidated Statement of Comprehensive Income
Less: Comprehensive income attributable to noncontrolling interest	$118	$21	$139
Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$762	$(21)	$741

	As Previously Reported March 31, 2022	Restatement Adjustment	As Adjusted- Restatement no. 1 March 31, 2022
Carve-out Consolidated Balance Sheet
Net stockholder’s investment and additional paid-in capital	$3,418	$(90)	$3,328
Retained earnings	4,969	(97)	4,872
Accumulated other comprehensive loss	(662)	18	(644)
Total Aark Singapore Pte. Ltd. stockholder’s equity	$7,725	$(169)	$7,556
Noncontrolling interest	971	169	1,140
Total stockholder’s equity	$8,696	$-	$8,696
Total liabilities and stockholder’s equity	$18,862	$-	$18,862
Carve-out Consolidated Statement of Operations
Less: Net income attributable to noncontrolling interest	$599	$104	$703
Net income attributable to Aark Singapore Pte. Ltd.	$4,136	$(104)	$4,032
Carve-out Consolidated Statement of Comprehensive Income
Less: Comprehensive income attributable to noncontrolling interest	$546	$95	$641
Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$3,764	$(95)	$3,669

Earnings per share

The Company previously excluded the impact of subsidiary’s vested stock options exercisable for little to no cost for purpose of calculation of basic EPS and also excluded the dilutive impact of vested and unvested stock options of the subsidiary for purpose of calculation of dilutive EPS. The inclusion of these shares in computing the subsidiary’s earnings per share data resulted in a decrease in the consolidated basic and diluted EPS calculations for the years ended March 31, 2023 and 2022. The following table summarizes the effect of the restatement on the affected financial statement line items within the previously reported carve-out consolidated financial statement for the years ended March 31, 2023 and 2022.

	As Previously Reported March 31, 2023	Restatement Adjustment	As Adjusted- Restatement no. 1 March 31, 2023
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$148,422	$(22,926)	$125,496
Diluted	$148,422	$(23,057)	$125,365

Weighted average common shares outstanding
Basic	10	-	10
Diluted	10	-	10

	As Previously Reported March 31, 2022	Restatement Adjustment	As Adjusted- Restatement no. 1 March 31, 2022
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$413,674	$(61,990)	$351,684
Diluted	$413,674	$(61,990)	$351,684

Weighted average common shares outstanding
Basic	10	-	10
Diluted	10	-	10

b) an understatement of number of issued and paid-up common stock, and resultant overstatement of basic and diluted earnings per share (“Restatement no. 2”)

The Company had approved a stock split of its issued and paid-up common stock at a ratio of 1,000-for-1 effective June 14, 2023 (“Stock Split”), i.e., subsequent to the latest reported balance sheet but before the release of the carve-out consolidated financial statements. Whilst the total paid-up value did not undergo a change; the number of shares, having no par value, underwent a change pursuant to the stock split. The Company previously excluded the impact of Stock Split, which is described below.

Number of issued and paid-up common stock

The Stock Split resulted in conversion of 10 pre-split shares of common stock to 10,000 shares of common stock. Consequently, the total issued and paid-up capital of the Company did not undergo a change. As per ASC 505 Equity, Stock Split must be given retroactive effect in the carve-out consolidated balance sheet. As a result of the Stock Split, the Company’s shares and per share data as reflected in the carve-out consolidated financial statements were retroactively restated as if the transaction occurred at the beginning of the earliest periods presented.

Earnings per share

Impact of Stock Split was previously excluded for the purpose of calculation of basic and diluted EPS. As per ASC 260 Earnings per share, if the number of common shares outstanding increases as a result of a stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented. Accordingly, the inclusion of this Stock Split in computing the earnings per share resulted in a decrease in the basic and diluted EPS calculations for the years ended March 31, 2023 and 2022. The following table summarizes the effect of the restatement on the affected financial statements line items within the previously reported carve-out consolidated financial statements for the years ended March 31, 2023 and 2022.

	As previously reported per Restatement no. 1		As Adjusted- Restatement no. 2
	March 31, 2023	Restatement Adjustment	March 31, 2023
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$125,496	$(125,371)	$125
Diluted	$125,365	$(125,240)	$125

Weighted average common shares outstanding
Basic	10	9,990	10,000
Diluted	10	9,990	10,000

	As previously reported per Restatement no. 1		As Adjusted- Restatement no. 2
	March 31, 2022	Restatement Adjustment	March 31, 2022
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$351,684	$(351,332)	$352
Diluted	$351,684	$(351,332)	$352

Weighted average common shares outstanding
Basic	10	9,990	10,000
Diluted	10	9,990	10,000

4.	Prepaids Expenses and Other Current Assets

Prepaids and other current assets consists of the following:

	As of March 31,
	2023	2022
Advance non-income taxes [1]	$3,371	$2,545
Prepaid expenses	405	359
Advance to vendors	119	214
Security deposits	29	32
Other	193	298
	$4,117	$3,448

[1]	Advance non-income taxes consist of tax credits owed to the Company that were levied from taxing authorities.

5.	Property and Equipment, net

Property and equipment, net, consists of the following:

	As of March 31,
	2023	2022
Software and computer equipment [1]	$3,481	$2,903
Leasehold improvements [1]	854	958
Office equipment [1]	450	357
Internal-use software under development	875	234
Furniture and fixtures [1]	130	145
Vehicles	250	91
Property and equipment, gross	$6,040	$4,688
Accumulated depreciation and amortization [1]	(2,915)	(1,890)
Property and equipment, net	$3,125	$2,798

[1]

Property and equipment held under finance lease arrangements amounted to $542 and $811 as of March 31, 2023 and 2022, respectively. Accumulated depreciation for property and equipment held under finance lease arrangements was $971 and $585 as of March 31, 2023 and March 31, 2022, respectively. Depreciation expense in respect to these assets was $386 and $362 for the years ended March 31, 2023 and 2022, respectively.

During the year ended March 31, 2023 and 2022, the Company sold property and equipment for the sale proceeds of $12 and $1,046, respectively. As a result of the sale, the Company recorded a loss of $54 and $505 in the year ended March 31, 2023 and 2022, respectively.

For the year ended March 31, 2023, and 2022 depreciation and amortization expense was $1,172 and $1,140, respectively.

6.	Long-Term Investments

Common Stock

The Company holds 6,927 shares of common stock of Boston Systems Private Limited (previously known as Empays Payment Systems India Private Ltd). During the year ended March 31, 2023 the Company fully impaired this investment and recorded an impairment charge of $7. As of March 31, 2022, the carrying value of this investment was $7.

10% Cumulative Redeemable Preference Securities

The Company holds 4,500,000 cumulative redeemable preference securities (“CRPS”) of a common control affiliate, Aeries Technology Products and Strategies Private Ltd. The CRPS carry a cumulative dividend of 10% per annum. 3,500,000 CRPS can be redeemed any time before 19 years from the date of issue i.e. June 27, 2017 by giving a 30-day redemption request and 1,000,000 CRPS can be redeemed any time before 20 years from the date of issue i.e. April 7, 2016 by giving a 30-day redemption request. As of March 31, 2023 and 2022, these CRPS held by the Company were classified as a held-to-maturity investment and recorded at amortized cost of $761 and $781, respectively.

0.001% Series-A Redeemable Preference Securities

The Company holds 349,173 Series-A cumulative redeemable preference securities (Series-A RPS) of a common control affiliate, Aeries Financial Technologies Private Ltd. and was recorded as a held-to-maturity investment at amortized cost. The Series-A RPS carries a dividend of 0.001 % per annum. Series-A RPS can be redeemed after 19 years from the date of original issuance with an annualized internal rate of return of 18%. As of March 31, 2023 and 2022, these Series-A RPS held by the Company were classified as a held-to-maturity investment and recorded at amortized cost of $803 and $777, respectively.

A reconciliation from amortized cost basis to net carrying amount is provided below for the Company’s held-to-maturity investments:

	As of March 31,
	2023	2022
Held-to-maturity investments, amortized cost basis	$955	$1,036
Interest earned on investments	609	522
Held-to-maturity investments, net carrying amount	$1,564	$1,558

7.	Other Current Liabilities

Other current liabilities consists of the following:

	As of March 31,
	2023	2022
Taxes payable	$2,257	$1,349
Finance lease obligations, current	308	388
Accrued expenses	1,319	614
Deferred revenue	193	228
Other	124	893
	$4,201	$3,472

8.	Short-term Borrowings

	As of March 31,
	2023	2022
Short-term borrowings	$1,364	$220
Current portion of vehicle loan	12	-
	$1,376	$220

Short-term borrowings represent a fund-based revolving credit facility of INR 160,000 (or approximately $1,946 at the exchange rate in effect on March 31, 2023) with Kotak Mahindra Bank which is available for operational requirements. The facility is secured through the sole shareholder’s personal assets and a corporate guarantee given by ATPSPL. The funded drawdown amount under the Company’s revolving facility bore interest at a rate equal to the 6 months Marginal Cost of Funds based Lending Rate plus a margin of 1.20% and 1.75% as of March 31, 2023 and 2022, respectively.

For additional information on the vehicle loan see Note 9 – Long-term debt.

9.	Long-term Debt

Long-term debt consists of the following:

	As of March 31,
	2023	2022
Loan from director	$845	$917
Non-current portion of vehicle loan	124	-
	$969	$917

For additional information on loan from director see Note 15 – Related Party Transactions.

Vehicle loan

On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11,450 (or approximately $136 at the exchange rate in effect on March 31, 2023) at 10.75% from Mercedes-Benz Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly installments beginning January 4, 2023.

As of March 31, 2023, the future maturities of debt by fiscal year are as follows:

2024	$12
2025	859
2026	15
2027	95
Total future maturities of debt	$981

10.	Other Liabilities

Other liabilities consist of the following:

	As of March 31,
	2023	2022
Accrued compensation and related benefits	$2,764	$1,955
Finance lease obligations, non-current	235	467
Other	9	88
	$3,008	$2,510

11.	Common Stock (As restated, see note 3(b))

The Company has only one class of common stock having no par value. Holders of common stock are entitled to one vote per share held. As of June 14, 2023 (immediately prior to the effective date of Stock Split), there were 10 common stock outstanding, and the number of common stock outstanding after the Stock Split is 10,000. As a result of this Stock Split, the Company’s shares and per share data as reflected in the consolidated financial statements have been retroactively restated as if the transaction occurred at the beginning of the earliest periods presented. Consequently, as of March 31, 2023 and 2022, the Company’s common stock consisted of 10,000 shares, which are issued and fully paid. Upon the liquidation, dissolution or winding up of the Company, common shareholders are entitled to receive a ratable share of the available net assets of the Company after payment of all debts and other liabilities. The common shares have no preemptive, subscription, redemption or conversion rights.

12.	Revenue

Disaggregation of Revenue

The Company presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following table shows the disaggregation of the Company’s revenues by major customer location. Revenues are attributed to geographic regions based upon billed client location. Substantially all of the revenue in our North America region relates to operations in the United States.

	Year Ended March 31,
	2023	2022
North America	$48,204	$38,033
Asia Pacific and Other	4,895	2,981
Total revenue	$53,099	$41,014

Contract balances

Contract assets comprise amounts where the Company’s right to bill is contingent on something other than the passage of time. The Company did not have any contract assets in its carve-out consolidated financial statements in the years ended March 31, 2023 and 2022.

Contract liabilities, or deferred revenue, comprise amounts collected from the Company’s customers for revenues not yet earned and amounts which are anticipated to be recorded as revenues when services are performed. The amount of revenue recognized in the years ended March 31, 2023 and 2022 that was included in deferred revenue at the beginning of each period was $228 and $219, respectively. As of March 31, 2023 and 2022 the Company’s deferred revenue was $193 and $228, respectively and was recorded within “Other current liabilities” on the carve-out consolidated balance sheets. There was no deferred revenue classified as non-current as of March 31, 2023 and 2022.

13.	Employee Compensation and Benefits

The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.

Defined Benefit Plan - Gratuity

The Company’s subsidiaries in India have defined benefits plans comprised of gratuity under Payments of Gratuity Act, 1972 covering eligible employees in India. The present value of the defined benefit obligations and other long-term employee benefits is determined based on actuarial valuation using the projected unit credit method. The rate used to discount defined benefit obligation is determined by reference to market yields at the balance sheet date on Indian government bonds for the estimated term of obligations.

Actuarial gains or losses arising on account of experience adjustment and the effect of changes in actuarial assumptions are initially recognized in the carve-out consolidated statements of comprehensive income, and the unrecognized actuarial loss is amortized to the carve-out consolidated statements of operations over the average remaining service period of the active employees expected to receive benefits under the plan.

The following table provides the status of the defined benefit plans and the amounts recognized in the Company’s carve-out consolidated financial statements based on actuarial valuations carried out for the periods ending March 31, 2023 and March 31, 2022, respectively:

	Year Ended March 31,
	2023	2022
Changes in employee benefit plan obligations
Projected benefit obligation at the beginning of the year	$908	$1,342
Interest cost	52	28
Service cost	338	211
Liabilities extinguished or (gain) loss on settlement	-	(885)
Actuarial losses, net	218	268
Benefits paid	(78)	(27)
Effect of exchange rate fluctuation	(81)	(29)
Projected employee benefit plan at the end of the year	$1,357	$908
Amounts recognized in the Carve-out Consolidated Balance Sheets
Recorded in accrued compensation and related benefits, current	(120)	(79)
Recorded in other liabilities	(1,237)	(829)
Total project employee benefit plan obligation	$(1,357)	$(908)

The change in defined benefit obligation for the years ended March 31, 2023 and 2022 is largely due to changes in actuarial assumptions pertaining to demographics and financial assumptions.

Amounts included in the accumulated other comprehensive income as of March 31, 2023 and 2022 were as follows:

	Year Ended March 31,
	2023	2022
Net actuarial loss	$516	$360
Deferred tax benefit	(129)	(90)
	$387	$270

Changes in “Other comprehensive loss” during the year ended March 31, 2023 and 2022 were as follows:

	Year Ended March 31,
	2023	2022
Net actuarial loss	$218	$268
Amortization of net actuarial (gain) loss	(62)	96
Deferred tax benefit	(39)	(91)
	$117	$273

Net defined benefit plan costs for the year ended March 31, 2023 and 2022 include the following components:

	Year Ended March 31,
	2023	2022
Service costs	$338	$211
Interest costs	52	28
Settlements	-	(885)
Amortization of net actuarial loss	62	96
Net defined expense (benefit) plan costs	$452	$(550)

Assumptions

The Company uses the Projected Unit Credit Method to measure liabilities and interest costs for defined benefit obligations. Under this method, accrued benefit amount is projected to calculate future expected cashflows, which is in turn discounted back at applicable discount rate assumption to arrive at present value of benefit obligation.

The rate used to discount benefit obligations (both funded and unfunded) is determined by reference to market yields on government bonds at the balance sheet date. The currency and term of the government bonds should be consistent with the currency and estimated term of the benefit obligations.

The weighted average assumptions used to determine the benefit obligations of the defined benefit plans as of March 31, 2023 and 2022 are presented below:

	As of March 31,
	2023	2022
Discount rate per annum	7.31%	6.09%
Rate of compensation increase per annum	10.00%	10.00%

The table below shows the expected benefit plan payments to the current employees of the plan based on the employee’s past service up to the valuation date plus employee’s future service up to the date of payment:

Years ending March 31,
2024	120
2025	180
2026	246
2027	341
2028	512
2029 - 2032	2,679

The Company’s expected benefit plan payments are based on the same assumptions that were used to measure the Company’s benefit obligations as of March 31, 2023.

14.	Income Taxes

The Company’s income tax expense majorly pertains to the Indian jurisdiction. Income before income taxes for the year ended March 31, 2023 and 2022, are as follows:

	Year Ended March 31,
	2023	2022
United States	$267	$207
India	2,508	5,847
Singapore	(64)	(51)
Mexico	55	-
Total	$2,766	$6,003

Provision for income taxes for the year ended March 31, 2023 and March 31, 2022, consisted of the following:

	Year Ended March 31,
	2023	2022
Current tax provision	$1,221	$1,458
Deferred tax benefit	(161)	(190)
Provision for Income Taxes	$1,060	$1,268

Income tax expense for the years ended March 31, 2023 and, 2022 is allocated as follows:

	Year Ended March 31,
	2023	2022
Income from operations	$1,060	$1,268
Other comprehensive income
Defined benefit plan	(39)	(91)
Total	$1,021	$1,177

A reconciliation of the provision for income taxes, with the amount computed by applying the income tax rate for the Company to income before provision for income taxes for year ended March 31, 2023 and March 31, 2022, is as follows:

	Year Ended March 31,
	2023	2022
Income before income tax expense	$2,766	$6,003
Income tax expense at tax rates applicable to the Company (i.e., 17%)	470	1,021
Increase (decrease) in income taxes resulting from:
Non-deductible expenses	241	28
Non-taxable income	-	(22)
Reversal of deferred tax asset / liability	36	(199)
Valuation allowance	36	(149)
Tax of earlier year	9	67
True up /down	89	-
Loss / (income) taxed at different tax rate	(3)	37
Adjustments for change in rates due to different tax jurisdiction	223	486
Set off against brought forward losses	(60)	-
GILTI inclusion	27	-
Others	(8)	(1)
Provision for income tax	$1,060	$1,268
Effective tax rate	38.33%	21.12%

Significant components of the Company’s deferred taxes as of March 31, 2023 and 2022, are as follows:

	As of March 31,
	2023				2022
	India	Singapore	USA	Mexico	India	Singapore	USA
Deferred tax assets:
Property and equipment	231	-	-	-	617	-	-
Gratuity	341	-	-	-	233	-	-
Deferred rent liability	-	-	-	-	57	-	-
Compensated absences	481	-	-	-	385	-	-
Expenses allowed on payment basis / upon deposit of withholding taxes under section 43B / 40(a)(ia) of Indian Income Tax Act, 1961	12	-	-	-	24	-	-
Net operating losses	34	35	-	-	190	29	-
Finance lease	137	-	-	-	6	-	-
Intangible assets under development	4	-	-	-	-	-	-
Provision for expenses	122	-	-	-	34		-
Operating lease liabilities	1,487	-	-	-	-	-	-
Others	15	-	-	-	16	-	-
Deferred tax asset before valuation allowance	2,864	35	-	-	1,562	29	-
Valuation Allowance	(158)	(35)	-	-	(191)	(29)	-
Deferred tax asset, net of valuation allowance	2,706	-	-	-	1,371	-	-

	As of March 31,
	2023				2022
	India	Singapore	USA	Mexico	India	Singapore	USA
Deferred tax liabilities:
Investments	(136)	-	-	-	(117)	-	-
Property and equipment	(29)	-	(2)	-	(270)	-	(2)
Operating right-of-use assets	(1,416)	-	-	-	-	-	-
Others	(54)	-	-	-	(36)	-	-
Deferred tax liability	(1,635)	-	(2)	-	(423)	-	(2)
Net deferred tax asset (liability)	1,071	-	(2)	-	948	-	(2)

	As of March 31,
Classified as	2023	2022
Deferred tax assets non-current	$1,237	$1,072
Deferred tax liabilities non-current	168	126
	$1,069	$946

Net operating loss

The Company has carry forward losses of $70 and $63 in the Indian jurisdiction, which will get expired in financial years 2029-30 and 2030-31, respectively.

With certain immaterial exceptions, the Company is no longer subject to U.S. federal, state and local or other U.S. income tax examinations by taxing authorities for years prior to 2020. The Company’s subsidiaries in India are open to examination by relevant taxing authorities for tax years beginning on or after April 1, 2013. The Company regularly reviews the likelihood of additional tax assessments and adjusts its unrecognized tax benefits as additional information or events require.

Unrecognized tax benefits

The Company recognizes financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. As of March 31, 2023 and March 31, 2022, the Company does not have any unrecognized tax benefits with a significant impact on its carve-out consolidated financial statements.

The Company’s major tax jurisdictions are Singapore, India, the United States, and Mexico. Generally accepted accounting principles requires the Company’s management to evaluate tax positions taken by the Company and recognize a tax liability for any uncertain positions that more likely than not would not be sustained upon examination by the Internal Revenue System (the “IRS”) or a foreign jurisdiction taxing authority. The Company is subject to routine audits by tax authorities.

Income tax has not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled approximately $4,809, with an income tax impact of approximately $619 as of March 31, 2023.

15.	Related Party Transactions

Related parties with whom transactions have taken place during the period include the following:

Name of the related party	Relationship
Aark II Pte Limited	Affiliate - Entity under common control with the ultimate controlling party
Aeries Technology Products And Strategies Private Limited (ATPSPL)	Affiliate - Entity under common control with the ultimate controlling party
Aeries Financial Technologies Private Limited	Affiliate - Entity under common control with the ultimate controlling party
Bhanix Finance And Investment Limited	Affiliate - Entity under common control with the ultimate controlling party
Spark Associates LLP	Affiliate - Entity under common control with the ultimate controlling party
Ralak Consulting LLP	Affiliate - Entity under common control with the ultimate controlling party
TSLC Pte Limited	Affiliate - Entity under common control with the ultimate controlling party
Venu Raman Kumar	Key managerial personnel and controlling shareholder
Vaibhav Rao	Members of immediate families of controlling shareholder
Sudhir Appukuttan Panikassery	Key managerial personnel

Summary of significant transactions and balances due to and from related party are as follows:

	Year Ended March 31,
	2023	2022
Cost Sharing Arrangements
Aeries Financial Technologies Private Limited (b)	$160	$108
Bhanix Finance And Investment Limited (b)	187	477
Corporate guarantee commission
Bhanix Finance And Investment Limited	12	13
Corporate guarantee expense
Aeries Technology Products And Strategies Private Limited (j)	15	-
Interest expenses
Aeries Technology Products And Strategies Private Limited (d)	1	144
Mr. Vaibhav Rao (g)	86	93
Interest income
Aeries Financial Technologies Private Limited (f), (h)	107	141
Aeries Technology Products And Strategies Private Limited (e), (h)	84	143
Legal and professional fees paid
Ralak Consulting LLP (c)	380	611
Management consultancy service
Aark II Pte Limited (a)	2,002	1,950
TSLC Pte Limited (a)	159	102
Management support service expense
Bhanix Finance And Investment Limited	-	19
Office management and support services expense
Aeries Technology Products And Strategies Private Limited (i)	36	543

	Year Ended March 31,
	2023	2022
Accounts payable
Aeries Technology Products And Strategies Private Limited	$29	$84
Ralak Consulting LLP (c)	-	64
Accounts receivable
Aark II Pte Limited (a)	1,084	500
Aeries Financial Technologies Private Limited (b)	9	7
Bhanix Finance And Investment Limited (b)	86	60
TSLC Pte Limited (a)	259	100
Interest payable (classified under other current liabilities)
Aeries Technology Products And Strategies Private Limited (d)	1	6
Mr. Vaibhav Rao (g)	-	41
Interest receivable (classified under prepaid expenses and other current assets)
Aeries Technology Products And Strategies Private Limited (e)	57	34
Investment in 0.001% Series-A Redeemable preference share
Aeries Financial Technologies Private Limited (h)	803	777
Investment in 10% Cumulative redeemable preference shares
Aeries Technology Products And Strategies Private Limited (h)	761	781
Loan from director
Mr. Vaibhav Rao (g)	845	917
Loans to affiliates (classified under other assets)
Aeries Financial Technologies Private Limited (f)	106	115
Aeries Technology Products And Strategies Private Limited (e)	335	396

(a)

In the year ended March 31, 2022 the Company provided management consultancy services to Aark II Pte Ltd under an agreement dated June 21, 2021 and to TSLC Pte Ltd under an agreement dated July 12, 2021.

(b)

In the years ended March 31, 2023 and 2022, the Company was in a cost sharing arrangement with Aeries Financial Technologies Private Ltd and Bhanix Finance and Investment Ltd under separate agreements dated April 1, 2020. The cost sharing arrangement included costs in the areas of office management, IT and operations. The agreements are for a 36-month term with auto renewals after the original term.

(c)

The Company entered into an agreement with Ralak Consulting LLP on August 01, 2020 and April 01, 2022 to avail of consulting services including implementation services in business restructuring, risk management, feasibility studies, mergers & acquisitions etc.

(d)

In the years ended March 31, 2023 and 2022, the Company incurred interest expense in relation to proceeds from loans from ATPSPL, which were borrowed to meet working capital requirements. The loans were for a 3-year term and were issued at an interest rate of 12% per annum. The outstanding loans were paid off in the year ended March 31, 2023.

(e)

In the years ended March 31, 2023 and 2022, the Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 12% per annum.

(f)

In the years ended March 31, 2023 and 2022, the Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a 3-year term and issued at an interest rate of 15-17% per annum.

(g)

The Company obtained a loan at 10% interest rate from Vaibhav Rao for business purposes. The agreement shall remain valid until the principal amount along with interest is fully repaid. The principal amount of the loan was outstanding in entirety as of the years ended March 31, 2023 and 2022.

(h)

This amount represents investments in affiliates. In the years ended March 31, 2023 and 2022, the Company earned interest income on its investments in affiliates. See Note 6 – Long-term investments for additional information.

(i)

In the years ended March 31, 2023 and 2022 the Company received office management and support services from Aeries Technology Products and Strategies Private Limited under agreements dated March 20, 2020 and April 1, 2021.

(j)

ATPSPL has given a corporate guarantee of INR 240,000 (or approximately $2,919 at the exchange rate in effect on March 31, 2023) as of March 31, 2023, on behalf of the Company towards the revolving credit facility. ATPSPL charges a corporate guarantee commission of 0.5% on the total corporate guarantee given.

16.	Stock-Based Compensation

Aeries Employees Stock Option Plan, 2020

On August 1, 2020, the Board of Directors approved and executed the Aeries Employees Stock Option Plan (“ESOP”), which was subsequently amended on July 22, 2022. Under the plan, the Company has authorized to grant up to 59,900 options to eligible employees in one or more tranches. The Company granted 59,900 options to eligible employees during the year ended March 31, 2023.

The options issued under the ESOP generally are subject to service conditions. The service condition is typically one year. The stock-based compensation expense is recognized in the carve-out consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period.

The following table summarizes the ESOP stock option activity for the year ended March 31, 2023:

	Shares	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2022	-	-	-	-
Options granted	59,900	$0.12	-	$5,503
Options exercised	-	-	-	-
Options canceled, forfeited or expired	-	-	-	-
Options outstanding at March 31, 2023	59,900	$0.12	5.32	$5,503
Expected to vest at March 31, 2023	59,900	$0.12	5.32	$5,503
Exercisable at March 31, 2023	-	-	-	-

Aeries Management Stock Option Plan, 2019

On September 23, 2019, the Board of Directors approved and executed the Aeries Management Stock Option Plan 2019 (“MSOP”), which was subsequently amended on September 30, 2022. Under the plan, the Company has authorized to grant not exceeding 295,565 options to eligible employees in one or more tranches.

The options issued under the MSOP generally are subject to both service and performance conditions. The service condition is typically one year, and the performance conditions are based on the consolidated revenue and adjusted profit before tax of Aeries Technology Group Business Accelerators Pvt Ltd. The stock-based compensation expense is recognized in the carve-out consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved.

The following table summarizes the MSOP stock option activity for the fiscal year ended March 31, 2023:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2022	295,565	$-	-	-
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options canceled, forfeited or expired	-	-	-	-
Options outstanding at March 31, 2023	295,565	$0.12	2.67	$27,155
Vested and exercisable at March 31, 2023	295,565	$0.12	2.67	$27,155

The Company uses the BSM option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted to employees were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2022 Grants
Expected term	3.5 years
Expected volatility	40.80%
Risk free interest rate	3.01%
Annual dividend yield	0.00%

During the year ended March 31, 2023, the Company recorded stock-based compensation expense of $3,805 within “Selling, general & administrative expenses” in the carve-out consolidated statements of operations. During the year ended March 31, 2022, the Company did not record any stock-based compensation expense as the stock options issued were fully vested.

There were no amounts capitalized as part of internal-use software under development for the years ended March 31, 2023 and 2022.

As of March 31, 2023, the unrecognized stock-based compensation cost was $1,698. As of March 31, 2022, there was no unrecognized stock-based compensation cost.

17.	Leases

The Company has operating and finance leases for real estate, computer equipment, and furniture and fixtures. Assets acquired under finance leases are recorded in “Property and equipment, net” in the carve-out consolidated balance sheets and were $542 and $811 as of March 31, 2023 and March 31, 2022, respectively. Accumulated depreciation associated with finance lease assets was $971 and $585 as of March 31, 2023 and March 31, 2022, respectively.

Lease cost recognized in our carve-out consolidated statements of operations is summarized as follows:

Year Ended March 31,
2023
Finance lease cost:
Amortization of lease assets	$386
Interest on lease liabilities	65
Operating lease cost	2,273
Short-term and variable lease cost	8
Total lease cost	$2,732

Cash flows arising from lease transactions were as follows:

Year Ended March 31,
2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,162
Operating cash flows from finance leases	$65
Financing cash flows from finance leases	$390

Under ASC 840, the rental expense under operating lease agreements was $2,003 for the year ended March 31, 2022.

Other information about lease amounts recognized in the carve-out consolidated financial statements is summarized as follows:

Year Ended March 31,
2023
Weighted-average remaining lease term (years):
Operating lease	3.9
Finance lease	1.9
Weighted-average discount rate:
Operating lease	10.65%
Finance lease	10.56%

As of March 31, 2023, the Company’s lease liabilities were as follows:

	Operating	Finance	Total
Gross lease liabilities	$7,197	$590	$7,787
Less: imputed interest	1,288	47	1,335
Present value of lease liabilities	5,909	543	6,452
Less: current portion of lease liabilities	1,648	308	1,956
Total long-term lease liabilities	$4,261	$235	$4,496

Future minimum annual lease payments under the Company’s operating and finance leases as of March 31, 2023 are as follows:

	Operating	Finance
2024	$2,156	$345
2025	1,685	214
2026	1,330	31
2027	1,136	-
2028	563	-
Thereafter	327	-
Total lease payments	$7,197	$590
Less: Imputed interest	1,288	47
Total	$5,909	$543

Future minimum annual lease payments under the Company’s operating and capital leases as of March 31, 2022 prior to our adoption of the new lease standard ASC 842 are as follows:

Year Ended March 31,	Capital	Operating
2023	$451	$1,834
2024	336	1,633
2025	171	1,067
2026	-	667
2027 and thereafter	-	304
Total lease payments	$958	$5,505
Less: amount representing interest	(103)
Present value of net minimum lease payments	$855
Capital lease obligations, current	388
Capital lease obligations, non-current	467

18.	Commitment and Contingencies

Corporate Guarantees

The Company has an outstanding guarantee of INR 200,000 (or approximately $2,433 at the exchange rate in effect on March 31, 2023) as of March 31, 2023, which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. As of March 31, 2023, the Company does not anticipate Bhanix Finance and Investment Ltd to default in any payments to the bank. Pursuant to the arrangement, beginning April 1, 2021, the Company charges a fee of 0.5% of the guarantee outstanding. In the year ended March 31, 2023 and 2022, the Company recorded a guarantee fee income of $12 and $13 within “Other income, net” in the carve-out consolidated statements of operations.

Indemnification obligations

In the normal course of business, the Company is a party to a variety of agreements under which it may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters, infringement of third-party intellectual property rights, data privacy violations, and certain tortious conduct in the course of providing services. The duration of these indemnifications varies, and in certain cases, is indefinite.

The Company is unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. Management is not aware of any such matters that would have a material effect on the carve-out consolidated financial statements of the Company.

Legal Proceedings

The Company is not a party to any legal proceedings. From time to time, the Company may be involved in proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s business, financial position, results of operations, or cash flows.

19.	Earnings per Share (Restated, see note 3)

Basic consolidated earnings per share (“EPS”) is calculated using the Company’s share of its subsidiaries earnings as well as Aark stand-alone earnings and the weighted number of shares outstanding during the reporting period. Diluted consolidated EPS includes the dilutive effect of vested and unvested stock options of the Company’s subsidiaries.

A reconciliation of the number of shares used for basic and diluted EPS calculations is as follows (in thousands, except share and per share data):

	March 31, 2023	March 31, 2022
Numerator:
Net income attributable to Aark Singapore Pte. Ltd.	$1,446	$4,032
Reallocation of subsidiaries net income attributable to vested stock options that are exercisable for little or no cost	(191)	(515)
Numerator for basic earnings per share	$1,255	$3,517
Adjustment to income for dilutive impact of stock options of subsidiaries	$(1)	$-
Numerator for dilutive earnings per share	$1,254	$3,517
Denominator:
Weighted average number of common shares – basic and diluted*	10,000	10,000
Net earnings per share
Basic	$125	$352
Diluted	$125	$352

*	Post considering the impact of stock split, details of which are included as part of Note 3(b).

20.	Subsequent Events

In preparing the carve-out consolidated financial statements as of and for the year ended March 31, 2023, the Company evaluated subsequent events for recognition and measurement purposes through the date the carve-out consolidated financial statements were issued. The Company noted the following events that require additional disclosures:

a)	In connection with the anticipated business combination, Aark Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. Subsequent to the effective date of the board resolutions, Aark Singapore Pte. Ltd. no longer includes the investing business.

b)	Details of Stock Split have been provided as part of Note 11 – Common stock (Restated, see note 3(b)).

AERIES TECHNOLOGY, INC.

10,566,347 Class A Ordinary Shares Upon Exercise of Exchange Rights

21,027,801 Class A Ordinary Shares Upon Exercise of Warrants

54,917,027 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A ordinary shares and Warrants being registered hereby.

All amounts are estimates, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$55,119.93
Accounting fees and expenses	100,000
Legal fees and expenses	750,000
Financial printing and miscellaneous expenses	40,000

Total	$945,119.93

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Memorandum and Articles of Association. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all of our securities sold in the last three years that were not registered under the Securities Act.

Private Placements in Connection with the Business Combination

As a result of the Business Combination and upon the Closing, 5,638,530 of our newly issued Class A ordinary shares were issued to Innovo and, pursuant to those certain Non-Redemption Agreements entered into on or about March 31, 2023, October 9, 2023, November 3, 2023 and November 5, 2023, in connection with the Closing, we issued an aggregate of 2,677,227 of our Class A ordinary shares to the Holders who elected not to redeem their shares pursuant to the Non-Redemption Agreements.

On November 3, 2023 and November 5, 2023, we entered into Forward Purchase Agreements with certain parties thereto (each, a “Seller”) for an OTC Equity Prepaid Forward Transaction. In connection with the Forward Purchase Agreements, we entered into the Subscription Agreements with such Sellers, pursuant to which, subject to certain limitations contained therein, each Seller agreed to purchase from us that number of Class A ordinary shares up to the Maximum Number of Shares (as set forth in the applicable Forward Purchase Agreement) for a purchase price per share equal to the redemption price, of $10.69, less the number of Recycled Shares. The aggregate number of shares purchased by the Sellers pursuant to the Subscription Agreements and the Forward Purchase Agreements (other than the Recycled Shares) was 3,711,667.

All of these transactions were exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under transactions not involving any public offering.

Exchange by Sole Shareholder

On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Sole Shareholder and one of the Exchanging Aeries Holders, Bhisham Khare, had been satisfied. On April 5, 2024, the Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 21,337,000 Exchanged Shares. The issuance of 21,337,000 Exchanged Shares pursuant to the AARK Exchange Agreement to Mr. Kumar has been conducted in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Private Placement

On April 8, 2024, the Company entered into a Share Subscription Agreement with an institutional accredited investor, pursuant to which the Company agreed to sell an aggregate of 2,261,778 newly issued Class A ordinary shares at a purchase price of $2.21 per share; provided, that the issuance of delivery of the shares thereunder shall be subject to a 4.99% beneficial ownership limitation as describe in the agreement, as elected by the investor. The Company intends to use the net proceeds of approximately $4.75 million from this private placement, following a deduction of a 5% commission paid to a placement agent, for general corporate and working capital purposes. The issuance of the shares to the investor pursuant to the Share Subscription Agreement has been conducted in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of March 11, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on March 13, 2023).
2.2*	Amendment No. 1 to Business Combination Agreement, dated June 30, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on July 5, 2023).
2.3*	Amendment No. 2 to Business Combination Agreement, dated October 9, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on October 10, 2023).
2.4*	Amendment No. 3 to Business Combination Agreement, dated as of October 29, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
3.1*	Amended & Restated Memorandum and Articles of Association of Aeries Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on November 13, 2023)
4.1*	Warrant Agreement, dated October 22, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
4.2*	Specimen Warrant Certificate (included in Exhibit 4.1 herein).
5.1**	Opinion of Walkers (Cayman) LLP regarding the validity of the securities being registered.
5.2**	Opinion of Norton Rose Fulbright US LLP
10.1*	Constitution of AARK Singapore Pte. LTD. (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023)
10.2*	Letter Agreement, dated October 22, 2021, among the Company, its officers and directors and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
10.3*	Letter Agreement Amendment, April 10, 2023 among the Company, its officers and directors and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).
10.4*	Letter Agreement Amendment, dated as of October 26, 2023 (incorporated by reference to the Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
10.5*	Registration Rights Agreement, dated October 22, 2021, among the Company and certain security holders named therein (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
10.6*	Registration Rights Agreement Amendment, dated as of October 26, 2023 among the Company and certain security holders named therein (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
10.7*	Form of Investment Agreement among the Registrant, Worldwide Webb Acquisition Sponsor LLC and the anchor investors (incorporated by reference to Exhibit 10.10 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).
10.8*	Form of Investment Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).
10.9*	Form of Investment Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).

10.10*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 3, 2023).
10.11*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 11, 2023).
10.12*	Share Purchase Agreement dated March 20, 2020 by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Stratus Technologies Private Limited (incorporated by reference to Exhibit 10.15 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.13*	Share Purchase Agreement dated March 20, 2020, by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Aeries Technology Solutions, Inc. (incorporated by reference to Exhibit 10.16 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.14*	Aeries Management Stock Option Plan 2019, as amended on September 30, 2022 (incorporated by reference to Exhibit 10.17 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.15*	Form of Grant Letter under the Aeries Management Stock Option Plan 2019 (incorporated by reference to Exhibit 10.18 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.16*	Form of Vesting Letter under the Aeries Management Stock Option Plan 2019 (incorporated by reference to Exhibit 10.19 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.17*	Aeries Employees Stock Option Plan 2020, as amended on July 22, 2022 (incorporated by reference to Exhibit 10.20 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.18*	Form of Grant Letter under the Aeries Employees Stock Option Plan 2020 (incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.19*	Consultancy Services Agreement dated April 1, 2020, by and between ATG Business Solutions Private Limited and Mr. Sudhir Appukuttan Panikassery (incorporated by reference to Exhibit 10.22 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.20*	Consultancy Services Agreement dated April 1, 2020 and April 1, 2022, by and between Aeries Technology Group Business Accelerators Private Limited and Mr. Sudhir Appukuttan Panikassery (incorporated by reference to Exhibit 10.23 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).***
10.21*	Employment Letter dated July 1, 2015 by and between Aeries Technology Solutions, Inc. and Mr. Bhisham Khare (incorporated by reference to Exhibit 10.24 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.22*	Employment Letter dated June 1, 2022, by and between ATG Business Solutions Private Limited and Mr. Unnikrishnan Nambiar (incorporated by reference to Exhibit 10.25 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.23*	Employment Agreement dated November 6, 2023 by and between Aark Singapore Pte. Ltd. and Mr. Sudhir Appukuttan Panikassery (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.24*	Employment Agreement dated November 6, 2023 by and between Aeries Technology, Inc. and Mr. Bhisham Khare (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.25*	Employment Agreement dated November 6, 2023 by and between Aeries Technology, Inc. and Mr. Rajeev Gopala Krishna Nair (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.26*	Employment Agreement dated November 6, 2023 by and between Aeries Technology, Inc. and Mr. Unnikrishnan Balakrishnan Nambiar (incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.27*	Employment Agreement dated November 6, 2023 by and between Aeries Technology, Inc. and Mr. Daniel Webb (incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.28*	Employment Agreement dated November 6, 2023 by and between Aark Singapore Pte. Ltd. and Mr. Narayan Shetkar (incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K/A filed with the SEC on November 30, 2023).
10.29*	Credit Agreement dated May 26, 2023 by and between ATG Business Solutions Private Limited and Kotak Mahindra Bank Limited (incorporated by reference to Exhibit 10.26 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).***
10.30*	Loan Agreement dated July 10, 2015 and amended on April 18, 2020, by and between ATG Business Solutions Private Limited and Mr. Vaibhav Rao (incorporated by reference to Exhibit 10.27 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).

10.31*

Exchange Agreement by and among Aeries Technology, Inc., Aeries Technology Group Business Accelerators Private Limited and certain security holders named therein (incorporated by reference to Exhibit 10.25 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023).

10.32*	Exchange Agreement by and among Aeries Technology, Inc., Aark Singapore Pte. Ltd. and certain security holders named therein (incorporated by reference to Exhibit 10.26 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023)
10.33*	Form of Forward Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 3, 2023).
10.34*	Form of Forward Purchase Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 6, 2023).
10.35*	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on November 6, 2023).
10.36*	Form of Indemnification Agreement by and between the Registrant and its officers and directors (incorporated by reference to Exhibit 10.30 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023)
10.37*	ATI 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.31 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023).
10.38*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on November 3, 2023).
10.39**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Biswajit Dasgupta.
10.40**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Nina B. Shapiro.
10.41**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Alok Kochhar.
10.42**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Venu Raman Kumar.
10.43**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Sudhir Appukuttan Panikassery.
10.44**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Ramesh Venkataraman.
10.45**	Board of Directors Agreement dated November 6, 2023 by and between the Company and Daniel S. Webb.
10.46*	Share Subscription Agreement, dated April 8, 2024, by and between Aeries Technology Inc. and Oyster Bay Fund Limited (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2024).
14.1*	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14.1 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023).
16.1*	Letter from Marcum LLP to the U.S. Securities and Exchange Commission, dated as of February 9, 2024.
21.1*	List of Subsidiaries of Aeries Technology, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023).
23.1**	Consent of Marcum LLP, independent registered accounting firm for Aeries Technology, Inc.
23.2**	Consent of KNAV CPA LLP, independent registered public accounting firm for AARK Singapore Pte. Ltd. and its subsidiaries.
23.3**	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).
23.4**	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.2).
99.1*	Report of Independent Registered Public Accounting Firm and audited carve-out consolidated financial statements of AARK as of and for the years ended March 31, 2023 and 2022 (incorporated by reference to Exhibit 99.3 to the Company’s current report on Form 8-K/A filed with the SEC on December 13, 2023).
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee table.

*	Filed previously
**	Filed herewith
***	Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private and confidential. Redacted information is indicated by “[***]”.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on May 3, 2024.

AERIES TECHNOLOGY, INC.

By:	/s/ Sudhir Appukuttan Panikassery
Name:	Sudhir Appukuttan Panikassery
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on May 3, 2024.

Signature	Title

/s/ Sudhir Appukuttan Panikassery	Chief Executive Officer and Director
Sudhir Appukuttan Panikassery	(Principal Executive Officer)

/s/ Rajeev Gopala Krishna Nair	Chief Financial Officer
Rajeev Gopala Krishna Nair	(Principal Financial and Accounting Officer)

/s/ Venu Raman Kumar	Director and Chairman of the Board
Venu Raman Kumar

*	Director
Daniel S. Webb

*	Director
Alok Kochhar

*	Director
Biswajit Dasgupta

*	Director
Nina B. Shapiro

*	Director
Ramesh Venkataraman

*By:	/s/ Sudhir Appukuttan Panikassery
Attorney-in-fact